SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒  ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

OR

☐  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to

Commission file number 1-2360

A.           Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM Savings Plan

Director of Compensation and Benefits

Capital Accumulation Programs

IBM Corporation

North Castle Drive

Armonk, New York 10504

B.             Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM SAVINGS PLAN

Table of Contents

Report of Independent Registered Public Accounting Firm

Financial Statements and Schedule

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2004 and 2003

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2004

Notes to Financial Statements

Supplemental Schedule*:

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Exhibits

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*  Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

IBM Savings Plan

Date: June 27, 2005	By:	/s/ Timothy S. Shaughnessy

Timothy S. Shaughnessy
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Members of the International Business Machines Corporation (IBM) Retirement Plans Committee and the Participants of the IBM Savings Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of IBM Savings Plan (the “Plan”) at December 31, 2004 and 2003, and the changes in net assets available for benefits for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 22, 2005

IBM SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31,

(Dollars in thousands)

	2004	2003
Assets:
Investments, at fair value (Note 7)	$27,045,734	$23,883,295
Participant loans, at contract value	293,193	281,679
Total investments	27,338,927	24,164,974

Receivables:
Participant contributions	33,525	29,577
Employer contributions	10,559	9,966
Income and sales proceeds receivable	5,347	5,060
Total receivables	49,431	44,603
Total assets	27,388,358	24,209,577

Liabilities:
Payable for cash collateral	1,932,125	1,628,363
Expenses payable	1,070	741
Total Liabilities	1,933,195	1,629,104

Net assets available for benefits	$25,455,163	$22,580,473

The accompanying notes are an integral part of these financial statements.

IBM SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

(Dollars in thousands)

2004
Additions to net assets attributed to:

Investment income:
Net appreciation in fair value of investments (Note 7)	$2,040,431
Interest income from investments	292,279
Dividends	69,678
2,402,388

Contributions
Participants	1,136,713
Employer	329,605
1,466,318

Transfers from other benefits plans, net	124,310

Total additions	3,993,016

Deductions from net assets attributed to:

Distributions to participants	1,095,912
Administrative expenses	22,414

Total deductions	1,118,326

Net increase in net assets during the year	2,874,690

Net assets available for benefits:

Beginning of year	22,580,473

End of year	$25,455,163

The accompanying notes are an integral part of these financial statements.

IBM SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the IBM Savings Plan (the “Plan”) provides only general information.  Participants should refer to the Plan prospectus for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of IBM’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants.  The Plan offers all eligible active, full-time and part-time regular and long term supplemental U.S. employees of IBM and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for contribution to any of twenty-three investment funds.  The investment objectives of the twenty-three funds are described in Note 3, Description of Investment Funds.  In addition, participants are able to contribute up to 10% of their eligible compensation on an after-tax basis.  (After-tax contributions are not available for employees working in Puerto Rico.)  Annual contributions are subject to the legal limits allowed by Internal Revenue Service (“IRS”) regulations.

Effective January 1, 2005, the Plan allows participants to invest their account balances in more than 175 mutual fund investment options through a “mutual fund window”.  Participants may direct investments into this mutual fund window in addition to the various primary investment funds offered by the Plan.

Effective January 1, 2005, participants also have the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their 401(k) deferral contributions and/or matching contributions into their accounts in the event the participant becomes disabled while insured.

At December 31, 2004 and 2003, the number of active participants with an account balance in the Plan was 223,578 and 226,301, respectively.

The Plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Corporation (SSBT), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (the institutional investment management affiliate of State Street Bank and Trust Corporation), The Vanguard Group and other investment managers to direct investments in the various funds.  Hewitt Associates (“Hewitt”) is the provider of record keeping, participant services, and operator of the IBM Savings Plan Service Center in Lincolnshire, Illinois.  Communications services are provided by Hewitt as well as The Vanguard Group.

Fidelity Investments Institutional Operations Company, Inc. is the provider of administrative services relating to the mutual fund window that became effective January 1, 2005,

Contributions

For eligible employees hired prior to January 1, 2005 (and certain employees hired thereafter in connection with a particular transaction as noted in the IBM Savings Plan document), IBM contributes to the Plan a “matching contribution” equal to fifty percent of the first six percent of annual eligible compensation the employee defers (maximum match is three percent).

Effective January 1, 2005, other eligible employees (i.e., newly hired employees) participate in the IBM Savings Plan under certain new Plan provisions referred to as the IBM Pension Program offered through the IBM Savings Plan.  These employees will be automatically enrolled to make 401(k) contributions at three percent of eligible compensation after approximately thirty days of employment with IBM unless they elect otherwise.  IBM will contribute to the Plan a “matching contribution” equal to one hundred percent of the first six percent of annual eligible compensation the employee defers (maximum match is six percent).  These employees must have one year of service with IBM before being eligible for the IBM matching contribution.  IBM matching contributions for such employees will be automatically adjusted after year-end to provide the full IBM matching contribution for their aggregate 401(k) deferral contributions for the year.

Eligible compensation includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under any form of employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay, and vacation pay, but excludes payments made under any executive incentive pay plan.

Participants may choose to have their contributions invested entirely in one of, or in any combination of, the following funds in multiples of one percent.  These funds and their investment objectives are more fully described in Note 3, Description of Investment Funds.

Life Strategy Funds (4)

Income Plus Life Strategy Fund

Conservative Life Strategy Fund

Moderate Life Strategy Fund

Aggressive Life Strategy Fund

Core Funds (6)

Stable Value Fund

Inflation-Protected Bond Fund

Total Bond Market Fund

Total International Stock Market Index Fund

Total Stock Market Index Fund

Real Estate Investment Trust Index Fund

Extended Choice Funds (13)

Money Market Fund

Long-Term Corporate Bond Fund

Equity Income Fund

Vanguard European Stock Index Fund

Large Company Index Fund

Large-Cap Value Index Fund

Small-Cap Value Index Fund

Large-Cap Growth Index Fund

Vanguard Pacific Stock Index Fund

Small/Mid-Cap Stock Index Fund

Small-Cap Growth Index Fund

IBM Stock Fund

High Yield and Emerging Market Bond Fund

IBM Savings Plan participants also have access to the “ mutual fund window” investments effective January 1, 2005, as previously described.

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle so long as the request is completed before the respective cutoff dates.  Also, the participant may transfer part or all of existing account balances among funds in the Plan once daily, but will incur a service fee for each transfer in excess of eight in a calendar year.  However, participant balances in the Stable Value Fund may not be transferred directly into the Money Market Fund, and if such balances are transferred into another fund, they may not subsequently be transferred to the Money Market Fund for 90 days.

IBM is committed to preserving the integrity of the IBM Savings Plan as a long-term savings vehicle for its employees.  Frequent, short-term trading that is intended to attempt to take advantage of pricing lags in mutual funds can harm long-term investors, or increase trading expense in general.  Therefore, the IBM Savings Plan reserves the right to take appropriate action to curb short-term round trip transactions (buying/selling) into or out of the same fund within five (5) business days.

Participant Accounts

The Plan record keeper (Hewitt) maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded.  The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of pre-tax dollars from other qualified savings plans or conduit Individual Retirement Accounts (IRAs that exclusively hold a pre-tax distribution from a qualified plan) into their Plan accounts.  Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers cannot be accepted.  These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan.  Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may rollover a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan.  After-tax funds may also be rolled over in the Plan.  Participant contributions for 2004 of $1,137 million include rollover activity totaling approximately $74 million.

The interest of each participant in each of the funds is represented by units/shares credited to the participant’s account.

On each valuation date, the unit/share value of each fund is determined by dividing the current market value of the assets in that fund on that date by the number of units/shares in the fund.  In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation.  The number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the unit value for the applicable fund as determined on the valuation date.

Contributions made to the Plan as well as interest, dividends or other earnings of the Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant.  Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.

Consistent with provisions established by the IRS, the Plan’s 2004 limit on employee salary deferrals was $13,000 (the limit increases to $14,000 for 2005).  Those who were age 50 or older during 2004 could take advantage of a higher pre-tax contribution limit of $16,000 (the limit increases to $18,000 for 2005).  The amount of the maximum contribution will be going up each year through 2006, when the contribution will reach $15,000 for employees under age 50 and $20,000 for those age 50 or over.  The 2004 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to the lesser of $8,000 or ten percent of eligible compensation.

Vesting

Participants in the Plan are at all times fully vested in their account balance, including deferral contributions, employer matching contributions and earnings thereon, if any.

Distributions

Participants who have attained age 59 1/2 may request a distribution of all or part of the value in the account.  Up to four distributions are allowed each year and the minimum amount of any such distribution shall be the lesser of the participant’s account balance or $500.

In addition, participants who (1) retire under the prior IBM Retirement Plan provisions of the IBM Personal Pension Plan, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) separate and have attained age 55, may also elect to receive the balance of their account either in annual installments over a period not to exceed ten years or over the participant’s life expectancy, recalculated annually, or defer distribution until age 70 1/2.

Withdrawals for financial hardship are permitted provided they are for a severe and immediate financial need, and the distribution is necessary to satisfy that need.  Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal.  Only an employee’s deferral contributions are eligible for hardship withdrawal; earnings and IBM matching contributions are not eligible for withdrawal.  Employees must submit evidence of hardship to Hewitt, who will determine whether the situation qualifies for a hardship withdrawal based on direction from IBM.  A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

Upon the death of a participant, the value of the participant’s account will be distributed to the participant’s beneficiary in a lump-sum payment.  If the participant is married, the beneficiary must be the participant’s spouse, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary. If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan.  In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally.  If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

Participant Loans

Participants may borrow up to one-half of the value of the account balance, not to exceed $50,000 within a twelve month period.  Loans will be granted in $50 increments subject to a minimum loan amount of $500.  Participants are limited to two simultaneous outstanding Plan loans.  Repayment of a loan shall be made through semi-monthly payroll deductions over a term of one to four years.  The loan shall bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 percent above the prime rate.  The interest shall be credited to the participant’s account as the semi-monthly repayments of principal and interest are made.  Interest rates on outstanding loans at December 31, 2004 and 2003 ranged from 5.00 percent to 6.75 percent and 5.25 percent to 10.75 percent, respectively.

Participants may prepay the entire remaining loan principal after payments have been made for three full months.  Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan.  Participants may continue to contribute to the Plan while having an outstanding loan, provided that the loan is not in default.

Participants who retire or separate from IBM and have outstanding Plan loans may make coupon payments to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

The value of the participant’s account that is $5,000 or less will be distributed to the participant in a lump-sum payment as soon as practical following the termination of the participant’s employment with IBM.  If the account balance is greater than $5,000 at the time of separation, the participant may elect to defer distribution of the account until age 70 ½.  The account value threshold was lowered to $1,000 from $5,000 effective for distributions made on or after March 28, 2005.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Committee.  In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in such manner as the Committee shall determine at its discretion.

In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be nonforfeitable.

Risks and Uncertainties

The Plan provides for various investment options that include in any combination of mutual funds, commingled funds, life-cycle funds, equities, fixed income securities, synthetic guaranteed investment contracts (GICs), and derivative contracts.  Investment securities are exposed to various risks, such as interest rates, credit and overall market volatility.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid.

Valuation of Investments

The Plan’s investments are stated at fair value, except benefit-responsive investment contracts, which are stated at contract value.  Investments in mutual funds and commingled funds are valued at the net asset values per share as quoted by such companies or funds as of the valuation date.  IBM common stock is valued daily at the New York Stock Exchange closing price.  Other equity securities are valued at the last reported sales price or closing price.  Short-term securities are valued at amortized cost, which includes cost and accrued interest, which approximates fair value.  Participant loans are valued at contract value, which is cost plus accrued interest, which approximates fair value.

Investment Contracts

The Plan entered into benefit-responsive investment contracts, such as synthetic investment contracts (GICs), (through the Stable Value Fund) with various third parties.  Contract value represents contributions made to investment contracts, plus earnings, less participant withdrawals and administrative expenses.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., monthly crediting rate, through fully benefit-responsive wrapper contracts issued by a third party, which are backed by underlying assets owned by the Plan.  The contract value of the synthetic GIC held by the Stable Value Fund was $5,191 million and $5,109 million at December 31, 2004 and 2003, respectively.  Included in the contract value of the synthetic GIC is ($274) million and ($300) million at December 31, 2004 and 2003, respectively, attributable to wrapper contract providers representing the amounts by which the value of the investment contracts are less than the value of the underlying assets.

The average yield and crediting interest rates of the investment contracts was 5.42 percent and 5.02 percent at December 31, 2004 and 2003, respectively.  Fully benefit-responsive investment contracts are reported at contract value, which approximates fair value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis.  Dividend income is recorded on the ex-dividend date, and interest income is recorded on the accrual basis.

Administrative Expenses and Investment Management Fees

All administrative costs of the Plan are deducted from participants’ account balances.  These costs include (a) brokerage fees and commissions, which are included in the cost of investments and in determining net proceeds on sales of investments, (b) investment management fees, which are paid from the assets of the respective funds; those fees comprise fixed annual charges and charges based on a percentage of net asset value and are included as part of administrative expenses, and (c) operational expenses required for administration of the Plan including trustee, recordkeeping, participant reports and communications, and service center expenses, which are charged against the fund’s assets on a pro rata basis throughout the year and are included as part of administrative expenses.

NOTE 3 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the twenty-three investment funds to which employees may contribute monies are described below:

Life Strategy Funds - four blended funds that build a portfolio of diversified investments - - U.S. stocks, international stocks, real estate equity stocks and fixed-income investments — from the existing core funds noted below.  The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds managers.

•                    Income Plus Life Strategy Fund - target allocation 30% stocks, 70% bonds; seeks returns that modestly outpace inflation on a fairly consistent basis.

•                    Conservative Life Strategy Fund - target allocation 50% stocks, 50% bonds; seeks returns that moderately outpace inflation over the long term.

•                    Moderate Life Strategy Fund - target allocation 65% stocks, 35% bonds; seeks relatively high returns at a moderate risk level.

•                    Aggressive Life Strategy Fund - target allocation 85% stocks, 15% bonds; seeks high returns over the long term.  Returns may be relatively volatile from year to year.

Core Funds - six funds that provide an opportunity to custom-build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds tracking the fixed-income markets.

•                    Stable Value Fund - seeks to preserve principal and provide income at a stable rate of interest that is competitive with intermediate-term rates of return.  The fund is managed by multiple money managers.

•                    Inflation-Protected Bond Fund - seeks over the long term to provide a rate of return over and above the rate of inflation, thereby preserving the long-term spending power of the money invested.  The fund is managed by State Street Global Advisors.

•                    Total Bond Market Fund - seeks to modestly exceed the return of its benchmark index (Lehman Brothers Aggregate Bond Index), which consists of more than 5,000 U.S. Treasury and federal agency, mortgage-backed, and corporate securities.  The fund is managed by State Street Global Advisors.

•                    Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world.  It attempts to match the performance of the Morgan Stanley Capital International All Country World Ex-U.S. Free Index.  The fund is managed by State Street Global Advisors.

•                    Total Stock Market Index Fund - seeks long-term growth of capital and income.  It attempts to match the performance of the Wilshire 5000 Total Market Index.  The fund is managed by The Vanguard Group.

•                    Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the Morgan Stanley REIT index.  Investment consists of U.S. publicly traded real estate equity securities.  The fund is managed by Barclays Global Investors.

Extended Choice Funds - thirteen funds that provide an opportunity to fine tune an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

•                    Money Market Fund - seeks liquidity and preservation of capital while providing a variable rate of income based on current short-term market interest rates.  The fund is managed by State Street Global Advisors.

•                    Long-Term Corporate Bond Fund - seeks a high and sustainable level of interest income by investing in a widely diversified group of long-term bonds issued by corporations with strong credit ratings.  The fund is managed by State Street Global Advisors.

•                    Equity Income Fund - seeks both long-term capital appreciation and dividend income by investing in large- and mid-cap U.S. stocks.  The fund is managed by State Street Global Advisors.

•                    Vanguard European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks.  It attempts to match the investment results of the Morgan Stanley Capital International Europe Index.  The fund is managed by The Vanguard Group.

•                    Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index.  The fund is managed by The Vanguard Group.

•                    Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends.  The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•                    Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to replicate the performance of the Russell 2000 Value Index.  The fund is managed by The Vanguard Group.

•                    Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•                    Vanguard Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the Morgan Stanley Capital International Pacific Free Index.  The fund is managed by The Vanguard Group.

•                    Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks.  The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 index and attempts to match the performance of the Russell SmallCap Completeness Index.  The fund is managed by State Street Global Advisors.

•                    Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index.  The fund is managed by The Vanguard Group.

•                    IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.25% for liquidity purposes.  The fund is managed by State Street Global Advisors.

•                    High Yield and Emerging Market Bond Fund - seeks to provide attractive returns, with somewhat less volatility than stocks.  The fund invests in U.S. corporate and emerging market dollar funds and is managed by Pacific Investment Management Company, LLC (PIMCO).

Security Lending

Stock loan transactions are permitted with the objective to add investment return to the portfolio.  Certain funds may lend securities held in that fund to unaffiliated broker-dealers registered under the Securities Exchange Act of 1934, or banks organized in the United States of America.  At all times, the borrower must maintain cash or equivalent collateral equal in value to at least 102 percent of the value of the domestic securities loaned and 105 percent of the value of international securities loaned.  The cash collateral is reinvested to generate income that is credited to the portfolio return.  The primary risk in lending securities is a borrower may default during a sharp rise in the price of the security that was borrowed, resulting in a deficiency in the collateral posted by the borrower.  The funds seek to minimize this risk by requiring that the value of the securities that are loaned to be computed each day and that additional collateral is furnished each day, if necessary.  The addition of the securities lending provision does not change the investment objectives for the funds.  The value of loaned securities in the State Street Bank agency program amounted to $1,879 million and $1,584 million at December 31, 2004 and 2003, respectively.  The value of cash collateral obtained and reinvested in short-term investments of $1,932 million and $1,628 million for December 31, 2004 and 2003, respectively, is reflected as a liability in the Plan’s financial statements.  Securities lending is also permitted in the Vanguard and SSGA commingled funds.

NOTE 4 - PLAN TRANSFERS

The transfers below represent participant investment account balances attributable to employees transferred to IBM in 2004 primarily as a result of IBM acquisitions:

Significant transfers were:

•                  Candle Corporation - net transfer totaling $115,116,000

•                  Alphablox Corporation - net transfer totaling $3,538,000

•                  Productivity Solutions, Inc. - net transfer totaling $1,750,000

•                  Trigo Technologies, Inc. - net transfer totaling $1,132,000

In 2004, there were also transfers into the Plan totaling $1,134,000 related to participant account balances from other companies.  Total plan transfers were $124,310,000, which includes participant loan balances in addition to the transfers noted above.

NOTE 5 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code and the Trustee intends to continue it as a qualified trust.  The Plan received a favorable determination letter from the IRS on September 10, 2004.  The Plan administrator continues to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code.  Accordingly, a provision for federal income taxes has not been made.

NOTE 6 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

(Dollars in thousands)

	December 31,
	2004	2003

Net assets available for benefits per the financial statements	$25,455,163	$22,580,473

Benefit obligations currently payable	3,871	4,730

Net assets available for benefits per the Form 5500	$25,451,292	$22,575,743

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

(Dollars in thousands)

Year Ended December 31, 2004

Benefits paid to participants per the financial statements	$1,095,912
Less:
Amounts payable at December 31, 2003	4,730
Plus:
Amounts payable at December 31, 2004	3,871

Benefits paid to participants per the Form 5500	$1,095,053

NOTE 7 - INVESTMENT VALUATIONS

The following schedules summarize the value of investments, and the related net appreciation in fair value of investments by type of investment:

(Dollars in thousands)

	Value Determined By
	Quoted Market Prices	Contract Value	Total
At December 31, 2004

Investments at Fair Value
Commingled Funds	$12,016,899	—	$12,016,899
Common Stock — non-employer	4,574,368	—	4,574,368
IBM Common Stock	2,590,210	—	2,590,210
Short-Term Investments	2,188,918	—	2,188,918
Mutual Funds	481,377	—	481,377
Fixed Income Securities	3,397	—	3,397
Total	$21,855,169	—	$21,855,169

Investments at Contract Value
Investment contracts	—	$5,190,565	5,190,565
Total	$21,855,169	$5,190,565	$27,045,734

At December 31, 2003

Investments at Fair Value
Commingled Funds	$10,229,087	—	$10,229,087
Common Stock — non-employer	3,802,726	—	3,802,726
IBM Common Stock	2,730,762	—	2,730,762
Short-Term Investments	1,793,630	—	1,793,630
Mutual Funds	211,671	—	211,671
Fixed Income Securities	6,810	—	6,810
Total	18,774,686	—	18,774,686

Investments at Contract Value
Investment contracts	—	$5,108,609	5,108,609
Total	$18,774,686	$5,108,609	$23,883,295

Net Appreciation in Fair Value of Investments (including gains and losses on investments bought and sold, as well as held during the year):

(Dollars in thousands)

2004
Investments at fair value as determined by quoted market price:
Commingled Funds	$1,149,502
Common Stock — non-employer	687,700
IBM Common Stock	156,218
Mutual Funds	47,011
Total	$2,040,431

Investments

The investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2004 and 2003 are as follows:

(Dollars in thousands)

	2004	2003
Large Company Index Fund (Vanguard)	$4,883,337	$4,696,399
IBM Common Stock	2,590,210	2,730,762
Total Stock Market Index Fund (Vanguard)	2,004,369	1,574,802

NOTE 8 - RELATED-PARTY TRANSACTIONS

At December 31, 2004, a significant portion of the Plan’s assets were invested in State Street Global Advisors funds.  State Street Global Advisors’ parent company, State Street Bank and Trust Corporation, also acts as the trustee for the Plan and, therefore, these investments qualify as party-in-interest transactions.  The Plan also pays a fee to the trustee and the trustee also is a security lending agent.  These transactions qualify as party-in-interest transactions as well.

At December 31, 2004, the Plan held 26,269,305 shares of IBM common stock valued at $2,590,209,713.  At December 31, 2003, the Plan held 29,464,414 shares of IBM common stock valued at $2,730,761,890.

IBM SAVINGS PLAN

Schedule H, line 4i - Schedule of Assets (Held at End of Year)

AT DECEMBER 31, 2004

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current value

	IBM Stock Fund
*	Managed by State Street Global Advisors	IBM Common Stock* 26,269,305 shares		$2,590,209,713
*	Managed by State Street Global Advisors	SSBT Short-Term Investments*		2,304,984

	Mutual Funds
	Managed by Pacific Management Investment Company (PIMCO)	PIMCO High Yield and Emerging Markets Bond		41,024,495
	Managed by the Vanguard Group	Vanguard European Stock Index		226,989,893
	Managed by the Vanguard Group	Vanguard Pacific Stock Index		213,362,532

	Commingled Trust Funds

	Managed by The Vanguard Group	Vanguard Large Company Index		4,883,337,018
	Managed by The Vanguard Group	Vanguard Total Stock Market Index		2,004,369,355
*	Managed by State Street Global Advisors	SSBT Inflation Protected Bond*		978,427,936
*	Managed by State Street Global Advisors	SSBT Money Market*		904,975,913
	Managed by The Vanguard Group	Vanguard Small Cap Value Index		780,718,489

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current value

	Commingled Trust Funds - continued
*	Managed by State Street Global Advisors	SSBT Total Bond Market*		$731,925,821
	Managed by Barclays Global Investors	BGI Real Estate Investment Trust		528,279,620
	Managed by The Vanguard Group	Vanguard Large Cap Value Index		439,609,959
	Managed by The Vanguard Group	Vanguard Small Cap Growth Index		306,691,396
	Managed by The Vanguard Group	Vanguard Large Cap Growth Index		264,731,339
*	Managed by State Street Global Advisors	SSBT Long-Term Corporate Bond*		193,832,266

	Separately-Managed Funds – IBM
*	Managed by State Street Global Advisors	SSBT Small/Mid Cap Stock Index* (refer to Exhibit A - list of investments)		3,000,384,753
*	Managed by State Street Global Advisors	SSBT Total International Stock Market Index* (refer to Exhibit B - list of investments)		1,534,616,747
*	Managed by State Street Global Advisors	SSBT Equity Income* (refer to Exhibit C - list of investments)		109,354,665

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current value

	Short-Term Investments
	Managed by JPMorgan Chase Bank N.A.	Short-Term Investments purchased with cash collateral from securities lending (refer to Exhibit D - list of investments)		$1,932,124,612

	Stable Value Fund-Investment Contracts
	Managed by various investment companies	Synthetic GIC Global Wrapper (Wrapper value is $274 million, Rate of Interest 5.42%) (refer to Exhibit E - list of investments)		5,190,565,284

	Short-Term Investments
*	Managed by State Street Global Advisors	SSBT Short-Term Investments*		187,897,658

*	Loans to Participants	Interest rates range: 5.00% - 6.75%, Terms: one to four years		293,192,623

*	Party-In-Interest

EXHIBIT A - Small/Mid-Cap Stock Index

(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2004

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Shares

	AAON INC	COM	10,650		$171,146
	AAR CORP	COM	31,600		430,392
	ABC BANCORP	COM	10,400		218,400
	A C MOORE ARTS + CRAFTS INC	COM	15,700		452,317
	ADE CORP MASS	COM	5,700		106,704
	ABM INDS INC	COM	43,500		857,820
	AGCO CORP	COM	105,200		2,302,828
	AGL RES INC	COM	83,600		2,778,864
	AK STL HLDG CORP	COM	120,727		1,746,920
	AMB PPTY CORP	COM	94,100		3,800,699
	AMLI RESIDENTIAL PPTYS TR	SH BEN INT	29,993		959,776
	AMN HEALTHCARE SVCS INC	COM	15,490		246,446
	AMR CORP DEL	COM	186,900		2,046,555
	A S V INC	COM	9,100		435,890
	ATMI INC	COM	31,700		714,201
	AVX CORP NEW	COM	62,000		781,200
	AARON RENTS INC	CL B	44,475		1,111,875
	AAMES INVT CORP MD	COM	41,000		438,700
	ABAXIS INC	COM	18,100		262,269
	ABERCROMBIE AND FITCH CO	COM CL A	104,630		4,912,379
	ABGENIX INC	COM	105,875		1,094,748
	ABIOMED INC	COM	20,000		308,800
	ABLE LABORATORIES INC	COM	20,300		461,825
	ACADIA RLTY TR	COM	19,800		322,740
	ACCELRYS INC	COM	29,700		231,660
	ACCREDITED HOME LENDERS HLDG	COM	19,900		988,632
	ACCREDO HEALTH INC	COM	58,272		1,615,300
	ACE CASH EXPRESS INC	COM	7,657		227,107
	ACETO CORP	COM	15,850		301,784
	ACTIVISION INC NEW	COM	163,100		3,291,358
	ACTION PERFORMANCE COS INC	COM	19,000		208,810
	ACTEL CORP	COM	26,400		463,056
	ACTIVCARD CORP	COM	43,700		388,930
	ACTUATE CORP	COM	30,400		77,520
	ACTUANT CORP	CL A	28,600		1,491,490
	ACUITY BRANDS INC	COM	49,100		1,561,380
	ACXIOM CORP	COM	84,500		2,222,350
	ADAPTEC INC	COM	131,600		998,844
	ADESA INC	COM	105,500		2,238,710
	ADMINISTAFF INC	COM	23,100		291,291
	ADOLOR CORP	COM	47,242		468,641
	ADTRAN INC	COM	70,000		1,339,800
	ADVANCE AUTO PARTS	COM	82,100		3,586,128
	ADVANCED DIGITAL INFORMATION	COM	76,000		761,520
	ADVANCED MARKETING SVCS INC	COM	17,150		172,529
	ADVANCED NEUROMODULATION SYS	COM	24,700		974,662
	ADVO INC	COM	36,450		1,299,443
	ADVISORY BRD CO	COM	21,400		789,232
	ADVANCED MED OPTICS INC	COM	35,909		1,477,296
	ADVANCIS PHARMACEUTICAL CORP	COM	5,400		20,628
	AEROFLEX INC	COM	71,800		870,216
	AEROPOSTALE	COM	60,900		1,792,287
	ADVANTA CORP	CLASS B	24,200		587,334
	ADVANCED ENERGY INDS INC	COM	20,600		188,078

ADVENT SOFTWARE INC	COM	25,698	526,295
AFFILIATED MANAGERS GROUP INC	COM	26,649	1,805,203
AFFYMETRIX INC	COM	72,500	2,649,875
AFFORDABLE RESIDENTIAL CMNTYS	COM	21,900	314,265
AFTERMARKET TECHNOLOGY CORP	COM	15,061	242,482
AGERE SYS INC	CL B	2,012,700	2,717,145
AGILE SOFTWARE CORP DEL	COM	57,200	467,324
AGILYSYS INC	COM	35,180	602,985
AIRGAS INC	COM	72,000	1,908,720
AIRGATE PCS INC	COM	8,600	306,160
AIRTRAN HOLDINGS INC	COM	92,600	990,820
AIRSPAN NETWORKS INC	COM	3,600	19,548
AKAMAI TECHNOLOGIES INC	COM	127,248	1,658,041
AKSYS LTD	COM	35,900	199,604
ALABAMA NATL BANCORPORATION DE	COM	16,180	1,043,610
ALAMOSA HOLDINGS INC	COM	70,475	878,823
ALASKA AIR GROUP INC	COM	32,900	1,101,821
ALASKA COMMUNICATIONS SYS INC	COM	1,200	10,356
ALBANY INTL CORP	CLASS A	27,860	979,558
ALBANY MOLECULAR RESH INC	COM	34,300	382,102
ALBEMARLE CORP	COM	37,600	1,455,496
ALDERWOODS GROUP INC	COM	46,300	526,894
ALERIS INTL INC	COM	13,800	233,496
ALEXANDER + BALDWIN INC	COM	46,700	1,981,014
ALEXANDERS INC	COM	2,100	451,500
ALEXANDRIA REAL ESTATE EQUIT	COM	23,100	1,719,102
ALEXION PHARMACEUTICALS INC	COM	24,400	614,880
ALFA CORP	COM	40,400	613,474
ALICO INC	COM	3,600	210,672
ALIGN TECHNOLOGY INC	COM	54,000	580,500
ALKERMES INC	COM	98,000	1,380,820
ALLEGHANY CORP DEL	COM	5,370	1,531,793
ALLETE INC	COM	32,900	1,209,075
ALLIANCE DATA SYSTEMS CORP	COM	49,300	2,340,764
ALLIANCE GAMING CORP	COM	53,700	741,597
ALLIANCE IMAGING INC DEL	COM	10,700	120,375
ALLIANCE SEMICONDUCTOR CORP	COM	27,700	102,490
ALLIANT ENERGY CORP	COM	130,900	3,743,740
ALLIANT TECHSYSTEMS INC	COM	41,234	2,695,879
ALLIED CAP CORP NEW	COM	142,652	3,686,128
ALLMERICA FINL CORP	COM	64,500	2,117,535
ALLOY INC	COM	39,900	321,993
ALLSCRIPTS HEATHCARE SOLUT	COM	29,800	317,966
ALPHARMA INC	CL A	43,050	729,698
ALTIRIS INC	COM	22,200	786,546
AMAZON COM INC	COM	332,500	14,726,425
AMBASSADORS GROUP INC	COM	6,600	235,026
AMCOL INTL CORP	COM	28,200	566,538
AMEDISYS INC	COM	11,200	362,768
AMERCO	COM	9,583	440,626
AMERICA SVC GROUP INC	COM	5,100	136,527
AMERICA WEST HLDG CORP	CL B	39,500	259,910
AMCORE FINL INC	COM	30,800	991,144
AMERICAN AXLE + MFG HLDGS INC	COM	46,400	1,422,624
AMERICAN CAPUS CMNTYS INC	COM	9,900	222,651
AMERICAN CAP STRATEGIES LTD	COM	98,300	3,278,305
AMERICAN EAGLE OUTFITTERS INC	COM	65,000	3,061,500
AMERICAN EQUITY INVT LIFE	COM	16,800	180,936
AMERICAN FINL GROUP INC OHIO	COM	44,500	1,393,295
AMERICAN FINL RLTY TR	COM	120,400	1,948,072
AMERICAN GREETINGS CORP	CL A	69,500	1,761,825
AMERICAN HEALTHWAYS INC	COM	33,200	1,096,928
AMERICAN HOME MTG INVT CORP	COM	40,928	1,401,784
AMERICAN ITALIAN PASTA CO	CL A	19,550	454,538
AMERICAN MED SYS HLDGS	COM	25,600	1,070,336
AMERICAN NATL INS CO	COM	9,100	947,856
AMERICAN PHARMACEUTICAL PART	COM	22,000	823,020
AMERICAN PHYSICIANS CAP INC	COM	10,200	367,404
AMERICAN STS WTR CO	COM	18,000	468,000
AMERICAN TOWER CORP	CL A	243,900	4,487,760
AMERICAN SUPERCONDUCTOR CORP	COM	25,100	373,739
AMERICAN VANGUARD CORP	COM	1,100	40,458
AMERICAN WOODMARK CORP	COM	13,000	567,840

AMERICANWEST BANCORPORATION	COM	14,080	285,120
AMERICREDIT CORP	COM	178,800	4,371,660
AMERICAS CAR MART INC	COM	5,900	224,200
AMERISTAR CASINOS INC	COM	14,700	633,717
AMERON INTL CORP	COM	8,800	333,520
AMERUS GROUP CO	COM	47,200	2,138,160
AMERIGROUP CORP	COM	28,600	2,163,876
AMERITRADE HLDG CORP NEW	COM	258,900	3,681,558
AMETEK INC NEW	COM	77,600	2,767,992
AMIS HLDGS INC	COM	33,300	550,116
AMKOR TECHNOLOGY INC	COM	119,400	797,592
AMPHENOL CORP NEW	CL A	77,200	2,836,328
AMSURG CORP	COM	30,600	903,924
AMYLIN PHARMACEUTICALS INC	COM	112,400	2,625,664
ANALOGIC CORP	COM	11,800	528,522
ANAREN INC	COM	24,100	312,336
ANCHOR BANCORP WIS INC	COM	22,460	654,709
ANCHOR GLASS CONTAINER CORP	COM	5,900	39,648
ANDRX CORP DEL	COM	80,120	1,749,020
ANGELICA CORP	COM	9,400	254,270
ANIXTER INTL INC	COM	34,250	1,232,658
ANNALY MTG MGMT INC	COM	139,100	2,729,142
ANNTAYLOR STORES CORP	COM	83,750	1,803,138
ANSOFT CORP	COM	7,526	152,025
ANSYS INC	COM	36,800	1,179,808
ANTEON INTERNATIONAL CORP	COM	31,800	1,331,148
ANSWERTHINK INC	COM	20,200	94,132
ANTHRACITE CAP INC	COM	55,500	685,980
ANTIGENICS INC DEL	COM	27,700	280,324
ANWORTH MTG ASSET CORP 1	COM	58,800	629,748
APOGEE ENTERPRISES INC	COM	26,400	354,024
APOLLO INVT CORP	COM	67,415	1,017,967
APPLEBEES INTL INC	COM	94,312	2,494,552
APRIA HEALTHCARE GROUP INC	COM	62,300	2,052,785
APPLERA CORP CELERA GENOMICS	COM	89,534	1,231,093
APPLICA INC	COM	22,400	135,520
APPLIED FILMS CORP	COM	18,300	394,548
APPLIED INDL TECHNOLOGIES INC	COM	26,650	730,210
APPLIED SIGNAL TECHNOLOGY INC	COM	10,700	377,175
APTARGROUP INC	COM	41,700	2,200,926
AQUA AMER INC	COM	105,865	2,603,220
AQUANTIVE INC	COM	48,800	436,272
AQUILA INC DEL NEW	COM	222,566	821,269
ARAMARK CORP	CL B	115,900	3,072,509
ARBITRON INC	COM	34,660	1,357,979
ARBOR RLTY TR INC	COM REITS	8,900	218,406
ARCH CHEMICALS INC	COM	24,800	713,744
ARCH COAL INC	COM	70,773	2,515,272
ARCHIPELAGO HLDGS INC	COM	7,500	157,350
ARCTIC CAT INC	COM	18,800	498,576
ARDEN GROUP INC	CL A	100	10,047
ARDEN RLTY INC	COM	69,400	2,617,768
ARGONAUT GROUP INC	COM	31,600	667,708
ARGOSY GAMING CORP	COM	30,800	1,438,360
ARIAD PHARMACEUTICALS INC	COM	57,500	427,225
ARIBA INC	COM	73,011	1,211,983
ARKANSAS BEST CORP	COM	25,300	1,135,717
ARMOR HLDGS INC	COM	32,000	1,504,640
ARRIS GROUP INC	COM	76,900	541,376
ARRAY BIOPHARMA INC	COM	8,144	77,531
ARROW ELECTRS INC	COM	133,150	3,235,545
ARROW FINL CORP	COM	8,497	263,407
ARROW INTERNATIONAL INC	COM	20,500	635,295
ARTISAN COMPONENTS INC	COM	21,100	791,883
ARTESYN TECHNOLOGIES INC	COM	38,900	439,570
ARTHROCARE CORP	COM	20,000	641,200
ARVINMERITOR INC	COM	76,712	1,716,047
ASBURY AUTOMOTIVE GROUP INC	COM	15,500	213,590
ASCENTIAL SOFTWARE CORP	COM	71,950	1,173,505
ASHFORD HOSPITALITY TR INC	COM	11,300	122,831
ASK JEEVES INC	COM	67,113	1,795,273
ASIAINFO HLDGS INC	COM	35,000	208,600
ASPECT MED SYS INC	COM	9,200	225,032

ASPECT COMMUNICATIONS INC	COM	38,200	425,548
ASPEN TECHNOLOGY INC	COM	42,530	264,111
ASSET ACCEP CAP CORP	COM	7,000	149,100
ASSOCIATED BANC CORP	COM	146,215	4,855,800
ASSURANT INC	COM	88,100	2,691,455
ASTA FDG INC	COM	7,300	195,932
ASTEC INDS INC	COM	18,500	318,385
ASTORIA FINL CORP	COM	86,400	3,453,408
AT RD INC	COM	33,500	231,485
ASYST TECHNOLOGIES INC	COM	57,300	291,657
ATARI INC	COM	14,120	41,372
ATHEROGENICS INC	COM	44,200	1,041,352
ATHEROS COMMUNICATIONS INC	COM	1,300	13,325
ATMEL CORP	COM	468,580	1,836,834
ATMOS ENERGY CORP	COM	87,100	2,382,185
ATWOOD OCEANICS INC	COM	12,800	666,880
AUDIOVOX CORP	CL A	20,700	326,646
AUGUST TECHNOLOGY CORP	COM	2,200	23,166
AUTHENTIDATE HLDG CORP	COM	29,900	185,081
AUTOBYTEL INC	COM	40,100	242,204
AUTOLIV	COM	105,100	5,076,330
AVALONBAY CMNTYS INC	COM	81,100	6,106,830
AVANEX CORP	COM	76,400	252,884
AVANT IMMUNOTHERAPEUTICS INC	COM	87,900	176,679
AVATAR HLDGS INC	COM	5,300	254,930
AVIALL INC	COM	23,800	546,686
AVID TECHNOLOGY INC	COM	38,900	2,402,075
AVISTA CORP	COM	59,500	1,051,365
AVNET INC	COM	140,083	2,555,114
AVOCENT CORP	COM	56,275	2,280,263
AXCELIS TECHNOLOGIES INC	COM	122,100	992,673
AXONYX INC	COM	52,000	322,400
AZTAR CORP	COM	41,430	1,446,736
BFC FINL CORP	CL A	7,900	99,935
BEI TECHNOLOGIES INC	COM	14,600	450,848
BISYS GROUP INC	COM	141,500	2,327,675
BKF CAP GROUP INC	COM	5,200	197,080
BJS WHSL CLUB INC	COM	84,950	2,474,594
BOK FINL CORP	COM	21,652	1,055,752
BRE PPTYS INC	COM	56,800	2,289,608
BALDOR ELEC CO	COM	36,700	1,010,351
BALDWIN + LYONS INC	CL B	9,250	247,808
BANCFIRST CORP	COM	5,400	426,492
BANCORPSOUTH INC	COM	89,060	2,170,392
BANCORP INC DEL	COM	4,025	64,400
BANCTRUST FINL GROUP INC	COM	8,034	197,717
BANDAG INC	COM	12,200	607,682
BANK GRANITE CORP	COM	14,850	310,365
BANK HAWAII CORP	COM	58,700	2,978,438
BANK MUTUAL CORP	COM	85,392	1,039,221
BANK OF THE OZARKS INC	COM	12,400	421,972
BANKATLANTIC BANCORP INC	CL A	52,900	1,052,710
BANKNORTH GROUP INC NEW	COM	191,346	7,003,264
BANKUNITED FINL CORP	COM	33,800	1,079,910
BANNER CORP	COM	11,800	368,042
BANTA CORP	COM	27,200	1,217,472
BARNES + NOBLE INC	COM	58,800	1,897,476
BARNES GROUP INC	COM	14,700	389,697
BARR PHARMACEUTICALS INC	COM	101,128	4,605,369
BASSETT FURNITURE INDS INC	COM	10,700	209,988
BE AEROSPACE INC	COM	68,100	792,684
BEA SYS INC	COM	404,560	3,584,402
BEACON ROOFING SUPPLY INC	COM	15,300	303,858
BEARINGPOINT INC	COM	188,000	1,509,640
BEASLEY BROADCAST GROUP INC	CL A	5,400	94,662
BEAZER HOMES USA INC	COM	16,096	2,353,396
BEBE STORES INC	COM	13,425	362,207
BECKMAN COULTER INC	COM	69,150	4,632,359
BEDFORD PPTY INVS INC	COM	17,400	494,334
BEL FUSE INC	CL B	11,600	391,964
BELDEN CDT INC	COM	50,450	1,170,440
BELO CORP	COM SER A	112,000	2,938,880
BENCHMARK ELECTRS INC	COM	50,649	1,727,131

BENTLEY PHARMACEUTICALS INC	COM	18,600	199,950
BERKLEY W R CORP	COM	80,976	3,819,638
BERKSHIRE HILL BANCORP INC	COM	5,500	204,325
BERRY PETE CO	CL A	20,400	973,080
BEVERLY ENTERPRISES INC	COM	119,900	1,097,085
BEVERLY HILLS BANCORP DE	COM	5,700	57,570
BIG 5 SPORTING GOODS CORP	COM	20,341	592,737
BIMINI MTG MGMT INC	CL A	17,700	284,262
BIO RAD LABORATORIES INC	CLASS A	20,000	1,147,400
BIOENVISION INC	COM	7,385	66,170
BIOMARIN PHARMACEUTICAL INC	COM	76,300	487,557
BIOMED RLTY TR INC	COM	20,200	448,642
BIOVERIS CORP	COM	24,000	175,440
BIOLASE TECHNOLOGY INC	COM	25,800	280,446
BIOSITE INC	COM	13,500	830,790
BJS RESTAURANTS INC	COM	13,800	193,200
BLACK BOX CORP	COM	20,400	979,608
BLACK HILLS CORP	COM	34,950	1,072,266
BLACKROCK INC	CL A	22,400	1,730,624
BLAIR CORP	COM	9,500	338,770
BLOCKBUSTER INC	CL A	211,700	2,019,618
BLUE COAT SYS INC	COM	9,100	169,351
BLUEGREEN CORP	COM	15,400	305,382
BLYTH INC	COM	35,800	1,058,248
BOB EVANS FARMS INC	COM	37,600	982,864
BON TON STORES INC	COM	700	11,025
BOMBAY COMPANY INC	COM	42,900	237,237
BONE CARE INTL INC	COM	17,500	487,375
BORDERS GROUP INC	COM	90,000	2,286,000
BORG WARNER INC	COM	62,700	3,396,459
BORLAND SOFTWARE CORP	COM	86,300	1,007,984
BOSTON BEER INC	CL A	7,900	168,033
BOSTON COMMUNICATIONS GROUP	COM	18,900	174,636
BOSTON PRIVATE FINL HLDGS INC	COM	30,600	862,002
BOSTON PPTYS INC	COM	91,600	5,923,772
BOWATER INC	COM	63,950	2,811,882
BOWNE + CO INC	COM	36,700	596,742
BOYD GAMING CORP	COM	52,700	2,194,955
BRADLEY PHARMACEUTICALS INC	COM	13,600	263,840
BRADY CORP	CL A	20,800	1,301,456
BRANDYWINE RLTY TR	SH BEN INT NEW	55,500	1,631,145
BRIGGS + STRATTON CORP	COM	55,200	2,295,216
BRIGHAM EXPL CO	COM	21,500	193,500
BRIGHT HORIZONS FAMILY SOLUT	COM	13,000	841,880
BRIGHTPOINT INC	COM	25,400	496,316
BRINKER INTL INC	COM	103,500	3,629,745
BRINKS CO	COM	66,132	2,613,537
BRISTOL WEST HLDGS INC	COM	10,500	210,000
BROADWING CORP	COM	42,870	390,546
BROCADE COMMUNICATIONS SYS INC	COM	314,600	2,403,544
BROOKFIELD HOMES CORP	COM	18,100	613,590
BROOKLINE BANCORP INC DEL	COM	71,017	1,158,997
BROOKS AUTOMATION INC NEW	COM	53,693	924,593
BROOKSTONE INC	COM	21,600	422,280
BROWN + BROWN INC	COM	61,850	2,693,568
BROWN SHOE INC NEW	COM	18,800	560,804
BRUKER BIOSCIENCES CORP	COM	22,307	89,897
BRUSH ENGINEERED MATLS INC	COM	15,000	277,500
BRYN MAWR BK CORP	COM	7,400	162,726
BUCKEYE TECHNOLOGIES INC	COM	33,550	436,486
BUCKLE INC	COM	9,500	280,250
BUCYRUS INTL INC NEW	CL A	13,700	556,768
BUFFALO WILD WINGS INC	COM	2,400	83,544
BUILD A BEAR WORKSHOP INC	COM	10,000	351,500
BUILDING MATLS HLDG CORP	COM	15,100	578,179
BURLINGTON COAT FACTORY WHSE	COM	20,500	465,350
C+D TECHNOLOGIES	COM	25,600	436,224
CBL + ASSOC PPTYS INC	COM	25,500	1,946,925
CCC INFORMATION SVCS GROUP INC	COM	11,224	249,285
CBRL GROUP INC	COM	57,000	2,385,450
CB RICHARD ELLIS GROUP INC	CL A	28,300	949,465
C COR NET CORPORATION	COM	50,100	465,930
C D I CORP	COM	15,160	324,121

CDW CORP	COM	73,300	4,863,455
CEC ENTMT INC	COM	40,225	1,607,793
CH ENERGY GROUP INC	COM	17,600	845,680
C H ROBINSON WORLDWIDE	COM	94,700	5,257,744
CKE RESTAURANTS INC	COM	62,100	901,071
CLECO CORP NEW	COM	52,400	1,061,624
CMG INFORMATION SVCS INC	COM	458,500	1,169,175
CSS INDS INC	COM	7,050	223,908
CSK AUTO CORP	COM	52,200	873,828
CNA FINL CORP	COM	30,700	819,997
CNA SURETY CORP	COM	19,900	265,665
CNF INC	COM	56,400	2,825,640
CNET NETWORKS INC	COM	143,008	1,605,980
CSG SYS INTL INC	COM	65,200	1,219,240
CT COMMUNICATIONS INC	COM	23,800	292,740
CTS CORP	COM	41,380	549,940
CUNO INC	COM	18,500	1,098,900
CVB FINL CORP	COM	41,017	1,089,412
CV THERAPEUTICS INC	COM	38,700	890,100
CABELAS INC	COM	10,700	243,318
CABLEVISION NY GROUP CLASS A	CL A	197,375	4,914,638
CABOT CORP	COM	70,800	2,738,544
CABOT OIL + GAS CORP	COM	36,300	1,606,275
CABOT MICROELECTRONICS CORP	COM	29,155	1,167,658
CACHE INC	COM	7,350	132,447
CACI INTL INC	CL A	32,800	2,234,664
CADENCE DESIGN SYS INC	COM	310,618	4,289,635
CAESARS ENTMT INC	COM	352,700	7,103,378
CAL DIVE INTL INC	COM	40,800	1,662,600
CAL MAINE FOODS INC	COM	3,100	37,479
CALAMOS ASSET MGMT INC	CL A	17,900	483,300
CALGON CARBON CORP	COM	43,500	394,980
CALIFORNIA MICRO DEVICES CORP	COM	21,300	151,017
CALIFORNIA PIZZA KITCHEN INC	COM	22,800	524,400
CALIFORNIA WATER SERVICE GRP	COM	19,800	745,470
CALLAWAY GOLF CO	COM	80,450	1,086,075
CALLON PETE CO DEL	COM	8,100	117,126
CAMBREX CORP	COM	27,900	756,090
CAMDEN NATL CORP	COM	11,600	457,156
CAMDEN PPTY TR	COM	41,500	2,116,500
CANDELA CORP	COM	28,400	322,624
CANCERVAX CORP	COM	9,600	104,160
CAPITAL CITY BK GROUP INC	COM	11,125	465,025
CAPITAL AUTOMOTIVE REIT	COM	33,100	1,175,878
CAPITAL CORP OF THE WEST	COM	4,700	220,905
CAPITAL CROSSING BK	COM	800	24,552
CAPITAL LEASE FDG INC	COM	24,300	303,750
CAPITAL SOUTHWEST CORP	COM	2,400	188,448
CAPITAL TR INC MD	CL A	15,200	466,792
CAPITALSOURCE INC	COM	70,500	1,809,735
CAPITOL BANCORP LTD	COM	10,600	373,332
CAPITOL FED FINL	COM	25,300	910,800
CAPSTONE TURBINE CORP	COM	9,100	16,653
CAPSTEAD MORTAGE CORP	COM	13,755	144,978
CAPTARIS INC	COM	3,800	19,608
CARACO PHARMACEUTICAL LABS	COM	4,400	42,020
CARBO CERAMICS INC	COM	15,100	1,041,900
CARAUSTAR INDS INC	COM	32,800	551,696
CARDIA SCIENCE INC	COM	58,800	125,832
CARDIODYNAMICS INTL CORP	COM	41,400	214,038
CAREER ED CORP	COM	112,600	4,504,000
CARLISLE COS INC	COM	36,250	2,353,350
CARMAX INC	COM	117,300	3,642,165
CARMIKE CINEMAS INC	COM	10,000	365,000
CARPENTER TECHNOLOGY CORP	COM	26,700	1,560,882
CARRAMERICA RLTY CORP	COM	63,100	2,082,300
CARREKER CORPRATION	COM	29,000	249,400
CARRIER ACCESS CORP	COM	22,400	239,232
CARTER HOLDINGS	COM	9,000	305,910
CASCADE BANCORP	COM	18,000	363,960
CASCADE CORP	COM	13,900	555,305
CASCADE NAT GAS CORP	COM	10,100	214,120
CASELLA WASTE SYS INC	CL A	12,700	185,928

CASEYS GEN STORES INC	COM	55,600	1,009,140
CASH AMER INTL INC	COM	35,000	1,040,550
CASUAL MALE RETAIL GROUP INC	COM	38,100	207,645
CATALINA MARKETING CORP	COM	60,800	1,801,504
CATAPULT COMMUNICATIONS CORP	COM	7,000	169,120
CATELLUS DEV CORP NEW	COM	118,643	3,630,476
CATHAY GENERAL BANCORP	COM	50,082	1,878,075
CATO CORP NEW	CL A	24,900	717,618
CEDAR SHOPPING CTRS INC	COM	9,900	141,570
CELL GENESYS INC	COM	46,500	376,650
CELL THERAPEUTICS INC	COM	59,000	480,260
CELGENE CORP	COM	185,640	4,925,029
CENTENNIAL COMMUNICATIONS CORP	CL A	12,400	98,332
CENTENE CORP DEL	COM	43,600	1,236,060
CENTER FINL CORP CA	COM	12,004	240,320
CENTERPOINT PPTYS TR	COM	56,800	2,720,152
CENTRAL COAST BANCORP	COM	11,403	263,295
CENTRAL EUROPEAN DISTR CORP	COM	12,900	381,066
CENTRAL FGHT LINES INC NEV	COM	6,600	41,580
CENTRAL GARDEN + PET CO	COM	17,700	738,798
CENTRAL PAC FINL CORP	COM	33,263	1,203,123
CENTRAL PKG CORP	COM	22,700	343,905
CENTRAL VT PUBLIC SERVICE	COM	13,800	320,988
CENTURY ALUM CO	COM	21,500	564,590
CENTURY BANCORP INC MASS	CL A NON VTG	4,700	138,650
CENTURYBUSINESS SVCS INC	COM	83,643	364,683
CEPHALON INC	COM	62,538	3,181,933
CEPHEID	COM	39,800	395,612
CERADYNE INC CALIF	COM	19,650	1,124,177
CERES GROUP INC	COM	25,200	130,032
CERIDIAN CORP NEW	COM	160,900	2,941,252
CERNER CORP	COM	35,100	1,866,267
CERTEGY INC	COM	67,300	2,391,169
CHAMPION ENTERPRISES INC	COM	81,300	960,966
CHARLES RIV ASSOCS INC	COM	9,800	458,346
CHARLES RIV LABORATORIES INTL	COM	71,936	3,309,775
CHARTERMAC	SH BEN INT	42,700	1,043,588
CHARLOTTE RUSSE HLDG INC	COM	14,200	143,420
CHARMING SHOPPES INC	COM	122,800	1,150,636
CHARTER COMMUNICATIONS INC DEL	CL A	322,200	721,728
CHARTER FINL CORP WEST PT GA	COM	5,200	228,124
CHATTEM INC	COM	18,000	595,800
CHECKFREE CORP NEW	COM	89,800	3,419,584
CHECKPOINT SYS INC	COM	43,800	790,590
CHEESECAKE FACTORY	COM	84,450	2,742,092
CHEMED CORP NEW	COM	13,800	926,118
CHEMICAL FINL CORP	COM	27,863	1,195,880
CHENIERE ENERGY INC	COM	19,500	1,242,150
CHEROKEE INC DEL NEW	COM	7,700	271,656
CHEROKEE INTL CORP	COM	8,900	85,529
CHESAPEAKE CORP	COM	24,300	659,988
CHESAPEAKE ENERGY CORP	COM	303,100	5,001,150
CHICAGO MERCHANTILE EXCHANGE	COM	37,200	8,507,640
CHICOS FAS INC	COM	98,800	4,498,364
CHILDRENS PL RETAIL STORES INC	COM	15,600	577,668
CHOICE HOTELS INC	COM	23,100	1,339,800
CHIQUITA BRANDS INTL INC	COM	45,200	997,112
CHITTENDEN CORP	COM	51,387	1,476,349
CHOICEPOINT INC	COM	102,099	4,695,533
CHORDIANT SOFTWARE INC	COM	73,800	168,264
CHRISTOPHER + BANKS CORP	COM	43,675	805,804
CHURCH + DWIGHT INC	COM	69,700	2,343,314
CHURCHILL DOWNS INC	COM	6,600	295,020
CIBER INC	COM	61,000	588,040
CIMAREX ENERGY CO	COM	50,287	1,905,877
CINCINNATI BELL INC NEW	COM	252,032	1,045,933
CIPHERGEN BIOSYSTEMS INC	COM	26,600	114,380
CIRCOR INTL INC	COM	15,600	361,296
CIRRUS LOGIC INC	COM	82,400	454,024
CITADEL BROADCASTING CORP	COM	58,400	944,912
CITIZENS BKG CORP MICH	COM	51,782	1,778,712
CITIZENS FIRST BANCORP INC	COM	8,500	205,530
CITIZENS INC AMER	CL A	38,203	243,355

CITY BK LYNNWOOD WASH	COM	9,700	350,655
CITY HLDG CO	COM	20,100	728,424
CITY NATL CORP	COM	46,000	3,249,900
CLAIRE S STORES INC	COM	98,100	2,084,625
CLARCOR INC	COM	27,800	1,522,606
CLARK INC	COM	16,800	260,736
CLEVELAND CLIFFS INC	COM	11,700	1,215,162
CLIFTON SVGS BANCORP INC	COM	11,691	142,046
CLOSURE MED CORP	COM	7,700	150,150
COACHMEN INDS INC	COM	13,900	241,304
COASTAL FINL CORP DEL	COM	13,572	260,040
COBIZ INC	COM	13,950	283,185
COCA COLA BOTTLING CO CONS	COM	3,900	222,534
COEUR D ALENE MINES CORP IDAHO	COM	242,300	952,239
COGENT INC	COM	23,200	765,600
COGNEX CORP	COM	47,300	1,319,670
COGNIZANT TECHNOLOGY SOLUTIONS	CL A	144,900	6,133,617
COHERENT INC	COM	32,100	977,124
COHU INC	COM	24,600	456,576
COINSTAR INC	COM	26,600	713,678
COLDWATER CREEK INC	COM	18,750	578,813
COLE KENNETH PRODTNS INC	CL A	7,100	219,106
COLLINS + AIKMAN CORP NEW	COM	39,900	173,964
COLONIAL BANCGROUPINC	COM	149,240	3,168,365
COLONIAL PPTYS TR	SH BEN INT	20,000	785,400
COLUMBIA BANCORP	COM	7,800	266,682
COLUMBIA BKY SYS INC	COM	16,427	410,511
COLUMBIA SPORTSWEAR CO	COM	15,950	950,780
COMFORT SYS USA INC	COM	23,100	177,408
COMMERCE BANCORP INC N J	COM	78,580	5,060,552
COMMERCE BANCSHARES INC	COM	70,540	3,541,108
COMMERCE GROUP INC MASS	COM	27,780	1,695,691
COMMERCIAL CAP BANCORP INC	COM	38,239	886,380
COMMERCIAL FED CORP	COM	46,100	1,369,631
COMMERCIAL METALS CO	COM	31,100	1,572,416
COMMERCIAL NET LEASE RLTY INC	COM	53,142	1,094,725
COMMERCIAL VEH GROUP INC	COM	2,469	53,898
COMMONWEALTH TEL ENTERPRISES	COM	24,000	1,191,840
COMMSCOPE INC	COM	61,900	1,169,910
COMMUNITY BK SYS INC	COM	32,600	920,950
COMMUNITY BKS INC MILLERSBURG	COM	14,393	405,307
COMMUNITY HEALTH SYS INC NEW	COM	63,800	1,778,744
COMMUNITY TR BANCORP INC	COM	19,058	616,701
COMPASS MINERALS INTL INC	COM	17,900	433,717
COMPUCREDIT CORP	COM	16,700	456,578
COMPUTER PROGRAMS + SYS INC	COM	7,900	182,885
COMPX INTL INC	CL A	9,000	148,770
COMSTOCK RES INC	COM	42,300	932,715
COMTECH TELECOMMUNICATIONS	COM	18,100	680,741
CONCEPTUS INC	COM	22,300	180,965
CONCORD COMMUNICATIONS INC	COM	20,700	229,356
CONCUR TECHNOLOGIES INC	COM	25,900	230,769
CONEXANT SYS INC	COM	511,551	1,017,986
CONMED CORP	COM	36,490	1,037,046
CONNECTICUT WTR SVC INC	COM	8,850	234,437
CONNETICS CORP	COM	37,000	898,730
CONNS INC	COM	10,600	178,292
CONSECO INC	COM	171,300	3,417,435
CONSOL ENERGY INC	COM	99,600	4,088,580
CONSOLIDATED GRAPHICS INC	COM	13,900	638,010
CONSOLIDATED TOMOKA LD CO	COM	6,700	288,100
CONSTELLATION BRANDS INC	CL A	104,100	4,841,691
CONTINENTAL AIRLS INC	COM CL B	82,200	1,112,988
COOPER CAMERON CORP	COM	58,300	3,137,123
COOPER COS INC	COM	35,700	2,520,063
COPART INC	COM	72,650	1,912,148
CORCEPT THERAPEUTICS INC	COM	400	2,500
CORILLIAN CORP	COM	7,985	39,286
CORGENTECH INC	COM	5,000	41,400
CORINTHIAN COLLEGES INC	COM	108,500	2,044,683
CORIXA CORP	COM	54,113	196,971
CORN PRODUCTS INTL INC	COM	43,700	2,340,572
CORNELL COMPANIES INC	COM	9,200	139,656

CORNERSTONE RLTY INCOME TR INC	COM	69,300	691,614
CORPORATE EXECUTIVE BRD CO	COM	42,100	2,818,174
CORPORATE OFFICE PPTYS TR	COM	40,100	1,176,935
CORRECTIONAL PPTYS TR	COM	11,500	332,120
CORRECTIONS CORP AMER NEW	COM	42,162	1,705,453
CORUS BANKSHARES INC	COM	17,900	859,379
CORVEL CORP	COM	7,500	200,850
COST PLUS INC CALIF	COM	25,950	833,774
COSTAR GROUP INC	COM	16,600	766,588
COURIER CORP	COM	7,500	389,400
COUSINS PPTYS INC	COM	41,500	1,256,205
COVANCE INC	COM	68,800	2,666,000
COVANSYS CORP	COM	12,200	186,660
COVENANT TRANS INC	CL A	7,700	160,314
COVENTRY HEALTH CARE INC	COM	100,400	5,329,232
COX RADIO INC	CL A	40,700	670,736
CRANE CO	COM	61,000	1,759,240
CRAWFORD + CO	COM CLASS B	16,500	123,750
CRAY INC	COM	89,600	417,536
CREDENCE SYSTEMS CORP	COM	107,879	987,093
CREDIT ACCEPTANCE CORP	COM	8,800	223,960
CREE INC	COM	89,600	3,591,168
CRESCENT REAL ESTATE EQUITIES	COM	97,700	1,784,002
CROMPTON CORP	COM	147,728	1,743,190
CROSS CTRY HEALTHCARE INC	COM	22,300	403,184
CROSSTEX ENERGY INC	COM	1,600	67,040
CROWN CASTLE INTL CORP	COM	211,300	3,516,032
CROWN HLDGS INC	COM	201,200	2,764,488
CROWN MEDIA HLDGS INC	CL A	16,100	138,460
CRT PPTYS INC	COM	30,785	734,530
CTI MOLECULAR IMAGING INC	COM	28,600	405,834
CUBIC CORP	COM	18,400	463,128
CUBIST PHARMACEUTICALS INC	COM	48,350	571,981
CULLEN FROST BANKERS INC	COM	59,000	2,867,400
CUMULUS MEDIA INC	CL A	52,720	795,018
CURIS INC	COM	53,034	276,837
CURAGEN CORP	COM	49,050	351,198
CURTISS WRIGHT CORP	COM	23,600	1,354,876
CYBERGUARD CORP	COM	14,338	90,329
CYBEROPTICS CORP	COM	1,000	14,870
CYBERSOURCE CORP DEL	COM	12,404	88,689
CYBERONICS INC	COM	24,050	498,316
CYMER INC	COM	45,800	1,352,932
CYPRESS BIOSCIENCES INC	COM	35,800	503,348
CYPRESS SEMICONDUCTOR CORP	COM	146,600	1,719,618
CYTEC INDS INC	COM	45,200	2,324,184
CYTOGEN CORP	COM	4,700	54,144
D + E COMMUNICATIONS INC	COM	16,700	201,235
CYTYC CORP	COM	122,100	3,366,297
DDI CORP	COM	7,400	23,532
DHB INDS INC	COM	25,300	481,712
DJ ORTHOPEDICS INC	COM	18,700	400,554
DPL INC	COM	143,669	3,607,529
DRS TECHNOLOGIES INC	COM	31,200	1,332,552
D R HORTON INC	COM	262,251	10,571,338
DST SYS INC DEL	COM	82,900	4,320,748
DSP GROUP INC	COM	33,900	756,987
DADE BEHRING HLDGS INC	COM	46,400	2,598,400
DAKTRONICS INC	COM	17,700	440,553
DANIELSON HLDG CORP	COM	32,500	274,625
DARLING INTL INC	COM	65,600	286,016
DATASCOPE CORP	COM	14,600	579,474
DAVE + BUSTERS INC	COM	13,200	266,640
DAVITA INC	COM	110,029	4,349,446
DEAN FOODS CO NEW	COM	174,530	5,750,764
DEB SHOPS INC	COM	6,200	155,248
DECKERS OUTDOOR CORP	COM	10,000	469,900
DECODE GENETICS INC	COM	56,770	443,374
DEL LABS INC	COM	6,065	210,759
DEL MONTE FOODS CO	COM	201,500	2,220,530
DELPHI FINL GROUP INC	COM	28,998	1,338,258
DELTA + PINE LD CO	COM	45,200	1,233,056
DELTIC TIMBER CORP	COM	10,100	428,745

DELTA PETE CORP	COM	24,397	382,545
DENBURY RES INC	COM	60,500	1,660,725
DELUXE CORP	COM	57,900	2,161,407
DENDRITE INTL INC	COM	35,800	694,520
DENDREON CORP	COM	61,900	667,282
DENTSPLY INTL INC NEW	COM	90,050	5,060,810
DEPARTMENT 56 INC	COM	16,300	271,395
DEPOMED INC	COM	16,500	89,100
DEVELOPERS DIVERSIFIED RLTY	COM	112,798	5,004,847
DEVRY INC DEL	COM	71,800	1,246,448
DEX MEDIA INC	COM	58,700	1,465,152
DIAGNOSTIC PRODS CORP	COM	26,150	1,439,558
DIAMOND OFFSHORE DRILLING INC	COM	66,400	2,659,320
DIAMONDCLUSTER INTL INC	COM	31,800	455,694
DICKS SPORTING GOODS INC	COM	35,400	1,244,310
DIEBOLD INC	COM	82,525	4,599,118
DIGENE CORP	COM	16,600	434,090
DIGI INTL INC	COM	18,879	324,530
DIGIMARC CORP	COM	12,200	113,704
DIGITAL INSIGHT CORP	COM	40,200	739,680
DIGITAL RLTY TR INC	COM	20,600	277,482
DIGITAL RIV INC	COM	32,900	1,368,969
DIGITAS INC	COM	87,228	833,027
DIGITAL THEATER SYS INC	COM	17,800	358,314
DIME CMNTY BANCORP INC	COM	36,000	644,760
DIMON INC	COM	47,800	321,216
DIODES INC	COM	8,000	181,040
DIONEX CORP	COM	22,000	1,246,740
DIRECT GEN CORP	COM	16,900	542,490
DIRECTV GROUP INC	COM	714,137	11,954,653
DISCOVERY LABORATORIES INC NEW	COM	44,100	349,713
DITECH COMMUNICATIONS CORP	COM	32,000	478,400
DIVERSA CORP	COM	28,000	244,720
DOBSON COMMUNICATIONS CORP	CL A	114,100	196,252
DOLLAR THRIFTY AUTOMOTIVE GRP	COM	27,100	818,420
DOLLAR TREE STORES INC	COM	125,755	3,606,653
DOMINION HOMES INC	COM	4,700	118,548
DOMINOS PIZZA INC	COM	26,800	477,040
DONALDSON CO INC	COM	87,700	2,857,266
DONEGA GROUP INC	CL A	3,900	89,427
DORAL FINL CORP	COM	98,575	4,854,819
DOT HILL SYSTEMS CORP	COM	45,400	355,936
DOUBLECLICK INC	COM	130,464	1,015,010
DOV PHARMACEUTICAL INC	COM	13,000	234,650
DOVER DOWNS GAMING + ENTMT INC	COM	13,599	178,147
DOVER MOTORSPORTS INC	COM	16,100	92,253
DOWNEY FINL CORP	COM	22,200	1,265,400
DREAMWORKS ANIMATION SKG	CL A	35,200	1,320,352
DRESS BARN INC	COM	26,000	457,600
DREW INDS INC NEW	COM	7,800	282,126
DRIL QUIP INC	COM	7,400	179,524
DRUGSTORE COM INC	COM	42,500	144,500
DUCOMMUN INC DEL	COM	8,700	181,395
DUKE RLTY CORP	COM	157,200	5,366,808
DUN + BRADSTREET CORP DEL NEW	COM	78,800	4,700,420
DUPONT PHOTOMASKS INC	COM	14,100	372,381
DUQUESNE LT HLDGS INC	COM	85,800	1,617,330
DURATEK INC	COM	9,200	229,172
DURECT CORP INC	COM	33,900	111,192
DUSA PHARMACEUTICALS INC	COM	10,297	147,247
DYAX CORP	COM	27,200	196,384
DYCOM INDS INC	COM	54,550	1,664,866
EGL INC	COM	38,100	1,138,809
EMC INS GROUP INC	COM	6,100	132,004
EMS TECHNOLOGIES INC	COM	13,300	221,046
ENSCO INTL INC	COM	172,238	5,466,834
EPIX PHARMACEUTICALS INC	COM	17,800	318,798
E PIPHANY INC	COM	69,450	335,444
EPIQ SYS INC	COM	15,200	222,528
ESS TECHNOLOGY INC	COM	37,500	266,625
EAGLE MATLS INC	COM	22,916	1,978,797
EARTHLINK INC	COM	149,222	1,719,037
EAST WEST BANCORP INC	COM	57,900	2,429,484

EASTGROUP PPTYS INC	COM	21,700	831,544
EATON VANCE CORP	COM NON VTG	77,300	4,031,195
ECHELON CORP	COM	34,000	286,960
ECHOSTAR COMMUNICATIONS CORP N	CL A	251,700	8,366,508
ECLIPSYS CORP	COM	43,700	892,791
ECOLLEGE COM	COM	17,700	201,072
EDGE PETE CORP DEL	COM	5,998	87,451
EDO CORP	COM	18,000	571,500
EDUCATE INC	COM	18,800	248,912
EDUCATION MGMT CORP	COM	78,200	2,581,382
EDUCATION LENDING GROUP INC	COM	6,300	97,713
EDWARDS A G INC	COM	89,900	3,884,579
EDWARDS LIFESCIENCES CORP	COM	65,535	2,703,974
EFUNDS CORP	COM	58,400	1,402,184
EL PASO ELEC CO	COM	58,800	1,113,672
ELECTRO RENT	COM	28,100	399,863
ELECTRO SCIENTIFIC INDS INC	COM	33,500	661,960
ELECTRONICS BOUTIQUE HLDGS COR	COM	15,700	674,158
ELETRONICS FOR IMAGING INC	COM	62,700	1,091,607
ELIZABETH ARDEN INC	COM	19,800	470,052
ELKCORP	COM	22,450	768,239
ELLIS PERRY INTL INC	COM	2,600	52,910
EMBARCADERO TECH INC	COM	14,900	140,209
EMCOR GROUP INC	COM	15,800	713,844
EMMIS COMMUNICATIONS CORP	CL A	54,000	1,036,260
EMPIRE DIST ELEC CO	COM	30,600	694,008
EMPIRE RESORTS INC	COM	7,200	80,280
EMULEX CORP	COM	95,900	1,614,956
ENCORE CAP GROUP INC	COM	16,700	397,126
ENCORE AQUISITION CO	COM	24,000	837,840
ENCORE WIRE CORP	COM	18,300	243,939
ENCORE MED CORP	COM	18,900	128,331
ENCYSIVE PHARMACEUTICALS INC	COM	58,750	583,388
ENDO PHARMACEUTICALS HLDGS	COM	51,100	1,074,122
ENERGY CONVERSION DEVICES INC	COM	26,900	519,708
ENERGEN CORP	COM	39,900	2,352,105
ENERGY EAST CORP	COM	162,244	4,328,670
ENERGIZER HLDGS INC	COM	92,981	4,620,226
ENERGY PARTNERS LTD	COM	24,500	496,615
ENERSYS	COM	1,000	15,250
ENGINEERED SUPPORT SYS INC	COM	25,325	1,499,747
ENDOCARDIAL SOLUTIONS INC	COM	29,500	345,150
ENERGYSOUTH INC	COM	8,550	239,742
ENNIS INC	COM	20,700	398,475
ENPRO INDS INC	COM	23,400	691,938
ENSTAR GROUP INC GA	COM	2,805	175,313
ENTEGRIS INC	COM	65,800	654,710
ENTERASYS NETWORKS INC	COM	246,369	443,464
ENTERCOM COMMUNICATIONS CORP	COM	47,800	1,715,542
ENTERTAINMENT PPTYS TR	COM SH BEN INT	29,100	1,296,405
ENTRAVISION COM CORP	COM	53,800	449,230
ENTRUST INC	COM	58,000	219,820
ENZON PHARMACEUTICALS INC	COM	50,320	690,390
ENZO BIOCHEM INC	COM	29,108	566,733
EON LABS INC	COM	27,400	739,800
EPICOR SOFTWARE CORP	COM	42,700	601,643
EQUINIX INC	COM	9,900	423,126
EQUITABLE RES INC	COM	71,500	4,337,190
EQUITY INNS INC	COM	58,285	684,266
EQUITY LIFESTYLE PPTYS INC	COM	16,500	589,875
EQUITY ONE INC	COM	38,800	920,724
ERESEARCHTECHNOLOGY INC	COM	47,700	756,045
ERIE INDTY CO	CL A	30,900	1,624,413
ESCALADE INC	COM	9,100	121,576
ESCO TECHNOLOGIES INC	COM	15,500	1,188,075
ESPEED INC	CL A	29,325	362,750
ESSEX PROPERTY TRUST	COM	25,628	2,147,626
ESTERLINE TECHNOLOGIES CORP	COM	25,500	832,575
ETHAN ALLEN INTERIORS INC	COM	39,700	1,588,794
EUROBANCSHARES INC	COM	7,617	159,957
EURONET WORLDWIDE INC	COM	21,400	556,828
EXAR CORP	COM	49,400	700,986
EXACTECH INC	COM	5,500	100,595

EXCEL TECHNOLOGY INC	COM	11,400	296,400
EXELIXIS INC	COM	61,300	582,350
EXIDE TECHNOLOGIES FORMERLY	COM	24,700	340,366
EXPEDITORS INTL WA INC	COM	117,900	6,588,252
EXPONENT INC	COM	2,500	68,725
EXPRESSJET HOLDINGS INC	COM	36,700	472,696
EXTRA SPACE STORAGE INC	COM	17,600	234,608
EXTREME NETWORKS INC	COM	120,000	786,000
EYETECH PHARMACEUTICALS INC	COM	8,900	404,950
FBL FINL GROUP INC	CL A	13,695	390,992
FEI CO	COM	30,500	640,500
FLIR SYS INC	COM	37,200	2,372,988
FMC CORP	COM	41,100	1,985,130
FMC TECHNOLOGIES INC	COM	72,732	2,341,970
F N B CORP PA	COM	59,228	1,205,882
FPIC INS GROUP INC	COM	5,600	198,128
FSI INTL INC	COM	32,400	151,308
FX ENERGY INC	COM	17,571	205,229
F N B CORP VA	COM	7,325	207,737
FTI CONSULTING INC	COM	51,500	1,085,105
FACTSET RESH SYS INC	COM	24,700	1,443,468
FAIR ISAAC CORPORATION	COM	81,160	2,976,949
FAIRCHILD SEMICONDUCTOR INTL	CL A	131,400	2,136,564
FALCONSTOR SOFTWARE INC	COM	42,700	408,639
FARMER BROS CO	COM	8,100	196,344
FARMERS CAP BK CORP	COM	5,900	243,080
FARO TECHNOLOGIES INC	COM	10,700	333,626
FASTENAL CO	COM	69,000	4,247,640
FEDERAL AGRIC MTG CORP	CL C	9,000	209,700
FEDERAL RLTY INVT TR	SH BEN INT NEW	58,100	3,000,865
FEDERAL SIGNAL CORP	COM	54,150	956,289
FELCOR LODGING TR INC	COM	55,700	816,005
FERRO CORP	COM	46,150	1,070,219
F5 NETWORKS INC	COM	39,961	1,946,900
FIDELITY BANKSHARES INC NEW	COM	16,700	714,092
FIDELITY NATL FINL INC	COM	181,209	8,275,815
FILENET CORP	COM	44,900	1,156,624
FINANCIAL FED CORP	COM	16,400	642,880
FINANCIAL INSTNS INC	COM	12,000	279,000
FINDWHAT COM	COM	30,325	537,662
FINISAR CORP	COM	177,900	405,612
FINISH LINE INC	CL A	40,800	746,640
FIRST ACCEP CORP	COM	20,800	186,368
FIRST ADVANTAGE CORP	CL A	12,900	263,160
FIRST AMERICAN CORP	COM	87,850	3,087,049
FIRST BANCORP P R	COM	41,200	2,616,612
FIRST BANCORP N C	COM	13,050	354,569
FIRST BUSE CORP	CL A	13,500	281,745
FIRST CASH FINANCIAL SERVICES	COM	6,458	172,493
FIRST CHARTER CORP	COM	39,300	1,028,481
FIRST CTZNS BANCSHARES INC N C	COM	6,900	1,022,925
FIRST COMWLTH FINL CORP PA	COM	80,861	1,244,451
FIRST CMNTY BANCSHARES INC NEW	COM	10,890	392,911
FIRST CMNTY BANCORP CALIF	COM	14,200	606,340
FIRST FINL BANCORP	COM	39,725	695,188
FIRST FINL BANKSHARES INC	COM	16,437	736,542
FIRST FINL CORP IND	COM	15,200	532,456
FIRST FINL HLDGS INC	COM	15,600	510,744
FIRST HORIZON PHARMACEUTICAL	COM	22,850	523,037
FIRST INDL RLTY TR INC	COM	46,000	1,873,580
FIRST IND CORP	COM	13,844	311,628
FIRST LONG IS CORP	COM	100	5,045
FIRST MARBLEHEAD CORP	COM	18,900	1,063,125
FIRST MERCHANTS CORP	COM	23,666	669,748
FIRST MIDWEST BANCORP INC DEL	COM	52,200	1,894,338
FIRST HEALTH GROUP CORP	COM	112,900	2,112,359
FIRST NATL BANKSHARES FL INC	COM	67,290	1,608,231
FIRST NIAGARA FINL GROUP INC	COM	94,647	1,320,326
FIRST OAK BROOK BANCSHARES INC	CL A COM	8,700	281,967
FIRST PL FINL CORP DEL	COM	12,500	279,875
FIRST REP BK SAN FRANCISCO CA	COM	12,600	667,800
FIRST ST BANCORPORATION	COM	8,100	297,756
1ST SOURCE CORP	COM	15,390	392,599

FISHER COMMUNICATIONS INC	COM	3,700	180,856
FIRSTFED FINL CORP DEL	COM	21,500	1,115,205
FIRSTMERIT CORP	COM	96,800	2,757,832
FLAGSTAR BANCORP INC	COM	38,000	858,800
FLEETWOOD ENTERPRISES INC	COM	62,520	841,519
FLORIDA EAST COAST IND INC	COM	22,800	1,028,280
FLORIDA ROCK INDS INC	COM	35,700	2,125,221
FLOWERS FOODS INC	COM	39,030	1,232,567
FLOWSERVE CORP	COM	58,900	1,622,106
FLUSHING FINL CORP	COM	17,550	352,053
FLYI INC	COM	49,400	87,438
FOOT LOCKER INC	COM	175,200	4,718,136
FOREST CITY ENTERPRISES INC	COM	35,350	2,034,393
FOREST OIL CORP	COM	57,300	1,817,556
FORMFACTOR INC	COM	29,300	795,202
FORRESTER RESH INC	COM	15,800	283,452
FORWARD AIR CORP	COM	23,050	1,030,335
FOSSIL INC	COM	44,962	1,152,826
FOUNDRY NETWORKS INC	COM	132,900	1,748,964
4 KIDS ENTERTAINMENT INC	COM	16,100	338,422
FOX ENTMT GROUP INC	CL A	218,400	6,827,184
FRANKLIN BANK CORP	COM	12,700	231,775
FRANKLIN ELEC INC	COM	17,400	735,324
FREDS INC	CL A	47,509	826,657
FREMONT GEN CORP	COM	73,600	1,853,248
FRIEDMAN BILLINGS RAMSEY GROUP	CL A	152,560	2,958,138
FRONTIER AIRLS INC NEW	COM	43,600	497,476
FRONTIER FINL CORP WA	COM	19,700	760,617
FRONTIER OIL CORP	COM	32,300	861,118
FUELCELL ENERGY INC	COM	49,100	486,090
FULLER H B CO	COM	32,400	923,724
FULTON FINL CORP PA	COM	145,101	3,382,304
FURNITURE BRANDS INTL INC	COM	57,300	1,435,365
G + K SERVICES	CL A	19,700	855,374
GATX	COM	55,500	1,640,580
GB+T BANCSHARES INC	COM	9,750	235,170
GEO GROUP INC	COM	10,200	271,116
GMH CMNTYS TR	COM	27,400	386,340
GSI COMM INC	COM	28,600	508,508
GABELLI ASSET MGMT INC	CL A	8,100	393,012
GABLES RESIDENTIAL TR	SH BEN INT	34,000	1,216,860
GALLAGHER ARTHUR J + CO	COM	103,000	3,347,500
GAMESTOP CORP	COM CL B	41,682	934,094
GARDNER DENVER INC	COM	24,000	870,960
GARTNER INC	CL A	66,800	832,328
GAYLORD ENTMT CO NEW	COM	33,200	1,378,796
GEN PROBE INC NEW	COM	58,400	2,640,264
GEMSTAR TV GUIDE INTL INC	COM	247,300	1,464,016
GENAERA CORP	COM	50,016	171,055
GENCORP INC	COM	42,800	794,796
GENELABS TECHNOLOGIES INC	COM	46,400	55,680
GENENCOR INTL INC	COM	9,300	152,520
GENENTECH INC	COM	496,100	27,007,684
GENERAL BINDING CORP	COM	7,900	103,806
GENERALE CABLE CORP DEL NEW	COM	45,700	632,945
GENERAL COMMUNICATION INC	CL A	55,295	610,457
GENERAL GROWTH PPTYS INC	COM	266,920	9,651,827
GENESCO INC	COM	23,000	716,220
GENESEE + WYO INC	CL A	22,900	644,177
GENESIS MICROCHIP INC DEL	COM	38,100	617,982
GENESIS HEALTHCARE CORP	COM	24,100	844,223
GENTEX CORP	COM	88,100	3,261,462
GENLYTE GROUP INC	COM	14,800	1,268,064
GENTA INC	COM	62,400	109,824
GENTIVA HEALTH SVCS INC	COM	26,700	446,424
GENWORTH FINL INC	COM CL A	164,600	4,444,200
GENZYME CORP	COM GEN DIV	1	53
GEORGIA GULF CORP	COM	32,900	1,638,420
GERMAN AMERN BANCORP	COM	9,333	150,261
GERON CORP	COM	47,650	379,771
GETTY IMAGES INC	COM	47,700	3,284,145
GETTY RLTY CORP NEW	COM	21,700	623,441
GEVITY HR INC	COM	25,400	522,224

GIANT INDS INC	COM	10,100	267,751
GIBRALTAR INDS INC	COM	21,600	510,192
GLACIER BANCORP INC	COM	29,437	1,002,035
GLADSTONE CAP CORP	COM	8,000	189,600
GLATFELTER	COM	37,400	571,472
GLENBOROUGH RLTY TR INC	COM	22,941	488,184
GLIMCHER RLTY TR	COM	39,827	1,103,606
GLOBAL INDUSTRIES INC	COM	98,200	814,078
GLOBAL IMAGING SYS INC	COM	27,700	1,094,150
GLOBAL PMTS INC	COM	33,039	1,934,103
GLOBAL PWR EQUIP GROUP INC	COM	30,400	299,136
GLOBAL SIGNAL INC	COM	6,900	190,026
GOLD BANC CORP INC	COM	43,100	630,122
GOLDEN TELECOM INC	COM	15,000	396,300
GOODYS FAMILY CLOTHING INC	COM	19,500	178,230
GOOGLE INC	CL A	21,925	4,233,718
GORMAN RUPP CO	COM	11,000	253,000
GOVERNMENT PPTYS TR INC	COM	28,400	280,024
GRACE W R + CO DEL NEW	COM	77,300	1,052,053
GRACO INC	COM	79,075	2,953,451
GRAFTECH INTL LTD	COM	110,100	1,041,546
GRAMERCY CAP CORP	COM	2,800	57,680
GRANITE CONSTR INC	COM	39,400	1,048,040
GRANT PRIDECO INC	COM	137,100	2,748,855
GRAPHIC PACKAGING CORP DEL	COM	83,400	600,480
GRAY TELEVISION INC	COM	48,700	754,850
GREAT AMERICAN FINL RES INC	COM	8,300	144,171
GREAT ATLANTIC + PAC TEA INC	COM	19,200	196,800
GREAT SOUTHN BANCORP INC	COM	13,000	455,000
GREAT PLAINS ENERGY INC	COM	80,300	2,431,484
GREATER BAY BANCORP	COM	62,258	1,735,753
GREENBRIER COS INC	COM	3,400	115,090
GREIF INC	CL A	16,100	901,600
GREY GLOBAL GROUP INC	COM	1,005	1,105,490
GREY WOLF INC	COM	218,000	1,148,860
GRIFFON CORP	COM	29,520	797,040
GROUP 1 AUTOMOTIVE INC	COM	20,400	642,600
GTECH HLDGS CORP	COM	129,400	3,357,930
GTX INC DEL	COM	3,300	44,517
GUESS INC	COM	6,200	77,810
GUILFORD PHARMACEUTICALS INC	COM	30,500	150,975
GUITAR CTR INC	COM	26,600	1,401,554
GULF IS FABRICATION INC	COM	8,900	194,287
GULFMARK OFFSHORE INC	COM	14,000	311,780
GYMBOREE CORP	COM	36,900	473,058
HCC INS HLDGS INC	COM	71,000	2,351,520
HNI CORP	COM	65,700	2,828,385
HRPT PPTYS TR	COM SH BEN INT	210,800	2,704,564
HAEMONETICS CORP MASS	COM	20,100	727,821
HAIN CELESTIAL GROUP INC	COM	26,400	545,688
HANCOCK FABRICS INC	COM	19,100	198,067
HANCOCK HLDG CO	COM	31,600	1,057,336
HANDLEMAN CO DEL	COM	27,600	592,848
HANGER ORTHOPEDIC GROUP	COM	25,800	208,980
HANMI FINL CORP	COM	15,460	555,632
HANOVER COMPRESSOR CO	COM	91,100	1,287,243
HANSEN NAT CORP	COM	3,300	120,153
HARBOR FL BANCSHARES INC	COM	27,600	955,236
HARLAND JOHN H CO	COM	32,100	1,158,810
HARLEYSVILLE GROUP INC	COM	12,900	307,923
HARLEYSVILLE NATL CORP PA	COM	31,658	842,103
HARMAN INTL INDS INC NEW	COM	66,100	8,394,700
HARMONIC INC	COM	84,114	701,511
HARRIS + HARRIS GROUP INC	COM	13,700	224,406
HARRIS CORP DEL	COM	75,900	4,689,861
HARRIS INTERACTIVE INC	COM	49,300	389,470
HARSCO CORP	COM	46,900	2,614,206
HARTE HANKS INC	COM	70,250	1,825,095
HARTMARX CORP	COM	23,900	185,703
HARVEST NAT RES INC	COM	41,200	711,524
HAVERTY FURNITURE COS INC	COM	20,000	370,000
HAWAIIAN ELEC INDS INC	COM	93,300	2,719,695
HAYES LEMMERZ INTL INC	COM	40,200	354,966

HEALTHCARE SVCS GROUP INC	COM	18,250	380,330
HEALTH CARE PPTY INVS INC	COM	149,472	4,138,880
HEALTHCARE RLTY TR	COM	51,500	2,096,050
HEADWATERS INC	COM	38,400	1,094,400
HEALTH CARE REIT INC	COM	59,900	2,285,185
HEALTHEXTRAS INC	COM	19,300	314,590
HEALTH NET INC	COM	126,300	3,646,281
HEARST ARGYLE TELEVISION INC	COM	37,800	997,164
HEARTLAND EXPRESS INC	COM	53,133	1,193,899
HEARTLAND FINL USA INC	COM	10,350	208,139
HECLA MNG CO	COM	137,600	802,208
HEICO CORP NEW	COM	20,600	465,354
HEIDRICK + STRUGGLES INTL INC	COM	20,300	695,681
HELIX TECHNOLOGY CORP	COM	32,300	561,697
HELMERICH AND PAYNE INC	COM	56,300	1,916,452
HENRY JACK + ASSOC INC	COM	81,800	1,628,638
HERITAGE PPTY INVT TR INC	COM	32,700	1,049,343
HERLEY INDUSTRIES INC	COM	13,200	268,488
HEWITT ASSOCS INC	CLASS A	40,859	1,307,897
HEXCEL CORP NEW	COM	24,200	350,900
HIBBETT SPORTING GOODS INC	COM	20,250	538,853
HIBERNIA CORP	CL A	176,400	5,205,564
HIGHLAND HOSPITALITY CORP	COM	24,000	269,760
HIGHWOODS PPTYS INC	COM	67,000	1,855,900
HILB ROGAL + HOBBS CO	COM	39,500	1,431,480
HILLENBRAND INDS INC	COM	63,300	3,515,682
HOLLINGER INTERNATIONAL INC	CL A	62,550	980,784
HOLLY CORP	COM	23,200	646,584
HOLLIS EDEN PHARMACEUTICALS	COM	7,300	68,766
HOLLYWOOD ENTMT CORP	COM	66,000	863,940
HOLOGIC INC	COM	24,600	675,762
HOME PROPERTIES INC	COM	37,900	1,629,700
HOMEBANC CORP GA	COM	38,200	369,776
HOMESTORE INC	COM	105,791	320,547
HOOKER FURNITURE CORP	COM	4,800	108,960
HOOPER HOLMES INC	COM	63,350	375,032
HORACE MANN EDUCATORS CORP NEW	COM	46,200	881,496
HORIZON FINL CORP WASH	COM	14,400	296,352
HORMEL FOODS CORP	COM	84,800	2,658,480
HORNBECK OFFSHORE SVCS INC NEW	COM	6,500	125,450
HOSPITALITY PPTYS TR	COM SH BEN INT	76,400	3,514,400
HOST MARRIOTT CORP NEW	COM	396,100	6,852,530
HOT TOPIC INC	COM	56,675	974,243
HOUSTON EXPL CO	COM	17,300	974,163
HOVNANIAN ENTERPRISES INC	CL A	39,800	1,970,896
HUB GROUP INC	CL A	10,400	543,088
HUBBELL INC	CLB	67,422	3,526,171
HUDSON CITY BANCORP INC	COM	74,000	2,724,680
HUDSON HIGHLAND GROUP INC	COM	9,600	276,480
HUDSON RIV BANCORP INC	COM	38,100	753,999
HUDSON UTD BANCORP	COM	51,026	2,009,404
HUGHES SUPPLY INC	COM	70,700	2,287,145
HUMAN GENOME SCIENCES INC	COM	160,160	1,925,123
HUNT J B TRANS SVCS INC	COM	64,600	2,897,310
HUTCHINSON TECHNOLOGY INC	COM	30,300	1,047,471
HYDRIL COMPANY	COM	16,200	737,262
IDT CORP	CL B	62,600	969,048
HYPERCOM CORP	COM	32,500	192,400
HYPERION SOLUTIONS CORP	COM	46,700	2,177,154
IAC / INTERACTIVECORP	COM	377,002	10,412,795
ICOS CORP	COM	64,800	1,832,544
ICU MEDICAL INC	COM	12,600	344,484
IDX SYS CORP	COM	21,500	740,890
I FLOW CORP	COM	16,993	309,782
IHOP CORP NEW	COM	24,200	1,013,738
ITC DELTACOM INC	COM	2,800	4,788
ISTAR FINL INC	COM	125,898	5,698,143
ISTA PHARMACEUTICALS INC	COM	4,000	40,480
ITLA CAP CORP	COM	5,900	346,861
ITT EDL SVCS INC	COM	52,300	2,486,865
IXIA	COM	28,800	484,128
IBERIABANK CORP	COM	8,700	577,332
IDACORP INC	COM	41,400	1,265,598

IDEX CORP	COM	53,825	2,179,913
IDEXX LABS INC	COM	38,300	2,090,797
IGATE CORP	COM	24,000	97,200
IKON OFFICE SOLUTIONS INC	COM	141,200	1,632,272
IDENTIX INC	COM	106,364	784,966
ILLUMINA INC	COM	32,221	305,455
IMATION CORP	COM	41,500	1,320,945
IMCLONE SYS INC	COM	76,056	3,504,660
IMAGISTICS INTL INC	COM	18,844	634,289
IMMUCOR CORP	COM	53,380	1,254,964
IMMUNOGEN INC	COM	48,800	431,392
IMPAC MORT HOLDINGS INC	COM	76,300	1,729,721
IMPAX LABORATORIES INC	COM	52,900	840,052
IMMUNOMEDICS INC	COM	52,050	158,232
INAMED CORP	COM	40,450	2,558,463
INCYTE CORP	COM	81,800	817,182
INDEPENDENCE CMNTY BK CORP	COM	92,352	3,932,348
INDEPENDENCE HLDG CO NEW	COM	5,200	95,940
INDEPENDENT BK CORP MASS	COM	15,800	533,250
INDEPENDENT BK CORP MI	COM	23,284	694,562
INDEVUS PHARMACEUTICALS INC	COM	39,900	237,804
INDYMAC BANCORP INC	COM	67,600	2,328,820
INFOCROSSING INC	COM	11,558	195,677
INFOCUS CORP	COM	46,400	425,024
INFINITY PPTY + CAS CORP	COM	22,200	781,440
INFORMATICA CORP	COM	82,900	673,148
INFONET SVCS CORP	CL B	76,000	153,520
INFOSPACE INC	COM	37,100	1,764,105
INFOUSA INC NEW	COM	37,100	415,149
INGLES MKTS INC	COM	14,900	184,611
INGRAM MICRO INC	CL A	131,100	2,726,880
INKINE PHARMACEUTICAL INC	COM	29,300	159,099
INPUT/OUTPUT INC	COM	53,000	468,520
INSIGHT ENTERPRISES INC	COM	56,850	1,166,562
INSITUFORM TECHNOLOGIES INC	CL A	29,100	659,697
INSIGHT COMMUNICATIONS INC	CL A	53,300	494,091
INNOVATIVE SOLUTIONS + SUPPORT	COM	10,000	333,600
INNKEEPERS USA TR	COM	25,794	366,275
INSPIRE PHAMACEUTICAL INC	COM	49,900	836,823
INSTINET GROUP INC	COM	151,800	915,354
INSURANCE AUTO AUCTIONS INC	COM	11,300	253,346
INTEGRA LIFESCIENCES CORP	COM	23,100	853,083
INTEGRATED DEVICE TECHNOLOGY	COM	118,500	1,369,860
INTERGRATED ELECTRICAL SVCS	COM	37,300	180,532
INTEGRATED CIRCUIT SYS INC	COM	74,700	1,562,724
INTAC INTL	COM	6,000	78,000
INTEGRATED SILICON SOLUTION	COM	40,200	329,640
INTEGRA BK CORP	COM	18,940	437,703
INTER PARFUMS INC	COM	3,800	60,420
INTER TEL INC	COM	22,250	609,205
INTERACTIVE DATA CORP	COM	43,300	941,342
INTERCHANGE FINL SVCS CORP	COM	14,100	365,472
INTERFACE INC	CL A	54,800	546,356
INTERDIGITAL COMM CORP	COM	66,600	1,471,860
INTERGRAPH CORP	COM	40,800	1,098,744
INTERMAGNETICS GEN CORP	COM	31,144	791,369
INTERMUNE INC	COM	30,400	403,104
INTERNAP NETWORK SVCS CORP	COM	164,560	153,041
INTERNATIONAL BANCSHARES CORP	COM	37,999	1,496,401
INTERNATIONAL RECTIFIER CORP	COM	74,900	3,338,293
INTERNATIONAL SPEEDWAY CORP	CL A	39,100	2,064,480
INTERNATIONAL STL GROUP INC	COM	18,100	734,136
INTERNET CAP GROUP INC	COM	38,700	348,300
INTERNET SEC SYS INC	COM	46,600	1,083,450
INTERSIL CORP	CL A	177,648	2,973,828
INTERVOICE BRITE INC	COM	42,400	566,040
INTEVAC INC	COM	9,900	74,844
INTERWOVEN INC	COM	52,024	566,021
INTERVIDEO INC	COM	1,300	17,199
INTRADO INC	COM	17,200	208,120
INVACARE CORP	COM	28,400	1,313,784
INTUITIVE SURGICAL INC	COM	34,500	1,380,690
INVERNESS MED INNOVATIONS INC	COM	14,600	366,460

INVESTMENT TECHNOLOGY GROUP	COM	54,700	1,094,000
INVESTORS REAL ESTATE TR	SH BEN INT	47,300	496,177
INVITROGEN CORP	COM	61,150	4,105,000
INVESTORS FINL SERVICES CORP	COM	73,100	3,653,538
IOMEGA CORP	COM	53,360	295,614
IONICS INC	COM	22,600	979,484
IOWA TELECOMMUNICATION SVCS	COM	19,600	422,772
IPASS INC	COM	46,600	344,840
IPAYMENT INC	COM	11,534	571,164
IRON MTN INC PA	COM	120,802	3,683,253
IRWIN FINL CORP	COM	19,500	553,605
ISIS PHARMACEUTICALS	COM	53,300	314,470
ISLE CAPRI CASINOS INC	COM	18,800	482,220
ISOLAGEN INC	COM	5,800	45,646
ITRON INC	COM	25,300	604,923
IVAX CORP	COM	215,866	3,415,000
IVILLAGE INC	COM	24,893	153,839
IXYS CORP DEL	COM	21,800	224,976
J + J SNACK FOODS CORP	COM	7,400	362,822
JDA SOFTWARE GROUP INC	COM	35,200	479,424
J JILL GROUP INC	COM	21,400	318,646
JLG INDS INC	COM	53,300	1,046,279
J2 GLOBAL COMMUNICATIONS	COM	20,500	707,250
JACK IN THE BOX INC	COM	41,100	1,515,357
JACKSON HEWITT TAX SVC INC	COM	41,600	1,050,400
JACOBS ENGR GROUP INC	COM	62,900	3,005,991
JACUZZI BRANDS INC	COM	93,300	811,710
JAKKS PAC INC	COM	29,500	652,245
JARDEN CORP	COM	31,050	1,348,812
JEFFRIES GROUP INC NEW	COM	54,800	2,207,344
JETBLUE AWYS CORP	COM	100,300	2,328,966
JO ANN STORES INC	COM	20,400	561,816
JONES LANG LASALLE INC	COM	38,600	1,444,026
JOS A BANK CLOTHIERS INC	COM	11,937	337,817
JOURNAL COMMUNICATIONS INC	COM	21,100	381,277
JOURNAL REGISTER CO	COM	39,500	763,535
JOY GLOBAL INC	COM	60,500	2,627,515
JUNIPER NETWORKS INC	COM	593,747	16,143,981
JUPITERMEDIA CORP	COM	13,790	327,926
KCS ENERGY INC	COM	60,000	886,800
KFX INC	COM	43,400	630,168
K SWISS INC	A CL A	30,400	885,248
K2 INC	COM	42,200	670,136
KVH INDS INC	COM	14,000	137,200
K V PHARMACEUTICAL COMPANY	CL A	40,950	902,948
KADANT INC	COM	14,644	300,202
KNBT BANCORP INC	COM	32,400	547,560
KAMAN CORP	CL A	28,500	360,525
KANBAY INTL INC	COM	1,896	59,345
KANSAS CITY LIFE INS CO	COM	2,600	122,980
KANSAS CITY SOUTHERN	COM	74,350	1,318,226
KAYDON CORP	COM	33,200	1,096,264
KEANE INC	COM	61,600	905,520
KEITHLEY INSTRS INC	COM	18,500	364,450
KELLWOOD CO	COM	30,700	1,059,150
KELLY SVCS INC	CL A	21,400	645,852
KEMET CORP	COM	107,800	964,810
KENNAMETAL INC	COM	42,250	2,102,783
KENSEY NASH CORP	COM	9,600	331,488
KERYX BIOPHARMACEUTICALS INC	COM	20,955	242,449
KEY ENERGY SVCS INC	COM	161,100	1,900,980
KEYNOTE SYS INC	COM	18,600	258,912
KEYSTONE AUTOMOTIVE INDS INC	COM	14,300	332,475
KFORCE INC	COM	28,600	317,460
KIMBALL INTL INC	CL B	24,700	365,807
KILROY RLTY CORP	COM	32,500	1,389,375
KIMCO RLTY CORP	COM	107,825	6,252,772
KINDRED HEALTHCARE INC	COM	28,400	850,580
KINETIC CONCEPTS INC	COM	27,000	2,060,100
KINTERA INC	COM	7,000	63,070
KIRBY CORP	COM	26,200	1,162,756
KIRKLANDS INC	COM	13,700	168,373
KITE RLTY GROUP TR	COM	19,000	290,320

KMART HLDG CORPORATON	COM	52,300	5,175,085
KNIGHT TRADING GROUP INC	COM	126,900	1,389,555
KNIGHT TRANSN INC	COM	43,125	1,069,500
KOMAG INC	COM	31,600	593,448
KOPIN CORP	COM	82,950	321,017
KORN / FERRY INTL	COM	36,200	751,150
KOS PHARMACEUTICALSINC	COM	12,400	466,736
KOSAN BIOSCIENCES INC	COM	24,900	172,557
KRAFT FOODS INC	CL A	296,600	10,561,926
KRAMONT RLTY TR	COM	25,700	601,380
KRISPY KREME DOUGHNUTS INC	COM	60,000	756,000
KRONOS INC	COM	36,100	1,845,793
KRONOS WORLDWIDE INC	COM	4,920	200,495
KULICKE + SOFFA INDS INC	COM	61,900	533,578
KYPHON INC	COM	23,299	600,182
LCA VISION INC	COM	15,750	368,393
LKQ CORP	COM	8,800	176,616
LNR PPTY CORP	COM	22,200	1,396,602
LSI INDS INC	COM	29,587	338,771
LTC PROPERTIES	COM	21,700	432,047
LTX CORP	COM	71,900	552,911
LA QUINTA CORP	PAIRED CTF 1 COM B LA QUINTA	219,300	1,993,437
LA Z BOY INC	COM	63,000	968,310
LABOR READY INC	COM	49,950	845,154
LABONE INC NEW	COM	17,624	564,673
LABRANCHE + CO INC	COM	62,500	560,000
LACLEDE GROUP INC	COM	23,100	719,565
LAFARGE NORTH AMERICA INC	COM	38,900	1,996,348
LAIDLAW INTERNATIONAL W I	COM	113,700	2,433,180
LAKELAND BANCORP INC	COM	14,470	253,949
LAKELAND FINANCIAL CORP	COM	6,600	262,020
LAKES ENTMT INC	COM	22,400	364,896
LAM RESH CORP	COM	153,900	4,449,249
LAMAR ADVERTISING CO	CL A	89,400	3,824,532
LANCASTER COLONY CORP	COM	30,550	1,309,679
LANCE INC	COM	27,200	517,616
LANDAUER INC	COM	11,500	525,550
LANDAMERICA FINL GROUP INC	COM	22,600	1,218,818
LANDRYS RESTAURANTS INC	COM	25,400	738,124
LANDSTAR SYS INC	COM	34,300	2,525,852
LANNETT CO INC	COM	7,650	75,353
LASALLE HOTEL PPTYS	COM SH BEN INT	29,800	948,534
LASERCARD CORP	COM	11,400	119,586
LASERSCOPE	COM	17,700	635,607
LATTICE SEMICONDUCTOR CORP	COM	124,900	711,930
LAUDER ESTEE COS INC	CL A	120,100	5,496,977
LAUREATE ED INC	COM	41,100	1,812,099
LAWSON PRODS INC	COM	6,000	302,580
LAWSON SOFTWARE INC	COM	56,100	385,407
LAYNE CHRISTENSEN CO	COM	1,200	21,780
LEAR CORP	COM	77,600	4,734,376
LEAPFROG ENTERPRISES INC	COM	22,300	303,280
LEARNING TREE INTL INC	COM	10,100	135,340
LECG CORP	COM	5,100	95,115
LECROY CORP	COM	4,500	105,030
LEE ENTERPRISES INC	COM	50,950	2,347,776
LEGG MASON INC	COM	110,700	8,109,882
LENNAR CORP	CL A	149,024	8,446,680
LENNOX INTL INC	COM	53,600	1,090,760
LEUCADIA NATL CORP	COM	58,986	4,098,347
LEVEL 3 COMMUNICATIONS INC	COM	750,130	2,542,941
LEVITT CORP FLA	CL A	17,825	544,910
LEXAR MEDIA INC	COM	73,700	577,808
LEXICON GENETICS INC	COM	63,937	495,831
LEXINGTON CORPORATE PPTY TR	COM	56,200	1,268,996
LIBBEY INC	COM	15,600	346,476
LIBERTY CORP S C	COM	19,000	835,240
LIBERTY MEDIA CORP	COM SER A	3,011,773	33,069,268
LIBERTY MEDIA INTL INC	COM SER A	182,910	8,455,929
LIBERTY PROPERTY	SH BEN INT SUPP	93,800	4,052,160
LIFETIME HOAN CORP	COM	2,600	41,340
LIFECELL CORP	COM	26,700	272,874
LIFE TIME FITNESS INC	COM	13,200	341,616

LIFELINE SYS INC	COM	15,500	399,280
LIFEPOINT HOSPS INC	COM	46,000	1,601,720
LIGAND PHARMACEUTICALS INC	CL B	72,525	844,191
LIN TV CORP	CL A	32,600	622,660
LINCARE HLDGS INC	COM	114,100	4,866,365
LINCOLN ELEC HLDGS INC	COM	38,850	1,341,879
LINDSAY MFG CO	COM	13,700	354,556
LINENS N THINGS INC	COM	54,900	1,361,520
LIONBRIDGE TECHNOLOGIES INC	COM	38,000	255,360
LITHIA MTRS INC	CL A	15,600	418,392
LITTELFUSE INC	COM	23,900	816,424
LODGENET ENTMT CORP	COM	12,300	217,587
LOEWS CORP	COM	67,700	1,959,915
LONE STAR STEAKHOUSE + SALOON	COM	17,400	487,200
LONE STAR TECHNOLOGIES INC	COM	33,600	1,124,256
LONGS DRUG STORES CORP	COM	33,900	934,623
LONGVIEW FIBRE CO WASHINGTON	COM	57,100	1,035,794
LOOKSMART LTD	COM	100,200	219,438
LUBRIZOL CORP	COM	70,800	2,609,688
LUFKIN INDS INC	COM	7,400	295,319
LUMINENT MTG CAP INC	COM	38,600	459,340
LUMINEX CORP DEL	COM	23,700	210,456
LYON WILLIAM HOMES	COM	5,400	379,296
LYONDELL CHEMICAL CO	COM	227,860	6,589,711
M + F WORLDWIDE CORP	COM	11,500	156,630
MAF BANCORP INC	COM	32,815	1,470,768
MB FINL INC	COM	20,700	872,505
M.D.C. HOLDINGS INC	COM	26,435	2,285,041
MDU RES GROUP INC	COM	132,250	3,528,430
MEMC ELECTR MATLS INC	COM	82,100	1,087,825
MFA MTG INVTS INC	COM	100,200	883,764
MGE ENERGY INC	COM	22,600	814,278
MGI PHARMA INC	COM	85,200	2,386,452
MGM MIRAGEINC	COM	67,100	4,880,854
MGP INGREDIENTS INC	COM	4,600	39,744
M/I HOMES INC	COM	13,200	727,452
MKS INSTRS INC	COM	32,570	604,174
MPS GROUP INC	COM	117,400	1,439,324
MRV COMMUNICATIONS INC	COM	130,250	478,018
MRO SOFTWARE INC	COM	23,200	302,064
MSC INDL DIRECT INC	CL A	35,200	1,266,496
MSC SOFTWARE CORP	COM	38,635	404,508
MTR GAMING GROUP INC	COM	26,900	284,064
MTS SYS CORP	COM	25,300	855,393
MTC TECHNOLOGIES INC	COM	6,300	211,491
MACATAWA BK CORP	COM	9,812	316,829
MACDERMID INC	COM	31,600	1,140,760
MACERICH CO	COM	66,400	4,169,920
MACK CA RLTY CORP	COM	70,050	3,224,402
MACROVISION CORP	COM	50,200	1,291,144
MACROMEDIA INC	COM	84,160	2,619,059
MADDEN STEVEN LTD	COM	10,800	203,688
MAGELLAN HEALTH SVCS INC	COM	29,200	997,472
MAGMA DESIGN AUTOMATION INC	COM	27,100	340,376
MAGNA ENTMT CORP	SUB VTG CL A	49,700	299,194
MAGNETEK INC	COM	33,300	229,770
MAGNUM HUNTER RESOURCES INC	COM	89,700	1,157,130
MAGUIRE PPTYS INC	COM	36,800	1,010,528
MAIN STR BKS INC NEW	COM	17,400	607,782
MAINSOURCE FINL GROUP INC	COM	14,460	345,294
MANDALAY RESORT GROUP	COM	75,650	5,328,030
MANHATTAN ASSOCS INC	COM	33,800	807,144
MANITOWOC INC	COM	32,800	1,234,920
MANNATECH INC	COM	8,200	156,128
MANNING GREG AUCTIONS INC	COM	2,800	34,664
MANNKIND CORP	COM	14,400	226,800
MANPOWER INC WIS	COM	101,433	4,899,214
MANTECH INTL CORP	CL A	16,600	394,084
MAPICS INC	COM	25,400	267,970
MANUGISTICS GROUP INC	COM	81,600	234,192
MAPINFO CORP	COM	11,945	143,101
MARCHEX INC	CL B	2,400	50,400
MARCUS CORP	COM	26,300	661,182

MARINEMAX INC	COM	10,200	303,552
MARINE PRODS CORP	COM	6,950	181,465
MARKEL CORP	COM	9,900	3,603,600
MARKETWATCH INC	COM	9,600	172,800
MARLIN BUSINESS SVCS CORP	COM	3,500	66,500
MARSHALL EDWARDS INC	COM	5,100	45,620
MARTEK BIOSCIENCES CORP	COM	31,100	1,592,320
MARTEN TRANS LTD	COM	13,900	315,947
MARTHA STEWART LIVING INC	CL A	14,000	406,280
MARTIN MARIETTA MATLS INC	COM	53,200	2,854,712
MARVEL ENTERPRISES INC	COM	78,050	1,598,464
MASSEY ENERGY CORP	COM	87,800	3,068,610
MASTEC INC	COM	22,100	223,431
MATRIA HEALTHCARE INC	COM	11,100	433,677
MATRIX SVC CO	COM	21,400	172,484
MATRIXONE INC	COM	53,800	352,390
MATTHEWS INTL CORP	COM	35,500	1,306,400
MATTSON TECHNOLOGY INC	COM	35,200	396,352
MAUI LD + PINEAPPLE INC	COM	5,200	204,100
MAXTOR CORP	COM	241,916	1,282,155
MAXIM PHARMACEUTICALS INC	COM	6,900	20,838
MAXWELL TECHNOLOGIES INC	COM	16,800	170,352
MAXYGEN INC	COM	28,500	364,515
MAVERICK TUBE CORP	COM	51,100	1,548,330
MAXIMUS INC	COM	19,500	606,840
MBT FINL CORP	COM	16,876	392,705
MCAFEE INC	COM	182,855	5,289,995
MCCLATCHY CO	CL A	21,300	1,529,553
MCDATA CORPORATION	CL A	125,800	749,768
MCG CAP CORP	COM	30,700	525,891
MCGRATH RENTCORP	COM	12,924	563,616
MCMORAN EXPLORATION CO	COM	14,800	276,760
MEASUREMENT SPECIALTIES INC	COM	7,600	193,496
MEDAREX INC	COM	87,600	944,328
MEDCATH CORP	COM	2,400	59,136
MEDIA GEN INC	CL A	26,800	1,736,908
MEDIACOM COMMUNICATIONS CORP	CL A	65,000	406,250
MEDICAL ACTION IND INC	COM	8,900	175,330
MEDICAL STAFFING NETWORK HLDGS	COM	41,500	339,885
MEDICINES CO	COM	51,400	1,480,320
MEDICIS PHARMACEUTICAL CORP	CL A	62,700	2,201,397
MEDIS TECHNOLOGIES LTD	COM	12,160	223,136
MENS WEARHOUSE INC	COM	41,600	1,329,536
MENTOR CORP MINN	COM	51,400	1,734,236
MENTOR GRAPHICS CORP	COM	83,100	1,270,599
MERCANTILE BANKCORP	COM	8,780	346,810
MERCANTILE BANKSHARES CORP	COM	90,696	4,734,331
MERCURY COMPUTER SYS INC	COM	27,400	813,232
MERCURY GEN CORP	COM	30,200	1,809,584
MERIDIAN RESOURCE CORP	COM	49,600	300,080
MERISTAR HOSPITALITY CORP	COM	79,100	660,485
MERIT MED SYS INC	COM	27,476	419,833
MERGE TECHNOLOGIES INC	COM	3,643	81,057
MERITAGE HOME CORP	COM	11,300	1,273,510
MERIX CORP	COM	20,200	232,704
MESA AIR GROUP INC	COM	33,200	263,608
METAL MGMT INC	COM	16,900	454,103
METALS USA INC	COM	20,800	385,840
METHODE ELECTRS INC	COM	38,060	489,071
METRIS COS INC	COM	35,450	451,988
METRO GOLDWYN MAYER INC NEW	COM	67,677	804,003
METROLOGIC INSTRS INC	COM	9,600	204,000
METTLER TOLEDO INTL INC	COM	48,800	2,503,928
MICHAELS STORES INC	COM	157,700	4,726,269
MICREL INC	COM	68,200	751,564
MICROS SYS INC	COM	21,500	1,678,290
MICROSTRATEGY INC	CL A NEWREVERSE SPLIT	14,700	885,675
MICRO THERAPEUTICS INC NEW	COM	11,200	42,000
MICROCHIP TECHNOLOGY INC	COM	231,262	6,165,445
MICROMUSE INC	COM	66,300	367,965
MICROSEMI CORP	COM	71,900	1,248,184
MICROTUNE INC DEL	COM	60,963	372,484
MICROTEK MED HLDGS INC	COM	25,800	104,748

MID AMER APT CMNTYS INC	COM	21,212	874,359
MID STATE BANCSHARES	COM	29,000	830,850
MIDAS INC	COM	17,500	350,000
MIDDLEBY CORP	COM	6,500	329,680
MIDDLESEX WTR CO	COM	15,699	297,339
MIDLAND CO	COM	9,700	303,319
MIDWAY GAMES INC	COM	44,800	470,400
MIDWEST BANC HLDGS INC	COM	15,400	336,798
MILACRON INC	COM	52,708	178,680
MILLENNIUM PHARMACEUTICALS	COM	348,217	4,220,390
MILLER HERMAN INC	COM	82,400	2,276,712
MILLS CORP	COM	59,255	3,778,099
MINDSPEED TECHNOLOGIES INC	COM	118,197	328,588
MINE SAFETY APPLIANCES CO	COM	25,900	1,313,130
MINERALS TECHNOLOGIES INC	COM	21,000	1,400,700
MIPS TECHNOLOGIES INC COM	COM	54,046	532,353
MISSION RES CORP	COM	23,200	135,488
MISSION WEST PPTYS INC MD	COM	17,000	180,880
MOBILE MINI INC	COM	16,700	551,768
MOBILITY ELECTRONICS INC	COM	35,071	300,909
MODINE MFG CO	COM	28,100	948,937
MOHAWK INDS INC	COM	57,772	5,271,695
MOLECULAR DEVICES CORP	COM	16,100	323,610
MOLINA HEALTHCARE INC	COM	13,300	616,854
MONACO COACH CORP	COM	31,675	651,555
MONEYGRAM INTL INC	COM	107,800	2,278,892
MONOLITHIC SYS TECHNOLOGY INC	COM	31,900	198,737
MONRO MUFFLER BRAKE INC	COM	11,850	299,805
MOOG INC	CL A	31,450	1,426,258
MORTGAGEIT HLDGS INC	COM	3,000	53,850
MOSAIC CO	COM	134,800	2,199,936
MOVADO GROUP INC	COM	18,600	346,890
MOVIE GALLERY INC	COM	30,850	588,310
MUELLER INDS INC	COM	43,300	1,394,260
MULTIMEDIA GAMES INC	COM	29,200	460,192
MURPHY OIL CORP	COM	93,490	7,521,271
MYERS IND INC	COM	29,843	381,990
MYKROLIS CORP	COM	40,400	572,468
MYRIAD GENETICS INC	COM	33,600	756,336
MYOGEN INC	COM	2,600	20,982
NBC CAP CORP	COM	6,266	166,488
NBT BANCORP INC	COM	38,914	1,000,868
NBTY INC	COM	63,100	1,515,031
NCI BLDG SYS INC	COM	23,520	882,000
NCO GROUP INC	COM	23,300	602,305
NS GROUP INC	COM	14,600	405,880
NASB FINL INC	COM	4,900	195,804
NGP CAP RES CO	COM	16,900	259,753
NII HLDGS INC	CL B	62,800	2,979,860
NIC INC	COM	37,100	188,468
NL INDS INC	COM	10,000	221,000
NMS COMMUNICATIONS CORP	COM	47,900	302,249
NN INC	COM	12,400	163,804
NPS PHARMACEUTICALS INC	COM	37,300	681,844
NRG ENERGY INC	COM	86,300	3,111,115
NTL INC DEL	COM	76,457	5,578,303
NUCO2 INC	COM	5,000	110,950
NVR INC	COM	6,100	4,693,340
NYMAGIC INC	COM	3,100	78,430
NABI BIOPHARMACEUTICALS	COM	66,100	968,365
NACCO INDS INC	CL A	5,370	565,998
NALCO HLDG CO	COM	49,800	972,096
NANOGEN INC	COM	26,044	191,684
NARA BANCORP INC	COM	23,400	497,718
NASH FINCH CO	COM	16,500	623,040
NATIONAL BEVERAGE CORP	COM	9,900	82,368
NATIONAL HEALTHCARE CORP	COM	8,200	289,460
NATIONAL FINL PARTNERS CORP	COM	36,500	1,416,200
NATIONAL FUEL GAS CO N J	COM	84,300	2,389,062
NATIONAL HEALTH INVS INC	COM	27,500	802,450
NATIONAL INSTRS CORP	COM	57,450	1,565,513
NATIONAL OILWELL INC	COM	99,326	3,505,215
NATIONAL PENN BANCSHARES INC	COM	37,958	1,051,437

NATIONAL PRESTO INDS INC	COM	5,600	254,800
NATIONAL WESTN LIFE INS CO	CL A	2,600	433,186
NATIONWIDE FINL SVCS INC	CL A	62,200	2,377,906
NATIONWIDE HEALTH PPTYS INC	COM	81,200	1,928,500
NAVIGATORS GROUP INC	COM	6,500	195,715
NATURES SUNSHINE PRODS INC	COM	12,334	251,120
NAUTILUS GROUP INC	COM	34,287	828,717
NAVARRE CORP	COM	21,400	376,640
NAVIGANT CONSULTING CO	COM	53,900	1,433,740
NAVIGANT INTL INC	COM	14,800	180,116
NAVTEQ CORP	COM	44,800	2,076,928
NDCHEALTH CORP	COM	42,800	795,652
NEENAH PAPER INC	COM	19,100	622,660
NEIGHBORCARE INC	COM	41,000	1,259,520
NEIMAN MARCUS GROUP	CL A	48,900	3,498,306
NEKTAR THERAPEUTICS	COM	91,700	1,856,008
NELNET INC	CL A	12,800	344,704
NELSON THOMAS INC	COM	15,400	348,040
NEOFORMA INC NEW	COM	11,500	88,435
NEOPHARM INC	COM	19,721	246,710
NETBANK INC	COM	57,600	599,616
NET2PHONE INC	COM	35,600	121,040
NETFLIX COM INC	COM	38,000	468,540
NETGEAR INC	COM	27,700	503,863
NETIQ	COM	65,316	797,508
NETSCOUT SYS INC	COM	22,500	157,050
NETRATINGS INC	COM	12,800	245,376
NETWORK EQUIP TECHNOLOGIES	COM	28,100	275,942
NEUROGEN CORP	COM	11,900	111,384
NEUROCRINE BIOSCIENCES INC	COM	38,200	1,883,260
NEVADA GOLD + CASINOS INC	COM	675	8,235
NEW CENTY FINL CORP MD	COM	44,400	2,837,604
NEW JERSEY RES CORP	COM	33,350	1,445,389
NEW PLAN EXCEL RLTY TR INC	COM	114,140	3,090,911
NEW YORK CMNTY BANCORP INC	COM	293,584	6,039,023
NEWALLIANCE BANCSHARES INC	COM	98,200	1,502,460
NEWCASTLE INVT CORP NEW	COM	34,900	1,109,122
NEWFIELD EXPL CO	COM	71,000	4,192,550
NEWMARKET CORP	COM	18,200	362,180
NEWPARK RES INC	COM	93,800	483,070
NEWPORT CORP	COM	46,600	657,060
NEXTEL PARTNERS INC	CL A	135,000	2,637,900
NEXSTAR BROADCASTING GRP INC	CL A	6,800	62,696
99 CENTS ONLY STORES	COM	47,764	771,866
NITROMED INC	COM	14,600	389,090
NOBLE ENERGY INC	COM	66,100	4,075,726
NOBLE INTL LTD	COM	1,000	20,390
NORDSON CORP	COM	31,900	1,278,233
NORTH PITTSBURGH SYS INC	COM	18,500	457,505
NORTHEAST UTILS	COM	144,844	2,730,309
NORTHFIELD LABORATORIES INC	COM	16,300	367,565
NORTHWEST AIRLS CORP	CLASS A	75,700	827,401
NORTHWEST BANCORP INC PA	COM	14,900	373,841
NORTHWEST NAT GAS CO	COM	31,800	1,072,932
NOVATEL WIRELESS INC	COM NEW	18,800	364,344
NOVASTAR FINL INC	COM	31,600	1,564,200
NOVEN PHARMACEUTICALS INC	COM	25,200	429,912
NU SKIN ENTERPRISES INC	CL A	57,500	1,459,350
NSTAR	COM	58,555	3,178,365
NUTRACEUTICAL INTL CORP	COM	1,900	29,279
NUVELO INC	COM NEW	19,900	196,015
O CHARLEYS INC	COM	29,100	568,905
OGE ENERGY CORP	COM	104,600	2,772,946
OCA INC	COM	60,800	386,080
OM GROUP INC	COM	32,400	1,050,408
NUVEEN INVTS INC	CL A	24,600	970,962
OSI PHARMACEUTICALS INC	COM	57,100	4,273,935
OSI SYS INC	COM	16,100	365,631
OAKLEY INC	COM	31,200	397,800
OCEANEERING INTL INC	COM	28,300	1,056,156
OCEANFIRST FINL CORP	COM	9,150	225,548
OCTEL CORP	COM	12,500	260,125
OCULAR SCIENCES INC	COM	22,400	1,097,824

OCWEN FINL CORP	COM	48,800	466,528
ODYSSEY HEALTHCARE INC	COM	39,075	534,546
ODYSSEY RE HLDGS CORP	COM	16,000	403,360
OFFSHORE LOGISTICS INC	COM	23,900	776,033
OHIO CAS CORP	COM	67,900	1,575,959
OIL STATES INTL INC	COM	31,300	603,777
OLD DOMINION FGHT LINES INC	COM	18,525	644,670
OLD NATL BANCORP IND	COM RTS CALLABLE THRU 3/2/20	74,306	1,921,553
OLD REP INTL CORP	COM	205,950	5,210,535
OLD SECOND BANCORP INC DEL	COM	17,332	552,544
OLIN CORP	COM	81,082	1,785,426
OMNICARE INC	COM	117,600	4,071,312
OMEGA HEALTHCARE INVESTORS	REAL ESTATE	48,900	577,020
1 800 CONTACTS	COM	6,900	151,800
OMEGA FINL CORP	COM	8,600	294,808
OMEGA PROTEIN CORP	COM	3,700	31,820
OMNIVISION TECHNOLOGIES INC	COM	58,600	1,075,310
OMNOVA SOLUTIONS INC	COM	41,800	234,916
OMNICELL INC	COM	19,100	210,100
ON SEMICONDUCTOR CORP	COM	129,200	586,568
FLOWERS COM INC	CL A	23,700	199,317
ONEOK INC NEW	COM	118,700	3,373,454
ONYX PHARMACEUTICALS INC	COM	41,300	1,337,707
OPENWAVE SYS INC	COM	78,899	1,219,779
OPEN SOLUTIONS INC	COM	13,300	345,268
OPNET TECHNOLOGIES INC	COM	13,700	115,354
OPLINK COMMUNICATIONS INC	COM	120,700	237,779
OPTICAL COMMUNICATION PRODS	CL A	16,100	40,250
OPSWARE INC	COM	61,100	448,474
OPTION CARE INC	COM	15,350	263,867
ORASURE TECHNOLOGIES INC	COM	46,800	314,496
ORBITAL SCIENCES CORP	COM	60,000	709,800
OREGON STL MLS INC	COM	35,900	728,411
O REILLY AUTOMOTIVE INC	COM	56,400	2,540,820
ORIENTAL FINL GROUP INC	COM	20,963	593,454
ORLEANS HOMEBUILDERS INC	COM	2,200	43,670
ORTHOLOGIC CORP	COM	41,200	257,500
ORTHOVITA INC	COM	11,700	49,023
OSCIENT PHARMACEUTICALS CORP	COM	66,800	243,820
OSHKOSH B GOSH INC	CL A	10,000	214,000
OSHKOSH TRUCK CORP	COM	40,700	2,783,066
OTTER TAIL CORP	COM	26,800	684,204
OUTBACK STEAKHOUSE INC	COM	71,300	3,264,114
OVERLAND STORAGE INC	COM	11,800	196,942
OVERNITE CORP	COM	30,200	1,124,648
OVERSEAS SHIPHOLDING GROUP INC	COM	30,700	1,694,640
OVERSTOCK COM INC DEL	COM	14,200	979,800
OWENS + MINOR INC NEW	COM	44,300	1,247,931
OWENS ILL INC	COM	130,300	2,951,295
OXFORD INDS INC	COM	15,100	623,630
P A M TRANSN SVCS INC	COM	11,500	215,625
PC CONNECTION INC	COM	7,150	68,068
PC MALL INC	COM	6,801	152,206
PC TEL INC	COM	27,300	216,489
PDF SOLUTIONS INC	COM	18,600	299,646
PDI INC	COM	8,100	180,468
PFF BANCORP INC	COM	14,320	663,446
P F CHANGS CHINA BISTRO INC	COM	30,400	1,713,040
PICO HLDGS INC	COM	8,700	180,699
PLX TECHNOLOGY INC	COM	20,200	210,080
PMA CAP CORP	CL A	27,300	282,555
PMI GROUP INC	COM	106,100	4,429,675
PNM RES INC	COM	71,550	1,809,500
PRG SHULTZ INTL INC	COM	45,300	227,859
PS BUSINESS PKS INC CA	COM	16,500	744,150
PSS WORLD MED INC	COM	84,500	1,057,518
PTEK HLDGS INC	COM	56,100	600,831
PACER INTL INC TN	COM	26,100	554,886
PACIFIC CAP BANCORP NEW	COM	54,700	1,859,253
PACIFIC SUNWEAR OF CALIF	COM	87,662	1,951,356
PACIFICARE HEALTH SYSTEMS	COM	97,900	5,533,308
PACKAGING CORP AMER	COM	70,300	1,655,565
PACKETEER INC	COM	29,600	427,720

PAIN THERAPEUTICS INC	COM	29,200	210,532
PALATIN TECHNOLOGIES INC	COM	62,800	167,048
PALM HBR HOMES INC	COM	20,500	346,040
PALMONE INC	COM	43,800	1,381,890
PALMSOURCE INC	COM	18,214	232,046
PALOMAR MED TECHNOLOGIES INC	COM	7,800	203,346
PAN PAC RETAIL PPTYS INC	COM	48,611	3,047,910
PANERA BREAD CO	CL A	32,700	1,318,464
PANTRY INC	COM	15,600	469,404
PAPA JOHNS INTL INC	COM	14,500	499,380
PAR PHARMACEUTICAL COS INC	COM	37,600	1,555,888
PARADYNE NETWORKS INC	COM	17,300	62,107
PAREXEL INTL CORP	COM	32,000	649,600
PARK ELECTROCHEMICAL CORP	COM	20,550	445,524
PARK NATL CORP	COM	16,638	2,254,415
PARKER DRILLING CO	COM	126,000	495,180
PARKWAY PPTYS INC	COM	11,142	565,457
PARTNERS TR FINL GROUP INC NEW	COM	48,226	561,833
PARTY CITY CORP	COM	10,700	138,351
PATINA OIL + GAS CORP	COM	74,100	2,778,750
PATHMARK STORES INC NEW	COM	36,700	213,227
PATTERSON COS INC	COM	135,800	5,892,362
PATTERSON UTI ENERGY INC	COM	182,900	3,557,405
PAXAR CORP	COM	32,400	718,308
PAXSON COMMUNICATIONS CORP	COM	36,800	50,784
PAYLESS SHOESOURCE INC	COM	82,730	1,017,579
PEABODY ENERGY CORP	COM	70,800	5,728,428
PEAPACK GLADSTONE FINL CORP	COM	7,964	251,264
PEC SOLUTIONS INC	COM	9,700	137,449
PEDIATRIX MED GROUP	COM	28,900	1,851,045
PEETS COFFEE AND TEA INC	COM	13,400	354,698
PEGASYSTEMS INC	COM	12,400	105,772
PEGASUS SOLUTIONS INC	COM	29,800	375,480
PENN AMERICA GROUP INC	COM	12,000	181,200
PENN ENGR + MFG CORP	COM NON VOTING	13,100	237,110
PENN NATL GAMING INC	COM	36,900	2,234,295
PENN VA CORP	COM	20,000	811,400
PENNFED FINL SVCX INC	COM	11,200	180,096
PENNROCK FINL SVCS CORP	COM	8,328	324,042
PENNSYLVANIA REAL ESTATE INVT	SH BEN INT	39,518	1,691,370
PENTAIR INC	COM	113,300	4,935,348
PENWEST PHARMACEUTICALS CO	COM	19,000	227,240
PEOPLES BANCORP INC	COM	12,495	342,738
PEOPLES BK BRIDGEPORT CONN	COM	47,349	1,841,403
PEOPLES HLDG CO	COM	11,950	395,545
PEP BOYS MANNY MOE + JACK	COM	65,480	1,117,744
PEPCO HLDGS INC	COM	214,076	4,564,100
PEPSIAMERICAS INC	COM	80,484	1,709,480
PER SE TECHNOLOGIES INC	COM	30,766	487,026
PEREGRINE PHARMACEUTICALS INC	COM	143,300	167,661
PERFORMANCE FOOD GROUP CO	COM	55,500	1,493,505
PERICOM SEMICONDUCTOR CORP	COM	26,100	246,123
PERINI CORP	COM	20,500	342,145
PEROT SYS CORP	CDT CL A	89,400	1,433,082
PERRIGO CO	COM	73,900	1,276,253
PETCO ANIMAL SUPPLIES INC	COM	44,000	1,737,120
PETROLEUM DEV CORP	COM	20,500	790,685
PETSMART INC	COM	160,200	5,691,906
PHARMACYCLICS INC	COM	15,400	161,238
PHARMACEUTICAL PROD DEV INC	COM	52,100	2,151,209
PHARMOS CORP	COM	76,900	109,198
PHARMION CORP	COM	13,500	569,835
PHILADELPHIA CONS HLDG CORP	COM	19,700	1,302,958
PHILLIPS VAN HEUSEN CORP	COM	29,700	801,900
PHOENIX COS INC NEW	COM	113,500	1,418,750
PHOTON DYNAMICS INC	COM	19,850	481,958
PHOTRONICS INC	COM	34,700	572,550
PIEDMONT NAT GAS INC	COM	84,800	1,970,752
PIER 1 IMPORTS INC	COM	102,150	2,012,355
PILGRIMS PRIDE CORP	COM	18,100	555,308
PINNACLE AIRL CORP	COM	21,800	303,892
PINNACLE ENTMT INC	COM	35,100	694,278
PINNACLE SYS INC	COM	73,400	447,740

PIONEER NAT RES CO	COM	161,955	5,684,621
PIPER JAFFRAY COS	COM	23,000	1,102,850
PIXAR	COM	28,300	2,422,763
PIXELWORKS INC	COM	42,300	479,682
PLAINS EXPL + PRODTN CO	COM	89,821	2,335,346
PLANAR SYS INC	COM	17,100	192,033
PLANTRONICS INC NEW	COM	49,700	2,061,059
PLATO LEARNING INC	COM	9,200	68,540
PLAYBOY ENTERPRISES INC	COM CL B	17,600	216,304
PLAYTEX PRODS INC	COM	33,700	269,263
PLEXUS CORP	COM	50,100	651,801
PLUG PWR INC	COM	33,742	206,164
POGO PRODUCING CO	COM	75,400	3,656,146
POLARIS INDS INC	COM	46,900	3,190,138
POLO RALPH LAUREN CORP	CL A	51,300	2,185,380
POLYCOM INC	COM	121,342	2,829,695
POLYMEDICA CORP	COM	31,300	1,167,177
POLYONE CORP	COM	114,425	1,036,691
POPE + TALBOT INC	COM	18,500	316,535
POPULAR INC	COM	303,100	8,738,373
PORTAL SOFTWARE INC	COM	36,800	97,520
PORTFOLIO RECOVERY ASSOCS INC	COM	15,400	634,788
POSSIS MED INC	COM	19,400	261,512
POST PPTYS INC	COM	44,600	1,556,540
POTLATCH CORP	COM	34,200	1,729,836
POWELL INDS INC	COM	8,200	151,618
POWER INTEGRATIONS	COM	34,250	677,465
POWERWAVE TECHNOLOGIES INC	COM	128,010	1,085,525
POZEN INC	COM	28,200	205,014
PRAECIS PHARMACEUTICALS INC	COM	56,600	107,540
PRE PAID LEGAL SVCS INC	COM	17,200	645,860
PRECISION CASTPARTS CORP	COM	73,265	4,812,045
PREMCOR INC	COM	42,500	1,792,225
PRENTISS PPTYS TR	SH BEN INT	51,600	1,971,120
PRESIDENTIAL LIFE CORP	COM	25,700	435,872
PRESSTEK INC	COM	33,400	323,312
PRICE COMMUNICATIONS CORP	COM	49,808	925,931
PRICELINE COM INC	COM	23,532	555,120
PRIDE INTERNATIONAL INC	COM	136,200	2,797,548
PRIMEDIA INC	COM	176,463	670,559
PRIMUS TELECOMM GROUP INC	COM	83,100	264,258
PRINCETON REVIEW INC	COM	17,718	108,966
PRIORITY HEALTHCARE CORP	CL B	29,750	647,658
PROASSURANCE CORP	COM	28,170	1,101,729
PRIVATEBANKCORP INC	COM	17,400	560,802
PROGENICS PHAARMACEUTICALS INC	COM	9,685	166,195
PROGRESS SOFTWARE CORP	COM	36,400	849,940
PROQUEST COMPANY	COM	31,000	920,700
PROSPERITY BANCSHARES INC	COM	19,300	563,753
PROTECTIVE LIFE CORP	COM	79,000	3,372,510
PROTEIN DESIGN LABS INC	COM	113,900	2,353,174
PROVIDE COMM INC	COM	5,300	196,895
PROVIDENT BANCORP INC DEL	COM	41,799	551,329
PROVIDENT BANKSHARES CORP	COM	37,104	1,349,472
PROVIDENT FINL HLDGS INC	COM	6,717	193,785
PROVIDENT FINACIAL SERVICES	COM	78,110	1,512,991
PROVINCE HEALTHCARE CO	COM	57,150	1,277,303
PROXYMED INC	COM	3,300	32,406
PSYCHIATRIC SOLUTIONS INC	COM	11,438	418,173
PUBLIC STORAGE INC	COM	94,400	5,262,800
PUGET ENERGY INC	COM	112,300	2,773,810
PULITZER INC	COM	10,700	693,895
QAD INC	COM	13,600	121,312
QUAKER CHEMICAL	COM	10,100	250,884
QUALITY SYSTEMS	COM	4,100	245,180
QUANEX CORP	COM	20,180	1,383,743
QUANTA SERVICES INC	COM	91,550	732,400
QUANTUM CORP	COM	179,200	469,504
QUEST SOFTWARE INC	COM	48,800	778,360
QUESTAR CORP	COM	94,700	4,825,912
QUICKSILVER RES INC	COM	32,600	1,199,028
QUIKSILVER INC	COM	67,850	2,021,252
QUIDEL CORP	COM	36,000	182,880

QUIXOTE CORP	COM	8,700	176,871
R + G FINANCIAL CORP	CL B	34,150	1,327,752
RAIT INVT TR	COM	28,200	788,754
RC2 CORP	COM	16,700	544,420
RH DONNELLEY CORP	COM	24,700	1,458,535
RLI CORP	COM	24,200	1,005,994
RPC INC	COM	12,600	316,512
RPM INTL INC	COM	132,300	2,601,018
RSA SEC INC	COM	81,050	1,625,863
RTI INTL METALS INC	COM	23,900	490,906
RF MICRO DEVICES INC	COM	213,140	1,457,878
RADIAN GROUP INC	COM	104,280	5,551,867
RADIO ONE INC	NON VTG CL D	96,600	1,557,192
RADISYS CORP	COM	23,150	452,583
RAE SYS INC	COM	30,900	225,570
RAILAMERICA INC	COM	35,500	463,275
RAMBUS INC DEL	COM	107,900	2,481,700
RALCORP HLDGS INC NEW	COM	35,000	1,467,550
RAMCO GERSHENSON PPTYS TR	COM SH BEN INT	16,100	519,225
RANGE RES CORP	COM	80,200	1,640,892
RARE HOSPITALITY INTL INC	COM	36,074	1,149,318
RAVEN INDS INC	COM	21,000	447,510
RAYMOND JAMES FINANCIAL INC	COM	69,575	2,155,434
RAYONIER INC	COM	59,791	2,924,378
RAYOVAC CORP	COM	40,300	1,231,568
READERS DIGEST ASSN INC	COM	115,800	1,610,778
READING INTL INC	CL A	13,000	108,680
REALNETWORKS INC	COM	104,500	691,790
REALTY INCOME CORP	COM	43,500	2,200,230
RECKSON ASSOCS RLTY CORP	COM	87,500	2,870,875
RED HAT INC	COM	179,300	2,393,655
RED ROBIN GOURMET BURGERS INC	COM	11,600	620,252
REDBACK NETWORKS INC	COM	53,465	286,572
REDWOOD TR INC.	COM	16,700	1,036,903
REGAL BELOIT CORP	COM	30,400	869,440
REGAL ENTMT GROUP	CL A	46,200	958,650
REGENCY CTRS CORP	COM	68,130	3,774,402
REGENT COMMUNICATIONS INC DEL	COM	40,800	216,240
REGENERON PHARMACEUTICALS INC	COM	40,200	370,242
REGENERATION TECH INC DEL	COM	27,700	290,296
REGIS CORP MINNESOTA	COM	50,300	2,321,345
REHABCARE GROUP INC	COM	18,900	529,011
REINSURANCE GROUP AMER INC	COM	32,775	1,587,949
RELIANCE STL + ALUM CO	COM	28,500	1,110,360
RELIANT ENERGY INC	COM	333,561	4,553,108
REMEC INC	COM	74,950	540,390
REMINGTON OIL GAS CORP	COM	26,400	719,400
RENAISSANCE LEARNING INC	COM	9,500	176,320
RENOVIS INC	COM	7,900	113,602
RENAL CARE GROUP INC	COM	73,650	2,650,664
RENT A CTR INC NEW	COM	74,950	1,986,175
RENT WAY INC	COM	26,700	213,867
REPUBLIC BANCORP INC KY	CDT CL A	11,655	299,534
REPUBLIC BANCORP INC	COM	75,536	1,154,196
REPUBLIC SVCS INC	COM	171,100	5,738,694
RES CARE INC	COM	8,100	123,282
RESTORATION HARDWARE INC DEL	COM	24,500	140,630
RESMED INC	COM	41,025	2,096,378
RESOURCE AMER INC	COM	18,700	607,750
RESOURCES CONNECTION INC	COM	24,300	1,319,733
RESPIRONICS INC	COM	40,800	2,217,888
RETEK INC	COM	65,585	403,348
RETAIL VENTURES INC	COM	3,000	21,300
REVLON INC	CL A	154,944	356,371
REWARDS NETWORK INC	COM	27,200	190,400
REYNOLDS + REYNOLDS CO	CL A	71,800	1,903,418
RIGEL PHARMACEUTICALS INC	COM NEW	5,200	126,984
RIGGS NATL CORP WASH DC	COM	19,800	420,948
RITE AID CORP	COM	502,700	1,839,882
ROBBINS + MYERS INC	COM	15,100	359,833
ROCK TENN CO	COM CL A	27,100	410,836
ROFIN SINAR TECHNOLOGIES INC	COM	18,100	768,345
ROGERS CORP	COM	19,300	831,830

ROLLINS INC	COM	23,200	610,624
ROPER INDS	COM	42,500	2,582,725
ROSS STORES INC	COM	170,700	4,928,109
ROYAL BANCSHARES PA INC	CL A	7,772	210,010
ROYAL GOLD INC	COM	21,700	395,808
RUBY TUESDAY INC	COM	76,800	2,002,944
RUDDICK CORP	COM	41,600	902,304
RUDOLPH TECHNOLOGIES INC	COM	14,000	240,380
RUSS BERRIE + CO INC	COM	12,600	287,784
RUSSELL CORP	COM	34,700	675,956
RYANS RESTAURANT GROUP INC	COM	50,500	778,710
RYERSON TULL INC NEW	COM	27,300	429,975
RYLAND GROUP INC	COM	55,600	3,199,224
S + T BANCORP INC	COM	31,100	1,172,159
SBS TECHNOLOGIES INC	COM	18,300	255,468
SBA COMMUNCATIONS CORP	COM	58,000	538,240
SCBT FINL CORP	COM	8,736	293,268
SCP POOL CORP	COM	54,674	1,744,101
SEI INVESTMENTS CO	COM	73,100	3,065,083
SFBC INTL INC	COM	12,900	509,550
SI INTL INC	COM	1,700	52,292
SJW CORP	COM	7,500	273,000
SL GREEN RLTY CORP	COM	46,800	2,833,740
SPSS INC	COM	14,500	226,780
SPX CORP	COM	85,400	3,421,124
S1 CORP	COM	88,010	797,371
SRA INTL INC	CL A	12,900	828,180
SWS GROUP INC	COM	15,973	350,128
S Y BANCORP INC	COM	12,400	298,840
SAFEGUARD SCIENTIFICS INC	COM	150,210	318,445
SAFENET INC	COM	22,524	827,532
SAFETY INS GROUP INC	COM	12,300	383,145
SAGA COMMUNICATIONS	CL A	17,500	294,875
ST JOE CO	COM	61,800	3,967,560
ST MARY LD + EXPL CO	COM	31,600	1,318,984
SAKS INC	COM	148,300	2,151,833
SALEM COMMUNICATIONS CORP DEL	CL A	9,800	244,510
SALESFORCE COM INC	COM	6,900	116,886
SALIX PHARMACEUTICALS LTD	COM	32,250	567,278
SANDERS MORRIS HARIS GROUP INC	COM	10,207	181,787
SANDERSON FARMS INC	COM	12,650	547,492
SANDISK CORP	COM	178,818	4,465,085
SANDY SPRING BANCORP INC	CMT COM	19,350	741,686
SANFILIPPO JOHN B + SON INC	COM	6,300	162,414
SANTANDER BANCORP	COM	7,066	213,111
SANTARUS INC	COM	1,000	9,060
SAPIENT CORP	COM	96,500	763,315
SAUER DANFOSS INC	COM	11,500	250,815
SAUL CTRS INC	COM	13,735	525,364
SAXON CAP INC	COM	55,900	1,341,041
SCANA CORP NEW	COM	127,346	5,017,432
SCANSOURCE INC	COM	12,800	795,648
SCANSOFT INC	COM	95,538	400,304
SCHAWK INC	CL A	12,300	223,614
SCHEIN HENRY INC	COM	50,600	3,523,784
SCHNITZER STL INDS INC	CL A	17,150	581,900
SCHOLASTIC CORP	COM	35,000	1,293,600
SCHOOL SPECIALTY INC	COM	21,346	823,102
SCHULMAN A INC	COM	37,400	800,734
SCHWEITZER MAUDUIT INTL INC	COM	18,600	631,470
SCICLONE PHARMACEUTICALS INC	COM	54,854	202,960
SCIENTIFIC GAMES CORP	CL A	85,000	2,026,400
SCORE BRD INC	COM NEW	137	0
SCOTTS CO	CL A	25,500	1,874,760
SCRIPPS E W CO OH	CL A	71,400	3,447,192
SCS TRANSA INC	COM	14,650	342,371
SEABORD CORP DEL	COM	320	319,360
SEACHANGE INTL INC	COM	29,550	515,352
SEABULK INTL INC	COM	13,256	160,530
SEACOAST BKG CORP FLA	COM	15,180	337,755
SEACOR HLDGS INC	COM	18,850	1,006,590
SEATTLE GENETICS INC	COM	34,700	226,591
SECURE COMPUTING CORP	COM	40,100	400,198

SECURITY BK CORP	COM	3,848	153,920
SEEBEYOND TECHNOLOGY CORP	COM	60,600	216,948
SELECT COMFORT CORP	OC CAP STK	39,600	710,424
SELECT MED CORP	OC COM	100,600	1,770,560
SELECTIVE INS GROUP INC	COM	29,500	1,305,080
SEMTECH CORP	COM	80,900	1,769,283
SEMITOOL INC	COM	20,400	189,312
SENIOR HSG PPTSY TR	SH BEN INT	62,590	1,185,455
SENSIENT TECHNOLOGIES CORP	COM	50,600	1,213,894
SEPRACOR INC	COM	119,400	7,088,778
SEQUA CORP	CL A	6,300	385,245
SERENA SOFTWARE INC	COM	28,350	613,494
SEROLOGICALS CORP	COM	28,200	623,784
SERVICE CORP INTL	COM	376,780	2,807,011
SERVICE MASTER COMPANY	COM	333,300	4,596,207
7 ELEVEN INC	COM NEW	29,420	704,609
SHARPER IMAGE CORP	COM	16,700	314,795
SHAW GROUP INC	COM	75,600	1,349,460
SHENANDOAH TELECOMMUNICATIONS	CDT COM	7,400	221,630
SHOE CARNIVAL INC	COM	9,400	122,200
SHOPKO STORES INC	COM	32,800	612,704
SHUFFLE MASTER INC	COM	30,550	1,438,905
SHURGARD STORAGE CTRS	CL A	55,800	2,455,758
SIERRA HEALTH SVCS INC	COM	27,300	1,504,503
SIERRA PAC RES NEW	COM	137,300	1,441,650
SIGMATEL INC	COM	26,400	937,992
SIGNATURE BK NEW YORK NY	COM	3,200	103,552
SILICON LABORATORIES INC	OC COM	37,900	1,338,249
SILGAN HLDGS INC	COM	13,100	798,576
SILICON GRAPHICS INC	COM	306,800	530,764
SILICON STORAGE TECHNOLOGY INC	COM	95,300	567,035
SILICON IMAGE INC	COM	91,000	1,497,860
SILICON VY BANCSHARES	COM	36,600	1,640,412
SILICONIX INC	COM NEW	7,000	255,430
SIMMONS 1ST NATL CORP	CL A 5 PAR	16,200	468,990
SIMPLETECH INC	COM	9,000	41,400
SIMPSON MFG INC	COM	36,200	1,263,380
SINCLAIR BROADCAST GROUP INC	CL A	47,600	438,396
SIRIUS SATELLITE RADIO INC	COM	1,392,200	10,650,330
SIRVA INC	COM	21,400	411,308
SITEL CORP	COM	34,900	85,854
SIPEX CORP	COM	30,600	143,208
SIX FLAGS INC	COM	115,600	620,772
SKECHERS U S A INC	CL A	22,200	287,712
SKY FINL GROUP INC	COM	118,915	3,409,293
SKYLINE CORP	COM	9,600	391,680
SKYWEST INC	COM	69,700	1,398,182
SKYWORKS SOLUTIONS INC	COM	170,086	1,603,911
SMART + FINAL INC	COM	14,100	202,899
SMITH A O CORP	COM	21,028	629,578
SMITH INTL INC	COM	116,100	6,317,001
SMITHFIELD FOODS INC	COM	101,750	3,010,783
SMITHTOWN BANCORP INC	COM	3,200	101,600
SMUCKER J M CO	COM	63,965	3,010,833
SMURFIT STONE CONTAINER CORP	COM	280,410	5,238,059
SOHU COM INC	COM	17,800	315,238
SOLA INTL INC	COM	35,700	983,178
SONIC CORP	COM	68,584	2,091,812
SONIC AUTOMOTIVE INC	CL A	32,900	815,920
SONIC INNOVATIONS INC	COM	5,000	20,850
SONIC SOLUTIONS	COM	18,800	421,872
SONICWALL INC	COM	67,700	427,864
SONOCO PRODS CO	COM	110,800	3,285,220
SONOSITE INC	COM	17,900	607,705
SOTHEBYS HLDGS INC	CL A	56,600	1,027,856
SOURCE INTERLINK COS INC	COM	15,425	204,844
SOURCECORP INC	COM	17,150	327,737
SOUTH FINL GROUP INC	COM	80,760	2,627,123
SOUTH JERSEY INDS INC	COM	15,700	825,192
SOUTHERN CMNTY FINL CORP	COM	9,200	95,220
SOUTHERN PERU COPPER CORP	COM	17,000	802,570
SOUTHERN UN CO NEW	COM	70,251	1,684,619
SOUTHSIDE BANCSHARES INC	COM	14,001	319,923

SOUTHWEST BANCORP INC OKLA	COM	11,600	283,968
SOUTHWEST BANCORPORATION TEX	COM	79,600	1,853,884
SOUTHWEST GAS CORP	COM	41,700	1,059,180
SOUTHWEST WTR CO	COM	16,170	217,487
SOUTHWESTERN ENERGY CO	COM	42,300	2,144,187
SOVRAN SELF STORAGE INC	COM	16,702	703,822
SPANISH BROADCASTING SYS INC	CL A	37,906	400,287
SPARTECH CORP	COM	29,125	788,996
SPATIALIGHT INC	COM	10,200	91,290
SPECIALTY LABORATORIES INC	COM	7,500	82,800
SPECTRALINK CORP	COM	20,000	283,600
SPECTRASITE INC	COM	43,000	2,489,700
SPEEDWAY MOTORSPORTSINC	COM	18,100	709,158
SPHERION CORP	COM	74,000	621,600
SPINNAKER EXPL CO	COM	30,800	1,080,156
SPORTS AUTH INC NEW	COM	25,143	647,432
SS+C TECHNOLOGIES INC	COM	12,200	251,930
STAGE STORES INC	COM	17,000	705,840
STAKEK HLDGS INC	COM	6,000	27,840
STAMPS COM INC	COM	22,050	349,272
STANCORP FINL GROUP INC	COM	31,800	2,623,500
STANDARD COML CORP	COM	14,200	276,332
STANDARD MICROSYSTEMS CORP	COM	15,300	272,799
STANDARD MTR PRODS INC	COM	11,600	183,280
STANDARD PAC CORP NEW	COM	38,600	2,475,804
STANDARD REGISTER	COM	16,200	228,744
STANDEX INTL CORP	COM	16,700	475,783
STANLEY FURNITURE INC	COM NEW	4,000	179,800
STAR SCIENTIFIC INC	COM	31,400	159,669
STARTEK INC	COM	12,600	358,470
STATE AUTO FINL CORP	COM	16,800	434,280
STATE BANCORP INC N Y	COM	7,386	203,115
STATE FINL SVCS CORP	CL A	7,900	237,790
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	42,965,834	42,965,834
STATION CASINOS INC	COM	47,950	2,621,906
THE STEAK AND SHAKE COMPANY	COM	28,210	566,457
STEEL DYNAMICS INC	COM	46,700	1,768,996
STEEL TECHNOLOGIES INC	COM	10,900	299,859
STEELCASE INC	CL A	52,300	723,832
STEIN MART INC	COM	22,200	378,732
STEINWAY MUSICAL INSTRS INC	ORD COM	4,900	141,806
STELLENT INC	COM	13,100	115,542
STEPAN CHEM CO	COM	8,800	214,368
STERLING BANCSHARES INC	COM	46,050	657,134
STERICYCLE INC	COM	48,700	2,237,765
STERIS CORP	COM	83,000	1,968,760
STERLING BANCORP	COM(RTS CALLABLE THRU 03MAR99)	21,564	609,183
STERLING FINL CORP	COM	24,806	711,188
STERLING FINL CORP WASH	COM	25,657	1,007,294
STEWART + STEVENSON SVCS INC	COM	35,700	722,211
STEWART ENTERPRISES INC	CL A	120,400	841,596
STEWART INFORMATION SVCS CORP	COM	20,800	866,320
STIFEL FINL CORP	COM	800	16,760
STILLWATER MNG CO	COM	51,743	582,626
STONE ENERGY CORP	COM	28,377	1,279,519
STONERIDGE INC	COM	14,600	220,898
STORAGE TECHNOLOGY CORP	COM	127,500	4,030,275
STRATASYS INC	COM	9,500	318,820
STRATEGIC HOTEL CAP INC	COM	21,700	358,050
STRATEX NETWORKS INC	COM	108,400	244,984
STRATTEC SEC CORP	COM	3,200	200,384
STRAYER ED INC	COM	17,200	1,888,388
STRIDE RITE CORP	COM	45,500	508,235
STUDENT LN CORP	COM	5,000	920,000
STURM RUGER + CO INC	COM	24,500	221,235
SUFFOLK BANCORP	COM	13,200	459,756
SUMMIT PPTYS INC	COM	33,500	1,090,760
SUN BANCORP INC N J	COM	10,473	261,616
SUN CMNTYS INC	COM	17,800	716,450
SUNRISE SENIOR LIVING INC	COM	19,400	899,384
SUNTERRA CORP	COM	9,200	129,168
SUNSTONE HOTEL INVS INC NEW	COM	24,700	513,266
SUNTRON CORP	COM	400	1,256

SUPERGEN INC	COM	47,400	334,170
SUPERIOR ENERGY SVCS INC	COM	61,000	940,010
SUPERIOR INDS INTL INC	COM	27,600	801,780
SUPERTEX INC	COM	11,598	251,677
SUPPORTSOFT INC	COM	33,400	222,444
SUREWEST COMMUNICATIONS	COM	17,100	484,785
SURMODICS INC	COM	16,600	539,666
SUSQUEHANNA BANCSHARES INC PA	COM	53,345	1,330,958
SWIFT ENERGY CO	COM	32,000	926,080
SWIFT TRANSN INC	COM	60,000	1,288,800
SYBASE INC	COM	107,907	2,152,745
SYBRON DENTAL SPECIALTIES	COM	46,000	1,627,480
SYCAMORE NETWORKS INC	COM	200,700	814,842
SYKES ENTERPRISES INC	COM	27,700	192,515
SYMBION INC DE	COM	7,800	172,224
SYMMETRICOM INC	COM	58,400	567,064
SYMYX TECHNOLOGIES INC	COM	28,800	866,304
SYNAPTICS INC	COM	21,400	654,412
SYNOPSYS INC	COM	174,638	3,426,398
SYNTEL INC	COM	6,100	106,994
SYNNEX CORP	COM	11,000	264,660
SYNTROLEUM CORP	COM	13,100	105,193
SYPRIS SOLUTIONS INC	COM	8,300	127,073
SYSTEMAX INC	COM	9,800	71,932
TBC CORP NEW	COM	25,700	714,460
TCF FINANCIAL CORP	COM	159,000	5,110,260
T HQ INC	COM	40,875	937,673
TRC COS INC	COM	12,800	217,600
TRW AUTOMOTIVE HLDGS CORP	COM	25,500	527,850
TNS INC	COM	3,200	69,920
TTM TECHNOLOGIES	COM	43,200	509,760
TAKE TWO INTERACTIVE SOFTWARE	COM	50,500	1,756,895
TALBOTS INC	COM	21,000	571,830
TALK AMER HLDGS INC	COM	34,466	228,165
TALX CORP	COM	16,480	425,019
TANGER FACTORY OUTLET CTRS INC	COM	30,396	804,278
TANOX INC	COM	28,500	433,200
TARRAGON CORPORATION	COM	7,965	142,175
TASER INTL INC	COM	51,600	1,630,044
TAUBMAN CENTERS INC	REIT	54,700	1,638,265
TAYLOR CAP GROUP INC	COM	4,600	154,100
TECH DATA CORP	COM	66,875	3,036,125
TECHNE CORP	COM	46,900	1,824,410
TECHNICAL OLYMPIC USA INC	COM	4,950	125,631
TECHNITROL INC	COM	48,600	884,520
TECUMSEH PRODS CO	CL A	16,284	778,375
TEJON RANCH CO	COM	10,500	428,400
TEKELEC INC	COM	63,300	1,293,852
TELEDYNE TECHNOLOGIES INC	COM	40,211	1,183,410
TELEFLEX INC	COM	40,300	2,093,182
TELEPHONE + DATA SYS INC	COM	56,300	4,332,285
TELIK INC	COM	47,200	903,408
TELETECH HLDGS INC	COM	43,400	420,546
TEMPUR PEDIC INTL INC	COM	17,100	362,520
TENNANT CO	COM	10,500	416,325
TENNECO AUTOMOTIVE INC	COM	52,100	898,204
TERAYON COMMUNICATION SYS	COM	81,600	221,136
TEREX CORP NEW	COM	55,863	2,661,872
TERCICA INC	COM	5,100	51,051
TERRA INDS INC	COM	44,500	395,160
TERREMARK WORLDWIDE INC	COM	252,700	161,728
TESORO CORP	COM	72,100	2,297,106
TETRA TECHNOLOGIES INC DEL	COM	23,000	650,900
TETRA TECH INC NEW	COM	63,675	1,065,920
TESSERA TECHNOLOGIES INC	COM	25,400	945,134
TEXAS CAP BANCSHARES INC	COM	20,917	452,226
TEXAS INDS INC	COM	24,763	1,544,716
TEXAS REGL BANCSHARES INC	CL A VTG	42,891	1,401,678
TEXAS ROADHOUSE INC	COM CL A	11,800	348,690
THERMOGENESIS CORP	COM	38,581	244,604
THIRD WAVE TECHNOLOGIES INC	COM	37,500	322,500
THOMAS + BETTS CORP	COM	68,600	2,109,450
THOMAS INDS INC	COM	18,400	734,528

THOR INDS INC	COM	42,100	1,559,805
THORATEC CORP	COM	59,945	624,627
THORNBURG MTG INC	COM	102,300	2,962,608
3COM CORP	COM	441,150	1,839,596
TIBCO SOFTWARE INC	COM	235,400	3,140,236
TIDEWATER INC	COM	70,100	2,496,261
TIER TECHNOLOGIES INC	CL B	16,400	151,700
TIERONE CORP	COM	25,100	623,735
TIMBERLAND CO	CL A	23,500	1,472,745
TIME WARNER TELECOM INC	CL A	50,200	218,872
TIMKEN CO	COM	76,800	1,998,336
TIPPINGPOINT TECHNOLOGIES INC	COM	300	14,010
TITAN CORP	COM	98,800	1,600,560
TITANIUM METALS CORP	COM	500	12,070
TIVO INC	COM	45,800	268,846
TODCO	CL A	7,200	132,624
TOLL BROS INC	COM	57,100	3,917,631
TOMPKINS TRUSTCO INC	COM	8,580	458,944
TOO INC	COM	44,000	1,076,240
TOOTSIE ROLL INDS INC	COM	32,284	1,117,995
TOPPS COMPANY INC	COM	39,800	388,050
TORO CO	COM	28,200	2,294,070
TOWER AUTOMOTIVE INC	COM	64,900	155,111
TOTAL SYS SVCS INC	COM	45,200	1,098,360
TOWN + CNTRY TR	SH BEN INT	16,810	464,460
TRACTOR SUPPLY CO	COM	35,100	1,306,071
TRADESTATION GROUP INC	COM	19,300	135,486
TRAMMELL CROW CO	COM	33,400	604,874
TRANSACT TECHNOLOGIES INC	COM	8,700	185,832
TRANS WORLD ENTMT CORP	COM	32,000	399,040
TRANSACTION SYS ARCHITECTS INC	CL A	43,000	853,550
TRANSATLANTIC HLDGS INC	COM	32,250	1,994,018
TRANSKARYOTIC THERAPIES INC	COM	36,600	929,274
TRANSMETA CORP DEL	COM	178,600	291,118
TRANSMONTAIGNE INC	COM	20,100	123,213
TRAVELZOO INC	COM	2,200	209,946
TREDEGAR INDS INC	COM	39,500	798,295
TREX INC	COM	9,200	482,448
TRIAD HOSPS INC	COM	84,043	3,127,240
TRIDENT MICROSYSTEMS INC	COM	19,000	317,680
TRIAD GTY INC	COM	9,500	574,560
TRIARC COS INC	CL B SER 1	44,100	540,666
TRICO BANCSHARES	COM	14,400	336,960
TRIMBLE NAVIGATION LTD	COM	62,650	2,069,956
TRIMERIS INC	COM	17,050	241,599
TRINITY INDS INC	COM	43,800	1,492,704
TRIQUINT SEMICONDUCTOR INC	COM	165,570	736,787
TRITON PCS HLDGS INC	CL A	24,700	84,474
TRIUMPH GROUP INC NEW	COM	18,600	734,700
TRIZEC PPTYS INC	COM	102,600	1,941,192
TRIZETTO GROUP INC	COM	38,900	369,550
TRIPATH IMAGING INC	COM	22,400	200,928
TRUSTCO BK CORP N Y	COM	93,433	1,288,441
TRUSTMARK CORP	COM	53,100	1,649,817
TUESDAY MORNING CORP	COM	27,800	851,514
TUMBLEWEED COMMUNICATIONS CORP	COM	47,800	159,652
TUPPERWARE CORP	COM	63,600	1,317,792
21ST CENTURY INS GROUP	COM	25,900	352,240
II VI INC		13,700	582,113
TYLER TECHNOLOGIES INC	COM	47,630	398,187
TYSON FOODS INC (DEL)	CLS A COM	247,618	4,556,171
UCBH HLDGS INC	COM	50,800	2,327,656
UGI CORP NEW	COM	57,950	2,370,735
UICI	COM	44,900	1,522,110
UIL HLDG CORP	COM	14,500	743,850
UMB FINL CORP	COM	19,901	1,127,591
U S B HLDG INC	COM	18,280	455,172
U S RESTAURANT PPTYS INC	COM	29,300	529,158
URS CORP NEW	COM	32,200	1,033,620
USANA HEALTH SCIENCES	COM	9,800	335,160
USG CORP	COM	44,300	1,783,961
USEC INC	COM	95,900	929,271
U S I HLDGS CORP	COM	28,300	327,431

U S CONCRETE INC	COM	2,600	19,942
U S XPRESS ENTERPRISES INC	CL A	7,400	216,820
USA MOBILITY INC	COM	25,060	884,869
UAP HLDG CORP	COM	29,700	512,919
UBIQUITEL INC	COM	89,667	638,429
ULTICOM INC	COM	14,000	224,420
ULTIMATE SOFTWARE GROUP INC	COM	4,800	60,864
ULTRALIFE BATTERIES INC	COM	14,300	278,135
ULTRATECH INC	COM	24,300	458,055
UMPQUA HLDGS CORP	COM	51,305	1,293,399
UNIFIRST CORP	COM	11,400	322,392
UNION BANKSHARES CORP	COM	8,100	311,283
UNIONBANCAL CORP	COM	64,261	4,143,549
UNISOURCE ENERGY CORP	COM	40,200	969,222
UNIT CORP	COM	47,550	1,816,886
UNITED AUTO GROUP INC	COM	18,300	541,497
UTD COMMUNITY FINL	COM	35,000	392,000
UNITED CMNTY BKS INC BLAIRSVIL	COM	33,750	908,888
UNITED BANKSHARES INC W VA	COM	45,200	1,724,380
UNITED DEFENSE INDS INC	COM	51,300	2,423,925
UNITED DOMINION RLTY TR INC	COM	144,700	3,588,560
UNITED FIRE CAS CO	COM	18,800	633,748
UNITED INDL CORP	COM	12,600	488,124
UNITED NAT FOODS INC	COM	45,800	1,424,380
UNITED ONLINE INC	COM	51,800	597,254
UNITED PANAM FINL CORP	COM	5,200	99,112
UNITED RENTALS INC	COM	46,500	878,850
UNITED STATES CELLULAR CORP	COM	18,950	848,202
U STORE IT TR	COM	29,000	503,150
UNITED STATIONERS INC	COM	38,930	1,798,566
UNITED SURGICAL PARTNERS	COM	30,700	1,280,190
UNITED THERAPEUTICS CORP DEL	COM	19,900	898,485
UNITEDGLOBALCOM	CL A	383,972	3,709,170
UNITRIN INC	COM	56,200	2,554,290
UNIVERSAL AMERN FINL CORP	COM	29,800	461,006
UNIVERSAL COMPRESSION HLDGS	COM	20,700	722,637
UNIVERSAL CORP VA	COM	30,800	1,473,472
UNIVERSAL DISPLAY CORP	COM	20,400	183,600
UNIVERSAL ELECTRS INC	COM	16,600	292,160
UNIVERSAL FST PRODS INC	COM	19,400	841,960
UNIVERSAL HEALTH RLTY INCOME	SH BEN INT	15,000	481,950
UNIVERSAL HEALTH SVCS INC	CL B	55,000	2,447,500
UNIVERSAL TECHNICAL INST INC	COM	15,200	579,424
UNIVEST CORP PA	COM	4,700	216,294
UNIZAN FINL CORP	COM	27,025	712,109
UNOVA INC	COM	55,600	1,406,124
URBAN OUTFITTERS INC	COM	52,400	2,326,560
URSTADT BIDDLE PPTYS INC	CL A	22,500	383,625
USF CORP	COM	31,700	1,203,015
UTSTARCOM INC	COM	101,500	2,248,225
VCA ANTECH INC	COM	75,000	1,470,000
VAIL RESORTS INC	COM	25,500	571,710
VALASSIS COMMUNICATIONS INC	COM	57,200	2,002,572
VALHI INC NEW	COM	15,800	254,222
VALENCE TECHNOLOGY INC	COM	66,600	207,126
VALEANT PHARMACEUTICALS INTL	COM	89,500	2,358,325
VALLEY NATL BANCORP	COM	112,924	3,122,349
VALMONT INDS INC	COM	16,300	409,293
VALSPAR CORP	COM	58,700	2,935,587
VALUE LINE INC	COM	1,800	70,628
VALUECLICK INC	COM	83,900	1,118,387
VALUEVISION MEDIA INC	COM CL A	20,400	283,764
VARCO INTL INC DEL	COM	111,157	3,240,227
VARIAN INC	COM	35,500	1,455,855
VARIAN SEMI EQUIP ASSOC INC	COM	42,100	1,551,385
VARIAN MED SYS INC	COM	154,900	6,697,876
VECTREN CORP	COM	89,990	2,411,732
VECTOR GROUP LTD	COM	31,642	526,206
VEECO INSTRS INC DEL	COM	27,300	575,211
VENTAS INC	COM	97,600	2,675,216
VENTANA MED SYS INC	COM	14,100	902,259
VENTIV HEALTH INC	COM	19,100	388,112
VERITY INC	COM	27,200	356,864

VERISIGN INC	COM	275,133	9,222,458
VERITAS DGC INC	COM	40,400	905,364
VERINT SYS INC	COM	14,500	526,785
VERSO TECHNOLOGIES INC	COM	166,800	120,096
VERTEX PHARMACEUTICALS INC	COM	95,360	1,007,955
VERTRUE INC	COM	7,500	283,275
VESTA INS GROUP INC	COM	20,800	76,544
VIAD CORP	COM	26,794	763,361
VIASAT INC	COM	25,880	628,108
VIASYS HEALTHCARE INC	COM	36,100	685,900
VICOR CORP	COM	24,100	315,951
VICURON PHAMACEUTICALS INC	COM	57,100	994,111
VIGNETTE CORP	COM	290,800	404,212
VIISAGE TECHNOLOGY INC	COM	42,280	380,943
VINTAGE PETE INC	COM	60,800	1,379,552
VON PHARMACEUTICLS INC	COM	75,400	353,626
VIRGINIA COMM BANCORP INC	COM	8,605	243,694
VIRGINIA FINL GROUP INC	COM	8,000	293,280
VISHAY INTERTECHNOLOGY INC	COM	169,512	2,546,070
VISTACARE INC	CL A	12,600	209,538
VISX INC	COM	56,600	1,464,242
VITAL SIGNS INC	COM	8,700	338,604
VITESSE SEMICONDUCTOR CORP	COM	255,000	900,150
VOLT INFORMATION SCIENCES INC	COM	10,000	293,900
VORNADO RLTY TR	COM	109,000	8,298,170
WD 40 CO	COM	21,200	602,292
WFS FINL INC	COM	6,755	343,019
WCI CMNTYS INC	COM	36,500	1,073,100
WGL HLDGS INC	COM	55,000	1,696,200
W HLDG CO INC	COM	87,837	2,014,988
W H ENERGY SVCS INC	COM	28,300	632,788
WMS INDUSTRIES INC	COM	24,800	831,792
WPS RES CORP	COM	41,500	2,073,340
WSFS FINL CORP	COM	5,400	325,728
WABASH NATL CORP	COM	33,000	888,690
WABTEC	COM	42,068	896,890
WADDELL + REED FINL INC	CL A	89,840	2,146,278
WALTER INDS INC	COM	33,100	1,116,463
WARNACO GROUP INC	COM	43,300	935,280
WASHINGTON FED INC	COM	94,776	2,515,355
WASHINGTON GROUP INTL INC	COM	31,100	1,282,875
WASHINGTON POST CO	CL B	6,321	6,213,669
WASHINGTON REAL ESTATE INVT TR	SH BEN INT	48,100	1,629,147
WASHINGTON TR BANCORP INC	COM	17,800	521,718
WASTE CONNECTIONS INC	COM	54,450	1,864,913
WATCHGUARD TECHNOLOGIES INC	COM	41,250	182,738
WATER PIK TECH INC	COM	2,400	42,552
WATSCO INC	COM	27,200	957,984
WATSON WYATT + CO HLDGS	CL A	41,000	1,104,950
WATTS WATER TECHNOLOGIES INC	CL A	29,700	957,528
WAUSAU MOSINEE PAPER CORP	COM	53,500	955,510
WAYPOINT FINL CORP	COM	35,945	1,019,041
WEBEX COMMUNICATIONS	COM	30,100	715,778
WEBSENSE INC	COM	25,700	1,303,504
WEBMETHODS INC	COM	55,538	400,429
WEB MD CORP	COM	345,165	2,816,546
WEBSTER FINL CORP WATERBURY	COM	58,658	2,970,441
WEIGHT WATCHERS INTL INC NEW	COM	44,400	1,823,508
WEINGARTEN RLTY INVS	SH BEN INT	85,750	3,438,575
WEIS MKTS INC	COM	14,000	539,980
WELLCARE HEALTH PLANS INC	COM	2,100	68,250
WELLCHOICE INC	COM	27,900	1,489,860
WELLMAN INC	COM	39,800	425,462
WERNER ENTERPRISES INC	COM	60,032	1,359,124
WESBANCO INC	COM	24,000	767,280
WESCO FINL CORP	COM	1,700	668,100
WESCO INTL INC	COM	16,900	500,916
WEST BANCORPORATION INC	COM	18,690	329,131
WEST COAST BANCORP ORE NEW	COM	20,100	510,741
WEST CORP	COM	21,500	711,865
WEST MARINE INC	COM	14,100	348,975
WEST PHARMACEUTICAL SVCS INC	COM	28,900	723,367
WESTAMERICA BANCORPORATION	COM	37,400	2,180,794

WESTSTAR ENERGY INC	COM	94,000	2,149,780
WESTELL TECHNOLOGIES	CL A	49,200	334,560
WESTCORP INC	COM	27,332	1,255,359
WESTERN DIGITAL CORP	COM	245,500	2,661,220
WESTERN GAS RES INC	COM	58,400	1,708,200
WESTERN SIERRA BANCORP	COM	5,794	222,229
WESTERN WIRELESS CORP	CL A	94,200	2,760,060
WESTFIELD FINANCIAL INC	COM	4,100	105,862
WESTLAKE CHEM CORP	COM	13,000	434,200
WESTWOOD ONE INC	COM	86,000	2,315,980
WEYCO GROUP INC	COM	3,600	159,444
WHEELING PITTSBURGH CORP	COM	8,746	337,071
WHITING PETE CORP NEW	COM	25,000	756,250
WHITNEY HLDG CORP	COM	49,000	2,204,510
WHOLE FOODS MKT INC	COM	69,200	6,598,220
WILD OATS MKTS INC	COM	31,100	273,991
WILEY JOHN + SON	CLASS A	56,700	1,975,428
WILLIAMS CLAYTON ENERGY INC	COM	3,700	84,730
WILLIAMS SONOMA INC	COM	104,800	3,672,192
WILMINGTON TR CORP	COM	76,300	2,758,245
WILSHIRE BANCORP INC	COM	19,800	327,492
WILSON GREAT BATCH TECH	COM	24,700	553,774
WIND RIV SYS INC	COM	90,166	1,221,749
WINN DIXIE STORES INC	COM	100,000	455,000
WINNEBAGO IND INC.	COM	31,200	1,218,672
WINSTON HOTELS	COM	29,500	348,395
WINTRUST FINL CORP	COM	23,750	1,352,800
WIRELESS FACS INC	COM	42,800	404,032
WISCONSIN ENERGY CORP	COM	133,750	4,508,713
WITNESS SYS INC	COM	20,900	364,914
WOLVERINE WORLD WIDE INC	COM	49,200	1,545,864
WOODHEAD INDUSTRIES	COM	13,985	224,180
WOODWARD GOVERNOR CO	COM	11,400	816,354
WORLD ACCEPTANCE CORP	COM	17,100	470,421
WORLD FUEL SERVICES CORP.	COM	10,800	537,840
WORLD WRESTLING ENTMT INC	CL A	16,500	200,145
WORTHINGTON INDS IN	COM	74,000	1,448,920
WRIGHT MED GROUP INC	COM	28,800	820,800
WYNN RESORTS LTD	COM	38,100	2,549,652
XM SATELLITE RADIO HLDGS INC	CL A	181,168	6,815,540
X RITE INC	COM	25,600	409,856
XYBERNAUT CORP	COM	180,100	221,523
YANKEE CANDLE INC	COM	54,600	1,811,628
YARDVILLE NATIONAL BANCORP	COM	8,900	304,914
YELLOW ROADWAY CORP	COM	53,047	2,955,248
YORK INTL CORP	COM	49,050	1,694,187
YOUNG BROADCASTING INC	CL A	17,100	180,576
YOUNG INNOVATIONS INV	COM	5,200	175,396
ZALE CORP NEW	COM	63,200	1,887,784
ZEBRA TECHNOLOGIES CORP	CL A	63,525	3,575,187
ZENITH NATL INS CORP	COM	13,600	677,824
ZHONE TECHNOLOGIES INC NEW	COM	49,339	127,788
ZILA INC	COM	27,400	117,272
ZIXIT CORP	COM	3,200	16,480
ZORAN CORP	COM	49,619	574,588
ZYGO CORP	COM	21,050	248,180
ZYMOGENETICS INC	COM	15,300	351,900
ZOLL MED CORP	COM	9,850	338,840
MUELLER INDS.	BOND 6% 11/1/14	$367,150	359,807
US TREASURY BILLS	SHORT TERM 2.21% 3/10/05	$6,720,000	6,682,884

	Total :		$3,000,384,753

n / a - Cost is not applicable

EXHIBIT B - Total International Stock Market Index

(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2004

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value			(d) Cost	(e) Current value
					( n / a )
				Shares

	BBVA BANCO FRANCES S A	SPONSORED ADR	ARGENTINA	5,288.00		$37,915
	CRESUD	ARS1	ARGENTINA	4.00		6
	CRESUD SA CIFYA	SPONSORED ADR	ARGENTINA	1,377.00		20,517
	GPO FIN GALICIA	B ARSI	ARGENTINA	8.00		7
	IRSA INVERSIONES Y REPRESENT	GLOBAL DEPOSITARY RCPT	ARGENTINA	2,154.00		24,233
	PETRBRAS ENERGIA PARTICPACION	SPONSORED ADR REPSTG 2 CL B SH	ARGENTINA	14,286.00		170,432
	PETROBRAS ENER	B ARS1	ARGENTINA	7.00		8
	TELECOM ARGENTINA	CLASS B ARS1	ARGENTINA	6.00		13
	TELECOM ARGENTINA S.A.	SPONSORED ADR REPSTG CL B SHS	ARGENTINA	12,340.00		135,246
	TENARIS S A	SPONSORED ADR	ARGENTINA	7,244.00		354,232
	TRANSPORT GAS SUR	CLASS B ARS1	ARGENTINA	3.00		3
	TRANSPORTADORA DE GAS DEL SUR	SPONSORED ADR REPSTG 5 CL B SH	ARGENTINA	12,024.00		61,803
	ALUMINA LIMITED	NPV	AUSTRALIA	168,333.00		783,820
	AMCOR LIMITED	NPV	AUSTRALIA	126,512.00		728,920
	AMP LIMITED	NPV	AUSTRALIA	268,954.00		1,530,648
	ANSELL LTD	NPV	AUSTRALIA	22,974.00		160,823
	ARISTOCRAT LEISURE	NPV(POST RECONSTRUCTION)	AUSTRALIA	44,912.00		350,305
	AUST + NZ BANK GRP	NPV	AUSTRALIA	263,596.00		4,254,571
	AUST GAS + LIGHT	NPV	AUSTRALIA	65,710.00		705,688
	AUSTRALIAN DOLLAR	NPV	AUSTRALIA	264,791.95		207,570
	AUSTRALIAN STOCK EXCHANGE	NPV	AUSTRALIA	14,458.00		231,206
	AXA ASIA PAC HLDGS	NPV	AUSTRALIA	101,044.00		324,754
	BHP BILLITON LTD	NPV	AUSTRALIA	519,197.00		6,243,357
	BLUESCOPE STEEL LTD	NPV	AUSTRALIA	106,185.00		686,717
	BORAL LIMITED NEW	NPV	AUSTRALIA	82,708.00		445,415
	BRAMBLES INDS LTD	NPV	AUSTRALIA	140,258.00		764,140
	CENTRO PROPS GP	UNITS NPV(STAPLED)	AUSTRALIA	110,405.00		500,239
	CFS GANDEL RETAIL	NPV	AUSTRALIA	197,788.00		248,074
	CFS GANDEL RETAIL	DEF UNITS NPV	AUSTRALIA	1,884.00		2,348
	CMNWLTH BK OF AUST	NPV	AUSTRALIA	181,111.00		4,557,330
	COCA COLA AMATIL	NPV(POST RECONSTRUCTION)	AUSTRALIA	65,179.00		415,393
	COCHLEAR LTD	NPV	AUSTRALIA	7,813.00		154,646
	COLES MYER LIMITED	NPV	AUSTRALIA	158,860.00		1,227,869
	COMMONWEALTH PROPE	UNITS NPV	AUSTRALIA	184,777.00		181,058
	COMPUTERSHARE REG	NPV(POST REC)	AUSTRALIA	55,210.00		245,393
	CSL	ORD NPV	AUSTRALIA	28,572.00		655,129
	CSR LIMITED	NPV	AUSTRALIA	133,881.00		279,165
	DB RREEF TRUST	NPV (STAPLED)	AUSTRALIA	346,408.00		358,445
	FAIRFAX(JOHN)	NPV	AUSTRALIA	128,617.00		458,744
	FOSTERS GROUP	NPV	AUSTRALIA	297,613.00		1,350,800
	FUTURIS CORP LTD	NPV	AUSTRALIA	80,670.00		136,592
	GEN PROPERTY TST UNITS	NPV	AUSTRALIA	290,475.00		851,610
	HARVEY NORMAN HLDG NPV	NPV	AUSTRALIA	72,817.00		179,806
	ILUKA RESOURCES	NPV	AUSTRALIA	33,757.00		166,447
	ING INDUSTRIAL FD	UNITS NPV	AUSTRALIA	93,506.00		158,327
	INSURANCE AUST GRP	NPV	AUSTRALIA	229,373.00		1,156,149
	INVESTA PROPERTY GROUP	UNITS NPV	AUSTRALIA	213,992.00		379,111
	JAMES HARDIE INDS	NPV CHESS EUR0.5	AUSTRALIA	66,520.00		349,372
	LEIGHTON HOLDINGS	NPV	AUSTRALIA	19,306.00		186,602
	LEND LEASE CORP	NPV	AUSTRALIA	52,609.00		546,433
	LION NATHAN LTD	NPV (AUST LIST)	AUSTRALIA	41,038.00		276,659
	MACQUARIE BANK LTD	NPV	AUSTRALIA	31,653.00		1,153,795
	MACQUARIE GOODMAN	UNIT NPV	AUSTRALIA	239,182.00		444,363
	MACQUARIE INFRASTRUCTURE GRP	NPV (STAPLED)	AUSTRALIA	280,852.00		748,544
	MAYNE GROUP LTD	NPVAUST LIST)	AUSTRALIA	90,364.00		301,763
	MIRVAC GROUP	STAPLED SECS	AUSTRALIA	102,871.00		395,139
	NATL AUSTRALIA BK	NPV	AUSTRALIA	221,462.00		5,003,269
	NEWCREST MINING	NPV	AUSTRALIA	47,679.00		652,204
	NEWS CORP	CDI NPV CL A DFD	AUSTRALIA	500.00		9,328
	ONESTEEL	NPV	AUSTRALIA	80,025.00		161,220
	ORICA LTD	NPV	AUSTRALIA	38,897.00		621,109
	ORIGIN ENERGY	NPV	AUSTRALIA	95,310.00		514,776
	PACIFIC BRANDS	NPV	AUSTRALIA	70,475.00		176,233
	PAPERLINX	NPV	AUSTRALIA	64,219.00		237,611
	PATRICK CORPORATION LTD	NPV	AUSTRALIA	78,160.00		403,154
	PERPETUAL TST AUST	NPV	AUSTRALIA	5,554.00		273,853

PUBLISHING + BROADCASTING LTD	NPV	AUSTRALIA	18,680.00	256,257
QANTAS AIRWAYS	NPV	AUSTRALIA	127,844.00	371,805
QBE INS GROUP	NPV	AUSTRALIA	98,421.00	1,184,287
RINKER GROUP	NPV	AUSTRALIA	135,569.00	1,131,802
RIO TINTO LIMITED	NPV	AUSTRALIA	44,849.00	1,375,347
SANTOS LTD	NPV	AUSTRALIA	84,248.00	560,036
SONIC HEALTHCARE LTD	NPV	AUSTRALIA	35,140.00	335,513
SOUTHCORP LTD	NPV	AUSTRALIA	88,412.00	297,323
STOCKLAND	NPV	AUSTRALIA	176,186.00	827,292
STOCKLAND TRUST GP	NPV STAPLED RFD 31AUG04	AUSTRALIA	6,316.00	29,410
SUNCORP METWAY	NPV	AUSTRALIA	77,584.00	1,057,018
TABCORP HLDGS LTD	NPV	AUSTRALIA	73,537.00	996,693
TELSTRA CORP	NPV	AUSTRALIA	306,716.00	1,180,534
TOLL HLDGS LIMITED	NPV	AUSTRALIA	34,940.00	350,311
TRANSURBAN GROUP	STAPLED UNITS NPV	AUSTRALIA	77,230.00	405,622
WESFARMERS	NPV	AUSTRALIA	54,570.00	1,702,541
WESTFIELD GROUP	NPV DFD STAPLED SECURITIES	AUSTRALIA	207,434.00	2,671,641
WESTPAC BKG CORP	NPV	AUSTRALIA	257,383.00	3,932,352
WMC RESORCES LTD	NPV	AUSTRALIA	167,857.00	950,030
WOODSIDE PETROLEUM	NPV	AUSTRALIA	67,216.00	1,059,081
WOOLWORTHS LTD	NPV	AUSTRALIA	150,500.00	1,770,834
BK AUSTRIA CREDIT	NPV (BR)	AUSTRIA	5,127.00	463,430
BOHLER UDDEHOLM	NPV	AUSTRIA	1,074.00	135,735
ERSTE BANK DER OST	NPV	AUSTRIA	17,247.00	921,309
FLUGHAFEN WIEN AG	NPV	AUSTRIA	1,465.00	110,915
IMMOFINANZ IMMOBIL NPV	NPV	AUSTRIA	38,259.00	366,105
MAYR MELNHOF KARTO	ATS100	AUSTRIA	586.00	99,804
OEST ELEKTRIZITATS	CLASS A NPV	AUSTRIA	814.00	181,344
OMV AG	ATS100(VAR)	AUSTRIA	1,942.00	585,187
RHI AG	NPV	AUSTRIA	2,511.00	76,112
TELEKOM AUSTRIA	NPV	AUSTRIA	39,561.00	750,137
VA TECHNOLOGIE AG	ATS100 (BR)	AUSTRIA	1,618.00	128,657
VOESTALPINE AG	NPV	AUSTRIA	3,703.00	287,653
WIENERBERGER AG	NPV	AUSTRIA	8,970.00	428,565
AGFA GEVAERT NV	ORD NPV	BELGIUM	14,050.00	476,673
BARCO	NPV	BELGIUM	1,676.00	155,025
BEKAERT SA	NEW NPV	BELGIUM	2,040.00	162,906
BELGACOM SA	NPV	BELGIUM	22,552.00	974,791
CMB(CIE MARITIME)	NPV (POST SPLIT)	BELGIUM	2,105.00	58,798
COFINIMMO SA	NPV	BELGIUM	690.00	112,921
COLRUYT SA	NPV(POST SPLIT)	BELGIUM	2,566.00	417,145
D IETEREN TRADING	NPV	BELGIUM	392.00	72,731
DELHAIZE GROUP	NPV	BELGIUM	10,128.00	770,235
DEXIA	NPV	BELGIUM	90,873.00	2,089,943
ELECTRABEL	NPV	BELGIUM	3,991.00	1,779,323
FORTIS	UNIT(FORTIS SA/NV NPV/0.42)	BELGIUM	169,941.00	4,700,692
GPE BRUXELLES LAM	NPV (NEW)	BELGIUM	9,793.00	797,337
INBEV	NPV	BELGIUM	25,034.00	971,144
KBC BANKVERZEKERIN NPV	NPV	BELGIUM	15,817.00	1,214,708
MOBISTAR	NPV	BELGIUM	4,101.00	384,347
OMEGA PHARMA	NPV	BELGIUM	2,956.00	141,632
SOLVAY	NPV	BELGIUM	9,020.00	993,095
UCB	NPV	BELGIUM	12,400.00	630,366
UMICORE	NPV	BELGIUM	3,512.00	330,578
AMBEV CIA DE BEBID	PRF NPV	BRAZIL	3,207,767.00	893,730
ARACRUZ CELULOS SA	PRF B NPV	BRAZIL	18,900.00	72,014
ARACRUZ CELULOSE S A	SPONSORED ADR	BRAZIL	4,772.00	179,904
BANCO BRADESCO SA	PREF RIGHTS (EXP27JAN05)	BRAZIL	1,163.00	—
BCO BRADESCO SA	PRF NPV	BRAZIL	31,551.00	770,006
BCO ITAU HOLDING F	PRF NPV	BRAZIL	7,793.00	1,170,710
BRASIL TELECOM PAR	COM NPV	BRAZIL	12,933,021.00	130,499
BRASIL TELECOM PARTICIPACOES	SPONSORED ADR REPSTG PFD SHS	BRAZIL	1,061.00	40,477
BRASKEM SA	PREF A NPV	BRAZIL	3,240,000.00	163,464
BRAXIL TELECOM PAR	PRF NPV	BRAZIL	22,369,185.00	169,285
CAEMI MIN E METAL	PRF NPV	BRAZIL	214,000.00	183,705
CELULAR CRT PARTIC	PRF A NPV	BRAZIL	199,000.00	40,085
CEMIG CIA ENERG MG	PREF BRL0.01	BRAZIL	12,638,789.00	308,832
COMPANHIA VALE DO RIO DOCE	SPONS ADR REPSTG 250 PFD SHS	BRAZIL	22,770.00	555,133
COPEL PARANA ENERG	PREF B NPV	BRAZIL	14,007,400.00	61,177
COTEMINAS CIA TEC	PREF SHS NPV	BRAZIL	386,100.00	43,611
DURATEX SA	PRF NPV	BRAZIL	677,660.00	31,638
ELECTROBRAS (CENTR)	PREF B SHS NPV	BRAZIL	9,352,892.00	138,040
ELETROBRAS (CENTR)	COM NPV	BRAZIL	15,638,590.00	226,689
EMBRATEL PARTICIPA	PRF NPV	BRAZIL	29,341,044.00	61,864
EMRAER EMP AER BR	PRF NPV	BRAZIL	51,870.00	433,552
GERDAU SA SIDERURG	PRF NPV	BRAZIL	18,612.00	332,858
KLABIN SA	PRF NPV	BRAZIL	78,000.00	158,584
PAO DE ACUCAR CIA	PREF NPV	BRAZIL	4,128,844.00	106,797
PETROL BRASILEIROS	PREF NPV	BRAZIL	45,088.00	1,649,209
PETROL BRASILIEROS	COM NPV	BRAZIL	41,593.00	1,667,792
PETROLEO BRASILEIRO SA PETRO	SPONSORED ADR	BRAZIL	12,154.00	440,096
SABESP CIA SANEAM	COM NPV	BRAZIL	1,190,000.00	70,544
SADIA SA	PRF NPV	BRAZIL	61,666.00	138,841
SIDER DE TUBARAO	PREF NPV	BRAZIL	1,900,000.00	111,954

SIDER NACIONAL CIA	COM	BRAZIL	19,998.00	382,417
SOUZA CRUZ (CIA)	COM NPV	BRAZIL	10,553.00	141,528
TELE CENTRO OESTE	PRF NPV	BRAZIL	32,530,930.00	106,926
TELE NORTE LESTE P	COM NPV	BRAZIL	9,153.00	160,557
TELE NORTE LESTE P	PRF NPV	BRAZIL	32,530.00	543,800
TELE NORTE LESTE PARTICIPACOES	SPONSORED ADR REPSTG PFD	BRAZIL	4,373.00	73,773
TELEMIG CELULAR PA	PRF NPV	BRAZIL	29,814,331.00	42,656
TELESP CELLULAR PAR	PRF NPV	BRAZIL	58,936,882.00	159,547
TELESP CELULAR PAR	NEW PRF NPV(RECEIPTS 12/04)	BRAZIL	21,132,639.00	55,298
TIMPARTICIPACOES	PRF NPV	BRAZIL	60,945,926.00	92,933
UNIBANCO UNIAO DE	UNITS COMP 1B PRF 1 PRF HLDG	BRAZIL	56,594.00	370,759
USIMINAS USI SD MG	PRF A NPV	BRAZIL	15,660.00	318,094
VALE RIO DOCE(CIA)	COM NPV	BRAZIL	49,200.00	1,398,569
VALE RIO DOCE(CIA)	PREF A NPV	BRAZIL	37,800.00	912,978
VOTORANTIM CELULOS	NEW PRF STK NPV	BRAZIL	11,299.00	184,204
ABER DIAMOND CORP	COM	CANADA	7,100.00	251,550
ABITIBI CONSOLIDATED INC	COM	CANADA	57,089.00	393,569
AGNICO EAGLE MINES LTD	COM	CANADA	11,900.00	164,076
AGRIUM INC	COM	CANADA	19,087.00	322,590
ALCAN INC	COM	CANADA	53,357.00	2,618,530
ALIANT INC	COM	CANADA	6,398.00	148,449
ANGIOTECH PHARMACEUTICALS INC	COM	CANADA	11,600.00	215,125
ATI TECHNOLOGIES INC	COM	CANADA	35,918.00	697,286
BALLARD PWR SYS INC	COM	CANADA	10,083.00	68,670
BANK MONTREAL QUE	COM	CANADA	72,794.00	3,509,228
BANK N S HALIFAX	COM	CANADA	146,038.00	4,960,770
BARRICK GOLD CORP	COM	CANADA	73,334.00	1,774,975
BCE INC	COM	CANADA	43,923.00	1,060,179
BIOVAIL CORP	COM	CANADA	19,477.00	321,704
BOMBARDIER INC	CLASS B	CANADA	200,399.00	398,072
BRASCAN CORP	LTD VTG SHS CL A	CANADA	33,645.00	1,211,686
BROOKFIELD PPTYS CORP	COM	CANADA	12,930.00	484,868
C I FD MGMT INC	COM	CANADA	23,419.00	352,023
CAE INC	COM	CANADA	35,251.00	148,577
CAMECO CORP	COM	CANADA	24,684.00	864,244
CANADIAN NATL RY CO	COM	CANADA	41,421.00	2,526,088
CANADIAN NATURAL RES LTD	COM	CANADA	36,760.00	1,572,382
CANADIAN PAC RY	LTD COM	CANADA	22,852.00	783,890
CANADIAN TIRE LTD	CL A	CANADA	11,162.00	523,654
CDN IMPERIAL BK OF COMMERCE	COM	CANADA	53,015.00	3,195,988
CELESTICA INC	SUB VTG SHS	CANADA	27,180.00	383,376
CGI GROUPE INC	CL A SUB VTG	CANADA	40,930.00	273,288
COGNOS INC	COM	CANADA	13,103.00	577,641
COTT CORP QUE		CANADA	6,800.00	168,446
CP SHIPS LTD COM	COM	CANADA	12,810.00	183,787
DOFASCO INC	COM NPV	CANADA	11,088.00	420,144
DOMTAR INC	COM NPV	CANADA	27,388.00	331,449
ENBRIDGE INC	COM	CANADA	23,560.00	1,173,920
ENCANA CORP	COM	CANADA	66,669.00	3,806,001
FAIRFAX FINL HLDGS LTD	SUB VTG	CANADA	1,860.00	313,956
FAIRMONT HOTELS RESORTS INC	COM	CANADA	11,260.00	390,292
FALCONBRIDGE LTD NEW	COM	CANADA	11,223.00	291,312
FINNING INTL INC	COM NEW	CANADA	12,700.00	370,883
FOUR SEASONS HOTELS INC	LTD VTG SHS	CANADA	3,507.00	287,169
GLAMIS GOLD LTD	COM	CANADA	18,800.00	322,604
GOLDCORP INC NEW	COM	CANADA	27,300.00	411,499
GREAT WEST LIFECO INC	COM	CANADA	38,518.00	858,349
HUDSONS BAY CO	ORD	CANADA	9,600.00	107,366
HUSKY ENERGY INC	COM	CANADA	18,290.00	522,833
IGM FINL INC	COM	CANADA	17,300.00	529,042
IMPERIAL OIL LTD	COM NEW	CANADA	18,180.00	1,079,587
INCO LTD	COM	CANADA	26,713.00	980,989
INTRAWEST CORP		CANADA	6,799.00	156,335
KINROSS GOLD CORP	COM	CANADA	41,000.00	289,154
LOBLAW COS LTD	COM	CANADA	15,911.00	956,400
MAGNA INTL INC	CL A SUB VTG	CANADA	13,928.00	1,145,836
MANULIFE FINL CORP	COM	CANADA	45,278.00	2,091,844
MANULIFE FINL CORP	COM	CANADA	72,339.00	3,344,807
MASONITE INTL CORP	COM	CANADA	7,600.00	261,844
MDS INC	COM	CANADA	19,960.00	281,204
MERIDIAN GOLD INC	COM	CANADA	14,300.00	271,403
METHANEX CORP	COM	CANADA	17,700.00	323,671
MI DEVS INC	CL A SUB VTG SHS	CANADA	6,214.00	186,967
MOLSON INC	CL A	CANADA	15,265.00	452,032
NATIONAL BK CDA MONTREAL QUE	COM	CANADA	24,735.00	1,023,133
NEXEN INC	COM	CANADA	18,595.00	755,812
NORANDA INC	COM	CANADA	25,845.00	454,280
NORTEL NETWORKS CORP	COM	CANADA	619,863.00	2,152,176
NOVA CHEMICALS CORP	COM	CANADA	12,651.00	598,683
ONEX CORP	SUB VTG	CANADA	16,855.00	277,834
OPEN TEXT CORP	COM	CANADA	6,300.00	126,720
PENN WEST PETE LTD	COM NEW	CANADA	7,423.00	490,984
PETRO CDA	COM	CANADA	38,652.00	1,973,328
PLACER DOME INC	COM	CANADA	62,766.00	1,182,870

POTASH CORP SASK INC	COM	CANADA	15,644.00	1,302,415
POWER CORP CDA	COM	CANADA	45,522.00	1,177,801
POWER FINL CORP	COM	CANADA	35,500.00	947,832
PRECISION DRILLING CORP	COM	CANADA	8,585.00	541,117
QLT INC	COM	CANADA	13,129.00	210,717
QUEBECOR WORLD INC	COM SUB VTG	CANADA	12,036.00	259,174
ROGERS COMMUNICATIONS INC	CL B	CANADA	24,371.00	639,506
ROYAL BK CDA MONTREAL QUE	COM	CANADA	94,480.00	5,066,427
SHAW COMMUNICATIONS	CL B NV	CANADA	28,816.00	527,426
SHELL CDA LTD	COM	CANADA	9,880.00	659,601
SHOPPERS DRUG MART CORP	COM	CANADA	27,200.00	846,091
SNC LAVALIN GROUP INC	COM	CANADA	7,100.00	343,697
SUN LIFE FINL INC	COM	CANADA	87,107.00	2,918,955
SUNCOR ENERGY INC	COM NPV	CANADA	65,748.00	2,326,683
TALISMAN ENERGY INC	COM	CANADA	55,383.00	1,495,339
TECK COMINCO LTD FORMERLY TECK	CL B SUB VTG	CANADA	27,063.00	833,924
TELUS CORP	COM	CANADA	9,300.00	281,138
TELUS CORP	NON VTG SHS	CANADA	22,724.00	658,876
THOMSON CORP	COM	CANADA	33,249.00	1,173,004
TRANSALTA CORP	COM	CANADA	27,296.00	411,211
TRANSCANADA CORP	COM	CANADA	70,365.00	1,750,096
TSX GROUP INC	COM	CANADA	4,700.00	210,611
WESTON GEORGE LTD	COM	CANADA	7,515.00	688,120
BANCO SANTANDER CHILE NEW	SPONSORED ADR REPSTG COM	CHILE	11,761.00	398,227
COMPANIA CERVECERIAS UNIDAS SA	SPONSORED ADR	CHILE	959.00	24,196
COMPANIA DE TELECOM DE CHILE	SPONSORED ADR	CHILE	38,382.00	431,414
DISTRIBUCION Y SERVICIO D + S	SPONSORED ADR	CHILE	11,057.00	200,132
EMBOTELLADORA ANDINA SA	SPONSORED ADR REPSTG SER A	CHILE	8,906.00	116,669
EMPRESA NACIONAL DE ELEC	SPONSORED ADR	CHILE	27,844.00	507,875
ENERSIS S A	SPONSORED ADR	CHILE	77,431.00	658,938
MASISA S A	SPONSORED ADR	CHILE	17,037.00	336,481
SOCIEDAD QUIMICA MINERA DE CHI	SPONSORED ADR REPSTG SER B SHS	CHILE	4,763.00	294,830
VINA CONCHA Y TORO S A	SPONSORED ADR	CHILE	1,672.00	120,050
ALUMINIUM CORP CHN	H CNY1	CHINA	384,000.00	227,257
ANGANG NEW STEEL	H CNY1	CHINA	130,000.00	66,065
ANHUI CONCH CEMENT	H CNY1	CHINA	64,000.00	69,577
AVICHINA INDUSTRY	CNY1 H	CHINA	212,000.00	19,911
BEIJING ENTERPRISE	ORD HKD0.10 H SHS	CHINA	34,000.00	50,523
BRILLIANCE CHINA	USD0.01	CHINA	342,000.00	66,440
BYD CO	H SHS CNY1	CHINA	22,000.00	58,165
CHINA EAST AIRLINE	H CNY1	CHINA	222,000.00	48,840
CHINA LIFE INSURANCE	HCNY1	CHINA	1,041,000.00	696,438
CHINA MERCHANTS HLDGS INTL	HKD0.10	CHINA	166,300.00	313,443
CHINA MOBILE (HK)	HKD0.10	CHINA	719,500.00	2,439,156
CHINA O/SEAS LAND	HKD0.10	CHINA	448,000.00	110,664
CHINA PHARMA GROUP	HKD0.10	CHINA	92,000.00	24,264
CHINA RESOURCES EN	HKD1	CHINA	146,000.00	228,222
CHINA SHIPPING CONTAINER LINES	CNY1	CHINA	301,000.00	121,017
CHINA SHIPPING DEV	H CNY1	CHINA	183,000.00	162,453
CHINA STHN AIRLINE	H CNY1	CHINA	158,000.00	62,507
CHINA TELECOM CORP	H CNY1	CHINA	2,048,000.00	750,936
CHINA TRAVEL INTL	HKD0.10	CHINA	270,000.00	86,842
CITIC PACIFIC LTD	HKD0.40	CHINA	170,000.00	480,078
CNOOC LTD	HKD0.02	CHINA	1,801,500.00	967,651
COSCO PACIFIC LTD	HKD0.10	CHINA	168,000.00	350,149
DATANG INTL POWER	H CNY1	CHINA	223,000.00	167,837
DENWAY MOTORS LTD	HKD0.10	CHINA	654,400.00	233,633
DIGITAL CHINA HLDG	SHS	CHINA	52,000.00	14,216
GUANGDON ELECTRIC	B CNY1	CHINA	89,600.00	40,231
GUANGSHEN RAILWAY	H CNY1	CHINA	203,000.00	82,269
HUANENG POWER INTL	H CNY1	CHINA	348,000.00	259,678
HUANENG POWER INTL INC	SPONSORED ADR SER N SHS	CHINA	2,592.00	77,812
JIANGSU EXPRESSWAY	H CNY1	CHINA	190,000.00	83,723
JIANGXI COPPER CO	H CNY 1	CHINA	99,000.00	56,042
MAANSHAN IRON + ST	H CNY1	CHINA	252,000.00	96,453
PETROCHINA CO	H CNY1	CHINA	2,316,000.00	1,236,559
PICC PROPERTY + CA	H CNY1	CHINA	352,000.00	121,142
PING AN INSURANCE	H CNY1	CHINA	187,000.00	322,385
S/INDUSTRIAL HLDG	HKD0.10	CHINA	53,000.00	113,191
SHENZHEN EXPRESSWAY	H CNY1	CHINA	108,000.00	40,990
SHENZHEN INVESTMEN	HKD0.05	CHINA	124,800.00	18,946
SINOPEC BEIJING YA	H CNY1	CHINA	148,000.00	69,500
SINOPEC S/PETROCHE	ORD H CNY1	CHINA	329,000.00	122,750
SINOPEC YIZHENG CHEM	H CNY1	CHINA	190,000.00	40,333
SINOTRANS LIMITED	H SHARES CNY1	CHINA	202,000.00	59,124
TSINGTAO BREWERY	SER H CNYU1	CHINA	44,000.00	44,438
WUS PRINTED CIRCUIT	TWD10	CHINA	26,788.00	12,426
YANZHOU COAL MININ	H CNY1	CHINA	158,000.00	225,636
ZHEJIANG EXPRESSWA	H CNY1	CHINA	222,000.00	152,804
ZHEJIANG SOUTHEAST	B CNY1	CHINA	93,000.00	49,290
ZIJIN MINING GROUP CO LTD	H CNY0.01	CHINA	112,000.00	50,793
BANCOLOMBIA S A	SPONSORED ADR REPSTG 4 PREF	COLOMBIA	33,000.00	465,960
CESKY TELECOM	CZK100	CZECH REPUBLIC	23,197.00	385,400
CEZ	CZK100	CZECH REPUBLIC	29,855.00	455,105

KOMERCNI BANKA	ORD CZK500	CZECH REPUBLIC	974.00	142,194
KOMERCNI BANKA A S	GLOBAL DEPOSITARY RCPT	CZECH REPUBLIC	3,590.00	174,115
PHILIP MORRIS CR AS	CZK1000	CZECH REPUBLIC	101.00	76,466
UNIPETROL	CZK100	CZECH REPUBLIC	8,580.00	37,847
ZENTIVA NV	COM STK EURO.01	CZECH REPUBLIC	1,923.00	65,276
A P MOLLER MAERSK	SER B DKK1000	DENMARK	156.00	1,288,467
BANG + OLUFSEN A/S	DKK10 SER B	DENMARK	1,406.00	105,080
CARLSBERG	B DKK20	DENMARK	4,718.00	238,808
COLOPLAST	SER B DKK5	DENMARK	3,658.00	200,862
DANISCO	DKK20	DENMARK	7,236.00	441,627
DANSKE BANK	DKK10	DENMARK	66,200.00	2,029,228
DSV	DKK2	DENMARK	3,089.00	209,412
FLS INDUSTRIES	SER B DKK20	DENMARK	3,183.00	59,908
GN STORE NORD	DKK4	DENMARK	31,246.00	336,866
H LUNDBECK A S	DKK5	DENMARK	9,872.00	220,077
ISS INTERNATIONAL	DKK20 ORD	DENMARK	6,287.00	350,966
KOBENHAVN LUFTHAVE	DKK100 (REGD)	DENMARK	934.00	198,489
NKT HOLDING	DKK20	DENMARK	2,295.00	66,889
NOVO NORDISK AS	DKK2 SER B	DENMARK	36,620.00	2,000,782
NOVOZYMES AS B SHS	SER B DKK10	DENMARK	7,823.00	397,400
OSTASIATISKE KOMPA	DKK70	DENMARK	2,721.00	142,948
TDC A/S	DKK5	DENMARK	25,162.00	1,065,553
TOPDANMARK AS	DKK10(REGD)	DENMARK	3,410.00	268,560
VESTAS WIND SYSTEMS	DKK1	DENMARK	23,717.00	294,699
WILLIAM DEMANT HOL	DKK1	DENMARK	4,017.00	188,645
AL WATANY BK EGYPT	EGP10	EGYPT	5,502.00	9,246
COMMERCIAL INTL BK	EGP10	EGYPT	16,286.00	104,236
EASTERN TOBACCO CO	EGP15	EGYPT	807.00	17,291
EGYPT INT PHARM ID	EGP10	EGYPT	5,929.00	9,582
EGYPT MEDIA PRODUCT	EGP10	EGYPT	6,705.00	14,691
MEDINET NASR HOUSI	EGP5	EGYPT	2,043.00	16,829
MISR INTL BK	EGP5	EGYPT	4,288.00	23,312
MOBINIL	EGP10	EGYPT	5,992.00	128,231
ORASCOM CONSTR IND	EGP5	EGYPT	9,228.00	110,189
ORASCOM TELECOM HLDGS	EGP10	EGYPT	7,103.00	298,338
AMER GROUP	A NPV	FINLAND	9,900.00	172,917
ELISA CORPORATION	SER A EUR0.5	FINLAND	19,435.00	313,306
FORTUM OYJ	EUR3.40	FINLAND	49,950.00	924,723
KCI KONECRANES OYJ	EUR2	FINLAND	1,900.00	83,959
KESKO OYJ	NPV SER B	FINLAND	8,400.00	204,948
KONE CORP	SER B EUR1.00	FINLAND	5,555.00	431,066
METSO OYJ	FIM50	FINLAND	14,000.00	221,884
NOKIA OYJ	EUR0.06	FINLAND	684,770.00	10,815,587
NOKIAN RENKAAT	FIM 10	FINLAND	1,246.00	189,347
ORION OYJ	SER B EUR1.70	FINLAND	10,190.00	164,962
OUTOKUMPU OYJ	NPV	FINLAND	11,700.00	209,127
POHJOLA YHTYMA OYJ	SER D NPV	FINLAND	7,347.00	84,785
RAUTARUUKKI OY	K FIM10	FINLAND	11,200.00	133,054
SAMPO OYJ	SER A NPV	FINLAND	49,200.00	679,451
STORA ENSO OYJ	NPV SER R	FINLAND	91,824.00	1,406,628
TIETOENATOR OYJ	ORD NPV	FINLAND	11,710.00	372,453
UPM KYMMENE OY	NPV	FINLAND	76,916.00	1,710,406
UPONOR OYJ	EUR2	FINLAND	8,000.00	149,626
WARTSILA	B EUR3.5	FINLAND	7,650.00	163,045
ACCOR	EUR3	FRANCE	26,399.00	1,155,786
AIR FRANCE KLM	EUR8.50	FRANCE	16,421.00	312,930
AIR LIQUIDE(L)	EUR11	FRANCE	15,359.00	2,839,233
ALCATEL	EUR2	FRANCE	172,235.00	2,680,564
ALSTOM	EUR1.25	FRANCE	596,685.00	454,185
ARCELOR	NPV	FRANCE	67,575.00	1,558,717
ATOS ORIGIN	EUR1	FRANCE	5,847.00	397,138
AUTOROUTES SUD FRA	NPV	FRANCE	9,351.00	470,283
AXA	EUR2.29	FRANCE	199,826.00	4,937,932
BIC	EUR3.82	FRANCE	4,374.00	219,978
BNP PARIBAS	EUR2	FRANCE	112,135.00	8,123,957
BOUYGUES	EUR1	FRANCE	27,937.00	1,291,094
BUSINESS OBJECTS	EUR0.10	FRANCE	9,037.00	228,228
CAC 40 10 EURO INDEX FUTURES	5-Mar	FRANCE	610.00	—
CAP GEMINI	EUR8	FRANCE	17,578.00	562,917
CARREFOUR	EUR2.50	FRANCE	80,808.00	3,848,732
CASINO GUICH PERR	EUR1.53	FRANCE	4,344.00	347,189
CIE DE ST GOBAIN	EUR4	FRANCE	43,760.00	2,636,188
CNP ASSURANCES	EUR4	FRANCE	4,616.00	330,655
CREDIT AGRICOLE SA	EUR3	FRANCE	94,231.00	2,843,453
DASSAULT SYSTEMES	EUR1	FRANCE	7,774.00	392,029
EADS(EURO AERO	DEF EUR1	FRANCE	33,843.00	983,963
ESSILOR INTL	EUR0.35	FRANCE	13,854.00	1,085,610
EURONEXT	EUR1	FRANCE	13,624.00	416,109
FRANCE TELECOM	EUR4	FRANCE	208,469.00	6,902,684
GECINA	EUR7.5	FRANCE	3,560.00	352,758
GROUPE DANONE	EUR0.50	FRANCE	34,194.00	3,158,193
HERMES INTL	FRF10 (POST SPLIT)	FRANCE	1,234.00	246,230
IMERYS	EUR2	FRANCE	4,332.00	363,601
KLEPIERRE	EUR4	FRANCE	3,219.00	285,059

LAFARGE	EUR4	FRANCE	24,045.00	2,320,504
LAGARDERE S.C.A.	EUR6.10(REGD)	FRANCE	17,582.00	1,269,001
LOREAL	EUR0.2	FRANCE	42,910.00	3,257,474
LVMH MOET HENNESSY	EUR0.30	FRANCE	34,812.00	2,666,381
MICHELIN(CGDE)	EUR2(REGD)	FRANCE	19,996.00	1,282,603
PERNOD RICARD	NPV	FRANCE	7,445.00	1,140,480
PEUGEOT SA	EUR1	FRANCE	23,966.00	1,521,289
PIN PRINTEMPS REDO	EUR4	FRANCE	9,483.00	949,331
PUBLICIS GROUPE SA	EUR0.40	FRANCE	17,412.00	564,464
RENAULT (REGIE NATIONALE)	EUR3.81	FRANCE	26,123.00	2,185,498
SAGEM SA	EUR1	FRANCE	12,290.00	261,937
SANOFI AVENTIS	EUR2	FRANCE	138,178.00	11,043,722
SCHNEIDER ELECTRIC	EUR8	FRANCE	31,300.00	2,178,279
SOC GENERALE	EUR1.25	FRANCE	46,949.00	4,751,058
SODEXHO ALLIANCE	EUR4	FRANCE	12,987.00	392,946
STMICROELECTRONICS	EUR1.04	FRANCE	82,014.00	1,599,702
SUEZ	EUR 2	FRANCE	114,189.00	3,045,247
TECHNIP	NPV	FRANCE	2,686.00	496,528
TF1 TV FRANCAISE	EUR0.20	FRANCE	16,073.00	523,241
THALES	EUR3	FRANCE	10,527.00	505,388
THOMSON SA	EUR3.75	FRANCE	32,979.00	871,879
TOTAL SA	EUR10	FRANCE	82,711.00	18,066,682
UNIBAIL	EUR5	FRANCE	5,932.00	933,703
VALEO	EUR3	FRANCE	10,153.00	425,054
VEOLIA ENVIRONNEMENT	EUR5.00	FRANCE	36,849.00	1,333,817
VINCI	EUR10	FRANCE	10,289.00	1,381,750
VIVENDI UNIVERSAL	EUR5.5	FRANCE	143,577.00	4,584,238
ZODIAC	NPV	FRANCE	5,358.00	249,438
ADIDAS SALOMON AG	DEM5	GERMANY	6,274.00	1,012,692
ALLIANZ AG	NPV(REGD)(VINKULIERT)	GERMANY	42,874.00	5,687,784
ALTANA AG	NPV	GERMANY	9,809.00	620,112
BASF AG	NPV	GERMANY	72,715.00	5,238,406
BAYER AG	ORD NPV	GERMANY	92,734.00	3,143,654
BAYER HYPO VEREINS	ORD NPV	GERMANY	86,888.00	1,972,312
BEIERSDORF AG	SER A B C NPV(VAR)	GERMANY	2,302.00	267,842
CELESIO AG	NPV	GERMANY	4,617.00	375,535
COMMERZBANK AG	NPV	GERMANY	62,653.00	1,291,042
CONTINENTAL AG	ORD NPV	GERMANY	17,038.00	1,082,215
DAIMLERCHRYSLER AG	ORD NPV(REGD)	GERMANY	119,925.00	5,747,663
DAX INDEX FUTURES	5-Mar	GERMANY	575.00	—
DEUTSCHE BANK AG	ORD NPV (REGD)	GERMANY	68,184.00	6,053,798
DEUTSCHE BOERSE AG	NPV	GERMANY	14,749.00	887,707
DEUTSCHE LUFTHANSA	ORD NPV (REGD)(VINK)	GERMANY	31,680.00	454,294
DEUTSCHE POST AG	NPV REGD	GERMANY	62,196.00	1,428,724
DEUTSCHE TELEKOM	NPV(REGD)	GERMANY	380,090.00	8,602,010
DOUGLAS HLDG AG	NPV	GERMANY	4,329.00	152,989
E ON AG	NPV	GERMANY	86,757.00	7,908,012
EPCOS	ORD NPV	GERMANY	6,480.00	96,887
FRESENIUS MEDICAL	DEM5	GERMANY	4,830.00	388,724
FRESENIUS MEDICAL	NON VTG PRF NPV	GERMANY	3,439.00	199,366
HEIDELBERGCEMENT	NPV	GERMANY	8,463.00	509,598
HENKEL KGAA	NON VTG PRF NPV	GERMANY	8,113.00	705,766
HYPO REAL ESTATE	NPV	GERMANY	18,112.00	750,871
INFINEON TECHNOLOGIES AG	ORD NPV	GERMANY	87,545.00	949,584
KARSTADT QUELLE AG	NPV	GERMANY	7,305.00	75,364
LINDE AG	NPV	GERMANY	11,592.00	725,741
MAN AG	ORD NPV	GERMANY	14,494.00	558,325
MERCK KGAA	ORD NPV	GERMANY	6,775.00	466,155
METRO AG	ORD NPV	GERMANY	20,094.00	1,105,894
MLP AG	NPV	GERMANY	9,051.00	179,494
MUENCHENER RUCKVERS AG	NPV(REGD)	GERMANY	25,503.00	3,135,444
PORSCHE AG	NON VTG PRF NPV	GERMANY	1,094.00	698,156
PROSIEBENSATI MEDI	NPV PFD	GERMANY	11,281.00	207,005
PUMA AG	NPV	GERMANY	2,268.00	623,646
QIAGEN NV	EUR0.01	GERMANY	18,144.00	198,531
RWE AG (NEU)	NPV A	GERMANY	54,851.00	3,034,438
RWE AG (NEU)	NON VTG PFD NPV	GERMANY	5,172.00	240,498
SAP AG	NPV	GERMANY	28,610.00	5,109,901
SCHERING AG	ORD NPV	GERMANY	22,971.00	1,717,595
SIEMENS AG NPV (REGD)	NPV (REGD)	GERMANY	111,713.00	9,472,145
SUEDZUCKER AG	NPV	GERMANY	7,200.00	149,735
THYSSENKRUPP AG	NPV	GERMANY	42,530.00	936,504
TUI AG	NPV	GERMANY	17,020.00	403,002
VOLKSWAGEN AG	ORD NPV	GERMANY	31,328.00	1,420,129
VOLKSWAGEN AG	NON VTG PRF NPV	GERMANY	14,390.00	477,450
ALPHA BANK	EUR5.42 (REGD)	GREECE	29,955.00	1,044,781
BK OF PIRAEUS	EUR4.15(REGD)	GREECE	25,182.00	440,180
COCA COLA HELL BOT	EUR0.50(CB)	GREECE	11,988.00	293,304
COSMOTE MOBILE TEL	EUR0.47	GREECE	17,381.00	347,762
DUTY FREE SHOPS	EUR0.3(CR)	GREECE	2,526.00	44,292
EFG EUROBANK ERGAS	EUR2.95(CR)	GREECE	26,936.00	924,838
EMPORIKI BANK OF GREECE SA	EUR5.5 (REGD)	GREECE	7,937.00	252,016
FOLLI FOLLIE	EUR0.30 (CR)	GREECE	2,120.00	62,243
GERMANOS SA	EUR0.32 CR	GREECE	3,119.00	92,421

HELLENIC PETROLEUM	EUR2.18	GREECE	14,341.00	155,944
HELLENIC TECHNODOM TEV	EUR0.71(REGD)	GREECE	9,637.00	43,489
HYATT REGENCY HOTEL	GRD500	GREECE	5,446.00	62,181
INTRACOM	GRD700	GREECE	11,088.00	59,984
NATL BK OF GREECE	EUR4.50 (REGD)	GREECE	39,782.00	1,312,909
OPAP (ORG OF FOOTB)	EUR0.30 (CR)	GREECE	23,063.00	637,626
OTE (HELLENIC TLCM)	EUR2.39(CR)	GREECE	36,841.00	662,006
PUBLIC POWER CORP	EUR4.60	GREECE	15,661.00	438,091
TECHNIKI OLYMPIAKI	EUR1	GREECE	10,420.00	56,370
TITAN CEMENT CO	EUR2	GREECE	7,698.00	228,104
VIOHALCO	EUR0.30	GREECE	14,263.00	129,893
ASM PACIFIC TECH	HKD0.10	HONG KONG	23,500.00	84,504
BANK OF EAST ASIA	HKD 2.50	HONG KONG	188,805.00	586,623
BEIJING CAPITAL IN	H CNY1	HONG KONG	128,000.00	54,344
BOC HONG KONG HOLDINGS LTD	HKD5	HONG KONG	524,500.00	1,002,075
CATHAY PACIFIC AIR	HKD0.20	HONG KONG	143,000.00	270,447
CHEUNG KONG INFRAS	HKD1	HONG KONG	61,000.00	176,580
CHEUNG KONG(HLDGS)	HKD0.50	HONG KONG	213,000.00	2,130,630
CHINA EVERBRIGHT	HKD1	HONG KONG	96,000.00	49,404
CHINA PETROLIUM + CHEMICAL	H SHS	HONG KONG	1,964,000.00	802,257
CHINA RES CEMENT	HKD0.10	HONG KONG	1,200.00	253
CHINA RESOURCES LAND LIMITED	HKD0.10	HONG KONG	94,000.00	15,964
CLP HOLDINGS	HKD5	HONG KONG	256,000.00	1,468,936
COFCO INTERNATIONAL LTD	HKD0.10	HONG KONG	88,000.00	37,645
ESPRIT HOLDINGS	HKD0.10	HONG KONG	126,781.00	766,620
GIORDANO INTL LTD	HKD0.05	HONG KONG	196,000.00	123,561
GUANGZHOU INVMNT	HKD0.10	HONG KONG	454,000.00	45,559
HANG LUNG PROP	HKD1	HONG KONG	260,500.00	402,177
HANG SENG BANK	HKD5	HONG KONG	108,400.00	1,506,195
HENDERSON LAND DEV	HKD2	HONG KONG	103,000.00	536,686
HONG KONG ELECTRIC	HKD1	HONG KONG	197,000.00	899,752
HONG KONG EXCHANGE	HKD1	HONG KONG	150,000.00	402,370
HONGKONG+CHINA GAS	HKD0.25	HONG KONG	520,090.00	1,077,290
HOPEWELL HIGHWAY	NPV	HONG KONG	300.00	247
HOPEWELL HLDGS	HKD2.50	HONG KONG	84,000.00	215,601
HUADIAN POWER INTL	H CNY1	HONG KONG	192,000.00	56,814
HUTCHISON TELECOM	HKD0.25	HONG KONG	187,000.00	169,613
HUTCHISON WHAMPOA	HKD0.25	HONG KONG	302,100.00	2,827,560
HYSAN DEVELOPMENT	HKD5	HONG KONG	87,836.00	184,199
JOHNSON ELEC HLDGS	HKD0.0125	HONG KONG	200,236.00	194,499
KERRY PROPERTIES	HKD1	HONG KONG	64,909.00	138,625
KINGBOARD CHEMICAL	HKD0.10	HONG KONG	66,000.00	140,106
LENOVO GROUP LTD	HKD0.025	HONG KONG	522,000.00	156,143
LI + FUNG	HKD0.025	HONG KONG	228,000.00	384,268
MTR CORP	HKD1	HONG KONG	186,851.00	299,290
NEW WORLD DEVEL CO	HKD1	HONG KONG	318,212.00	356,175
ORIENT O/SEAS INTL	USD0.10	HONG KONG	26,000.00	98,846
PCCW LIMITED	HKD0.25	HONG KONG	483,028.00	306,060
QINGLING MOTORS	CNYU1 H SHS	HONG KONG	131,000.00	20,225
SCMP GROUP	HKD0.10	HONG KONG	128,395.00	53,273
SEMICONDUCTOR MFG	USD0.0004	HONG KONG	849,000.00	186,781
SHANGRI LA ASIA LTD	HKD1	HONG KONG	152,242.00	223,289
SINO LAND CO	HKD1.00	HONG KONG	152,003.00	150,581
SMARTONE TELECOM	HKD0.10	HONG KONG	36,915.00	41,319
SUN HUNG KAI PROPS	HKD0.50	HONG KONG	187,000.00	1,870,553
SWIRE PACIFIC	A HKD0.60	HONG KONG	132,000.00	1,103,864
TCL COMMUNICATION	HKD0.10	HONG KONG	64,800.00	5,419
TCL INTERNATIONAL	HKD0.10	HONG KONG	162,000.00	41,684
TECHTRONIC INDUSTR	ORD HKD0.1	HONG KONG	126,022.00	275,628
TELEVISION BROADCT	HKD0.05	HONG KONG	39,000.00	180,632
TEXWINCA HLDGS	HKD0.05	HONG KONG	84,000.00	79,432
TRAVELSKY TECHNOLO	CLS H CNY1	HONG KONG	44,000.00	35,663
WEIQIAO TEXTILE CO	H CNY1	HONG KONG	42,000.00	66,193
WHARF(HLDGS)	HKD1	HONG KONG	174,000.00	608,900
YUE YUEN INDL HLDG	HKD0.25	HONG KONG	67,738.00	186,062
MATAV RT	HUF100 (REGD)	HUNGARY	67,738.00	324,213
MOL HUNGARIAN OIL	HUF1000(REGD)	HUNGARY	10,936.00	769,107
OTP BANK	HUF100	HUNGARY	36,376.00	1,121,122
RICHTER GEDEON VEG	HUF1000	HUNGARY	2,017.00	253,346
ABB LTD	INR10	INDIA	1,203.00	26,847
ASHOK LEYLAND	INR1	INDIA	60,882.00	34,173
ASIAN PAINTS INDIA	INR10 (DEMAT)	INDIA	3,358.00	24,731
ASSOC CEMENT CO	INR10(DEMAT)	INDIA	4,757.00	37,065
BAJAJ AUTO	INR10(DEMAT)	INDIA	4,036.00	105,050
BHARAT HEAVY ELECT	INR10 DEMAT	INDIA	6,732.00	119,231
BHARAT PETROL CORP	INR10 (DEMAT)	INDIA	8,251.00	87,094
BK OF BARODA	INR10 (DEMAT)	INDIA	6,884.00	38,046
BRITANNIA INDS	INR10 (DEMAT)	INDIA	1,030.00	21,821
CASTROL INDIA	INR10(DEMAT)	INDIA	3,447.00	17,271
CIPLA	INR2	INDIA	9,895.00	72,215
COLGATE PALMOLIVE	INR10(DEMAT)	INDIA	3,795.00	15,658
DR REDDYS LABS	INR5 (DEMAT T5)	INDIA	6,879.00	136,931
GAIL (INDIA)LD	INR10	INDIA	35,669.00	189,299
GLAXOSMITHKLINE PHAMACEUTICAL	INR10 (DEMAT T5)	INDIA	2,079.00	36,795

GRASIM INDUSTRIES	INR10 (DEMAT)	INDIA	4,665.00	141,909
GUJARAT AMBUJA CEM	INR10	INDIA	7,897.00	72,948
HDFC BANK	INR10	INDIA	21,073.00	251,523
HERO HONDA	INR2(DEMAT T5)	INDIA	11,001.00	144,529
HINDALCO INDS LTD	GLOBAL DEP RCPT 144A	INDIA	2,499.00	82,292
HINDLACO INDS	INR10 (DEMAT)	INDIA	5,188.00	170,284
HINDUSTAN LEVER	INR1(DEMAT)	INDIA	109,121.00	360,222
HINDUSTAN PETROL	INR10 (DEMAT)	INDIA	11,188.00	103,078
HOUSING DEVEL FIN	INR10 (DEMAT)	INDIA	25,671.00	452,417
I FLEX SOLUTIONS	INR5	INDIA	5,633.00	82,486
ICICI BANKING	INR10 (DEMAT)	INDIA	25,244.00	215,303
ICICI BK LTD	SPONSORED ADR	INDIA	19,212.00	387,122
INDIAN HOTELS	INR10(DEMAT)	INDIA	1,921.00	23,837
INDIAN PETROCHEMIC	INR10(DEMAT)	INDIA	11,255.00	47,200
INFOSYS TECHNOLOGI	INR5 (DEMAT)	INDIA	25,336.00	1,217,550
ITC	INR10 (DEMAT)	INDIA	4,322.00	130,227
ITC LTD	SHS GLOBAL DEPOSIT RECEIPTS	INDIA	5,485.00	164,769
LARSEN + TOUBRO	INR2	INDIA	2,203.00	49,766
LARSEN + TOUBRO	SHS GLOBAL DEPOSIT RECEIPTS	INDIA	4,689.00	104,330
MAHANAGAR TELE NIGAM	INR10 (DEMAT)	INDIA	25,991.00	92,616
MAHINDRA + MAHINDRA	INR10 (DEMAT)	INDIA	4,051.00	50,742
MAHINDRA + MAHINDRA LTD	SHS GLOBAL DEPOSIT REG S	INDIA	1,700.00	21,386
MARUTI UDYOG	INR5	INDIA	9,509.00	100,898
NESTLE INDIA	INR10 (DEMAT)	INDIA	3,182.00	42,800
OIL + NATURAL GAS	INR10(DEMAT)	INDIA	23,997.00	452,421
PUNJAB TRACTORS	INR10 (DEMAT)	INDIA	2,156.00	9,709
RANBAXY LABORATORIES LTD	SHS GLOBAL DEPOSIT RECEIPTS EQ	INDIA	3,026.00	88,087
RANBAXY LABS	INR10 (DEMAT)	INDIA	6,819.00	196,303
RELIANCE INDS	INR10 (DEMAT)	INDIA	68,174.00	837,159
RELIANCE INDS LTD	GLOBAL DEPOSITARY RCPTS 144A	INDIA	11,220.00	287,456
SATYAM COMPUTER	INR2	INDIA	31,631.00	298,264
STATE BK OF INDIA	GDR EACH REP 2 SHS INR10(REG S	INDIA	3,821.00	139,467
STATE BK OF INDIA	INR10(DEMAT)	INDIA	3,060.00	45,928
SUN PHARMACEUTICAL	INR5	INDIA	6,388.00	81,477
TATA IRON STEEL	INR10 (DEMAT)	INDIA	18,207.00	161,442
TATA MOTORS LTD	INR (DEMAT)	INDIA	22,920.00	266,345
TATA POWER CO	INR10 (DEMAT)	INDIA	7,522.00	67,580
TATA TEA	INR10 (DEMAT)	INDIA	3,527.00	38,398
ULTRATECH CEMENT	INR10	INDIA	689.00	5,394
VIDESH SANCHAR	INR10 (DEMAT T5)	INDIA	6,743.00	35,871
WIPRO	INR2 (DEMAT)	INDIA	13,476.00	231,885
ZEE TELEFILMS	INR1 (DEMAT)	INDIA	24,780.00	97,535
ANEKA TAMBANG	IDR500	INDONESIA	75,950.00	14,114
ASTRA ARGO LESTARI	IDR500	INDONESIA	55,500.00	18,535
ASTRA INTL	IDR 500 DEMAT	INDONESIA	304,338.00	314,748
BK CENTRAL ASIA	IDR125	INDONESIA	672,000.00	215,373
BK DANAMON	IDR50000	INDONESIA	202,000.00	95,206
BK MANDIRI	IDR500	INDONESIA	839,500.00	174,095
BK PAN INDONESIA	IDR100	INDONESIA	1,048,777.00	47,453
BK RAKYAT	IDR500	INDONESIA	645,000.00	199,771
BUMI RESOURCES TBK	IDR500	INDONESIA	1,484,500.00	127,940
FISKARAGUNG PERK	IDR500	INDONESIA	81,250.00	—
GUDANG GARAM (PERUS)	IDR500	INDONESIA	81,000.00	118,239
H M SAMPOERNA	IDR100	INDONESIA	401,000.00	287,277
INDOCEMENT TUNGGAL	IDR500	INDONESIA	129,000.00	42,734
INDOFOODS SUKSES M	IDR100	INDONESIA	572,000.00	49,297
INDOSAT	IDR100	INDONESIA	320,000.00	198,222
KALBE FARMA	IDR50	INDONESIA	502,720.00	29,787
LIPPO BANK	IDR5000	INDONESIA	219,000.00	16,515
MATAHARI PUTRA(DEMAT)	IDR 500	INDONESIA	232,000.00	14,371
PERUSAHAAN GAS NEG	IDR1000000	INDONESIA	207,500.00	42,472
RAMAYANA LESTARI	IDR50.00	INDONESIA	355,000.00	29,639
SEMEN GRESIK(PERS)	IDR1000	INDONESIA	22,470.00	44,783
TELEKOMUNIKASI IND	SER B IDR250	INDONESIA	1,400,000.00	727,713
TEMPO SCAN PACIFIC	IDR500	INDONESIA	18,000.00	14,737
UTD TRACTORS	IDR250 DEMAT	INDONESIA	218,000.00	53,428
ALLIED IRISH BANKS	EUR0.32 (DUBLIN LISTING)	IRELAND	125,999.00	2,628,904
BK OF IRELAND	ORD STK EUR0.64	IRELAND	141,733.00	2,359,969
CRH	ORD IEP0.32(DUBLIN LISTING)	IRELAND	77,737.00	2,081,581
DCC	ORD EUR0.25	IRELAND	11,625.00	260,721
DEPFA BANK PLC	ORD EUR0.30	IRELAND	49,327.00	828,039
ELAN CORP	ORD EUR0.05	IRELAND	56,694.00	1,510,402
FYFFES	ORD EUR0.06(DUBLIN LISTING)	IRELAND	43,304.00	113,602
GRAFTON GROUP	(COMPR 1ORD + 1C + 9SH)	IRELAND	25,596.00	278,331
GREENCORE GROUP	ORD EUR0.63	IRELAND	21,685.00	89,016
INDEPENDENT NEWS+M	ORD EUR0.30	IRELAND	76,671.00	241,779
IRISH LIFE + PERM	ORD EUR0.32	IRELAND	38,340.00	719,168
KERRY GROUP	A ORD I0.10(DUBLIN LIST)	IRELAND	18,493.00	443,661
KINGSPAN GROUP	ORD EUR0.13(DUBLIN LISTING)	IRELAND	16,007.00	153,390
RYANAIR HLDGS	ORD EUR0.0127	IRELAND	26,249.00	187,314
WATERFORD WEDGEWOOD	RESTRICTED LINE	IRELAND	20,463.00	1,724
WATERFORD WEDGEWOOD UTS	NEW 1WW ORD+1WW UK/SR INC)NPD	IRELAND	125,051.00	85
WATERFRD WEDGEWOOD	UTS(1WW ORD+1WW UK/ SR INC)	IRELAND	75,031.00	6,323
ALVARION LTD	SHS	ISRAEL	7,138.00	94,793

AUDIO CODES LTD	SHS	ISRAEL	4,131.00	68,616
BEZEK ISRAEL TELCM	ILS1	ISRAEL	119,670.00	139,393
BK HAPOALIM BM	ILS1	ISRAEL	107,380.00	362,159
BK LEUMI LE ISRAEL	ILS1	ISRAEL	89,168.00	243,354
BLUE SQUARE ISRAEL	ILSI	ISRAEL	919.00	9,116
CHECK POINT SOFTWARE	COMMON STOCK	ISRAEL	27,058.00	666,439
CLAL INDUSTRIES	ILS1	ISRAEL	8,994.00	41,347
CLAL INSURANCE ENT	ILS1	ISRAEL	1,852.00	39,261
DISCOUNT INV CORP	ILS1	ISRAEL	1,974.00	49,944
ECI TELECOM LTD	ORD	ISRAEL	7,522.00	61,447
ELBIT SYSTEMS LTD	COM	ISRAEL	2,653.00	70,071
ELCO HOLDINGS	ILS0.25	ISRAEL	0.13	1
ICL ISRAEL CHEM	ILS1	ISRAEL	67,275.00	158,688
IDB DEVELOPMENT	ILS1	ISRAEL	3,203.00	86,451
ISRAEL DISCOUNT BK	ILS0.10 SER A	ISRAEL	47,233.00	59,894
KOOR INDUSTRIES	ILS 0.001	ISRAEL	1,356.58	70,624
LIPMAN ELECTRONIC ENGINEERING	SHS	ISRAEL	2,340.00	65,286
M SYS FLASH DISK PIONEERS LTD	SHS	ISRAEL	4,200.00	82,824
MAKHTESHIM AGAM IN	ILS1	ISRAEL	30,032.00	161,422
MATAV CABLE SYSTEM	ILS1	ISRAEL	2,243.00	17,253
MIGDAL INSURANCE	ILSO.01	ISRAEL	26,642.00	43,620
NICE SYS LTD	SPONSORED ADR	ISRAEL	1,890.00	59,138
ORBOTECH LTD	COM	ISRAEL	4,200.00	88,914
OSEM INVESTMENT	ORD ILS1	ISRAEL	4,062.00	45,086
PARTNER COMMUNICAT	ILS0.01	ISRAEL	8,988.00	76,939
RADWARE LTD	COM	ISRAEL	2,124.00	55,500
RETALIX	ILS1	ISRAEL	2,126.00	46,669
STRAUSS ELITE LIMITED	ILS1(SER A)	ISRAEL	2,584.15	25,453
SUPER SOL	ORD ILS0.1 B SHS	ISRAEL	10,914.00	27,133
TEVA PHARMA IND	ILS0.1 (POST CONS)	ISRAEL	48,464.00	1,443,823
TEVA PHARMACEUTICAL INDS LTD	ADR	ISRAEL	33,798.00	1,009,208
THE ISRAEL CORPORA	ORD ILS1	ISRAEL	199.00	43,259
ALLEANZA ASSICURAZ	EUR0.5	ITALY	66,571.00	929,298
ARN MONDADORI EDIT	EUR0.26	ITALY	15,968.00	184,271
ASSIC GENERALI	EUR1.00	ITALY	138,728.00	4,708,493
AUTOGRILL SPA	EUR0.52	ITALY	15,989.00	267,099
AUTOSTRADE	EUR1	ITALY	37,237.00	997,103
BANCA INTESA SPA	EUR0.52	ITALY	471,652.00	2,269,469
BANCA INTESA SPA	DI RISP EUR0.52 (NON CNV)	ITALY	134,152.00	576,214
BCA ANTONVENETA	EUR3	ITALY	33,430.00	881,531
BCA FIDEURAM SPA	EUR0.26	ITALY	41,053.00	212,603
BCA NAZ DEL LAVORO	EUR0.50	ITALY	239,007.00	713,090
BCA POP DI MILANO	EUR3	ITALY	56,388.00	499,728
BCE POP UNITE	ORD EUR2.50	ITALY	48,760.00	991,504
BCP POP VERON NOV	EUR3.6	ITALY	53,597.00	1,089,862
BENETTON GROUP SPA	EUR1.30	ITALY	7,401.00	97,882
BULGARI SPA	EUR0.07	ITALY	18,581.00	229,579
CAPITALIA SPA	EUR1	ITALY	207,645.00	951,154
EDISON	EUR1	ITALY	115,887.00	246,518
ENEL	EUR1	ITALY	529,493.00	5,203,526
ENI	EUR1	ITALY	377,185.00	9,443,724
FIAT SPA	EUR 5	ITALY	75,304.00	603,906
FINECOGROUP	EUR1	ITALY	22,091.00	170,554
FINMECCANICA SA	EUR0.22	ITALY	854,904.00	775,073
GR ED L ESPRESSO	EUR0.15	ITALY	23,406.00	141,257
ITALCEMENTI	EUR1	ITALY	9,773.00	157,415
LUXOTTICA GROUP	EUR0.06	ITALY	19,743.00	401,998
MEDIASET	EUR0.52	ITALY	85,485.00	1,084,104
MEDIOBANCA SPA	EUR0.5	ITALY	67,616.00	1,094,613
MEDIOLANUM	EUR0.1	ITALY	35,464.00	254,037
MONTE PASCHI SIENA	EUR0.64	ITALY	159,476.00	569,015
PIRELLI + CO SPA	EURO 0.52	ITALY	264,830.00	357,090
RAS	EUR0.6	ITALY	43,697.00	988,335
SAN PAOLO IMI SPA	EUR2.80	ITALY	149,455.00	2,153,355
SEAT PAGINE GIALLE	EUR0.03	ITALY	570,733.00	262,986
SNAM RETE GAS	EUR1	ITALY	127,354.00	740,893
T.E.R.N.A	ORD EUR0.22	ITALY	144,739.00	415,114
TELECOM ITALIA	EUR.55	ITALY	1,195,429.00	4,890,908
TELECOM ITALIA	DI RISP EUR.55	ITALY	840,185.00	2,729,431
TELECOM ITALIA MEDIA	EUR0.03	ITALY	210,886.00	95,453
TIM SPA	EUR0.06	ITALY	550,172.00	4,113,016
TISCALI SPA	EUR0.5	ITALY	25,757.00	95,578
UNICREDITO ITALIAN	EUR0.50	ITALY	638,735.00	3,672,487
77TH BANK	JPY50	JAPAN	45,000.00	316,629
ACOM CO	JPY50	JAPAN	10,200.00	763,482
ADERANS COMPANY	JPY50	JAPAN	4,900.00	113,331
ADVANTEST	JPY50	JAPAN	9,900.00	849,234
AEON CO LTD	JPY50	JAPAN	81,800.00	1,365,063
AEON CREDIT SERV	JPY50	JAPAN	3,300.00	245,721
AIFUL CORP	JPY50	JAPAN	6,000.00	659,900
AISIN SEIKI CO	JPY50	JAPAN	23,000.00	582,463
AJINOMOTO CO INC	JPY50	JAPAN	83,000.00	988,192
ALFRESA HOLDINGS C	NPV	JAPAN	2,600.00	95,404
ALL NIPPON AIRWAYS	JPY50	JAPAN	73,000.00	254,328

ALPS ELECTRIC CO	JPY50	JAPAN	23,000.00	342,744
AMADA CO	JPY50	JAPAN	45,000.00	248,561
AMANO CORPORATION	JPY50	JAPAN	9,000.00	89,412
ANRITSU CORP	JPY50	JAPAN	13,000.00	100,098
AOYAMA TRADING CO	JPY50	JAPAN	7,500.00	204,206
ARIAKE JAPAN CO	JPY50(OTC)	JAPAN	2,700.00	65,082
ASAHI BREWERIES	JPY50	JAPAN	54,400.00	673,696
ASAHI GLASS CO	JPY50	JAPAN	108,000.00	1,190,983
ASAHI KASEI CORP	JPY50	JAPAN	173,000.00	866,097
ASATSU DK	JPY50	JAPAN	4,600.00	129,511
ASHIKAGA FINANCIAL ORD SHS	NPV	JAPAN	91,000.00	888
AUTOBACS SEVEN CO	JPY50	JAPAN	3,400.00	99,375
BANDAI CO	JPY50	JAPAN	10,100.00	229,657
BANK OF YOKOHAMA	JPY50	JAPAN	151,000.00	951,947
BENESSE CORP	JPY50	JAPAN	8,900.00	311,808
BRIDGESTONE CORP	JPY50	JAPAN	92,000.00	1,831,560
CANON INC	JPY50	JAPAN	119,700.00	6,459,852
CAPCOM CO	JPY50	JAPAN	5,000.00	47,526
CASIO COMPUTER CO	JPY50	JAPAN	26,000.00	401,152
CENTRAL GLASS CO	JPY50	JAPAN	24,000.00	170,040
CENTRAL JPAN RLWY	JPY50000	JAPAN	142.00	1,159,891
CHIBA BANK	JPY50	JAPAN	101,000.00	675,173
CHUBU ELEC POWER	JPY500	JAPAN	93,700.00	2,249,458
CHUGAI PHARM CO	JPY50	JAPAN	38,100.00	629,857
CIRCLE K SUNKUS CO	NPV	JAPAN	5,600.00	144,003
CITIZEN WATCH CO	JPY50	JAPAN	36,000.00	346,053
COCA COLA WEST JAPAN	JPY50	JAPAN	5,300.00	136,030
COMSYS HOLDINGS	NPV	JAPAN	16,000.00	148,180
CREDIT SAISON CO	JPY50	JAPAN	19,100.00	695,257
CSK CORPORATION	JPY50	JAPAN	9,200.00	416,590
DAI NIPPON PRINTNG	JPY50	JAPAN	91,000.00	1,459,979
DAICEL CHEM INDS	JPY50	JAPAN	36,000.00	203,767
DAIICHI PHARM CO	JPY50	JAPAN	33,800.00	730,624
DAIKIN INDUSTRIES	JPY50	JAPAN	28,000.00	808,822
DAIMARU INC	JPY50	JAPAN	27,000.00	221,070
DAINIPPON INK+CHEM	JPY50	JAPAN	88,000.00	202,674
DAINIPPON SCREEN	JPY50	JAPAN	24,000.00	147,321
DAITO TRUST CONST	JPY50	JAPAN	12,100.00	575,066
DAIWA HOUSE INDS	JPY50	JAPAN	69,000.00	784,474
DAIWA SECURITIES GROUP INC	NPV	JAPAN	168,000.00	1,213,233
DENKI KAGAKU KOGYO	JPY50	JAPAN	57,000.00	189,685
DENSO CORP	JPY50	JAPAN	75,000.00	2,009,125
DENTSU INC	NPV	JAPAN	216.00	581,790
DOWA MINING CO	JPY50	JAPAN	38,000.00	247,350
EAST JAPAN RAILWAY	JPY50000	JAPAN	480.00	2,670,050
EBARA CORP	JPY50	JAPAN	36,000.00	166,175
EISAI CO	JPY50	JAPAN	35,300.00	1,160,935
ELEC POWER DEV	NPV	JAPAN	19,400.00	543,359
FAMILYMART CO	JPY50	JAPAN	8,800.00	256,348
FANUC	JPY50	JAPAN	20,300.00	1,327,315
FAST RETAILING CO	JPY50	JAPAN	7,500.00	570,899
FUJI ELECTRIC HLDG	NPV	JAPAN	72,000.00	193,930
FUJI PHOTO FILM CO	JPY50	JAPAN	65,400.00	2,387,001
FUJI SOFT ABC INC	JPY50	JAPAN	3,900.00	129,023
FUJI TELEVISION NETWORK INC	JPY5000	JAPAN	68.00	147,321
FUJIKURA	JPY50	JAPAN	45,000.00	207,280
FUJISAWA PHARM CO	JPY50	JAPAN	39,300.00	1,075,793
FUJITSU	JPY50	JAPAN	249,000.00	1,620,796
FUKUOKA BANK OF	JPY50	JAPAN	76,000.00	500,634
FURUKAWA ELECTRIC	JPY50	JAPAN	77,000.00	426,818
GOODWILL GROUP	JPY5000	JAPAN	43.00	106,168
GUNMA BANK	JPY50	JAPAN	51,000.00	296,135
GUNZE LIMITED	JPY50	JAPAN	27,000.00	125,422
HANKYU DEPT STORES	JPY50	JAPAN	18,000.00	130,516
HINO MOTORS	JPY50	JAPAN	32,000.00	237,650
HIROSE ELECTRIC	JPY50	JAPAN	4,300.00	502,723
HITACHI	JPY50	JAPAN	452,000.00	3,131,843
HITACHI CABLE	JPY50	JAPAN	22,000.00	103,699
HITACHI CAP CORP	JPY50	JAPAN	6,900.00	142,417
HITACHI CHEMICAL	JPY50	JAPAN	13,900.00	248,781
HITACHI CONST MACH	JPY50	JAPAN	13,000.00	178,755
HITACHI SOFTWARE	JPY50	JAPAN	4,000.00	91,344
HOKKAIDO ELEC PWR	JPY500	JAPAN	25,000.00	491,607
HOKUHOKU FINANCIAL GROUP INC	NPV	JAPAN	132,000.00	360,691
HONDA MOTOR CO	JPY50	JAPAN	105,800.00	5,482,561
HOUSE FOOD CORP	JPY50	JAPAN	9,200.00	132,878
HOYA CORP	JPY50	JAPAN	15,100.00	1,704,958
ISETAN CO	JPY50	JAPAN	23,600.00	275,222
ISHIHARA SANGYO	JPY50	JAPAN	40,000.00	91,734
ISHIKAWAJIMA HAR	JPY50	JAPAN	152,000.00	209,154
ITO EN	JPY50	JAPAN	3,600.00	186,903
ITO YOKADO CO	JPY50	JAPAN	47,300.00	1,984,874
ITOCHU CORP	JPY50	JAPAN	190,000.00	878,891
ITOCHU TECHNO SCIE	JPY50	JAPAN	4,200.00	168,049

JAFCO	JPY50	JAPAN	3,600.00	244,520
JAPAN AIRLINES CORP	NPV	JAPAN	92,000.00	266,654
JAPAN REAL ESTATE	JAPAN REAL ESTATE INV REIT	JAPAN	31.00	261,384
JAPAN RETAIL FUND	JAPAN RETAIL FUND INV REIT	JAPAN	23.00	194,154
JAPAN TOBACCO INC	JPY50000	JAPAN	127.00	1,450,083
JFE HOLDING INC	NPV	JAPAN	74,700.00	2,132,307
JGC CORP	JPY50	JAPAN	27,000.00	246,892
JOYO BANK	JPY50	JAPAN	95,000.00	463,550
JS GROUP CORP	NPV	JAPAN	35,300.00	641,098
JSR CORP	JPY50	JAPAN	25,100.00	549,912
KAJIMA CORP	JPY50	JAPAN	127,000.00	546,570
KAKEN PHARM	JPY50	JAPAN	10,000.00	65,873
KAMIGUMI CO	JPY50	JAPAN	34,000.00	271,416
KANEBO	JPY50	JAPAN	6,300.00	91,607
KANEKA CORP	JPY50	JAPAN	37,000.00	418,854
KANSAI ELEC POWER	JPY500	JAPAN	102,000.00	2,070,460
KANSAI PAINT CO	JPY50	JAPAN	28,000.00	169,962
KAO CORP	JPY50	JAPAN	73,000.00	1,866,498
KATOKICHI CO	JPY50	JAPAN	5,200.00	104,030
KAWASAKI HEAVY IND	JPY50	JAPAN	169,000.00	277,076
KAWASAKI KISEN	JPY50	JAPAN	67,000.00	430,887
KEIHIN ELEC EXP RL	JPY50	JAPAN	53,000.00	326,369
KEIO DENTETSU RY	JPY50	JAPAN	77,000.00	451,615
KEYENCE CORP	JPY50	JAPAN	4,500.00	1,008,295
KIKKOMAN CORP	JPY50	JAPAN	22,000.00	209,759
KINDEN CORPORATION	JPY50	JAPAN	18,000.00	134,556
KINTETSU CORP	JPY50	JAPAN	217,000.00	749,663
KIRIN BREWERY CO	JPY50	JAPAN	97,000.00	955,138
KOBE STEEL	JPY50	JAPAN	336,000.00	514,804
KOKUYO CO	JPY50	JAPAN	9,100.00	109,854
KOMATSU	JPY50	JAPAN	134,000.00	937,621
KOMORI CORPORATION	JPY50	JAPAN	7,000.00	102,196
KONAMI CORP	JPY50	JAPAN	11,400.00	264,224
KONICA MINOLTA HOLDINGS INC	JPY50	JAPAN	60,000.00	796,331
KOYO SEIKO CO	JPY50	JAPAN	13,000.00	182,941
KUBOTA CORP	JPY50	JAPAN	149,000.00	738,675
KURARAY CO	JPY50	JAPAN	51,000.00	457,392
KURITA WATER INDS	JPY50	JAPAN	13,900.00	199,947
KYOCERA CORP	JPY50	JAPAN	23,000.00	1,770,957
KYOWA HAKKO KOGYO	JPY50	JAPAN	48,000.00	360,691
KYUSHU ELEC POWER	JPY500	JAPAN	56,900.00	1,149,439
LAWSON	JPY50	JAPAN	8,000.00	295,111
LEOPALACE21	JPY50	JAPAN	16,300.00	286,964
MABUCHI MOTOR CO	JPY50	JAPAN	3,800.00	274,051
MAKITA CORP	JPY50	JAPAN	15,000.00	262,321
MARUBENI CORP	JPY50	JAPAN	179,000.00	496,106
MARUI CO	JPY50	JAPAN	44,300.00	593,145
MATSUMOTOKIYOSHI	JPY50	JAPAN	5,100.00	145,330
MATSUSHITA ELC IND	JPY50	JAPAN	313,000.00	4,966,702
MATSUSHITA ELC WKS	JPY50	JAPAN	41,000.00	357,305
MEDICEO HOLDINGS CO LTD	NPV	JAPAN	11,500.00	129,399
MEIJI DAIRIES CORP	JPY50	JAPAN	30,000.00	178,003
MEIJI SEIKA KAISHA	JPY50	JAPAN	38,000.00	175,407
MEITEC CORPORATION	JPY50	JAPAN	4,600.00	171,484
MILLEA HOLDINGS INC	NPV	JAPAN	201.00	2,981,556
MINEBEA CO	JPY50	JAPAN	44,000.00	191,939
MITSUBISHI CHEMICAL	JPY50	JAPAN	231,000.00	703,347
MITSUBISHI CORP	JPY50	JAPAN	155,000.00	2,002,733
MITSUBISHI ELEC CP	JPY50	JAPAN	243,000.00	1,190,456
MITSUBISHI ESTATE	JPY50	JAPAN	138,000.00	1,616,083
MITSUBISHI GAS CHM	JPY50	JAPAN	47,000.00	221,538
MITSUBISHI HVY IND	JPY50	JAPAN	405,000.00	1,150,142
MITSUBISHI LOGISTC	JPY50	JAPAN	15,000.00	147,848
MITSUBISHI MATERL	JPY50	JAPAN	123,000.00	258,076
MITSUBISHI RAYON	JPY50	JAPAN	68,000.00	247,526
MITSUBISHI TOKYO FINANCIAL GRO	JPY50000	JAPAN	644.00	6,536,157
MITSUI + CO	JPY50	JAPAN	179,000.00	1,605,358
MITSUI CHEMICALS I	JPY50	JAPAN	81,000.00	441,085
MITSUI ENG+SHIPBG	JPY50	JAPAN	92,000.00	157,119
MITSUI FUDOSAN CO	JPY50	JAPAN	99,000.00	1,202,840
MITSUI MINING + SM	JPY50	JAPAN	77,000.00	339,651
MITSUI OSK LINES	JPY50	JAPAN	128,000.00	768,225
MITSUI SUMITOMO INSURANCE CO	JPY50	JAPAN	183,000.00	1,589,441
MITSUI TRUST HLDGS	NPV	JAPAN	75,000.00	749,488
MITSUKOSHI LTD	NPV	JAPAN	51,000.00	247,858
MITSUMI ELECTRIC	JPY50	JAPAN	8,200.00	93,787
MIZUHO FINL GB	NPV	JAPAN	1,101.00	5,544,218
MURATA MFG CO	JPY50	JAPAN	31,400.00	1,755,850
NAMCO	JPY50	JAPAN	9,800.00	128,633
NEC CORP	JPY50	JAPAN	232,000.00	1,442,217
NEC ELECTRONICS	CP NPV	JAPAN	5,100.00	248,853
NET ONE SYSTEMS CO	JPY5000	JAPAN	68.00	283,361
NGK INSULATORS	JPY50	JAPAN	38,000.00	363,423
NGK SPARK PLUG CO	JPY50	JAPAN	24,000.00	248,502

NICHII GAKKAN CO	JPY50	JAPAN	2,800.00	90,719
NICHIREI CORP	JPY50	JAPAN	32,000.00	127,413
NIDEC CORPORATION	JPY50	JAPAN	6,400.00	780,092
NIKKO CORDIAL CORP	JPY50	JAPAN	220,000.00	1,165,805
NIKON CORP	JPY50	JAPAN	38,000.00	469,484
NINTENDO CO	JPY50	JAPAN	14,000.00	1,758,368
NIPPON BUILDING FD	NIPPON BUILDING FUND REIT	JAPAN	41.00	349,702
NIPPON EXPRESS CO	JPY50	JAPAN	111,000.00	547,038
NIPPON KAYAKU CO	JPY50	JAPAN	20,000.00	111,642
NIPPON LIGHT METAL	JPY50	JAPAN	53,000.00	133,961
NIPPON MEAT PACKER	JPY50	JAPAN	22,000.00	298,214
NIPPON MINING HLDG	NPV	JAPAN	108,000.00	508,012
NIPPON OIL CORP	JPY50	JAPAN	182,000.00	1,166,917
NIPPON PAPER GROUP INC	NPV	JAPAN	125.00	561,140
NIPPON SHEET GLASS	JPY50	JAPAN	47,000.00	194,476
NIPPON SHOKUBAI CO	JPY50	JAPAN	19,000.00	164,653
NIPPON STEEL CORP	JPY50	JAPAN	865,000.00	2,118,815
NIPPON TEL+TEL CP	JPY50000	JAPAN	738.00	3,312,970
NIPPON YUSEN KK	JPY50	JAPAN	128,000.00	689,529
NIPPON ZEON CO	JPY50	JAPAN	22,000.00	184,639
NISHIMATSU CONST	JPY50	JAPAN	34,000.00	118,454
NISSAN CHEM INDS	JPY50	JAPAN	21,000.00	165,385
NISSAN MOTOR CO	JPY50	JAPAN	353,000.00	3,837,631
NISSHIN SEIFUN GRP	JPY50	JAPAN	23,000.00	254,982
NISSHIN STEEL CO	JPY50	JAPAN	105,000.00	241,827
NISSHINBO IND INC	JPY50	JAPAN	22,000.00	164,673
NISSIN FOOD PRODS	JPY50	JAPAN	11,700.00	293,442
NITORI CO	JPY50	JAPAN	2,200.00	143,632
NITTO DENKO CORP	JPY50	JAPAN	23,300.00	1,277,896
NOK CORP	JPY50	JAPAN	13,000.00	407,241
NOMURA HOLDINGS	JPY50	JAPAN	264,000.00	3,849,088
NOMURA RESEARCH INC	NPV	JAPAN	3,200.00	299,795
NSK	JPY50	JAPAN	63,000.00	316,629
NTN CORP	JPY50	JAPAN	57,000.00	327,081
NTT DATA CORP	JPY5000	JAPAN	178.00	574,978
NTT DOCOMO	NPV	JAPAN	2,850.00	5,256,660
OBAYASHI CORP	JPY50	JAPAN	82,000.00	516,951
OBIC	JPY50	JAPAN	900.00	178,735
ODAKYU ELEC RLWY	JPY50	JAPAN	94,000.00	544,901
OJI PAPER CO	JPY50	JAPAN	113,000.00	648,424
OKI ELECTRIC IND	JPY50	JAPAN	72,000.00	309,866
OKUMURA CORP	JPY50	JAPAN	26,000.00	164,419
OLYMPUS CORP	NPV	JAPAN	32,000.00	682,346
OMRON CORP	JPY50	JAPAN	29,900.00	713,433
ONWARD KASHIYAMA	JPY50	JAPAN	19,000.00	276,461
ORACLE CORP JAPAN	JPY50	JAPAN	4,400.00	228,008
ORIENTAL LAND CO LTD	JPY50	JAPAN	6,900.00	479,438
ORIX CORP	JPY50	JAPAN	11,400.00	1,548,629
OSAKA GAS CO	JPY50	JAPAN	284,000.00	886,894
PIONEER CORP	JPY50	JAPAN	21,200.00	413,780
PROMISE CO	JPY50	JAPAN	12,450.00	889,373
QP CORP	JPY50	JAPAN	13,900.00	120,864
RAKUTEN INC	NPV	JAPAN	67.00	76,500
RAKUTEN INC	NPV DFD SETTLEMENT(23FEB05)	JAPAN	603.00	541,388
RESONA HOLDINGS INC	NPV	JAPAN	642,601.00	1,304,392
RICOH CO	JPY50	JAPAN	95,000.00	1,832,878
RINNAI CORP	JPY50	JAPAN	4,700.00	126,134
ROHM CO	JPY50	JAPAN	15,100.00	1,562,018
RYOHIN KEIKAKU CO	JPY50	JAPAN	3,300.00	165,853
SAIZERIYA COMPANY	JPY50	JAPAN	3,200.00	54,775
SANDEN CORP	JPY50	JAPAN	14,000.00	86,620
SANKEN ELECTRIC CO	JPY50	JAPAN	13,000.00	170,128
SANKYO CO	JPY50	JAPAN	52,800.00	1,192,856
SANKYO CO	NPV	JAPAN	6,600.00	333,639
SANWA SHUTTER CORP	JPY50	JAPAN	22,000.00	123,236
SANYO ELECTRIC CO	JPY50	JAPAN	212,000.00	732,390
SAPPORO HOLDINGS	NPV	JAPAN	38,000.00	179,858
SECOM CO	JPY50	JAPAN	29,500.00	1,180,345
SEGA SAMMY HOLDINGS INC	ORD SHS	JAPAN	9,796.00	538,221
SEIKO EPSON CORP	NPV	JAPAN	13,900.00	618,562
SEINO TRANSPORTN	JPY50	JAPAN	19,000.00	178,003
SEKISUI CHEMICAL	JPY50	JAPAN	55,000.00	402,020
SEKISUI HOUSE	JPY50	JAPAN	70,000.00	815,653
SEVEN ELEVEN JAPAN	NPV	JAPAN	52,300.00	1,648,570
SHARP CORP	JPY50	JAPAN	133,000.00	2,171,455
SHIMACHU CO	JPY50	JAPAN	7,000.00	173,173
SHIMAMURA CO	JPY50	JAPAN	2,700.00	197,092
SHIMANO INC	JPY50	JAPAN	9,000.00	256,904
SHIMIZU CORP	JPY50	JAPAN	70,000.00	351,127
SHIN ETSU CHEM CO	JPY50	JAPAN	50,800.00	2,082,170
SHINSEI BANK	NPV	JAPAN	77,000.00	524,505
SHIONOGI + CO	JPY50	JAPAN	42,000.00	580,794
SHISEIDO CO	JPY50	JAPAN	48,000.00	695,150
SHIZUOKA BANK	JPY50	JAPAN	81,000.00	767,551

SHOWA DENKO KK	JPY50	JAPAN	137,000.00	352,962
SHOWA SHELL SEKIYU	JPY50	JAPAN	20,600.00	187,565
SKYLARK CO	JPY50	JAPAN	9,400.00	161,636
SMC CORP	NPV	JAPAN	7,700.00	881,438
SNOW BRAND MILK	JPY50	JAPAN	16,000.00	49,185
SOFTBANK CORPORATION	JPY50	JAPAN	32,300.00	1,572,919
SOJITZ HOLDGS CORP	NPV	JAPAN	24,200.00	104,858
SOMPO JAPAN INS	JPY50	JAPAN	105,000.00	1,069,777
SONY CORP	NPV	JAPAN	131,500.00	5,081,878
STANLEY ELECTRIC	JPY50	JAPAN	20,500.00	351,303
SUMITOMO BAKELITE	JPY50	JAPAN	23,000.00	145,223
SUMITOMO CHEMICAL	JPY50	JAPAN	187,000.00	916,112
SUMITOMO CORP	JPY50	JAPAN	128,000.00	1,104,245
SUMITOMO ELEC INDS	JPY50	JAPAN	95,000.00	1,033,717
SUMITOMO HEAVY IND	JPY50	JAPAN	72,000.00	267,708
SUMITOMO METAL IND	JPY50	JAPAN	509,000.00	690,456
SUMITOMO METAL MNG	JPY50	JAPAN	71,000.00	507,192
SUMITOMO MITSUI GR	NPV	JAPAN	576.00	4,187,762
SUMITOMO OSAKA CEM	JPY50	JAPAN	47,000.00	115,126
SUMITOMO RLTY+DEV	JPY50	JAPAN	54,000.00	704,050
SUMITOMO TRUST+BKG	JPY50	JAPAN	163,000.00	1,178,716
SURUGA BANK	JPY50	JAPAN	30,000.00	239,485
SUZUKEN CO LTD	JPY50	JAPAN	6,300.00	169,074
T+D HOLDINGS INC	NPV	JAPAN	25,600.00	1,224,163
TAIHEIYO CEMENT	JPY50	JAPAN	115,000.00	286,181
TAISEI CORP	JPY50	JAPAN	109,000.00	424,427
TAISHO PHARM CO	JPY50	JAPAN	24,000.00	522,299
TAIYO NIPPON SANSO	NPV	JAPAN	36,000.00	211,145
TAIYO YUDEN CO	JPY50	JAPAN	14,000.00	162,857
TAKARA HOLDINGS	JPY50	JAPAN	22,000.00	143,203
TAKASHIMAYA CO	JPY50	JAPAN	36,000.00	346,404
TAKEDA PHARMACEUTICAL CO LTD	JPY50	JAPAN	126,300.00	6,359,988
TAKEFUJI CORP	JPY50	JAPAN	9,200.00	622,192
TAKUMA CO	JPY50	JAPAN	9,000.00	70,879
TDK CORP	NPV50	JAPAN	16,800.00	1,244,384
TEIJIN	JPY50	JAPAN	109,000.00	473,358
TEIKOKU OIL CO	JPY50	JAPAN	28,000.00	155,753
TERUMO CORP	JPY50	JAPAN	23,400.00	630,272
THK CO	JPY50	JAPAN	12,800.00	253,577
TIS INC	JPY50	JAPAN	4,800.00	210,325
TOBU RAILWAY CO	JPY50	JAPAN	106,000.00	403,435
TODA CORPORATION	JPY50	JAPAN	24,000.00	117,107
TOHO CO	JPY500	JAPAN	17,800.00	281,235
TOHOKU ELEC POWER	JPY500	JAPAN	60,400.00	1,084,571
TOKYO BROADCASTING	JPY50	JAPAN	4,800.00	78,275
TOKYO ELEC POWER	JPY500	JAPAN	163,300.00	4,007,997
TOKYO ELECTRON	JPY50	JAPAN	24,200.00	1,490,212
TOKYO GAS CO	JPY50	JAPAN	357,000.00	1,463,258
TOKYO STYLE CO	JPY50	JAPAN	10,000.00	117,400
TOKYU CORP	JPY50	JAPAN	138,000.00	746,092
TOKYU LAND CORP	JPY50	JAPAN	41,000.00	171,250
TONEN GEN SEKIYU	JPY50	JAPAN	41,000.00	373,309
TOPPAN PRINTING CO	JPY50	JAPAN	79,000.00	876,579
TORAY INDS INC	MPV	JAPAN	168,000.00	786,962
TOSHIBA CORP	JPY50	JAPAN	409,000.00	1,756,221
TOSOH CORP	JPY50	JAPAN	62,000.00	278,930
TOTO	JPY50	JAPAN	42,000.00	400,859
TOYO SEIKAN KAISHA	JPY50	JAPAN	20,000.00	368,888
TOYO SUISAN KAISHA	JPY50	JAPAN	11,000.00	162,096
TOYOBO CO	JPY50	JAPAN	76,000.00	183,195
TOYODA GOSEI	JPY50	JAPAN	8,100.00	164,814
TOYOTA INDUSTRIES	JPY50	JAPAN	27,600.00	689,529
TOYOTA MOTOR CORP	JPY50	JAPAN	406,700.00	16,550,590
TREND MICRO INC	JPY50	JAPAN	13,000.00	701,571
UBE INDUSTRIES	JPY50	JAPAN	103,000.00	173,895
UFJ HLDGS	JPY50000	JAPAN	540.00	3,272,568
UNI CHARM CORP	JPY50	JAPAN	5,900.00	282,707
UNIDEN CORP	JPY50	JAPAN	8,000.00	157,705
UNY CO LTD	NPV	JAPAN	23,000.00	262,838
USHIO INC	JPY50	JAPAN	15,000.00	280,326
USS	JPY50	JAPAN	3,170.00	266,049
WACOAL CORP	JPY50	JAPAN	13,000.00	155,919
WEST JAPAN RAILWAY	JPY50000	JAPAN	240.00	969,650
WORLD CO	JPY50	JAPAN	5,400.00	189,714
YAHOO JAPAN CORP	JPY50000	JAPAN	266.00	1,277,174
YAKULT HONSHA CO	JPY50	JAPAN	16,000.00	284,805
YAMADA DENKI CO	JPY50	JAPAN	10,500.00	449,839
YAMAHA CORP	JPY50	JAPAN	22,700.00	346,470
YAMAHA MOTOR CO	JPY50	JAPAN	23,300.00	349,716
YAMANOUCHI PHARM	JPY50	JAPAN	43,600.00	1,697,707
YAMATO TRANSPORT	JPY50	JAPAN	56,000.00	830,682
YAMAZAKI BAKING CO	JPY50	JAPAN	17,000.00	158,271
YOKOGAWA ELECTRIC	JPY50	JAPAN	30,000.00	401,093
ARAB BANK	JOD10	JORDAN	540.00	181,117

ARAB PHARMACEUTICA	JOD1	JORDAN	2,600.00	16,135
DAR EL DAWA DEV+IN	JOD10	JORDAN	3,085.00	27,195
JORDAN CEMENT FACT	JOD1	JORDAN	3,744.00	64,900
JORDAN ELEC PWR CO	JOD1	JORDAN	8,101.00	49,246
JORDAN ISLAMIC BK	JOD1	JORDAN	6,363.00	23,513
JORDAN NATIONAL BANK	JOD1 POST MERGER	JORDAN	5,611.00	28,649
JORDAN PETROL REF	JOD1	JORDAN	3,655.00	27,889
THE HOUSING BK	JOD1	JORDAN	4,129.00	46,590
AMORE PACIFIC CORP	KRW5000	KOREA, REPUBLIC OF	680.00	170,460
CHEIL COMMUNICATION	KRW5000	KOREA, REPUBLIC OF	460.00	66,876
CHEIL INDUSTRIES	KRW5000	KOREA, REPUBLIC OF	5,950.00	91,676
CJ CORP	KRW5000	KOREA, REPUBLIC OF	2,600.00	177,821
DAE DUCK ELECTRNC	KRW500	KOREA, REPUBLIC OF	4,817.00	42,251
DAEGU BANK	KRW5000	KOREA, REPUBLIC OF	18,180.00	126,445
DAELIM INDUSTRIAL	KRW5000	KOREA, REPUBLIC OF	3,650.00	189,693
DAEWOO ENGINEERING	KRW5000	KOREA, REPUBLIC OF	19,350.00	117,947
DAEWOO HEAVY I AND M	KRW5000	KOREA, REPUBLIC OF	8,490.00	65,611
DAEWOO SECURITIES	KRW5000	KOREA, REPUBLIC OF	11,530.00	59,811
DAEWOO SHIPBUILDING + MARINE	KRW5000	KOREA, REPUBLIC OF	13,580.00	202,021
DAISHIN SECURITIES	KRW5000	KOREA, REPUBLIC OF	5,380.00	73,279
DAUM COMMUNICATIONS CORP	KRW500	KOREA, REPUBLIC OF	1,440.00	32,272
GS HOLDINGS CORP	KRW5000	KOREA, REPUBLIC OF	1.00	22
HANA BANK	KRW5000	KOREA, REPUBLIC OF	18,060.00	450,104
HANJIN SHIPPING	KRW5000	KOREA, REPUBLIC OF	6,710.00	155,564
HANKOOK TIRE MANFT	KRW500	KOREA, REPUBLIC OF	13,900.00	136,959
HANWHA CHEMICAL	KRW5000	KOREA, REPUBLIC OF	7,920.00	79,950
HITE BREWERY CO	KRW5000	KOREA, REPUBLIC OF	1,130.00	93,330
HONAM PETROCHEM		KOREA, REPUBLIC OF	2,000.00	93,412
HYOSUNG	KRW5000	KOREA, REPUBLIC OF	3,193.00	31,461
HYUNDAI DEPT STORE	KRW5000	KOREA, REPUBLIC OF	2,048.00	66,869
HYUNDAI HEAVY INDUSTRIES	KRW5000	KOREA, REPUBLIC OF	6,310.00	209,988
HYUNDAI INDL + DEV	KRW5000	KOREA, REPUBLIC OF	8,710.00	138,828
HYUNDAI MOBIS	KRW5000	KOREA, REPUBLIC OF	8,000.00	506,182
HYUNDAI MOTOR CO	SPONS GLOBAL DEP RCPT COM 144A	KOREA, REPUBLIC OF	20,785.00	540,410
HYUNDAI MOTOR CO	2ND PFD KRW5000	KOREA, REPUBLIC OF	5,430.00	162,869
HYUNDAI MOTOR CO	KRW5000	KOREA, REPUBLIC OF	14,750.00	790,789
HYUNDAI SECURITIES	KRW5000	KOREA, REPUBLIC OF	16,529.00	79,116
KANGWON LAND INC	KRW500	KOREA, REPUBLIC OF	15,100.00	196,189
KIA MOTORS CORP	KRW5000	KOREA, REPUBLIC OF	22,410.00	235,963
KOOKMIN BANK	KRW5000	KOREA, REPUBLIC OF	34,239.00	1,339,528
KOOKMIN BK NEW	SPONSORED ADR	KOREA, REPUBLIC OF	9,661.00	377,552
KOREA ELEC POWER	KRW5000	KOREA, REPUBLIC OF	36,920.00	957,595
KOREA EXCHANGE BK	KRW5000	KOREA, REPUBLIC OF	17,600.00	146,213
KOREAN AIR LINES	KRW5000	KOREA, REPUBLIC OF	5,030.00	91,591
KT + G CORPORATION	KRW5000	KOREA, REPUBLIC OF	14,180.00	423,948
KT CORP	SPONSORED ADR	KOREA, REPUBLIC OF	11,496.00	250,728
KT CORPORATION	KRW5000	KOREA, REPUBLIC OF	13,910.00	557,636
KUMGANG KOREA CHE	KRW5000	KOREA, REPUBLIC OF	700.00	88,244
LG CABLE + MACHINERY LTD	KRW5000	KOREA, REPUBLIC OF	2,580.00	53,708
LG CHEMICAL	KRW5000	KOREA, REPUBLIC OF	6,469.00	257,773
LG CONSTRUCTION CO	KRW5000	KOREA, REPUBLIC OF	5,030.00	138,480
LG CORP	KRW5000	KOREA, REPUBLIC OF	3.00	49
LG ELECTRONICS INC	KRW 5000	KOREA, REPUBLIC OF	13,137.00	813,448
LG ELECTRONICS INC	PREF KRW 5000	KOREA, REPUBLIC OF	2,480.00	86,244
LG HOUSEHOLD + HEALT	KRW5000	KOREA, REPUBLIC OF	1,380.00	36,593
LG INVESTMENT AND SECURITIES	KRW5000	KOREA, REPUBLIC OF	13,140.00	108,400
LG PETROCHEMICAL	KRW5000	KOREA, REPUBLIC OF	3,810.00	95,692
NCSOFT	KRW500	KOREA, REPUBLIC OF	1,768.00	143,121
NHN CORP	KRW500	KOREA, REPUBLIC OF	1,751.00	141,237
NONG SHIM CO	KRW5000	KOREA, REPUBLIC OF	462.00	111,350
NONG SHIM HOLDINGS CO LTD	KRW5000	KOREA, REPUBLIC OF	117.00	6,634
POONGSAN	KRW5000	KOREA, REPUBLIC OF	2,690.00	33,001
POSCO	KRW5000	KOREA, REPUBLIC OF	3,940.00	711,727
POSCO	SPONSORED ADR	KOREA, REPUBLIC OF	25,820.00	1,149,765
PUSAN BANK	KRW5000	KOREA, REPUBLIC OF	16,950.00	130,171
S OIL	KRW2500	KOREA, REPUBLIC OF	6,360.00	411,631
S1 CORP	KRW500	KOREA, REPUBLIC OF	3,030.00	106,834
SAMSUNG CO	KRW5000	KOREA, REPUBLIC OF	20,770.00	257,819
SAMSUNG ELEC MECH	KRW5000	KOREA, REPUBLIC OF	8,570.00	215,243
SAMSUNG ELECTRONIC	KRW5000	KOREA, REPUBLIC OF	15,470.00	6,732,259
SAMSUNG ELECTRONIC	PFD KRW5000	KOREA, REPUBLIC OF	3,190.00	919,837
SAMSUNG ELECTRS LTD	GDR 1995 RPSTG COM 144A	KOREA, REPUBLIC OF	7,084.00	1,551,396
SAMSUNG FINE CHEM	KRW5000	KOREA, REPUBLIC OF	2,390.00	41,095
SAMSUNG FIRE + MAR	KRW500	KOREA, REPUBLIC OF	5,210.00	410,177
SAMSUNG HEAVY	KSWN5000	KOREA, REPUBLIC OF	25,070.00	156,445
SAMSUNG SDI	KRW5000	KOREA, REPUBLIC OF	5,050.00	551,246
SAMSUNG SECS CO	KRW5000	KOREA, REPUBLIC OF	7,670.00	185,971
SHINHAN FINANCIAL	KRW5000	KOREA, REPUBLIC OF	32,476.00	734,098
SHINSEGAE CO LTD	KRW5000	KOREA, REPUBLIC OF	1,510.00	414,987
SK CORP	KRW5000	KOREA, REPUBLIC OF	12,840.00	705,753
SK TELECOM	KRW500	KOREA, REPUBLIC OF	2,940.00	559,486
SK TELECOM LTD	SPONSORED ADR	KOREA, REPUBLIC OF	23,791.00	529,350
YUHAN CORP	KRW5000	KOREA, REPUBLIC OF	816.00	68,578
DONG AH CONST IND	EDR REPR 1/2 COM KRW5000	LUXEMBOURG	434.00	—

AMMB HOLDINGS BHD	MYR1	MALAYSIA	125,556.00	107,714
ASTRO ALL ASIA NET	ORD GBP0.10	MALAYSIA	83,700.00	118,942
BANDAR RAYA DEVELS	MYR1	MALAYSIA	31,100.00	15,959
BERJAYA SPORTS	MYR1	MALAYSIA	75,300.00	80,452
BERJAYA SPORTS	8PCT ICULS 4AUG12	MALAYSIA	550.00	559
BRITISH AMERICAN TOBACCO	MYR0.50	MALAYSIA	16,119.00	194,064
CIMB BERHAD	MYR1	MALAYSIA	24,717.00	34,799
COMMERCE ASSET HLD	MYR1	MALAYSIA	200,136.00	247,537
COURTS MAMMOTH BER	COM MYR0.5	MALAYSIA	15,000.00	5,447
DRB HICOM BERHAD	MYR1	MALAYSIA	63,000.00	36,308
EDARAN OTOMOBIL	MYR1	MALAYSIA	8,136.00	7,579
GAMUDA BERHAD	MYR1	MALAYSIA	80,022.00	111,610
GENTING BERHAD	ORD MYR0.50	MALAYSIA	49,200.00	246,000
GOLDEN HOPE PLANTS	MYR1	MALAYSIA	36,071.00	36,830
GUINNESS ANCHOR BD	MYR0.50	MALAYSIA	17,000.00	23,039
HIGHLANDS+LOWLANDS	ORD MYR0.50	MALAYSIA	18,000.00	17,147
HONG LEONG BANK BE	MYR1	MALAYSIA	66,000.00	95,526
HONG LEONG CREDIT	MYR1	MALAYSIA	33,800.00	39,671
HONG LEONG INDS	MYR0.50	MALAYSIA	11,000.00	13,316
IGB CORP BERHAD	MYR0.50	MALAYSIA	75,000.00	24,868
IJM CORP BERHAD	MYR1	MALAYSIA	39,000.00	48,647
IOI CORP	MYR0.50	MALAYSIA	103,285.00	258,213
IOI PROPERTIES	MYR1	MALAYSIA	9,000.00	17,763
JAYA TIASA HLDGS	MYR1	MALAYSIA	11,000.00	9,726
KUALA LUMPUR KEPG	ORD MYR1	MALAYSIA	32,197.00	58,463
LAFARGE MALAYAN CEMENT BHD	MYR0.50	MALAYSIA	166,103.00	31,909
MAA HOLDINGS BHD	MYR1	MALAYSIA	14,400.00	18,796
MAGNUM CP BHD	MYR0.50	MALAYSIA	120,410.00	76,682
MALAKOFF BHD	MYR1	MALAYSIA	76,600.00	145,137
MALAY AIRLINE SYST	ORD MYR1	MALAYSIA	32,386.00	37,670
MALAYAN BK BHD	MYR1	MALAYSIA	235,073.00	729,964
MALAYSIA AIRPORTS	MYR1	MALAYSIA	31,000.00	13,134
MALAYSIA INT SHIP	MYR1(ALIEN MARKET)	MALAYSIA	65,000.00	261,711
MALAYSIAN BULK CAR	MYR0.25	MALAYSIA	34,800.00	23,627
MALAYSIAN OXYGEN	MYR0.50	MALAYSIA	8,000.00	25,053
MALAYSIAN PACIFIC	MYR0.50	MALAYSIA	9,964.00	39,332
MALAYSIAN RES CORP	MYR1	MALAYSIA	58,666.00	11,888
MAXIS COMMUN BHD	MYR0.10	MALAYSIA	103,000.00	253,434
MEDIA PRIMA BERHAD	MYR1	MALAYSIA	33.00	15
MK LAND HOLDINGS	MYR1	MALAYSIA	43,600.00	20,308
MMC CORPORATION	MYR0.10	MALAYSIA	34,000.00	18,163
MULPHA INTL BHD	MYR0.50	MALAYSIA	99,000.00	16,934
MULTI PURPOSE HLDG	MYR1	MALAYSIA	71,000.00	21,300
NESTLE (MALAYSIA)	MYR1	MALAYSIA	9,000.00	54,711
NEW STRAITS TIMES	MYR1	MALAYSIA	14,000.00	14,663
ORIENTAL HLDGS BHD	MYR1	MALAYSIA	21,200.00	23,097
OSK HOLDINGS BHD	MYR1.00	MALAYSIA	35,000.00	13,355
OSK PROPERTY HLDGS	MYR1	MALAYSIA	1,272.00	362
OYL INDS BERHAD	MYR1	MALAYSIA	8,633.00	86,330
PETRONAS DAGANGAN	MYR1	MALAYSIA	15,000.00	29,211
PETRONAS GAS BERHA	MRY1	MALAYSIA	52,000.00	97,158
PLUS EXPRESSWAYS B	ORD MYR0.25	MALAYSIA	210,000.00	154,737
PPB GROUP BERHAD	MYR1	MALAYSIA	28,000.00	50,105
PROTON HLDGS BHD	ORD MYR1	MALAYSIA	35,881.00	84,981
PUBLIC BK BHD	MYR1 (ALIEN MKT)	MALAYSIA	143,710.00	287,420
PUNCAK NIAGA HLDGS	MYR1	MALAYSIA	15,250.00	13,243
RESORTS WORLD BHD	MYR0.50	MALAYSIA	69,050.00	181,711
RHB CAPITAL BHD	MYR1	MALAYSIA	92,600.00	57,022
ROAD BUILDER (M)	ORD MYR1.00	MALAYSIA	47,000.00	31,045
SIME DARBY BHD	MYR0.50	MALAYSIA	179,559.00	283,514
SP SETIA	MYR1	MALAYSIA	60,199.00	68,437
STAR PUBLICATIONS	MYR1	MALAYSIA	25,000.00	44,737
TA ENTERPRISE BHD	MYR1	MALAYSIA	76,000.00	16,400
TAN CHONG MOTOR HD	MYR0.50	MALAYSIA	39,000.00	17,037
TANJONG	GBP0.075 MALAY CERTS	MALAYSIA	27,000.00	100,184
TELEKOM MALAYSIA	MYR1	MALAYSIA	135,002.00	412,111
TENAGA NASIONAL	MYR1	MALAYSIA	113,595.00	325,838
TIME ENGINEERING	MYR1	MALAYSIA	30,000.00	5,645
TRANSMILE GROUP	MYR1	MALAYSIA	15,000.00	35,132
UMW HLDGS BERHAD	MYR1	MALAYSIA	25,000.00	33,553
UNISEM (M) BHD	MYR1	MALAYSIA	12,000.00	22,105
UTD MIZRAHI BANK	ILS0.01	MALAYSIA	13,850.00	56,843
WTK HLDGS BHD	MYR1	MALAYSIA	10,000.00	16,316
YTL CORP	ORD MYR0.50	MALAYSIA	67,854.00	95,531
ALFA SA	SERIES A NPV (CPO)	MEXICO	46,400.00	237,266
AMERICA MOVIL SA	COM SER L NPV (L VTG)	MEXICO	973,703.00	2,558,514
CEMEX SA PTG CERT	NPV (REP2 A + 1B)	MEXICO	207,862.00	1,517,894
COCA COLA FEMSA SA	SER L NPV	MEXICO	35,000.00	83,081
CONSORICO ARA SA	SER UNICA NPV	MEXICO	18,000.00	54,095
CONTROL COM MEX	UNITS REP 3 B + 1 C	MEXICO	39,100.00	44,021
CORP GEO SA DE CV	SER B MXN1	MEXICO	53,100.00	106,229
CORP INTERAM ENTRE	SER B NPV	MEXICO	34,300.00	107,697
FOMENTO ECON MEXICO	UNITS (REP 1 SER B SHS 4 D)	MEXICO	93,000.00	488,319
GPO BIMBO SA DE CV	SER A NPV	MEXICO	32,300.00	81,598

GPO CONTINENTIAL	MXN0.02	MEXICO	17,400.00	33,405
GPO MEXICO SA	SER B COM NPV	MEXICO	37,167.00	187,552
GRUPO AEROPORTUARI	SER B NPV	MEXICO	31,100.00	84,286
GRUPO CARSO	SER A1 NPV	MEXICO	34,000.00	183,009
GRUPO FINANCIERO BANORTE SA	O SHS	MEXICO	47,659.00	300,140
GRUPO MODELO SA DE	MXN SERIES C SHS	MEXICO	74,900.00	206,014
GRUPO TELEVISA SA	(CPO) PTG CERTS REP 1A L D SH	MEXICO	309,300.00	933,699
INDUSTRIAS PENOLES	NPV	MEXICO	13,600.00	73,204
KIMBERLY CLARK MEX	A NPV	MEXICO	71,900.00	248,331
TELEFONOS DE MEXIC	SERIES L NPV(LTD VTG)	MEXICO	1,019,800.00	1,957,811
TV AZTECA	CPO(1A 1DA 1DL)	MEXICO	178,100.00	112,960
VITRO SA	COM NPV SER A	MEXICO	18,400.00	19,181
WAL MART DE MEXICO	SER V NPV	MEXICO	249,175.00	856,141
BQE MAROC COMM EXT	MAD100	MOROCCO	919.00	58,556
BRASSERIES MAROC	MAD100	MOROCCO	91.00	16,456
HOLCIM (MAROC)	MAD100	MOROCCO	279.00	39,448
MANAGEM	COM STK MD100	MOROCCO	344.00	8,521
ONA (OMNIUM NORD AF	MAD100	MOROCCO	847.00	93,135
SAMIR	MAD100	MOROCCO	780.00	33,502
SOC NATL D INVEST	MAD100	MOROCCO	228.00	26,565
SONASID	MAD100	MOROCCO	221.00	21,082
ABN AMRO HLDGS NV	EUR0.56	NETHERLANDS	228,521.00	6,053,927
AEGON NV	EUR0.12	NETHERLANDS	197,891.00	2,697,902
AHOLD (KON) NV	EUR0.25	NETHERLANDS	223,232.00	1,729,540
AKZO NOBEL NV	EUR2	NETHERLANDS	39,032.00	1,664,842
ASML HOLDING NV	EUR0.02	NETHERLANDS	68,669.00	1,102,326
CORIO NV	EUR10	NETHERLANDS	6,282.00	368,023
DSM NV	EUR3	NETHERLANDS	11,518.00	745,531
GETRONICS NV	EUR0.04	NETHERLANDS	70,285.00	160,499
HAGEMEYER	EUR1.2	NETHERLANDS	69,219.00	159,946
HEINEKEN NV	EUR1.60	NETHERLANDS	34,678.00	1,156,248
IHC CALAND NV	EUR1	NETHERLANDS	4,326.00	274,837
ING GROEP NV	CVA EUR0.24	NETHERLANDS	265,417.00	8,030,695
KON KPN NV	EUR0.24	NETHERLANDS	286,135.00	2,718,613
NUMICO (KON) NV	EUR0.25	NETHERLANDS	21,167.00	763,301
OCE NV	EUR0.5	NETHERLANDS	10,802.00	165,326
PHILIPS ELEC(KON)	EUR0.20	NETHERLANDS	188,967.00	5,011,209
RANDSTAD HLDGS NV	EUR0.10	NETHERLANDS	6,384.00	251,212
REED ELSEVIER NV	EUR0.06	NETHERLANDS	99,803.00	1,360,642
RODAMCO EUROPE	EUR8	NETHERLANDS	6,392.00	507,398
ROYAL DUTCH PETROL	EUR0.56(BR)	NETHERLANDS	299,158.00	17,220,798
TPG NV	EUR0.48	NETHERLANDS	54,336.00	1,475,647
UNILEVER NV	CVA NLG1.12	NETHERLANDS	82,069.00	5,502,873
VEDIOR	CVA EUR0.05	NETHERLANDS	22,914.00	373,439
VNU NV	EUR0.20	NETHERLANDS	34,531.00	1,019,925
WERELDHAVE NV	EUR10	NETHERLANDS	2,964.00	322,305
WOLTERS KLUWER	CVA EUR0.12	NETHERLANDS	40,636.00	815,813
AUCKLAND INTL AIRPORT LTD	NPV	NEW ZEALAND	33,698.00	194,234
CARTER HOLT HARVEY	NPV	NEW ZEALAND	90,441.00	135,224
CONTACT ENERGY	NPV	NEW ZEALAND	39,893.00	184,414
FISHER + PAYKEL AP	NPV	NEW ZEALAND	32,513.00	100,982
FISHER + PAYKEL HEALTHCARE COR	NPV	NEW ZEALAND	63,780.00	149,261
FLETCHER BUILDING	NPV	NEW ZEALAND	63,559.00	303,915
INDEPENDENT NEWS	NPV	NEW ZEALAND	15,134.00	62,855
NGC HOLDINGS	NPV	NEW ZEALAND	18,380.00	41,155
SKY CITY ENTERTAINMENT LTD	NPV	NEW ZEALAND	57,828.00	224,718
SKY NETWORK TELE L	NPV	NEW ZEALAND	13,475.00	59,858
TELECOM CORP OF NZ	NPV (NZ LISTING)	NEW ZEALAND	275,717.00	1,224,775
TENON LIMITED	PRF NPV	NEW ZEALAND	4,545.00	7,157
TENON LTD	NPV	NEW ZEALAND	623.00	990
TOWER LIMITED	NPV	NEW ZEALAND	39,155.00	60,523
WAREHOUSE GROUP	NPV	NEW ZEALAND	17,990.00	47,169
WASTE MANAGEMENT	NPV	NEW ZEALAND	13,455.00	54,910
DNB NOR ASA	NOK10	NORWAY	94,659.00	933,829
FRONTLINE LTD	USD2.50	NORWAY	5,780.00	257,190
NORSK HYDRO AS	NOK20	NORWAY	20,850.00	1,642,071
NORSKE SKOGSINDUST	ORD A NOK10	NORWAY	15,123.00	327,097
ORKLA ASA	NOK6.25	NORWAY	27,400.00	900,267
PETROLEUM GEO SVS	NOK30	NORWAY	2,576.00	160,983
SCHIBSTED ASA	NOK1	NORWAY	6,600.00	187,430
SHIP FINANCE INTL	COM STK USD1	NORWAY	770.00	15,800
SMEDVIG	NOK10 SER A	NORWAY	4,850.00	81,479
STATOIL ASA	NOK2.50	NORWAY	78,286.00	1,227,935
STOREBRAND ASA	A NOK5	NORWAY	33,600.00	324,536
TANDBERG ASA	NOK1	NORWAY	19,007.00	236,150
TELENOR AS	ORD NOK6	NORWAY	115,460.00	1,048,484
TOMRA SYSTEMS ASA	NOK1	NORWAY	24,227.00	133,202
YARA INTERNATIONAL	NOK1.70	NORWAY	29,475.00	388,107
ENGRO CHEMICAL	ORD PKR10	PAKISTAN	11,550.00	25,131
FAUJI FERTILIZER	PKR10	PAKISTAN	8,970.00	21,050
HUB POWER CO	PKR10	PAKISTAN	88,000.00	47,536
ICI PAKISTAN	PKR10	PAKISTAN	5,240.00	7,905
MUSLIM COMMERCIAL	PKR10	PAKISTAN	16,698.00	16,494
PAK TELECOM CORP	A PKR10	PAKISTAN	58,000.00	43,140

PAKISTAN STATE OIL	PKR10	PAKISTAN	14,500.00	69,968
SUI NORTHERN GAS	PKR10	PAKISTAN	22,000.00	21,880
CERV PER BACKUS + JO	NEW T PEN1	PERU	70,397.00	25,548
CREDICORP LTD	SHS	PERU	8,300.00	131,223
EDEGEL S A	COM PEN1	PERU	89,177.00	44,330
LUZ DEL SUR SA	PEN0.75	PERU	13,338.00	18,183
MINAS BUENAVENTURA	COM PEN4	PERU	13,278.00	303,908
MINSUR	T SHS PEN1	PERU	28,203.00	73,539
1ST PHILIPPINE	PHP10	PHILIPPINES	37,200.00	19,884
ABS CBN HLDGS CORP	PDR EACH REPR 1 ORD SHS PHP1	PHILIPPINES	24,400.00	8,043
AYALA CORP	PHP1	PHILIPPINES	727,800.00	85,585
AYALA LAND INC	PHP1	PHILIPPINES	732,742.00	95,305
BK OF PHILIP ISLAN	PHP10	PHILIPPINES	133,434.00	124,816
EQUITABLE PCI BANK	PHP10	PHILIPPINES	24,400.00	20,868
FILINVEST LAND	PHP1.00	PHILIPPINES	350,373.00	6,992
GLOBE TELECOM IN	PHP50	PHILIPPINES	5,160.00	87,800
IONICS INC	PHP1	PHILIPPINES	75.00	2
JOLLIBEE FOODS		PHILIPPINES	27,400.00	13,914
MANILA ELECTRIC CO	B PHP10	PHILIPPINES	33,357.00	14,710
MEGAWORLD CORP	PHP1	PHILIPPINES	290,000.00	6,407
METRO BANK + TRUST	PHP20	PHILIPPINES	83,270.00	39,317
PETRON CORP	ORD PHP1	PHILIPPINES	210,499.00	12,189
PHILIPPINE LNG DIS	PHP5	PHILIPPINES	7,187.00	174,153
SAN MIGUEL CORP	B PHP5	PHILIPPINES	52,188.00	69,739
SM PRIME	PHP1	PHILIPPINES	505,545.00	69,358
AGORA	PLN1	POLAND	2,686.00	50,933
BANK BPH SA	PLN5	POLAND	1,020.00	173,666
BK POLSKA KASA OPIEKI GRUPA	PLN1	POLAND	10,395.00	478,904
BK ZACHODNI WBK	PLN10	POLAND	2,165.00	70,109
BRE BANK	PLN4	POLAND	1,187.00	45,175
BUDIMEX	SER B/C PLN5	POLAND	1,210.00	17,006
CELULOZA SWIECIE	PLN1	POLAND	1,630.00	31,562
COMPUTERLAND	PLN1	POLAND	679.00	25,162
DEBICA	PLN8 (SER A)	POLAND	972.00	31,963
ECHO INVESTMENT	PLN2	POLAND	903.00	24,539
GLOBE TRADE CENTRE	PLN1	POLAND	777.00	27,496
GRUPA KETY SA	PLN2.5	POLAND	890.00	38,923
JELFA	PLN4	POLAND	532.00	9,946
KGHM POLSKA MIEDZ	PLN10 BR	POLAND	13,095.00	136,834
ORBIS	PLN2	POLAND	3,230.00	26,742
POLSKA GROUPA FARMA	PLN2	POLAND	1,436.00	28,572
POLSKI KONCERN NAF	PLN1.25	POLAND	46,836.00	591,040
POWSZECHNA KASA OS	PLN1	POLAND	47,796.00	443,590
PROKOM SOFTWARE SA	PLN1	POLAND	1,035.00	50,793
SOFTBANK SA	PLN1	POLAND	1,140.00	10,618
TELEKOMUNIKACJA PO	PLN 3	POLAND	109,503.00	723,830
BANCO BPI SA	EUR1 REGD	PORTUGAL	51,614.00	209,066
BCO COM PORTUGUES	EUR1(REGD)	PORTUGAL	246,950.00	634,410
BCO ESPIR SANTO	PTES1000(REGD)	PORTUGAL	14,266.00	257,901
BRISA AUTO ESTRADA	EUR1 PRIV	PORTUGAL	49,622.00	455,279
CIMPOR CIMENTOS DE	EUR1(REGD)	PORTUGAL	27,789.00	156,755
EDP ENERGIAS PORTUGAL	EUR1 (REGD)	PORTUGAL	244,365.00	740,701
JERONIMO MARTINS SGPS	EUR5	PORTUGAL	4,406.00	58,092
PORTUGAL TCOM SGPS	EUR1(REGD)	PORTUGAL	121,024.00	1,496,967
PT MULTIMEDIA SGPS	EUR0.5(REGD)	PORTUGAL	6,314.00	158,687
SONAE SGPS SA	EUR1	PORTUGAL	133,936.00	194,796
JSC MMC NORILSK NICKEL	SPONSORED ADR	RUSSIA	11,913.00	661,172
OIL CO LUKOIL	SPONSORED ADR	RUSSIA	17,472.00	2,140,320
ROSTELEKOM	RUR2.5	RUSSIA	79,000.00	144,570
UNIFIED ENERGY SYS RUSSIA	SPONSORED ADR	RUSSIA	2,318.00	64,325
YUKOS CORP	SPONSORED ADR	RUSSIA	19,034.00	57,102
ALLGREEN PROPERTIE	SGD0.50	SINGAPORE	66,000.00	43,666
ASCENDAS REAL ESTA	UNITS NPV	SINGAPORE	85,000.00	89,041
CAPITACOMMERCIAL	NPV (REIT)	SINGAPORE	28,800.00	22,406
CAPITALAND	SGD1	SINGAPORE	144,000.00	187,895
CAPITAMALL TRUST	SGD1 UNITS	SINGAPORE	94,500.00	101,887
CHARTERED SEMI CONDUCTORS	SGD0.26	SINGAPORE	143,674.00	86,254
CITY DEVELOPMENTS	SGD 0.50	SINGAPORE	63,000.00	274,014
COMFORTDELGRO CORP	SGD0.25	SINGAPORE	247,000.00	234,532
CREATIVE TECHNOLOGY	ORD SGD0.25	SINGAPORE	7,800.00	116,589
DATACRAFT ASIA	SGD0.10	SINGAPORE	35,000.00	37,800
DBS GROUP HLDGS	SGD1	SINGAPORE	157,000.00	1,548,456
FRASER AND NEAVE LTD	SGD1 (POST RECONST)	SINGAPORE	23,770.00	237,351
HAW PAR CORP LTD	SGD1	SINGAPORE	15,575.00	49,137
JARDINE CYCLE + CARRIAGE LTD	SGD1	SINGAPORE	16,361.00	106,240
KEPPEL CORP	SGD0.50	SINGAPORE	76,000.00	400,392
KEPPEL LAND LTD	SGD0.50	SINGAPORE	51,000.00	70,295
NEPTUNE ORIENT LNS	SGD1	SINGAPORE	72,000.00	132,321
O/SEAS CHINESE BK	SGD1	SINGAPORE	151,000.00	1,248,775
O/SEAS UNION ENTPR	SGD1	SINGAPORE	7,000.00	33,448
PARKWAY HLDGS	SGD0.50	SINGAPORE	81,000.00	74,430
SEMBCORP INDUSTRIE	SGD0.25	SINGAPORE	130,000.00	129,013
SEMBCORP LOGISTICS	SGD0.25	SINGAPORE	43,000.00	45,571
SEMBCORP MARINE	SGD0.10	SINGAPORE	72,000.00	59,985

SINGAPORE AIRLINES	SGD0.50(1000 BOARD LOT)	SINGAPORE	77,000.00	537,736
SINGAPORE EXCHANGE	SGD0.01	SINGAPORE	102,000.00	111,848
SINGAPORE LAND	SGD1	SINGAPORE	16,000.00	46,459
SINGAPORE POST	SGD0.05	SINGAPORE	186,000.00	101,409
SINGAPORE PRESS HD	SGD0.20	SINGAPORE	220,750.00	622,060
SINGAPORE TECH ENG	SGD0.10	SINGAPORE	181,000.00	258,350
SINGAPORE TELECOMM	SGD0.15(POST RE ORGANIZATION)	SINGAPORE	935,670.00	1,364,184
SMRT CORPORATION	ORD SGD0.10	SINGAPORE	69,000.00	37,197
STATS CHIPPAC LTD	SGD0.25	SINGAPORE	139,000.00	86,002
UNITED O/SEAS BANK	SGD1	SINGAPORE	166,376.00	1,406,511
UTD O/S LAND	SGD1	SINGAPORE	57,000.00	70,534
VENTURE CORP LTD	SGD0.25	SINGAPORE	31,000.00	301,948
WING TAI HOLDINGS	SGD 0.25	SINGAPORE	66,583.00	40,788
AFRICAN BANK INV	ZAR0.025	SOUTH AFRICA	67,784.00	220,181
ALEXANDER FORBES LTD	ZAR0.01	SOUTH AFRICA	48,387.00	91,470
ANGLO AMER PLATNUM	ZAR0.10	SOUTH AFRICA	9,301.00	341,745
ANGLOGOLD ASHANTI LTD	ZAR0.25	SOUTH AFRICA	19,092.00	674,417
AVENG	ZAR 0.05	SOUTH AFRICA	55,200.00	117,577
AVI LTD	ZAR0.05	SOUTH AFRICA	46,850.00	191,267
BARLOWORLD LTD	ZAR0.05	SOUTH AFRICA	30,265.00	571,053
BIDVEST GROUP	R0.05	SOUTH AFRICA	35,970.00	512,056
EDGARS CONSOLIDATED STORES		SOUTH AFRICA	6,389.00	342,769
FIRSTRAND	ZAR0.01	SOUTH AFRICA	432,041.00	1,023,785
FOSCHINI	ZAR0.0125	SOUTH AFRICA	28,430.00	201,855
GOLD FIELDS	ZAR0.50	SOUTH AFRICA	56,276.00	694,241
HARMONY GOLD MNG	ZAR0.50	SOUTH AFRICA	35,943.00	326,653
IMPALA PLATINUM	ZAR0.20	SOUTH AFRICA	9,079.00	771,927
IMPERIAL HLDGS LTD	ZAR0.04	SOUTH AFRICA	28,215.00	520,854
INVESTEC LIMITED	ZAR.01	SOUTH AFRICA	4,724.00	151,772
ISPAT ISCOR	NPV	SOUTH AFRICA	27,991.00	325,433
JD GROUP LTD	ZAR0.05	SOUTH AFRICA	23,105.00	278,060
LIBERTY GROUP LTD	ZAR0.10	SOUTH AFRICA	19,514.00	230,687
MASSMART	ZAR0.01	SOUTH AFRICA	26,400.00	212,231
METOZ HOLDINGS LTD	NPV	SOUTH AFRICA	218,879.00	99,071
METROPOLITAN HOLDINGS LTD	ZAR0.000001	SOUTH AFRICA	87,824.00	169,919
MTN GROUP LTD	ZAR0.0001	SOUTH AFRICA	190,976.00	1,474,587
MURRAY + ROBERTS	ZAR0.1	SOUTH AFRICA	46,200.00	112,758
NAMPAK	ZAR0.05	SOUTH AFRICA	79,514.00	220,882
NASIONALE PERS LTD	N ZAR0.02	SOUTH AFRICA	43,197.00	575,065
NEDCOR LTD	R1	SOUTH AFRICA	26,963.00	372,349
NETWORK HEALTHCARE	ZAR0.01	SOUTH AFRICA	158,600.00	142,166
PICK N PAY STORES	ZAR0.0125	SOUTH AFRICA	30,428.00	125,304
REUNERT	ZAL0.10	SOUTH AFRICA	24,660.00	164,145
SANLAM	ZAR0.01	SOUTH AFRICA	378,370.00	873,097
SAPPI	R1	SOUTH AFRICA	30,938.00	455,798
SASOL	NPV	SOUTH AFRICA	81,791.00	1,756,683
SHOPRITE HLDGS LTD	ZAR1.134	SOUTH AFRICA	53,475.00	122,446
SPAR GROUP LTD	NPV	SOUTH AFRICA	23,979.00	91,511
STANDARD BK GR LTD	ORD ZAR0.1	SOUTH AFRICA	186,217.00	2,174,942
STEINHOFF INTL HLD	ZAR0.005	SOUTH AFRICA	118,200.00	264,357
TELKOM GROUP LTD	ZAR10	SOUTH AFRICA	36,073.00	627,496
TIGER BRANDS	ZAR0.10	SOUTH AFRICA	23,979.00	412,437
TONGAAT HULETT GRP	ZAR1	SOUTH AFRICA	7,016.00	67,299
TRUWORTHS INTERNAT	ZAR0.00015	SOUTH AFRICA	68,419.00	207,671
WOOLWORTHS HLDGS	ZAR0.0015	SOUTH AFRICA	122,583.00	247,831
ABERTIS INFRAESTRUCTURAS SA	EUR3	SPAIN	36,603.00	805,992
ACCIONA S A	UER1	SPAIN	4,064.00	359,612
ACERINOX S.A. ORD SHS	EUR.25	SPAIN	27,580.00	442,735
ACS ACTIVIDADES CO	EURO.5	SPAIN	40,341.00	921,203
AGUAS DE BARCELONA	EUR1	SPAIN	7,985.00	166,929
AGUAS DE BARCELONA	NEW SHS PV EUR1	SPAIN	79.00	1,652
ALTADIS SA	EUR0.6 (REGD)	SPAIN	38,828.00	1,778,583
AMADEUS GLOBAL TRAVEL	SER A EUR0.01	SPAIN	45,660.00	469,819
ANTENA 3 TV	EUR3	SPAIN	2,767.00	199,899
BBVA (BILB VIZ ARG)	EUR0.49	SPAIN	466,388.00	8,272,888
BCO POPULAR ESP	EUR0.5	SPAIN	23,045.00	1,519,210
BCO SANT CENT HISP	EURO.50(REGD)	SPAIN	859,837.00	10,670,534
CINTRA CONCES INFR	EUR0.2	SPAIN	28,178.00	309,472
CORP MAPFRE SA	EUR0.5	SPAIN	15,020.00	221,309
ENDESA S.A.	EUR1.2	SPAIN	138,107.00	3,245,712
FOM CONST Y CONTRA	EUR1	SPAIN	7,421.00	357,382
GAMESA CORP TECNO	EUR0.17	SPAIN	15,111.00	211,558
GAS NATURAL SDG	EUR1	SPAIN	22,691.00	701,981
GRUPO FERROVIAL SA	ORD NPV	SPAIN	8,819.00	471,338
IBERDROLA SA	EUR3	SPAIN	110,949.00	2,820,098
IBERIALINEAS AERE	EUR 0.78	SPAIN	64,868.00	224,838
INDITEX	EUR0.15	SPAIN	30,940.00	912,598
INDRA SISTEMAS SA	EUR0.20	SPAIN	17,863.00	305,203
METROVACESA	EUR1.50	SPAIN	5,243.00	243,728
NH HOTELES SA	EUR2	SPAIN	11,701.00	155,229
PROMOTORA DE INFOR	EUR0.10	SPAIN	10,711.00	227,410
REPSOL YPF SA	EUR1	SPAIN	132,711.00	3,456,222
SACYR VALLEHERMOSO SA	EUR1	SPAIN	14,322.00	236,526
SOGECABLE ORD SHS	EUR2	SPAIN	5,217.00	231,599

TELEFONICA SA	EUR 1	SPAIN	645,773.00	12,165,847
TPI TELEF PUB INFO	EUR0.05(NEW)	SPAIN	23,603.00	218,802
UNION FENOSA	EUR3	SPAIN	30,349.00	798,224
ZELTIA SA	EUR0.05	SPAIN	20,598.00	144,189
ALFA LAVAL AB	ORD SEK10	SWEDEN	12,082.00	195,446
ASSA ABLOY	SEK1 SER B	SWEDEN	42,654.00	728,508
ATLAS COPCO AB	SER A SEK5.0	SWEDEN	15,884.00	717,067
ATLAS COPCO AB	SER B SEK5	SWEDEN	10,100.00	421,758
AXFOOD AB	SEK5	SWEDEN	4,239.00	143,524
BILLERUD	SEK 12.5	SWEDEN	7,718.00	137,626
CAPIO AB	SEK2	SWEDEN	10,095.00	120,009
CASTELLUM AB	SEK2	SWEDEN	5,720.00	204,858
D CARNEGIE + CO AB	SEK2	SWEDEN	7,757.00	100,386
ELECTROLUX AB	SERVB SEK5	SWEDEN	40,250.00	920,637
ELEKTA	SER B SEK5	SWEDEN	3,883.00	111,896
ENIRO AB	SEK 1	SWEDEN	23,295.00	238,369
ERICSSON(LM)TEL	SEK1 SER B	SWEDEN	2,125,446.00	6,780,548
GAMBRO	SER A SEK2	SWEDEN	24,275.00	346,113
GAMBRO	SER B SEK2	SWEDEN	13,655.00	191,611
GETINGE AB	SER B SEK0.50	SWEDEN	22,281.00	277,448
HENNES + MAURITZ	SEK0.25 SER B	SWEDEN	68,628.00	2,390,734
HOGANAS AG	ORD B SHS SEK5	SWEDEN	3,956.00	106,261
HOLMEN AB	SEK50 SER B	SWEDEN	7,100.00	245,734
LUNDIN PETROLEUM	A ORD SEK.01	SWEDEN	22,367.00	128,236
MODERN TIME GROUP	SEK5 B	SWEDEN	7,377.00	200,927
NOBEL BIOCARE AG	CHF2.00	SWEDEN	2,946.00	539,513
NORDEA BANK AB	ORD EUR0.39632	SWEDEN	317,312.00	3,199,191
OMX AB	SEK2	SWEDEN	10,850.00	138,780
ORIFLAME COSMETICS	SDR EACH REP 1 EUR1.25	SWEDEN	4,150.00	96,172
SANDVIK AB	SEK6	SWEDEN	31,964.00	1,289,065
SAS AB	SEK10.0	SWEDEN	10,325.00	93,222
SCANIA AB	SEK10 SER B	SWEDEN	13,700.00	542,195
SECURITAS	SER B SEK1	SWEDEN	42,760.00	733,536
SKAND ENSKILDA BKN	SER A SEK10	SWEDEN	67,068.00	1,296,873
SKANDIA FORSAKRING	SEK1	SWEDEN	147,780.00	736,076
SKANSKA AB	SER B SEK3	SWEDEN	53,352.00	640,266
SKF AB	SER B SEK 12.50	SWEDEN	13,083.00	582,744
SSAB(SVENSKT STAL)	SEK25 SER B	SWEDEN	3,200.00	75,360
SSAB(SVENSKT STAL)	SEK25 SER A	SWEDEN	8,500.00	204,653
SVENSKA CELLULOSA	SER B SEK10 FREE	SWEDEN	27,620.00	1,178,299
SVENSKA HANDELSBANKEN SERIES A	PV SEK4.15	SWEDEN	79,912.00	2,080,353
SWEDISH MATCH	SEK2.4	SWEDEN	48,122.00	557,588
TELE2 AB	SEK5 SER B	SWEDEN	14,337.00	563,090
TELIASONERA AB	SEK3.2	SWEDEN	270,304.00	1,618,879
TRELLEBORG AB	B SEK25 FREE	SWEDEN	10,800.00	183,646
VOLVO AB	SEK6 SER A	SWEDEN	13,780.00	525,661
VOLVO(AB)	SEK6 SER B	SWEDEN	32,160.00	1,275,192
WIHLBORGS FASTIGHE	SEK50.00	SWEDEN	11,678.00	246,023
WM DATA AB	SER B SEK1	SWEDEN	44,125.00	95,615
ABB LTD	CHF2.50(REGD)	SWITZERLAND	269,281.00	1,503,768
ADECCO SA	CHF1(REGD)	SWITZERLAND	18,738.00	943,409
CIBA SPECIALTY CHE	CHF6 (REGD)	SWITZERLAND	9,696.00	737,582
CLARIANT	CHF5(REGD)	SWITZERLAND	33,263.00	536,783
CREDIT SUISSE GRP	CHF3 (REGD)	SWITZERLAND	164,219.00	6,903,235
GEBERIT	CHF1(REGD)	SWITZERLAND	499.00	365,111
GIVAUDAN AG	CHF10	SWITZERLAND	1,019.00	671,208
HOLCIM	CHF2(REGD)	SWITZERLAND	23,085.00	1,390,663
KUDELSKI SA	CHF10 (BR)	SWITZERLAND	4,420.00	162,480
KUONI REISEN HLDG	CHF50(REGD) SER B)	SWITZERLAND	426.00	187,319
LOGITECH INTL	CHF1 REGD	SWITZERLAND	6,030.00	368,556
LONZA GROUP AG	CHF1 REGD	SWITZERLAND	5,309.00	298,809
MICRONAS SEMICONDU	CHF1	SWITZERLAND	4,431.00	217,244
NESTLE SA	CHF1 (REGD)	SWITZERLAND	58,402.00	15,279,742
NOBEL BIOCARE AG	CHF2.00 (BR)	SWITZERLAND	323.00	58,516
NOVARTIS AG	CHF0.50 REGD	SWITZERLAND	344,644.00	17,367,075
PHONAK	CHF0.05	SWITZERLAND	5,925.00	195,398
RICHEMONT (CIE FIN)	A CHF1 (BR) EQUITY UNIT	SWITZERLAND	75,093.00	2,499,578
RIETER HLDGS AG	CHF5	SWITZERLAND	637.00	184,865
ROCHE HOLDINGS AG	GENUSSCHEINE NPV	SWITZERLAND	101,684.00	11,705,598
SCHINDLER HLDG AG	CHF1.00 PTG CERTS	SWITZERLAND	746.00	295,881
SERONO SA	B CHF25 BR	SWITZERLAND	921.00	606,656
SGS SA	CHF20(REGD)	SWITZERLAND	602.00	421,681
STRAUMANN HLDG	CHF0.10(REGD)	SWITZERLAND	1,081.00	224,357
SULZER AG	CHF0.03(REGD)	SWITZERLAND	520.00	206,816
SWATCH GROUP	CHF2.25(BR)	SWITZERLAND	4,836.00	709,813
SWATCH GROUP	CHF 0.45 (REGD)	SWITZERLAND	8,553.00	254,236
SWISS REINSURANCE	CHF0.1	SWITZERLAND	46,612.00	3,324,451
SWISSCOM AG	CHF1 (REGD)	SWITZERLAND	3,833.00	1,510,143
SYNGENTA AG	CHF8.30(REGD)	SWITZERLAND	15,477.00	1,644,202
SYNTHES INC	CHF0.001(POST SUBD)	SWITZERLAND	6,613.00	741,498
UBS AG	CHF.80 (REGD)	SWITZERLAND	154,738.00	12,975,348
UNAXIS HOLDING AG	CHF20 (REGD)	SWITZERLAND	1,498.00	148,865
VALORA HLDG AG	CHF10 (REGD)	SWITZERLAND	541.00	133,216
ZURICH FIN SVS GRP	CHF6.50	SWITZERLAND	20,842.00	3,475,194

ACCTON	TWD10	TAIWAN	41,881.00	20,881
ACER INC	TWD10	TAIWAN	217,109.00	359,679
ADVANCED SEMICONDT	TWD10 (ASE)	TAIWAN	325,939.00	246,846
ADVANTECH	TWD10	TAIWAN	20,893.00	50,766
ARIMA COMPUTER	TWD10	TAIWAN	60,500.00	17,182
ASIA CEMENT	TWD10	TAIWAN	110,362.00	78,009
ASIA OPTICAL CO IN	TWD10	TAIWAN	13,189.00	73,665
ASUSTEK COMPUTER	TWD 10	TAIWAN	203,548.00	542,752
AU OPTRONICS CORP	TWD10	TAIWAN	430,727.00	623,868
BENQ CORP	TWD10	TAIWAN	183,331.00	211,158
BES ENGINEERING	TWD10	TAIWAN	91,087.00	18,827
CATHAY CONSTRUCT	TWD10	TAIWAN	108,192.00	66,916
CATHAY FINANCIAL H	TWD10	TAIWAN	481,154.00	986,905
CHANG HWA BANK	TWD10	TAIWAN	382,986.00	265,879
CHENG SHIN IND	TWD10	TAIWAN	60,272.00	77,028
CHI MEI OPTOELECTR	TWD10	TAIWAN	253,660.00	342,589
CHINA AIRLINES	TWD10	TAIWAN	108,033.00	61,704
CHINA DEV FIN HLDG	TWD10	TAIWAN	973,765.00	470,136
CHINA MOTOR CO	TWD10	TAIWAN	58,053.00	73,459
CHINA STEEL	TWD10	TAIWAN	778,486.00	879,451
CHINA TRUST FINANCE	TWD10	TAIWAN	463,979.00	554,901
CHUNGWHA PICTURE T	TWD10	TAIWAN	396,720.00	180,270
CHUNGWHA TELECOM	TWD10	TAIWAN	209,000.00	412,196
CMC MAGNETICS CORP	TWD10	TAIWAN	285,000.00	147,491
COMPAL ELECTRONIC	TWD10	TAIWAN	323,842.00	323,944
COMPEQ MFG	TWD10	TAIWAN	59,000.00	19,549
CONTINENTAL ENGINE	TWD10	TAIWAN	34,034.00	16,754
D LINK	TWD10	TAIWAN	51,200.00	59,779
DELTA ELECTRONICS	TWD10	TAIWAN	114,434.00	202,218
E SUN FINANCIAL HL	TWD10	TAIWAN	174,038.00	144,986
ELITEGROUP COMPUT	TWD10	TAIWAN	57,840.00	39,789
ETERNAL CHEMICAL	TWD10	TAIWAN	25,200.00	17,256
EVA AIRWAYS	TWD10	TAIWAN	118,160.00	58,166
EVERGREEN MARINE	TWD10	TAIWAN	81,845.00	82,904
FAR EAST TEXTILE	TWD10	TAIWAN	222,135.00	178,745
FIRST FINANCIAL HO	TWD10	TAIWAN	441,525.00	378,968
FORMOSA CHEM+FIBRE	TWD10	TAIWAN	246,550.00	470,693
FORMOSA PLASTIC	TWD10	TAIWAN	405,436.00	697,263
FORMOSA TAFFETA CO	TWD10	TAIWAN	70,473.00	36,248
FU SHENG INDUSTRIA	TWD10	TAIWAN	66,600.00	99,616
FUBON FINANCIAL HL	TWD10	TAIWAN	418,000.00	428,684
GIANT MANUFACTURIN	TWD10	TAIWAN	13,910.00	23,922
GIGA BYTE TECHNOLOGY	TWD10	TAIWAN	55,185.00	66,870
HON HAI PRECISION	TWD10	TAIWAN	257,182.00	1,192,987
HUA NAN FINANCIAL	TWD10	TAIWAN	322,467.00	275,761
INTL BK OF TIPEI	TWD10	TAIWAN	208,928.00	166,800
INVENTEC CORP	TWD10	TAIWAN	139,125.00	71,121
KINPO ELECTRONICS	TWD10	TAIWAN	73,933.00	32,312
LARGAN PRECISION CO	TWD10	TAIWAN	9,040.00	50,492
LITE ON TECHNOLOGY TWD10	TWD10	TAIWAN	217,987.00	233,189
MACRONIX INTL	TWD10	TAIWAN	507,100.00	115,214
MEDIA TEK INCORP	TWD10	TAIWAN	65,537.00	446,702
MEGA FINANCIAL HD	TWD10	TAIWAN	986,385.00	681,661
MICRO STAR INTL	TWD10	TAIWAN	58,525.00	42,661
NAN YA PLASTIC	TWD10	TAIWAN	505,440.00	775,146
NIEN HSING TEXTILE	TWD10	TAIWAN	27,720.00	28,254
NIEN MADE ENTPRSE	TWD10	TAIWAN	26,080.00	41,149
OPTIMAX TECHNOLOGY	TWD10	TAIWAN	31,419.00	80,307
ORIENTAL UNION CHM	TWD10	TAIWAN	41,400.00	45,985
PACIFIC ELEC WIRE	TWD10	TAIWAN	258,160.00	4,236
PHOENIXTEC POWER	TWD10	TAIWAN	30,105.00	36,384
PICVUE ELECTRONIC	TWD10	TAIWAN	56,250.00	9,940
POLARIS SECURITIES	TWD10	TAIWAN	122,000.00	68,526
POU CHEN	TWD10	TAIWAN	150,089.00	133,560
PREMIER IMAGE TECHNOLOGY	TWD10	TAIWAN	30,576.00	30,200
PRESIDENT CHAIN ST		TAIWAN	59,198.00	95,270
PRODISC TECHNOLOGY	TWD10	TAIWAN	58,454.00	24,533
QUANTA COMPUTER	TWD10	TAIWAN	180,052.00	323,855
QUANTA DISPLAY INC	TWD10	TAIWAN	253,000.00	149,293
REALTEK SEMICOND	TWD10	TAIWAN	55,845.00	61,678
RITEK CORP	TWD10	TAIWAN	219,112.00	81,588
SAMPO	TWD10	TAIWAN	67,293.00	15,289
SHIHLIN ELEC + ENG	TWD10	TAIWAN	27,025.00	19,103
SHIN KONG FINANCIAL	TWD10	TAIWAN	201,725.00	194,787
SILICONWARE PRECIS	TWD10	TAIWAN	181,400.00	149,974
SINOPAC HLDG	TWD10	TAIWAN	340,232.00	200,768
SYNNEX TECH INTL	TWD10	TAIWAN	59,430.00	87,954
SYSTEX CORPORATION	TWD10	TAIWAN	53,983.00	18,738
TAISHIN FINANCIAL	TWD10	TAIWAN	351,449.00	330,488
TAIWAN CELLULAR	TWD10	TAIWAN	240,720.00	269,661
TAIWAN CEMENT	TWD10	TAIWAN	152,606.00	100,646
TAIWAN GLASS	TWD10	TAIWAN	79,801.00	75,545
TAIWAN PINEAPPLE	TWD10	TAIWAN	24,000.00	—
TAIWAN SECOM CO	TW 10	TAIWAN	24,284.00	29,809

TAIWAN SEMICON MAN	TWD10	TAIWAN	1,860,286.00	2,964,482
TAIWAN STYRENE MON	TW10	TAIWAN	38,500.00	29,400
TATUNG	TWD 10	TAIWAN	364,862.00	144,494
TECO ELEC + MACHINE	TWD10	TAIWAN	188,775.00	61,356
UNI PRESIDENT ENT	TWD10	TAIWAN	268,186.00	140,482
UNITED MICRO ELEC	TWD10	TAIWAN	1,646,489.00	1,065,100
VIA TECHNOLOGIES	TWD10	TAIWAN	83,806.00	46,015
WALSIN LIHWA W + C	TWD10	TAIWAN	241,257.00	131,705
WAN HAI LINES	TWD10	TAIWAN	57,201.00	59,746
WINBOND ELECTRONIC	TWD10	TAIWAN	384,843.00	154,836
YA HSING IND CO	TWD10	TAIWAN	74,428.00	71,633
YAGEO CORP	TW10	TAIWAN	230,440.00	82,897
YANG MING MARINE	TWD10	TAIWAN	124,706.00	120,417
YIEH PHUI ENTS CO	COM	TAIWAN	67,000.00	50,107
YUANTA CORE PACIFI	TWD10	TAIWAN	229,275.00	174,362
YUE LOONG MOTOR	TWD10	TAIWAN	81,029.00	94,351
YUEN FOONG YU MFG	TWD10	TAIWAN	123,000.00	67,924
ZYXEL COMMUNICATIO	TWD10	TAIWAN	32,942.00	77,443
ADVANCED INFO SERV	THB1 (ALIEN MARKET)	THAILAND	128,100.00	366,000
AIRPORTS OF THAILA	THB10(ALIEN MARKET)	THAILAND	61,000.00	70,656
BANGKOK BANK	THB10	THAILAND	38,200.00	102,260
BANGKOK BANK	THB10(ALIEN MARKET)	THAILAND	96,600.00	283,459
BANGKOK BANK	THB10 (NVDR)	THAILAND	38,100.00	101,992
BANGKOK EXPRESSWAY	THB10 (ALIEN MARKET)	THAILAND	42,400.00	27,557
BANPU CO	THB10 (ALIEN MKT)	THAILAND	18,000.00	67,645
BEC WORLD	THB1 (ALIEN MKT)	THAILAND	114,000.00	46,070
CHAROEN POK FOODS	THB1 (ALIEN MKT)	THAILAND	290,200.00	22,409
CP SEVEN ELEVEN	THB5(ALIEN MKT)	THAILAND	13,600.00	22,054
DELTA ELECTRONICS	THB1(ALIEN MKT)	THAILAND	44,500.00	19,358
ELECTRICITY GENRTG	THB10	THAILAND	7,000.00	13,333
ELECTRICITY GENRTG	THB10(ALIEN MKT)	THAILAND	21,900.00	42,278
GMM GRAMMY PUBLIC	THB1 (ALIEN MKT)	THAILAND	22,700.00	12,037
HANA MICROELECTRNC	THB1 (ALIEN MKT)	THAILAND	79,000.00	39,449
ITALIAN THAI DEVT	THB1(ALIEN MKT)	THAILAND	170,400.00	37,720
ITF FIN + SECS	THB10(ALIEN MKT)	THAILAND	2,750.00	—
ITV PCL	THB5(ALIEN MKT)	THAILAND	42,800.00	15,203
KASIKORNBANK PCL	THB10 (ALIEN MARKET)	THAILAND	197,000.00	283,964
KIATNAKIN FINANCE	THB10(ALIEN MKT)	THAILAND	29,800.00	25,696
KIM ENG SECS(TH)	THB1 (ALIEN MARKET)	THAILAND	42,300.00	40,558
KRUNG THAI BANK LTD	THB5.15(ALIEN MARKET)	THAILAND	379,600.00	83,053
LAND + HOUSES	THB1	THAILAND	154,800.00	40,244
LAND + HOUSES	THB1 (ALIEN MKT)	THAILAND	239,700.00	69,720
LAND + HOUSES	THB1 (NVDR)	THAILAND	100,300.00	26,075
NATIONAL FINANCE PUBLIC	THB10 (ALIEN MARKET)	THAILAND	113,700.00	39,510
NATIONAL PETROCHEM	THB10(ALIEN MKT)	THAILAND	9,000.00	23,166
PTT EXPLORTN + PRD	THB5(ALIEN MKT)	THAILAND	37,400.00	242,595
PTT PUBLIC COMPANY	THB10(ALIEN MARKET)	THAILAND	122,200.00	518,996
RATCHABURI ELECTRIC	THB10(ALIEN MKT)	THAILAND	34,200.00	30,811
SAHAVIRIYA STEEL	THB1 (ALIEN MK)	THAILAND	750,000.00	50,985
SHIN CORPORATION	THB1(ALIEN MARKET)	THAILAND	145,100.00	148,461
SIAM CEMENT CO	THB1 (ALIEN MARKET)	THAILAND	35,400.00	251,490
SIAM CEMENT CO	THB1	THAILAND	10,500.00	65,946
SIAM CEMENT CO	THB1 (NVDR)	THAILAND	17,200.00	108,026
SIAM CITY CEMENT	THB10(ALIEN MARKET)	THAILAND	8,500.00	53,385
SIAM COMMERCIAL BK	THB10(ALIEN MARKET)	THAILAND	164,400.00	205,236
SIAM MAKRO	THB10(ALIEN MKT)	THAILAND	7,700.00	9,712
SINO THAI ENG + CONS	THB1(ALIEN MKT)	THAILAND	70,600.00	15,356
THAI AIRWAYS INTL	THB10(ALIEN MARKET)	THAILAND	72,400.00	83,861
THAI OLEFIN PUBLIC	THB10 (ALIEN MARKET)	THAILAND	28,200.00	49,011
THAI UNION FROZEN	THB1	THAILAND	12,000.00	7,660
THAI UNION FROZEN	THB1 ALN MKT	THAILAND	30,300.00	20,668
TISCO FINANCE PLC	THB10 (ALIEN MKT)	THAILAND	55,800.00	35,189
TRUE CORPORATION	THB10(ALIEN MARKET)	THAILAND	203,100.00	41,038
UTD BROADCASTING CORP	THB10(ALIEN MKT)	THAILAND	16,900.00	10,266
ADANA CIMENTO	A SHS TRL1000	TURKEY	2,960,745.00	8,958
AK ENERJI TRL10000	TRL1000	TURKEY	1,836,958.00	8,446
AKBANK	TRL1000	TURKEY	77,155,058.00	477,749
AKCANSA CIMENTO SA	TRL1000	TURKEY	3,744,221.00	13,217
AKSA	TRL1000	TURKEY	1,119,562.00	12,702
AKSIGORTA	TRL1000	TURKEY	5,909,198.00	23,663
ALARKO HLDG	TRL1000	TURKEY	375,400.00	11,135
ANADOLU EFES	TRL1000	TURKEY	8,294,302.00	167,608
ARCELIK	TRL1000	TURKEY	9,880,544.00	60,448
AYGAZ	TRL1000	TURKEY	7,658,742.00	18,401
CIMSA	TRL1000	TURKEY	5,355,000.00	18,585
DOGAN HOLDING	TRL1000	TURKEY	37,820,803.00	108,168
DOGAN YAYIN HLDGS	TRL10000	TURKEY	12,780,434.00	57,813
EREGLI DEMIR CELIK	TRL1000	TURKEY	35,849,326.00	162,166
FORD OTOMOTIV SAN	TRL1000	TURKEY	8,595,073.00	68,200
HACI OMER SABANCI	TRL1000	TURKEY	35,270,884.00	137,317
HURRIYET GAZETE	TRL1000	TURKEY	16,645,952.00	39,254
IS GAYRIMENKUL YAT	TRL1000	TURKEY	15,902,790.00	22,642
KOC HLDG	TRL1000	TURKEY	23,212,650.00	151,480
MIGROS	TRL1000	TURKEY	10,118,335.00	84,038

NORTEL NETWORKS NETAS TELEKO	TRL1000	TURKEY	251,000.00	6,235
T GARANTI BANKASI	TRL1000	TURKEY	61,724,048.00	194,990
T IS BANKASI	C TRL1000	TURKEY	72,337,376.00	399,639
T SISE CAM	ORD TRL1000	TURKEY	17,356,514.00	47,880
TANSAS	TRL1000	TURKEY	7,894,000.00	9,366
TOFAS OTOMOBIL FAB	TRL1000	TURKEY	12,651,250.00	25,706
TRAKYA CAM	TRL1000	TURKEY	8,958,208.00	24,447
TUPRAS	TRL1000	TURKEY	12,880,739.00	130,861
TURKCELL ILETISIM	TRL1000	TURKEY	30,340,249.00	211,493
VESTEL ELECTRONIC	TRL1000	TURKEY	8,946,402.00	34,499
YAPI KREDI BANKASI	TRL1000	TURKEY	49,754,741.00	156,441
3I GROUP	ORD GBP0.50	UNITED KINGDOM	87,068.00	1,113,299
AEGIS GROUP	ORD GBP0.05	UNITED KINGDOM	154,114.00	319,554
AGGREKO	ORD GBP0.20	UNITED KINGDOM	35,601.00	114,829
ALLIANCE UNICHEM	ORD GBP0.10	UNITED KINGDOM	35,372.00	512,387
AMEC	ORD GBP0.50	UNITED KINGDOM	41,371.00	236,498
AMVESCAP	ORD GBP0.25	UNITED KINGDOM	100,249.00	617,342
ANGLO AMERICAN	USD0.50	UNITED KINGDOM	202,766.00	4,804,839
ARM HLDGS	ORD GBP0.0005	UNITED KINGDOM	141,301.00	299,769
ARRIVA	ORD GBP0.05	UNITED KINGDOM	26,649.00	276,283
ASSOC BRIT PORTS	ORD GBP0.25	UNITED KINGDOM	45,316.00	413,261
ASTRAZENECA	ORD USD0.25	UNITED KINGDOM	235,084.00	8,525,778
AVIVA PLC	ORD GBP0.25	UNITED KINGDOM	318,711.00	3,842,693
BAA	ORD GBP 1	UNITED KINGDOM	151,582.00	1,699,572
BAE SYSTEMS	ORD GBP0.025	UNITED KINGDOM	432,060.00	1,912,027
BALFOUR BEATTY	ORD GBP0.50	UNITED KINGDOM	57,508.00	348,067
BARCLAYS	ORD GBP0.25	UNITED KINGDOM	911,269.00	10,252,345
BARRATT DEVEL	ORD GBP0.10	UNITED KINGDOM	32,877.00	375,252
BBA GROUP	ORD GBP0.25	UNITED KINGDOM	61,238.00	335,959
BELLWAY	ORD GBP0.125	UNITED KINGDOM	15,246.00	238,557
BERKELEY GP HLDGS	UTS(COMP 1ORD+3 B SHS)	UNITED KINGDOM	15,357.00	238,525
BG GROUP	ORD GBP0.10	UNITED KINGDOM	498,842.00	3,390,356
BHP BILLITON PLC	ORD USD0.5	UNITED KINGDOM	348,483.00	4,084,569
BOC GROUP	ORD GBP0.25	UNITED KINGDOM	70,639.00	1,347,384
BOOTS GROUP	ORD GBP0.25	UNITED KINGDOM	108,684.00	1,367,783
BP PLC	ORD USDO.25	UNITED KINGDOM	3,065,840.00	29,901,446
BPB	ORD GBP0.50	UNITED KINGDOM	67,590.00	614,118
BRAMBLES INDUSTRIE	ORD GBP0.05	UNITED KINGDOM	99,961.00	499,460
BRIT AMER TOBACCO	ORD GBP0.25	UNITED KINGDOM	227,224.00	3,915,324
BRITISH AIRWAYS	ORD GBP0.25	UNITED KINGDOM	74,813.00	337,539
BRITISH LAND CO	ORD GBP0.25	UNITED KINGDOM	72,798.00	1,252,294
BRITISH SKY BROADCAST	ORD GBP0.50	UNITED KINGDOM	178,292.00	1,923,744
BT GROUP	ORD GBP0.05	UNITED KINGDOM	1,202,193.00	4,685,428
BUNZL	ORD GBP0.25	UNITED KINGDOM	62,466.00	521,090
CABLE + WIRELESS	ORD GBP0.25	UNITED KINGDOM	329,333.00	754,002
CADBURY SCHWEPPES	ORD GBP0.125	UNITED KINGDOM	292,829.00	2,726,684
CAPITA GROUP	ORD GBP0.02	UNITED KINGDOM	92,766.00	651,407
CARNIVAL PLC	ORD USD1.66	UNITED KINGDOM	24,125.00	1,471,974
CATTLES PLC	ORD GBP0.10	UNITED KINGDOM	44,406.00	312,886
CENTRICA ORD	GBP0.0617284	UNITED KINGDOM	543,498.00	2,465,181
CLOSE BROTHERS GP	ORD GBP0.25	UNITED KINGDOM	16,584.00	233,862
COBHAM PLC	ORD GBP0.25	UNITED KINGDOM	15,324.00	363,933
COMPASS GROUP	ORD GBP0.10	UNITED KINGDOM	304,922.00	1,441,597
COOKSON GROUP	ORD GBP0.01	UNITED KINGDOM	258,978.00	176,510
CORUS GROUP	ORD GBP0.10	UNITED KINGDOM	555,464.00	538,550
DAILY MAIL + GEN TST	A NON VTG GBP0.125	UNITED KINGDOM	42,088.00	599,572
DAVIS SERVICE GP	ORD GBP0.25	UNITED KINGDOM	27,888.00	219,523
DE LA RUE PLC	ORD GBP0.25	UNITED KINGDOM	25,301.00	168,557
DIAGEO	ORD GBX28.935185	UNITED KINGDOM	429,181.00	6,122,211
DIXONS GROUP	ORD GBP0.025	UNITED KINGDOM	279,844.00	816,655
EIRCOMGROUPPLC	ORD EUR0.10	UNITED KINGDOM	66,480.00	156,328
ELECTROCOMPONENTS	ORD GBP0.10	UNITED KINGDOM	60,136.00	328,759
EMAP	ORD GBP0.25	UNITED KINGDOM	35,730.00	559,417
EMI GROUP	ORD GBP0.14	UNITED KINGDOM	108,918.00	554,146
ENTERPRISE INNS	ORD GBP0.05	UNITED KINGDOM	48,522.00	740,602
EXEL	ORD GBX27.777777	UNITED KINGDOM	41,720.00	579,111
FIRSTGROUP	ORD GBP0.05	UNITED KINGDOM	55,479.00	371,468
FKI	GBP0.10	UNITED KINGDOM	80,140.00	179,248
FRIENDS PROVIDENT	ORD GBP0.10	UNITED KINGDOM	280,825.00	830,301
FTSE 100 INDEX FUTURES	5-Mar	UNITED KINGDOM	840.00	—
GKN	ORD GBP0.50	UNITED KINGDOM	100,220.00	455,056
GLAXOSMITHKLINE	ORD GBP0.25	UNITED KINGDOM	831,668.00	19,511,928
GRAFTON GROUP	UTS(COMPR 1 ORD + 1 C+9A SHS	UNITED KINGDOM	4,051.00	43,775
GREAT PORTLAND EST	ORD GBP0.125	UNITED KINGDOM	17,572.00	110,993
GROUP 4 SECURICOR	ORD GBP0.25	UNITED KINGDOM	161,592.00	434,337
GUS PLC	ORD GBP0.25	UNITED KINGDOM	143,186.00	2,579,965
HAMMERSON PLC	ORD GBP0.25	UNITED KINGDOM	39,226.00	654,068
HANSON	ORD GBP0.10	UNITED KINGDOM	104,573.00	897,943
HAYS	ORD GBP0.01	UNITED KINGDOM	241,043.00	575,003
HBOS	ORD GBP0.25	UNITED KINGDOM	549,523.00	8,946,656
HILL (WILLIAM)	ORD GBP0.10	UNITED KINGDOM	59,058.00	639,495
HILTON GROUP	ORD GBP0.10	UNITED KINGDOM	224,536.00	1,226,443
HMV GROUP	ORD GBP0.01	UNITED KINGDOM	52,575.00	262,441
HSBC HLDGS	ORD USD0.50(UK REG)	UNITED KINGDOM	1,564,538.00	26,403,043

ICAP	ORD GBP0.10	UNITED KINGDOM	63,165.00	329,553
IMI	ORD GBP0.25	UNITED KINGDOM	48,691.00	368,085
IMPERIAL CHEM INDS	ORD GBP1	UNITED KINGDOM	164,469.00	760,992
IMPERIAL TOBACCO	ORD GBP0.10	UNITED KINGDOM	102,958.00	2,820,740
INCHCAPE	ORD GBP1.50	UNITED KINGDOM	10,266.00	385,325
INTERCONTL HOTELS	ORD GBP1.12	UNITED KINGDOM	90,533.00	1,125,449
INTERNATIONAL POWER	ORD GBP0.50	UNITED KINGDOM	204,237.00	605,818
INTERTEK GROUP PLC	ORD GBP0.01	UNITED KINGDOM	21,110.00	285,730
INVENSYS	ORD GBP0.01	UNITED KINGDOM	790,806.00	235,332
ITV	ORD GBP0.10	UNITED KINGDOM	590,058.00	1,192,328
JOHNSON MATTHEY	ORD GBP1.00	UNITED KINGDOM	30,275.00	574,275
KELDA GROUP	ORD GBX15.55555	UNITED KINGDOM	51,154.00	621,182
KESA ELECTRICALS	ORD GBP0.25	UNITED KINGDOM	73,322.00	397,678
KIDDE	ORD GBP0.10	UNITED KINGDOM	115,150.00	368,093
KINGFISHER	ORD GBP0.157142857	UNITED KINGDOM	329,372.00	1,958,741
LAND SECS GP	ORD GBP.10	UNITED KINGDOM	65,942.00	1,772,430
LEGAL + GENERAL GP	ORD GBP0.025	UNITED KINGDOM	920,453.00	1,943,897
LIBERTY INTERNATIONAL	ORD GBP0.50	UNITED KINGDOM	33,576.00	625,610
LLOYDS TSB GROUP	ORD GBP0.25	UNITED KINGDOM	790,115.00	7,175,141
LOGICA CMG PLC	ORD GBP0.10	UNITED KINGDOM	103,323.00	382,358
LONDON STOCK EXCH	ORD GBP0.058333	UNITED KINGDOM	34,848.00	389,386
MAN GROUP	ORD USD0.18	UNITED KINGDOM	38,866.00	1,098,390
MARCONI CORP(NEW)	ORD GBP0.25	UNITED KINGDOM	27,378.00	295,667
MARKS + SPENCER GP	ORD GBP0.25	UNITED KINGDOM	232,314.00	1,529,849
MEGGITT	ORD GBP0.05	UNITED KINGDOM	57,980.00	291,369
MFI FURNITURE GRP	ORD GBP0.10	UNITED KINGDOM	84,983.00	202,317
MISYS	ORD GBP0.01	UNITED KINGDOM	77,044.00	309,516
MITCHELLS + BUTLER	ORD GBP0.070833	UNITED KINGDOM	71,635.00	467,609
NATIONAL GRID TRANSCO PLC	ORD GBP0.10	UNITED KINGDOM	434,676.00	4,139,295
NATL EXPRESS GRP	ORD GBP0.05	UNITED KINGDOM	18,731.00	296,864
NEXT GROUP	ORD GBP0.10	UNITED KINGDOM	37,171.00	1,177,517
NOVAR	ORD GBP27.777777	UNITED KINGDOM	59,551.00	215,230
OLD MUTUAL	ORD GBP0.10	UNITED KINGDOM	552,136.00	1,401,472
P + O	DFD ORD GBP1.00	UNITED KINGDOM	100,733.00	575,357
PEARSON	ORD GBP0.25	UNITED KINGDOM	113,561.00	1,370,293
PERSIMMON	ORD GBP0.10	UNITED KINGDOM	37,651.00	499,498
PILKINGTON	ORD GBP0.50	UNITED KINGDOM	146,351.00	309,077
PREMIER FARNELL	ORD GBP0.05	UNITED KINGDOM	49,684.00	163,114
PROVIDENT FINL	ORD GBX10.363636	UNITED KINGDOM	34,750.00	448,335
PRUDENTIAL PLC	ORD GBP0.05	UNITED KINGDOM	333,199.00	2,897,883
PUNCH TAVERNS	ORD	UNITED KINGDOM	33,996.00	450,682
RANK GROUP	ORD GBP0.10	UNITED KINGDOM	83,026.00	420,821
RECKITT BENCKISER PLC	ORD GBP0.105263	UNITED KINGDOM	83,931.00	2,536,332
REED ELSEVIER PLC	ORD GBP0.125	UNITED KINGDOM	180,007.00	1,660,588
RENTOKIL INITIAL	ORD GBP0.01	UNITED KINGDOM	252,895.00	717,376
REUTERS GROUP	ORD GBP0.25	UNITED KINGDOM	202,842.00	1,470,124
REXAM	ORD	UNITED KINGDOM	75,630.00	667,204
RIO TINTO	ORD GBP0.10(REGD)	UNITED KINGDOM	150,714.00	4,435,828
RMC GROUP	ORD GBP0.25	UNITED KINGDOM	31,821.00	518,681
ROLLS ROYCE GROUP	ORD GBP0.20	UNITED KINGDOM	214,423.00	1,016,828
ROLLS ROYCE GROUP	B SHS	UNITED KINGDOM	6,675,837.00	12,817
ROYAL BK SCOT GRP	ORD GBP0.25	UNITED KINGDOM	443,009.00	14,901,351
ROYAL+SUN ALLIANCE	ORD GBP0.275	UNITED KINGDOM	400,161.00	595,409
SABMILLER PLC	ORD USD0.10	UNITED KINGDOM	113,259.00	1,878,735
SAGE GROUP	ORD GBP0.01	UNITED KINGDOM	177,771.00	690,285
SAINSBURY(J)	ORD GBP0.28571428 (POST REC	UNITED KINGDOM	189,297.00	983,083
SCHRODERS	NEW ORD GBP1.0	UNITED KINGDOM	17,201.00	248,012
SCOT + NEWCASTLE	ORD GBP0.20	UNITED KINGDOM	111,869.00	935,893
SCOT + SOUTHERN EN	ORD GBP0.50	UNITED KINGDOM	121,353.00	2,032,801
SCOTTISH POWER	ORD GBP0.50	UNITED KINGDOM	262,553.00	2,032,686
SERCO GROUP	ORD GBP0.02	UNITED KINGDOM	58,562.00	269,840
SEVERN TRENT	ORD 65 5/19 GBP	UNITED KINGDOM	47,941.00	890,046
SHELL TRNSPT+TRDG	ORD GBP0.25(REGD)	UNITED KINGDOM	1,359,453.00	11,588,472
SIGNET GROUP	ORD GBP0.005	UNITED KINGDOM	235,712.00	497,798
SLOUGH ESTATES	ORD GBP0.25	UNITED KINGDOM	57,426.00	606,388
SMITH + NEPHEW	ORD GBP0.1222	UNITED KINGDOM	132,121.00	1,352,004
SMITHS GROUP	ORD GBP0.25	UNITED KINGDOM	79,625.00	1,256,609
SSL INTERNATIONAL	ORD GBP0.10	UNITED KINGDOM	26,448.00	159,949
STAGECOACH GROUP	ORD GBP0.0063157	UNITED KINGDOM	115,245.00	251,682
TATE + LYLE	GBP 0.25	UNITED KINGDOM	56,652.00	514,193
TAYLOR WOODROW	ORD GBP0.25	UNITED KINGDOM	80,080.00	418,188
TESCO	ORD GBP0.05	UNITED KINGDOM	1,095,639.00	6,768,073
TI AUTOMOTIVE	A SHS GBP0.0001	UNITED KINGDOM	48,206.00	—
TOMKINS	ORD GBP0.05	UNITED KINGDOM	106,067.00	517,750
TRINITY MIRROR	ORD GBP0.10	UNITED KINGDOM	39,955.00	487,874
UNILEVER	ORD GBP0.014	UNITED KINGDOM	390,522.00	3,835,042
UNITED UTILITIES	ORD GBP1	UNITED KINGDOM	77,505.00	937,452
UTD BUSINESS MEDIA	NEW ORD GBP0.25(POST CONS)	UNITED KINGDOM	45,862.00	422,643
UTD UTILITIES	A SHS GBP0.50	UNITED KINGDOM	42,546.00	365,537
VODAFONE GROUP	ORD USD0.10	UNITED KINGDOM	9,339,332.00	25,326,972
WHITBREAD	ORD GBP0.50	UNITED KINGDOM	41,402.00	672,864
WIMPEY(GEORGE)	ORD GBP0.25	UNITED KINGDOM	52,628.00	408,709
WOLSELEY	ORD GBP0.25	UNITED KINGDOM	82,478.00	1,541,534
WPP GROUP	ORD GBP0.10	UNITED KINGDOM	159,648.00	1,756,294

YELL GROUP	ORD GBP0.01	UNITED KINGDOM	98,757.00	834,256
BQE COMM DU MAROC	MAD100	UNITED STATES	310.00	35,742
ECTEL LTD	SHS	UNITED STATES	460.00	1,679
GIVEN IMAGING	ORD SHS	UNITED STATES	1,914.00	68,732
NEWS CORP	CL A	UNITED STATES	48,000.00	895,680
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	UNITED STATES	13,369,870.86	13,369,871
SOUTHERN PERU COPPER CORP	COM	UNITED STATES	2,087.00	98,527
ULTRATECH CEMENT LTD	SPONSORED GDR REG S	UNITED STATES	1,876.00	—
AO MOSENERGO	SPONSORED ADR	USSR	10,941.00	153,174
GAZPROM O A O	SPONSORED ADR REG S	USSR	8,940.00	317,370
SURGUTNEFTEGAZ JSC	SPONSORED ADR REPSTG PFD SHS	USSR	9,644.00	528,250
SURGUTNEFTEGAZ JSC	SPONSORED ADR	USSR	27,510.00	1,028,874
TATNEFT	SPONSORED ADR REG S	USSR	10,200.00	295,698
UNIFIED ENERGY SYS RUSSIA	GLOBAL DEPOSITARY RCPT REG S	USSR	9,742.00	276,673
URALSVY ASINFORM JSC	SPONSORED ADR	USSR	6,900.00	48,557
BANCO VENEZOLANO DE CREDITO	SPONSORED ADR	VENEZUELA	6,634.00	9,951
C A NAC TELEFONOS	D COM VEB36.90	VENEZUELA	14,547.00	46,265
COMPANIA ANON NACL TELE DE VEZ	SPON ADR REPST 7 CL D SHRS	VENEZUELA	10,220.00	228,826
MERCANTIL SERVICIOS FINANCIER	SPONSORED ADR REPSTG COM SER B	VENEZUELA	10,663.00	61,845

	Total :			$1,534,616,747

n / a - Cost is not applicable

EXHIBIT C - Equity Income

(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2004

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Shares

	AFLAC INC	COM	2,700		$107,568
	AGL RES INC	COM	600		19,944
	AMB PPTY CORP	COM	1,600		64,624
	AMR CORP DEL	COM	1,500		16,425
	AT+T CORP	COM NEW	12,000		228,720
	ABBOTT LABS	COM NPV	16,700		779,055
	ACCREDO HEALTH INC	COM	600		16,632
	ACTIVISION INC NEW	COM NEW	1,700		34,306
	ACXIOM CORP	COM	800		21,040
	ADESA INC	COM	1,300		27,586
	ADOBE SYS INC	COM	500		31,370
	ADTRAN INC	COM	700		13,398
	ADVANCE AUTO PARTS	COM	900		39,312
	AETNA INC	COM	600		74,850
	AFFYMETRIX INC	OC CAP STK	700		25,585
	AGERE SYS INC	CL B	25,700		34,695
	AGILENT TECHNOLOGIES INC	COM	1,700		40,970
	AIR PRODS + CHEMS INC	COM	3,800		220,286
	AKAMAI TECHNOLOGIES INC	COM	1,200		15,636
	ALBERTSONS INC	COM	6,100		145,668
	ALCOA INC	COM	6,900		216,798
	ALLEGHENY ENERGY INC	COM	1,100		21,681
	ALLERGAN INC	COM	2,100		170,247
	ALLIANCE DATA SYSTEMS CORP	COM	300		14,244
	ALLIANT ENERGY CORP	COM	1,900		54,340
	ALLIED CAP CORP NEW	COM	1,935		50,000
	ALLMERICA FINL CORP	COM	600		19,698
	ALLSTATE CORP	COM	9,200		475,824
	ALLTEL CORP	COM	3,800		223,288
	ALTRIA GROUP INC	COM	20,500		1,252,550
	AMAZON COM INC	COM	2,000		88,580
	AMBAC FINL GROUP INC	COM	300		24,639
	AMEREN CORP	COM	3,500		175,490
	AMERICAN CAP STRATEGIES LTD	COM	1,200		40,020
	AMERICAN ELEC PWR INC	COM	6,800		233,512
	AMERICAN EAGLE OUTFITTERS INC	COM	600		28,260
	AMERICAN EXPRESS CO	COM	8,700		490,419
	AMERICAN FINL GROUP INC OHIO	COM	300		9,393
	AMERICAN INTL GROUP INC	COM	19,689		1,292,977
	AMERICAN NATL INS CO	COM	100		10,416
	AMETEK INC NEW	COM	700		24,969
	AMGEN INC	COM	10,369		665,171
	AMSOUTH BANCORPORATION	COM	5,900		152,810
	AMYLIN PHARMACEUTICALS INC	COM	1,000		23,360
	ANADARKO PETE CORP	COM	1,100		71,291
	ANALOG DEVICES INC	COM	1,900		70,148
	ANDREW CORP	COM	2,200		29,986
	ANHEUSER BUSCH COS INC	COM	8,900		451,497
	ANNALY MTG MGMT INC	COM	2,100		41,202

ANNTAYLOR STORES CORP	COM	700	15,071
AON CORP	COM	5,400	128,844
APACHE CORP	COM	1,300	65,741
APARTMENT INVT + MGMT CO	CLASS A	1,100	42,394
APOLLO GROUP INC	CL A	711	57,385
APPLE COMPUTER	COM NPV	1,000	64,400
APPLEBEES INTL INC	COM	450	11,903
APPLERA CORP APPLIED BIOSYS	COM	2,900	60,639
APPLIED MATERIALS INC	COM	10,600	181,260
APPLIED MICRO CIRCUITS CORP	CDT COM	2,700	11,367
AQUA AMER INC	COM	800	19,672
ARCH COAL INC	COM	700	24,878
ARCHSTONE SMITH TR	COM	3,600	137,880
ARDEN RLTY INC	COM	800	30,176
ASHLAND INC	COM	700	40,866
ASK JEEVES INC	OC COM	600	16,050
ASSOCIATED BANC CORP	COM	1,845	61,272
ASSURANT INC	COM	1,000	30,550
ASTORIA FINL CORP	COM	1,100	43,967
AUTOLIV	COM	1,400	67,620
AUTOMATIC DATA PROCESSING INC	COM	6,800	301,580
AVALONBAY CMNTYS INC	COM	1,200	90,360
AVERY DENNISON CORP	COM	1,800	107,946
AVID TECHNOLOGY INC	COM	300	18,525
AVOCENT CORP	COM	500	20,260
AVON PRODS INC	COM	2,700	104,490
BB+T CORP	COM	8,219	345,609
BJS WHSL CLUB INC	COM	700	20,391
BRE PPTYS INC	COM	300	12,093
BAKER HUGHES INC	COM	400	17,068
BALL CORP	COM	1,400	61,572
BANK AMER CORP	COM	38,498	1,809,021
BANK HAWAII CORP	COM	800	40,592
BANK NEW YORK INC	COM	10,800	360,936
BANKNORTH GROUP INC NEW	COM	2,800	102,480
BARD C R INC	COM	1,600	102,368
BAUSCH + LOMB INC	COM	800	51,568
BAXTER INTL INC	COM	9,500	328,130
BEAR STEARNS COS INC	COM	200	20,462
BECTON DICKINSON + CO	COM	1,600	90,880
BED BATH + BEYOND INC	COM	700	27,881
BELLSOUTH CORP	COM	20,600	572,474
BEMIS CO INC	COM	1,900	55,271
BERKLEY W R CORP	COM	1,000	47,170
BEST BUY CO INC	COM STK USD0.10	1,200	71,304
BIOMET INC	COM	700	30,373
BIOGEN IDEC INC	COM	2,500	166,525
BLOCK H + R INC	COM	2,700	132,300
BOEING CO	COM	7,600	393,452
BORG WARNER INC	COM	700	37,919
BOSTON PPTYS INC	COM	1,500	97,005
BOSTON SCIENTIFIC CORP	COM	4,100	145,755
BOWATER INC	COM	600	26,382
BRIGGS + STRATTON CORP	COM	400	16,632
BRINKS CO	COM	600	23,712
BRISTOL MYERS SQUIBB CO	COM	22,000	563,640
BROADCOM CORP	CL A	400	12,912
BROWN + BROWN INC	COM	500	21,775
BROWN FORMAN CORP	CLASS B	600	29,208
BURLINGTON NORTHN SANTA FE	COM	5,700	269,667
BURLINGTON RES INC	COM	1,400	60,900
CBL + ASSOC PPTYS INC	COM	200	15,270
CIGNA CORP	COM	1,990	162,324
CIT GROUP INC NEW	COM	3,500	160,370
CNF INC	COM	500	25,050
CVS CORP	COM	2,000	90,140
CABOT CORP	COM	900	34,812
CAMDEN PPTY TR	COM	400	20,400

CAMPBELL SOUP CO	COM	3,500	104,615
CAPITAL ONE FINL CORP	COM	1,300	109,473
CARDINAL HEALTH INC	COM	3,350	194,803
CAREMARK RX INC	COM	2,100	82,803
CARLISLE COS INC	COM	200	12,984
CATERPILLAR INC	COM	4,400	429,044
CENDANT CORP	COM	6,200	144,956
CENTERPOINT PPTYS TR	COM	700	33,523
CENTERPOINT ENERGY INC	COM	4,100	46,330
CEPHALON INC	COM	700	35,616
CHARLES RIV LABORATORIES INTL	COM	500	23,005
CHECKFREE CORP NEW	COM	1,100	41,888
CHESAPEAKE ENERGY CORP	COM	4,000	66,000
CHEVRONTEXACO CORP	COM	21,816	1,145,558
CHICAGO MERCHANTILE EXCHANGE	COM	600	137,220
CHOICEPOINT INC	COM	1,066	49,025
CHUBB CORP	COM	3,200	246,080
CHURCH + DWIGHT INC	COM	450	15,129
CINCINNATI FINL CORP	COM	2,300	101,798
CINERGY CORP	COM	3,000	124,890
CIRCUIT CITY STORES INC	COM	2,400	37,536
CISCO SYS INC	COM	56,200	1,084,660
CITIGROUP INC	COM	47,613	2,293,994
CITY NATL CORP	COM	600	42,390
CLAIRE S STORES INC	COM	900	19,125
CLEAR CHANNEL COMMUNICATIONS	COM	4,000	133,960
CLOROX CO	COM	2,200	129,646
COCA COLA CO	COM	20,700	861,741
COGNIZANT TECHNOLOGY SOLUTIONS	CL A	1,900	80,427
COLGATE PALMOLIVE CO	COM	6,500	332,540
COLONIAL BANCGROUPINC	COM	2,100	44,583
COMCAST CORP NEW	CL A	17,305	575,910
COMERICA INC	COM	3,000	183,060
COMMERCE BANCORP INC N J	COM	1,100	70,840
COMMERCE BANCSHARES INC	COM	1,009	50,652
COMMUNITY HEALTH SYS INC NEW	COM	600	16,728
COMPASS BANCSHARES INC	COM	2,000	97,340
COMPUTER ASSOC INTL INC	COM	6,400	198,784
COMPUTER SCIENCES CORP	COM	300	16,911
CONAGRA INC	COM	8,600	253,270
CONEXANT SYS INC	COM	5,700	11,343
CONOCOPHILLIPS	COM	7,520	652,962
CONSOL ENERGY INC	COM	1,300	53,365
CONSOLIDATED EDISON INC	COM	4,500	196,875
CONSTELLATION ENERGY GROUP INC	COM	2,700	118,017
COOPER COS INC	COM NEW	100	7,059
COORS ADOLPH CO	CLASS B COM	200	15,134
COPART INC	COM	700	18,424
CORNING INC	COM	6,500	76,505
CORPORATE EXECUTIVE BRD CO	COM	400	26,776
COSTCO WHSL CORP NEW	COM	2,500	121,025
COUNTRYWIDE FINL CORP	COM	4,198	155,368
COVANCE INC	COM	800	31,000
CRANE CO	COM	400	11,536
CREE INC	COM	1,100	44,088
CROWN CASTLE INTL CORP	COM	2,500	41,600
CULLEN FROST BANKERS INC	COM	500	24,300
CUMMINS INC	COM	500	41,895
CYPRESS SEMICONDUCTOR CORP	COM	300	3,519
CYTYC CORP	COM	1,500	41,355
DTE ENERGY CO	COM	3,200	138,016
DADE BEHRING HLDGS INC	COM	700	39,200
DANA CORP	COM	2,300	39,859
DANAHER CORP	COM	800	45,928
DAVITA INC	COM	1,471	58,149
DEERE + CO	COM	4,100	305,040
DELL INC	COM	20,800	876,512
DELPHI CORP	COM	7,200	64,944

DELUXE CORP	COM	500	18,665
DEVELOPERS DIVERSIFIED RLTY	COM	1,700	75,429
DEVON ENERGY CORPORATION NEW	COM	2,200	85,624
DEVRY INC DEL	COM	400	6,944
DEX MEDIA INC	COM	400	9,984
DIEBOLD INC	COM	900	50,157
DILLARDS INC	CL A	600	16,122
DIRECTV GROUP INC	COM	1,663	27,839
DISNEY WALT CO	DISNEY COM	15,700	436,460
DOMINION RES INC VA NEW	COM	4,800	325,152
DONALDSON CO INC	COM	800	26,064
DONNELLEY R R + SONS CO	COM	3,400	119,986
DORAL FINL CORP	COM	1,450	71,413
DOVER CORP	COM	3,200	134,208
DOW CHEM CO	COM	11,544	571,543
DOW JONES + CO INC	COM	400	17,224
DU PONT E I DE NEMOURS + CO	COM	11,900	583,695
DUKE ENERGY CO	COM	14,200	359,686
DUKE RLTY CORP	COM NEW	2,300	78,522
EMC CORP	COM	16,000	237,920
E TRADE FINL CORP	COM	5,400	80,730
EASTMAN CHEM CO	COM	1,000	57,730
EASTMAN KODAK CO	COM	4,600	148,350
EATON CORP	COM	2,600	188,136
EBAY INC	COM	4,500	523,260
ECOLAB INC	COM	2,700	94,851
EDISON INTL	COM	400	12,812
EDWARDS A G INC	COM	700	30,247
EDWARDS LIFESCIENCES CORP	COM	600	24,756
EL PASO CORP	COM	9,900	102,960
ELECTRONIC ARTS INC	COM	1,400	86,352
ELECTRONIC DATA SYS CORP NEW	COM	8,600	198,660
EMERSON ELEC CO	COM	4,800	336,480
ENERGY EAST CORP	COM	2,300	61,364
ENGELHARD CORP	COM	1,500	46,005
ENTERGY CORP	COM	4,000	270,360
EQUIFAX INC	COM	1,600	44,960
EQUITABLE RES INC	COM	600	36,396
EQUITY OFFICE PPTYS TR	COM	7,300	212,576
EQUITY RESIDENTIAL	SH BEN INT	5,100	184,518
ERIE INDTY CO	CL A	200	10,514
EXELON CORP	COM	9,274	408,705
EXXON MOBIL CORP	COM	59,800	3,065,348
FPL GROUP INC	COM	3,300	246,675
FAIR ISAAC CORPORATION	COM	700	25,676
FAIRCHILD SEMICONDUCTOR INTL	CL A	1,000	16,260
FAMILY DLR STORES INC	COM	2,000	62,460
FEDERAL HOME LN MTG CORP	COM	7,500	552,750
FEDERAL NATL MTG ASSN	COM	10,400	740,584
FEDERAL RLTY INVT TR	SH BEN INT NEW	700	36,155
FEDERATED DEPT STORES INC DEL	COM	300	17,337
FEDEX CORP	COM	1,900	187,131
FIDELITY NATL FINL INC	COM	2,758	125,958
FIFTH THIRD BANCORP	COM STK	5,796	274,035
FIRST AMERICAN CORP	COM	1,200	42,168
FIRST DATA CORP	COM	6,100	259,494
FIRST HORIZON NATL CORP	COM	2,000	86,220
FIRSTMERIT CORP	COM	800	22,792
FIRSTENERGY CORP	COM	3,830	151,323
FISHER SCIENTIFIC INTL INC	COM NEW	200	12,476
FLORIDA ROCK INDS INC	COM	200	11,906
FORD MTR CO DEL	COM PAR USD0.01	24,000	351,360
FOREST CITY ENTERPRISES INC	COM	200	11,510
FOREST LABS INC	COM	2,200	98,692
FORTUNE BRANDS INC	COM	2,500	192,950
FRANKLIN RES INC	COM	100	6,965
FREESCALE SEMICONDUCTOR INC	CL B	4,592	84,309
FREMONT GEN CORP	COM	800	20,144

FRIEDMAN BILLINGS RAMSEY GROUP	CL A	2,000	38,780
FULTON FINL CORP PA	COM	1,729	40,303
GALLAGHER ARTHUR J + CO	COM	1,300	42,250
GANNETT INC	COM	3,800	310,460
GAP INC	COM	2,600	54,912
GEN PROBE INC NEW	COM	500	22,605
GEMSTAR TV GUIDE INTL INC	COM	1,700	10,064
GENENTECH INC	COM	3,000	163,320
GENERAL DYNAMICS CORP	COM	1,400	146,440
GENERAL ELEC CO	COM	97,900	3,573,350
GENERAL GROWTH PPTYS INC	COM	4,180	151,149
GENERAL MLS INC	COM	4,400	218,724
GENERAL MTRS CORP	COM	6,300	252,378
GENUINE PARTS CO	COM	2,400	105,744
GENZYME CORP	COM GEN DIV	1,100	63,877
GEORGIA PAC CORP	COM	632	23,687
GETTY IMAGES INC	COM	500	34,425
GILEAD SCIENCES INC	COM	1,800	62,982
GILLETTE CO	COM	9,500	425,410
GOLDEN WEST FINL CORP DEL	COM	1,100	67,562
GOLDMAN SACHS GROUP INC	COM	2,700	280,908
GOODRICH CORP	COM	1,800	58,752
GOOGLE INC	CL A	300	57,930
GRACO INC	COM	750	28,013
GREAT PLAINS ENERGY INC	COM	700	21,196
GUIDANT CORP	COM	1,800	129,780
HCA INC	COM	2,700	107,892
HNI CORP	COM	500	21,525
HRPT PPTYS TR	COM SH BEN INT	2,000	25,660
HALLIBURTON CO	COM	6,700	262,908
HARLEY DAVIDSON INC	COM	1,400	85,050
HARMAN INTL INDS INC NEW	COM	200	25,400
HARRIS CORP DEL	COM	900	55,611
HARSCO CORP	COM	500	27,870
HARTE HANKS INC	COM	200	5,196
HARTFORD FINANCIAL SVCS GRP	COM	3,300	228,723
HAWAIIAN ELEC INDS INC	COM	1,000	29,150
HEALTH CARE PPTY INVS INC	COM	2,000	55,380
HEALTH CARE REIT INC	COM	600	22,890
HEINZ H J CO	COM	6,200	241,738
HENRY JACK + ASSOC INC	COM	200	3,982
HERSHEY FOODS CORP	COM	3,000	166,620
HEWLETT PACKARD CO	COM	32,543	682,427
HIBERNIA CORP	CL A	2,400	70,824
HILLENBRAND INDS INC	COM	700	38,878
HOME DEPOT INC	COM	22,700	970,198
HONEYWELL INTL INC	COM	11,100	393,051
HORMEL FOODS CORP	COM	1,000	31,350
HOSPITALITY PPTYS TR	COM SH BEN INT	1,100	50,600
HUBBELL INC	CLB	500	26,150
HUDSON CITY BANCORP INC	COM	900	33,138
HUDSON UTD BANCORP	COM	400	15,752
HUGHES SUPPLY INC	COM	600	19,410
HUNTINGTON BANCSHARES INC	COM	3,900	96,642
IMS HEALTH INC	COM	1,152	26,738
ISTAR FINL INC	COM	1,900	85,994
ITT EDL SVCS INC	COM	400	19,020
IDEXX LABS INC	COM	400	21,836
IKON OFFICE SOLUTIONS INC	COM	1,800	20,808
ILLINOIS TOOL WKS INC	COM	1,800	166,824
IMCLONE SYS INC	COM	900	41,472
INAMED CORP	COM	400	25,300
INDEPENDENCE CMNTY BK CORP	COM	1,200	51,096
INTEGRATED CIRCUIT SYS INC	COM	700	14,644
INTEL CORP	COM	56,100	1,312,179
INTERNATIONAL BANCSHARES CORP	COM	450	17,721
INTERNATIONAL BUSINESS MACHS	COM	16,422	1,618,881
INTERNATIONAL FLAVOURS	COM	1,000	42,840

INTERNATIONAL GAME TECHNOLOGY	COM	1,200	41,256
INTERNATIONAL PAPER CO	COM	7,300	306,600
INTERNATIONAL RECTIFIER CORP	COM	800	35,656
INTERNATIONAL SPEEDWAY CORP	CL A	200	10,560
INTUIT	COM	300	13,203
INVITROGEN CORP	COM	800	53,704
JPMORGAN CHASE + CO	COM	35,326	1,378,067
JEFFRIES GROUP INC NEW	COM	300	12,084
JEFFERSON PILOT CORP	COM	2,250	116,910
JOHNSON + JOHNSON	COM	26,800	1,699,656
JOHNSON CTLS INC	COM	3,300	209,352
JUNIPER NETWORKS INC	COM	4,900	133,231
KLA TENCOR CORP	COM	400	18,632
KB HOME	COM	300	31,320
KELLOGG CO	COM	4,300	192,038
KEYCORP NEW	COM	7,300	247,470
KEYSPAN CORP	COM	2,600	102,570
KIMBERLY CLARK CORP	COM	5,900	388,279
KIMCO RLTY CORP	COM	1,800	104,382
KMART HLDG CORPORATON	COM	400	39,580
KNIGHT RIDDER INC	COM	1,100	73,634
KOHLS CORP	COM	1,400	68,838
KRAFT FOODS INC	CL A	5,100	181,611
KROGER CO	COM	3,000	52,620
LAFARGE NORTH AMERICA INC	COM	400	20,528
LAUREATE ED INC	COM	300	13,227
LEE ENTERPRISES INC	COM	200	9,216
LEGGETT + PLATT INC	COM	2,900	82,447
LEHMAN BROTHERS HLDGS INC	COM	1,700	148,716
LEXMARK INTL INC	CL A	400	34,000
LIBERTY MEDIA CORP	COM SER A	15,944	175,065
LIBERTY PROPERTY	SH BEN INT SUPP	1,300	56,160
LILLY ELI + CO	COM	10,300	584,525
LIMITED BRANDS INC	COM	5,068	116,665
LINCOLN NATL CORP IN	COM	2,900	135,372
LINEAR TECHNOLOGY CORP	COM	1,000	38,760
LOCKHEED MARTIN CORP	COM	2,400	133,320
LOEWS CORP	COM	600	42,180
LOEWS CORP	COM	700	20,265
LOUISIANA PAC CORP	COM	1,700	45,458
LOWES COS INC	COM	6,100	351,299
LUBRIZOL CORP	COM	500	18,430
LUCENT TECHNOLOGIES INC	COM	19,400	72,944
M + T BK CORP	COM	200	21,568
MBIA INC	COM	400	25,312
MBNA CORP	COM	8,550	241,025
M.D.C. HOLDINGS INC	COM	100	8,644
MDU RES GROUP INC	COM	750	20,010
MGIC INVT CORP WIS	COM	100	6,891
MGI PHARMA INC	COM	900	25,209
MSC INDL DIRECT INC	CL A	200	7,196
MACERICH CO	COM	800	50,240
MACK CA RLTY CORP	COM	1,000	46,030
MACROMEDIA INC	COM	800	24,896
MANOR CARE INC NEW	COM	1,300	46,059
MARATHON OIL CORP	COM	5,800	218,138
MARSH + MCLENNAN COS INC	COM	6,600	217,140
MARSHALL + ILSLEY CORP	COM	3,700	163,540
MARRIOTT INTL INC NEW	CL A	200	12,596
MARTEK BIOSCIENCES CORP	COM	200	10,240
MARVEL ENTERPRISES INC	COM	900	18,432
MASCO CORP	COM	7,600	277,628
MASSEY ENERGY CORP	COM	900	31,455
MATTEL INC	COM	600	11,694
MAXIM INTEGRATED PRODS INC	COM	1,330	56,379
MAY DEPT STORES CO	COM	4,700	138,180
MAYTAG CORP	COM	700	14,770
MCAFEE INC	COM	2,200	63,646

MCCLATCHY CO	CL A	200	14,362
MCCORMICK + CO INC	COM NON VTG	2,000	77,200
MCDONALDS CORP	COM	8,600	275,716
MCGRAW HILL COS INC	COM	3,300	302,082
MCKESSON CORP	COM	3,800	119,548
MEADWESTVACO CORP	COM	3,388	114,819
MEDCO HEALTH SOLUTIONS INC	COM	484	20,134
MEDIMMUNE INC	COM	700	18,977
MEDTRONIC INC	COM	10,400	516,568
MELLON FINL CORP	COM	6,400	199,104
MERCANTILE BANKSHARES CORP	COM	1,300	67,860
MERCK + CO INC	COM	21,900	703,866
MERCURY GEN CORP	COM	300	17,976
MEREDITH CORP	COM	200	10,840
MERRILL LYNCH + CO INC	COM	7,700	460,229
METLIFE INC	COM	2,800	113,428
MICROSOFT CORP	COM	85,400	2,281,034
MICRON TECHNOLOGY INC	COM	1,300	16,055
MILLENNIUM PHARMACEUTICALS	COM	4,398	53,304
MILLS CORP	COM	600	38,256
MONEYGRAM INTL INC	COM	900	19,026
MONSANTO CO NEW	COM	677	37,607
MONSTER WORLDWIDE INC	COM	1,000	33,640
MORGAN STANLEY	COM	11,200	621,824
MOTOROLA INC	COM	27,100	466,120
MURPHY OIL CORP	COM	1,100	88,495
NBTY INC	COM	600	14,406
NII HLDGS INC	CL B NEW	700	33,215
NATIONAL CITY CORP	COM	9,054	339,978
NATIONAL FUEL GAS CO N J	COM	800	22,672
NATIONAL INSTRS CORP	COM	150	4,088
NATIONWIDE FINL SVCS INC	CL A	600	22,938
NAVTEQ CORP	COM	400	18,544
NEENAH PAPER INC	COM	178	5,803
NEIMAN MARCUS GROUP	CL A	400	28,616
NEKTAR THERAPEUTICS	COM	900	18,216
NEUROCRINE BIOSCIENCES INC	COM	500	24,650
NEW PLAN EXCEL RLTY TR INC	COM	1,700	46,036
NEW YORK CMNTY BANCORP INC	COM	1,110	22,833
NEW YORK TIMES CO	CL A	2,100	85,680
NEWALLIANCE BANCSHARES INC	COM	600	9,180
NEWELL RUBBERMAID INC	COM	3,000	72,570
NEWMONT MNG CORP	COM	2,600	115,466
NEXTEL COMMUNICATIONS INC	CL A	6,900	207,000
NEXTEL PARTNERS INC	CL A	1,400	27,356
NIKE INC	CL B	400	36,276
NISOURCE INC	COM	3,000	68,340
NORDSTROM INC	COM	1,200	56,076
NORFOLK SOUTHN CORP	COM	900	32,571
NORTH FORK BANCORPORATION INC	COM	7,258	209,393
NORTHERN TRUST CORP	COM	2,900	140,882
NORTHROP GRUMMAN CORP	COM	3,856	209,612
OGE ENERGY CORP	COM	1,300	34,463
OSI PHARMACEUTICALS INC	COM	600	44,910
OCCIDENTAL PETE CORP	COM	6,000	350,160
OFFICEMAX INC DE	COM	1,000	31,380
OLD REP INTL CORP	COM	2,900	73,370
OMNICARE INC	COM	1,600	55,392
OMNICOM GROUP	COM	2,980	251,274
ONEOK INC NEW	COM	1,300	36,946
ORACLE CORP	COM	27,000	370,440
OSHKOSH TRUCK CORP	COM	400	27,352
PG+E CORP	COM	1,200	39,936
PMC SIERRA INC	COM	2,200	24,750
PNC FINL SVCS GROUP INC	COM	4,800	275,712
PPG INDS INC	COM	2,900	197,664
PPL CORP	COM	3,100	165,168
PACCAR INC	COM	2,975	239,428

PACIFIC SUNWEAR OF CALIF	COM	600	13,356
PACIFICARE HEALTH SYSTEMS	COM	1,400	79,128
PALL CORP	COM	1,300	37,635
PAN PAC RETAIL PPTYS INC	COM	600	37,620
PARKER HANNIFIN CORP	COM	1,900	143,906
PATINA OIL + GAS CORP	COM	600	22,500
PAYCHEX INC	COM	1,000	34,080
PENNEY J C INC	COM	4,200	173,880
PENTAIR INC	COM	1,500	65,340
PEOPLES BK BRIDGEPORT CONN	COM	400	15,556
PEPCO HLDGS INC	COM	2,584	55,091
PEPSICO INC	COM	14,110	736,542
PERKINELMER INC	COM	1,600	35,984
PETCO ANIMAL SUPPLIES INC	COM NEW	100	3,948
PFIZER INC	COM	66,700	1,793,563
PHARMACEUTICAL PROD DEV INC	COM	500	20,645
PHELPS DODGE CORP	COM	100	9,892
PIER 1 IMPORTS INC	COM	1,000	19,700
PINNACLE WEST CAP CORP	COM	1,500	66,615
PITNEY BOWES INC	COM	3,800	175,864
PLANTRONICS INC NEW	COM	500	20,735
POLARIS INDS INC	COM	400	27,208
POLYCOM INC	COM	1,400	32,648
POPULAR INC	COM	4,800	138,384
PRAXAIR INC	COM	1,400	61,810
PRICE T ROWE GROUP INC	COM	1,500	93,300
PRINCIPAL FINANCIAL GROUP	COM	1,800	73,692
PROCTER AND GAMBLE CO	COM	25,000	1,377,000
PROGRESS ENERGY INC	COM	4,454	201,499
PROGRESSIVE CORP OHIO	COM	1,200	101,808
PROLOGIS	SH BEN INT	2,500	108,325
PROTECTIVE LIFE CORP	COM	1,000	42,690
PROTEIN DESIGN LABS INC	COM	900	18,594
PRUDENTIAL FINL INC	COM	4,500	247,320
PUBLIC SVC ENTERPRISE GROUP	COM	4,100	212,257
PUBLIC STORAGE INC	COM	1,600	89,200
PUGET ENERGY INC	COM	1,200	29,640
QUALCOMM INC	COM	15,600	661,440
QUESTAR CORP	COM	1,200	61,152
RPM INTL INC	COM	1,300	25,558
RADIO ONE INC	NON VTG CL D	500	8,060
RAMBUS INC DEL	COM	1,000	23,000
RAYONIER INC	COM	812	39,715
RAYTHEON CO	COM NEW	7,800	302,874
RECKSON ASSOCS RLTY CORP	COM	800	26,248
RED HAT INC	COM	2,400	32,040
REGENCY CTRS CORP	COM	1,100	60,940
REGIS CORP MINNESOTA	COM	500	23,075
REGIONS FINL CORP NEW	COM	8,535	303,761
RENAL CARE GROUP INC	COM	600	21,594
RESMED INC	COM	300	15,330
RESPIRONICS INC	COM	400	21,744
REYNOLDS AMERN INC	COM	2,500	196,500
ROCKWELL AUTOMATION INC	COM	2,900	143,695
ROHM + HAAS CO	COM	2,600	114,998
ROPER INDS	COM	400	24,308
ROSS STORES INC	COM	2,000	57,740
RUBY TUESDAY INC	COM	200	5,216
RYDER SYS INC	COM	800	38,216
SBC COMMUNICATIONS INC	COM	34,500	889,065
SEI INVESTMENTS CO	COM	700	29,351
SL GREEN RLTY CORP	COM	400	24,220
SLM CORP	COM	2,750	146,823
SABRE HLDGS CORP	CL A	400	8,864
SAFECO CORP	COM	2,400	125,376
SAFEWAY INC	COM NEW	1,200	23,688
ST JUDE MED INC	COM	1,000	41,930
THE ST PAUL TRAVELERS COS INC	COM	6,745	250,037

SARA LEE CORP	COM	12,306	297,067
SCHERING PLOUGH CORP	COM	9,000	187,920
SCHWAB CHARLES CORP	COM	800	9,568
SCIENTIFIC ATLANTA INC	COM	2,300	75,923
SEARS ROEBUCK + CO	COM	3,600	183,708
SEMTECH CORP	COM	900	19,683
SEMPRA ENERGY	COM	3,500	128,380
SERVICE CORP INTL	COM	5,160	38,442
SERVICE MASTER COMPANY	COM	1,400	19,306
SHERWIN WILLIAMS CO	COM	2,000	89,260
SHURGARD STORAGE CTRS	CL A	600	26,406
SILICON LABORATORIES INC	OC COM	400	14,124
SIMON PPTY GROUP INC NEW	COM	2,946	190,518
SKY FINL GROUP INC	COM	1,400	40,138
SMUCKER J M CO	COM NEW	600	28,242
SNAP ON INC	COM	300	10,308
SONOCO PRODS CO	COM	1,500	44,475
SOUTH FINL GROUP INC	COM	900	29,277
SOUTHERN CO	COM	10,900	365,368
SOUTHERN PERU COPPER CORP	COM	200	9,442
SOUTHWEST AIRLS CO	COM	1,600	26,048
SOVEREIGN BANCORP INC	COM	400	9,020
SPECTRASITE INC	COM	500	28,950
SPRINT CORP	COM	17,300	429,905
STANDARD PAC CORP NEW	COM	200	12,828
STANLEY WORKS	COM	900	44,091
STAPLES INC	COM	2,100	70,791
STARBUCKS CORP	COM	1,800	112,248
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	3,572,371	3,572,371
STATE STREET CORPORATION	COM	1,500	73,680
STATION CASINOS INC	COM	500	27,340
STRYKER CORP	COM	1,000	48,250
SUN MICROSYSTEMS INC	COM	12,800	68,864
SUNOCO INC	COM	1,100	89,881
SUNTRUST BKS INC	COM	5,734	423,628
SUPERVALU INC	COM	2,000	69,040
SYBASE INC	COM	900	17,955
SYMANTEC CORP	COM	2,400	61,824
SYMBOL TECHNOLOGIES INC	COM	3,150	54,495
SYNOVUS FINL CORP	COM	4,800	137,184
SYSCO CORP	COM	5,400	206,118
TCF FINANCIAL CORP	COM	2,200	70,708
TECO ENERGY INC	COM	2,500	38,350
TJX COS INC NEW	COM	8,200	206,066
TXU CORP	COM	5,200	335,712
TARGET CORP	COM	9,000	467,370
TEKTRONIX INC	COM	1,100	33,231
TELEFLEX INC	COM	200	10,388
TELLABS INC	COM	454	3,896
TEMPLE INLAND INC	COM	900	61,560
TEXAS INSTRS INC	COM	14,330	352,805
TEXTRON INC	COM	1,900	140,220
THORNBURG MTG INC	COM	1,400	40,544
3M CO	COM	8,400	689,388
TIBCO SOFTWARE INC	COM	2,200	29,348
TIFFANY + CO NEW	COM	1,800	57,546
TIME WARNER INC NEW	COM	34,350	667,764
TIMKEN CO	COM	600	15,612
TRIAD HOSPS INC	COM	1,100	40,931
TRIBUNE CO NEW	COM	4,100	172,774
TRIZEC PPTYS INC	COM	1,300	24,596
UCBH HLDGS INC	COM	400	18,328
UGI CORP NEW	COM	400	16,364
UST INC	COM	2,700	129,897
US BANCORP DEL	COM	19,701	617,035
UNION PAC CORP	COM	3,300	221,925
UNIONBANCAL CORP	COM	900	58,032
UNITED DOMINION RLTY TR INC	COM	1,500	37,200

UNITED PARCEL SVC INC	CL B	5,300	452,938
UNITED STS STL CORP NEW	COM	1,600	82,000
UNITED TECHNOLOGIES CORP	COM	4,100	423,735
UNITEDGLOBALCOM	CL A	4,600	44,436
UNITEDHEALTH GROUP INC	COM	4,910	432,227
UNITRIN INC	COM	600	27,270
UNIVISION COMMUNICATIONS INC	CL A	700	20,489
UNOCAL CORP	COM	4,100	177,284
UNUMPROVIDENT CORP	COM	4,300	77,142
URBAN OUTFITTERS INC	COM	600	26,640
V F CORP	COM	800	44,304
VALERO ENERGY CORP	COM	200	9,080
VALLEY NATL BANCORP	COM	1,246	34,452
VALSPAR CORP	COM	400	20,004
VECTREN CORP	COM	700	18,760
VENTAS INC	COM	1,100	30,151
VERITAS SOFTWARE CORP	COM	500	14,275
VERISIGN INC	COM	3,700	124,024
VERIZON COMMUNICATIONS	COM	28,100	1,138,331
VIACOM INC	CL B FORMERLY COM NON VTG	11,981	435,989
VISHAY INTERTECHNOLOGY INC	COM	2,000	30,040
VORNADO RLTY TR	COM	1,800	137,034
VULCAN MATLS CO	COM	1,600	87,376
W HLDG CO INC	COM	612	14,039
WPS RES CORP	COM	400	19,984
WACHOVIA CORP 2ND NEW	COM	19,595	1,030,697
WAL MART STORES INC	COM	21,700	1,146,194
WALGREEN CO	COM	7,300	280,101
WASHINGTON FED INC	COM	948	25,160
WASHINGTON MUT INC	COM	9,850	416,458
WASHINGTON POST CO	CL B	84	82,574
WASTE MGMT INC DEL	COM	3,000	89,820
WEB MD CORP	COM	3,800	31,008
WEBSTER FINL CORP WATERBURY	COM	700	35,448
WEINGARTEN RLTY INVS	SH BEN INT	1,050	42,105
WELLPOINT INC	COM	1,500	172,500
WELLS FARGO + CO NEW	COM	17,377	1,079,981
WENDYS INTL INC	COM	1,400	54,964
WESTSTAR ENERGY INC	COM	800	18,296
WESTCORP INC	COM	200	9,186
WESTERN GAS RES INC	COM	300	8,775
WEYERHAEUSER CO	COM	4,300	289,046
WHIRLPOOL CORP	COM	1,000	69,210
WHITNEY HLDG CORP	COM	500	22,495
WILEY JOHN + SON	CLASS A	200	6,968
WILLIAMS COS INC	COM	8,000	130,320
WILMINGTON TR CORP	COM	900	32,535
WISCONSIN ENERGY CORP	COM	1,900	64,049
WORTHINGTON INDS IN	COM	300	5,874
WRIGLEY WM JR CO	COM	500	34,595
WYETH	COM	14,300	609,037
WYNN RESORTS LTD	COM	300	20,076
XCEL ENERGY INC	COM	6,420	116,844
XILINX INC	COM	1,300	38,545
XEROX CORP	COM	2,700	45,927
YAHOO INC	COM	8,600	324,048
YUM BRANDS INC	COM	500	23,590
ZIMMER HOLDINGS INC	COM	1,500	120,180
TREASURY BILLS	Short term 2.21% 3/10/05	$200,000	198,923

	Total :		$109,354,665

n / a - Cost is not applicable

EXHIBIT D - Short-Term Investments

(Managed by JPMorgan Chase Bank N.A.)

IBM SAVINGS PLAN AT DECEMBER 31, 2004

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

		(c) Description of investment including maturity date,					(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value				(d) Cost	value
						( n / a )
					Maturity
			Coupon %		Date

	AMERICAN EXPRESS CENTURION	Bank Note - Floating Rate	2.324658	**	01/04/05		$20,002,500
	AMERICAN EXPRESS CREDIT CORP	Medium Term Note - Floating	2.429052	**	01/18/05		3,056,245
	AQUINAS FUNDING LLC	Commercial Paper	2.293071		02/16/05		18,394,550
	ASIF GLOBAL FUNDING XV	Medium Term Note - Floating	2.405000	**	01/24/05		15,000,000
	BANK OF NEW YORK	Bank Note - Floating Rate	2.299944	**	01/03/05		24,999,062
	BANK OF NOVA SCOTIA NEW YORK	Yankee C/D - Floating	2.410971	**	01/31/05		24,982,345
	BARCLAYS NEW YORK	Yankee C/D - Floating	2.418178	**	01/31/05		49,969,853
	BAVARIA UNIVERSAL FUNDING CORP	Commercial Paper	2.279754		01/03/05		24,947,865
	BEAR STEARNS	Medium Term Note - Floating	2.525148	**	03/22/05		25,013,865
	BNP PARIBAS, NY	Yankee C/D - Floating	2.307931	**	01/03/05		5,995,707
	CC USA INC	Commercial Paper	2.167674		01/07/05		49,823,000
	CHARTA LLC	Commercial Paper	2.301897		01/19/05		14,955,056
	CITIGROUP INC.	Medium Term Note - Floating	2.380000	**	02/22/05		47,400,000
	CITIGROUP INC.	Medium Term Note - Floating	2.552493	**	03/29/05		1,999,924
	CITIGROUP INC.	Medium Term Note - Floating	2.548750	**	03/29/05		5,000,000
	CORPORATE ASSET FUNDING CO., INC	Commercial Paper	2.158249		01/11/05		49,808,889
	CORPORATE RECEIVABLES CORP	Commercial Paper	2.208638		01/20/05		49,804,444
	CREDIT SUISSE FIRST BOSTON USA INC.	Medium Term Note - Floating	2.442500	**	01/03/05		15,000,000
	DEUTSCHE BANK SECURITIES INC.	REPO - U.S. Agency Mortgages	2.332500		01/03/05		90,000,000
	DORADA FINANCE INC.	Commercial Paper	2.029452		01/10/05		21,897,541
	DORADA FINANCE INC.	Commercial Paper	2.323718		02/22/05		24,852,417
	DRESDNER LONDON	Time Deposit	2.500000		01/04/05		25,000,000
	EUROHYPO NY	Yankee C/D - Fixed	2.340000		02/02/05		20,000,000
	FAIRWAY FINANCE CORP	Commercial Paper	2.147148		01/04/05		24,817,111
	FIFTH THIRD	Bank Note - Floating Rate	2.292387	**	02/14/05		4,996,043
	FIVE FINANCE INC	Commercial Paper	2.199231		01/20/05		27,110,723
	GEMINI SECURITIZATION CORP	Commercial Paper	2.009938		01/04/05		11,940,667
	GENERAL ELECTRIC CAPITAL CORP.	Medium Term Note - Floating	2.440762	**	01/03/05		1,000,247
	GENERAL ELECTRIC CAPITAL CORP.	Medium Term Note - Floating	2.441113	**	01/03/05		40,009,829
	GENERAL ELECTRIC CAPITAL CORP.	Medium Term Note - Floating	2.038069	**	01/04/05		6,503,478
	GENERAL ELECTRIC CAPITAL CORP.	Medium Term Note - Floating	2.161954	**	02/07/05		6,015,019
	GIRO BALANCED FUNDING CORP	Commercial Paper	2.315348		01/13/05		14,965,350
	GIRO FUNDING US CORPORATION	Commercial Paper	2.368540		02/07/05		34,873,806
	GOLDMAN SACHS GROUP LP	Medium Term Note - Floating	2.360558	**	01/03/05		30,088,735
	GREYHAWK FUNDING	Commercial Paper	2.177877		01/11/05		49,819,167
	HBOS TREASURY SERVICES PLC	Medium Term Note - Floating	2.400000	**	01/03/05		60,000,000
	INTERNATIONAL LEASE FINANCE CORP	Medium Term Note - Floating	2.044085	**	01/13/05		40,127,968
	LANDALE FUNDING LLC	Commercial Paper	2.355227		01/18/05		16,962,269
	LANDESBK BADEN-WUERTTEMBERG, NY	Yankee C/D - Floating	2.544702	**	03/29/05		49,965,743
	LINKS FINANCE LLC	Medium Term Note - Floating	2.386504	**	01/18/05		18,000,149
	MANE FUNDING CORP	Commercial Paper	2.329458		02/07/05		14,939,100
	MANE FUNDING CORP	Commercial Paper	2.303480		02/22/05		13,420,995
	MARSHALL & ILSLEY BANK	Domestic C/D - Floating	2.507682	**	03/29/05		30,001,800
	MERRILL LYNCH AND COMPANY	Medium Term Note - Floating	2.568028	**	03/18/05		9,021,626
	MERRILL LYNCH SEC/MLPFS	REPO - U.S. Agency Mortgages	2.332500		01/03/05		90,000,000
	MONT BLANC	Commercial Paper	2.365272		01/18/05		4,988,856
	MORGAN STANLEY	REPO - U.S. Agency Mortgages	2.332500		01/03/05		74,808,985

NELNET STUDENT LOAN CORP	Medium Term Note - Floating	2.380000	**	02/25/05	6,449,006
NELNET STUDENT LOAN CORP	Medium Term Note - Floating	2.380000	**	02/25/05	11,285,760
NEW CENTER ASSET TRUST	Commercial Paper	2.317584		01/26/05	19,934,550
NORDEUTSCHE LANDESBANK LUXEMBOURG	Commercial Paper	2.198560		01/18/05	9,961,067
NORDEUTSCHE LANDESBANK, NY	Yankee C/D - Floating	2.370862	**	01/10/05	24,983,126
OLD LINE FUNDING	Commercial Paper	2.216668		01/10/05	19,939,839
RANGER FUNDING CO LLC	Commercial Paper	2.233420		01/19/05	12,166,955
ROYAL BANK OF SCOTLAND NEW YORK	Yankee C/D - Floating	2.420313	**	01/19/05	29,987,217
SHEFFIELD RECEIVABLE CORP.	Commercial Paper	2.177745		01/10/05	49,822,181
SILVER TOWER US FUNDING, LLC	Commercial Paper	2.369319		02/07/05	14,941,000
SKANDINAVISKA ENSKILDA BANKEN FDG	Commercial Paper	2.289134		02/01/05	9,960,100
SLM STUDENT LOAN TRUST	Asset Backed Security - Floating	2.090000	**	01/25/05	20,451,756
SUN TRUST BANK, ATLANTA	Bank Note - Floating Rate	2.533266	**	03/14/05	39,966,088
SWEDISH NATIONAL HOUSING FINANCE CO	Commercial Paper	2.309147		02/03/05	9,960,389
TANGO FINANCE CORP	Medium Term Note - Floating	2.326159	**	01/03/05	25,015,782
TICONDEROGA FUNDING LLC	Commercial Paper	2.286081		01/13/05	19,946,800
TICONDEROGA FUNDING LLC	Commercial Paper	2.298187		01/27/05	9,964,378
TOYOTA MOTOR CREDIT CORP	Medium Term Note - Floating	2.449558	**	01/18/05	4,999,901
TOYOTA MOTOR CREDIT CORP	Medium Term Note - Floating	2.302882	**	02/11/05	5,999,410
TULIP FUNDING	Commercial Paper	2.404649		01/28/05	40,941,693
U.S. BANCORP	Medium Term Note - Floating	2.386876	**	01/03/05	15,005,708
U.S. BANCORP	Medium Term Note - Floating	2.386533	**	01/03/05	15,005,721
U.S. BANK N.A.	Bank Note - Floating Rate	2.419738	**	01/18/05	7,999,130
U.S. BANK N.A.	Bank Note - Floating Rate	2.425240	**	03/07/05	3,250,315
U.S. BANK N.A.	Bank Note - Floating Rate	2.433961	**	03/07/05	12,000,505
UBS FINANCE (DELAWARE) INC.	Commercial Paper	2.230414		01/03/05	24,995,354
UBS SECURITIES LLC	REPO - U.S. Agency Mortgages	2.322500		01/03/05	90,000,000
WELLS FARGO & CO	Medium Term Note - Floating	2.335365	**	01/03/05	2,002,199
WELLS FARGO & CO	Medium Term Note - Floating	2.360995	**	01/03/05	3,002,698
WELLS FARGO & CO	Medium Term Note - Floating	2.560503	**	03/24/05	5,000,118
WELLS FARGO & CO	Medium Term Note - Floating	2.578897	**	03/24/05	9,999,779
WELLS FARGO & CO	Medium Term Note - Floating	2.562660	**	03/24/05	10,000,182
WELLS FARGO & CO	Medium Term Note - Floating	2.541056	**	03/29/05	6,001,112
WELLS FARGO BANK SAN FRANCISCO N.A.	Bank Note - Floating Rate	2.394546	**	03/03/05	4,005,006
WESTDEUTSCHE LANDESBANK N.Y.	Yankee C/D - Floating	2.340021	**	01/03/05	9,998,750
WESTLB COVERED BOND BANK PLC	Commercial Paper	2.329307		02/07/05	24,900,110

	Total Short-Term Investments purchased with cash collateral from securities lending				$1,932,124,612

n / a - Cost is not applicable

**   Investment is a floating rate instrument. The coupon rate is the rate in effect on December 31, 2004 and the maturity date is the date when the coupon rate is next adjusted.

EXHIBIT E Stable Value Fund-Investment Contract (Synthetic GIC Global Wrapper)

(Managed by various investment companies)

IBM SAVINGS PLAN AT DECEMBER 31, 2004

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	ALLIED WASTE NORTH AMER INC	8.5% 01 Dec 2008	1,000,000		$1,060,000
	ALLSTATE FINL GLOBAL FDG LLC	6.15% 01 Feb 2006	1,300,000		1,341,645
	AMERICAN EXPRESS BK FSB MTN	2.22% 21 Nov 2007	2,675,000		2,672,755
	AMERICAN EXPRESS CENTURION BK	4.375% 30 Jul 2009	875,000		883,928
	ANADARKO FIN CO	7.5% 01 May 2031	250,000		308,678
	AOL TIME WARNER INC	6.125% 15 Apr 2006	135,000		139,947
	ARCHSTONE SMITH OPER TR	5.625% 15 Aug 2014	750,000		774,757
	ASIF GLOBAL FING XXIII	3.9% 22 Oct 2008	1,105,000		1,103,016
	ASPEN INS HLDGS LTD	6% 15 Aug 2014	570,000		582,211
	ASSOCIATES CORP NORTH AMER	6.25% 01 Nov 2008	670,000		720,967
	ATLANTIC RICHFIELD CO	5.9% 15 Apr 2009	960,000		1,038,580
	BANC AMER ALTERNATIVE LN TR	5% 25 Jun 2019	2,417,497		2,452,647
	BANC AMER ALTERNATIVE LN TR	5% 25 Jul 2019	2,573,744		2,597,320
	BANK AMER CORP	3.875% 15 Jan 2008	125,000		125,664
	BANK AMER CORP	4.375% 01 Dec 2010	165,000		165,819
	BANK AMER CORP	3.25% 15 Aug 2008	950,000		931,952
	BANK AMER CORP	7.4% 15 Jan 2011	2,350,000		2,734,746
	BANK AMER CORP MTN	1.27% 17 Feb 2009	125,000		125,521
	BANK ONE CORP	6% 01 Aug 2008	1,400,000		1,495,239
	BANK ONE TEX N A MT SUB BK NTS	6.25% 15 Feb 2008	250,000		267,637
	BANKAMERICA CORP	6.25% 01 Apr 2008	490,000		527,465
	BELLSOUTH CORP	6.55% 15 Jun 2034	375,000		406,794
	BELLSOUTH CORP	4.2% 15 Sep 2009	1,275,000		1,277,773
	BERKSHIRE HATHAWAY FIN CORP	3.4% 02 Jul 2007	1,020,000		1,016,006
	BERKSHIRE HATHAWAY FIN CORP	3.375% 15 Oct 2008	1,275,000		1,253,051
	BOSTON SCIENTIFIC CORP	5.45% 15 Jun 2014	510,000		530,886
	BRISTOL MYERS SQUIBB CO	6.875% 01 Aug 2097	550,000		625,687
	BRITISH TELECOMMUNICATIONS PLC	1% 15 Dec 2030	30,000		39,919
	BURLINGTON NORTHN SANTA FE COR	6.125% 15 Mar 2009	275,000		296,696
	CALIFORNIA ST DEPT WTR RES PWR	3.975% 01 May 2005	1,175,000		1,178,690
	CANADIAN NATL RY CO	6.9% 15 Jul 2028	390,000		452,731
	CANADIAN PAC RY CO NEW	6.25% 15 Oct 2011	475,000		524,120
	CHASE COML MTG SECS CORP	7.757% 15 Feb 2010	2,275,000		2,614,953
	CHASE COML MTG SECS CORP	7.198% 15 Jan 2032	3,465,000		3,902,748
	CHASE ISSUANCE TR	1% 15 Jun 2010	5,725,000		5,667,750
	CHASE MANHATTAN CORP NEW	7% 15 Nov 2009	900,000		1,011,812
	CHRYSLER CORP	7.45% 01 Mar 2027	380,000		422,453
	CITIBANK CR CARD ISSUANCE TR	6.9% 15 Oct 2007	5,175,000		5,334,292
	CITIBANK CR CARD ISSUANCE TR	2.55% 20 Jan 2009	6,225,000		6,116,063
	CITIBANK CR CARD ISSUANCE TR	2.9% 17 May 2010	7,200,000		7,014,377
	CITICORP	7.75% 15 Jun 2006	175,000		186,395
	CITIGROUP INC	5% 06 Mar 2007	780,000		805,862
	CITIGROUP INC	1% 09 Jun 2009	2,200,000		2,208,184
	CITIGROUP INC	3.5% 01 Feb 2008	5,595,000		5,570,855
	CITIGROUP INC	3.625% 09 Feb 2009	6,235,000		6,169,499
	COMCAST CABLE COMMUNICATIONS	6.375% 30 Jan 2006	295,000		305,172
	COMCAST CORP	7.05% 15 Mar 2033	395,000		449,431
	COMCAST CORP NEW	5.5% 15 Mar 2011	660,000		695,525
	CONOCO FDG CO	6.35% 15 Oct 2011	580,000		647,241
	CONSOLIDATED NAT GAS CO	6.8% 15 Dec 2027	400,000		447,051
	CONSOLIDATED NAT GAS CO	5% 01 Mar 2014	550,000		554,056
	CONSOLIDATED NAT GAS CO	5.375% 01 Nov 2006	665,000		686,692
	CONTINENTAL CABLEVISION INC	8.3% 15 May 2006	450,000		478,161
	COX COMMUNICATIONS INC NEW	4.625% 01 Jun 2013	230,000		220,472
	COX COMMUNICATIONS INC NEW	4.625% 15 Jan 2010	1,175,000		1,169,041

CWALT INC	6% 25 Dec 2034	5,223,217	5,351,805
DAIMLERCHRYSLER NORTH AMER HLD	6.5% 15 Nov 2013	230,000	250,320
DEPFA ACS BK	3.625% 29 Oct 2008	2,850,000	2,841,964
DEUTSCHE TELEKOM INTL FIN BV	8.25% 15 Jun 2030	25,000	32,845
DEUTSCHE TELEKOM INTL FIN BV	1% 15 Jun 2005	425,000	435,123
DEVON FING CORP U L C	7.875% 30 Sep 2031	1,040,000	1,310,004
DIAGEO CAP PLC	3.375% 20 Mar 2008	1,100,000	1,084,885
DOMINION RES INC DEL	5.125% 15 Dec 2009	600,000	620,438
EKSPORTFINANS A SA MTN	3.375% 15 Jan 2008	2,815,000	2,801,852
ENCANA CORP	6.5% 15 Aug 2034	300,000	328,820
ENTERPRISE PRODS OPER L P	4% 15 Oct 2007	575,000	571,239
EOP OPER LTD PARTNERSHIP	4.65% 01 Oct 2010	240,000	240,304
EOP OPER LTD PARTNERSHIP	7.5% 19 Apr 2029	435,000	505,093
EOP OPER LTD PARTNERSHIP	4.75% 15 Mar 2014	715,000	695,372
FED HM LN PC POOL 786763	6.61% 01 Aug 2029	476,730	495,024
FED HM LN PC POOL A12867	5.5% 01 Sep 2033	349,603	355,653
FED HM LN PC POOL A16728	5.5% 01 Dec 2033	758,323	771,446
FED HM LN PC POOL A18699	6% 01 Feb 2034	264,579	273,488
FED HM LN PC POOL B13602	4.5% 01 Apr 2019	731,299	730,499
FED HM LN PC POOL B13873	4.5% 01 May 2019	616,049	615,375
FED HM LN PC POOL B14838	4.5% 01 Jun 2019	830,063	828,117
FED HM LN PC POOL B15138	4.5% 01 Jun 2019	777,539	775,717
FED HM LN PC POOL B15172	4.5% 01 Jun 2019	933,570	931,381
FED HM LN PC POOL B15178	4.5% 01 Jun 2019	754,305	753,480
FED HM LN PC POOL C00748	6% 01 Apr 2029	10,968	11,365
FED HM LN PC POOL C21292	6% 01 Jan 2029	10,946	11,342
FED HM LN PC POOL C38352	6.5% 01 May 2030	8,565	9,007
FED HM LN PC POOL C50136	7% 01 Apr 2031	5,922	6,282
FED HM LN PC POOL C56030	6% 01 Mar 2031	169,134	175,252
FED HM LN PC POOL C59194	6.5% 01 Sep 2031	6,871	7,219
FED HM LN PC POOL C59834	6.5% 01 Oct 2031	17,120	17,987
FED HM LN PC POOL C60673	6.5% 01 Nov 2031	16,565	17,404
FED HM LN PC POOL C64029	6.5% 01 Feb 2032	14,712	15,453
FED HM LN PC POOL C64758	6.5% 01 Mar 2032	793,978	833,956
FED HM LN PC POOL C67095	6.5% 01 May 2032	12,568	13,200
FED HM LN PC POOL C67310	6.5% 01 May 2032	15,077	15,836
FED HM LN PC POOL C67331	6.5% 01 May 2032	90,435	94,988
FED HM LN PC POOL C70160	6.5% 01 Aug 2032	100,000	105,035
FED HM LN PC POOL C71381	6.5% 01 Apr 2032	1,619,722	1,701,278
FED HM LN PC POOL C78475	6.5% 01 Apr 2033	115,662	121,486
FED HM LN PC POOL E00518	6% 01 Nov 2012	463,203	485,857
FED HM LN PC POOL E00543	6% 01 Apr 2013	16,311	17,109
FED HM LN PC POOL E00547	5.5% 01 Apr 2013	200,230	207,652
FED HM LN PC POOL E00565	6% 01 Aug 2013	26,085	27,360
FED HM LN PC POOL E00569	5.5% 01 Aug 2013	864,533	896,582
FED HM LN PC POOL E00570	6% 01 Sep 2013	25,329	26,568
FED HM LN PC POOL E00577	5.5% 01 Sep 2013	49,039	50,856
FED HM LN PC POOL E00975	6% 01 May 2016	137,127	143,747
FED HM LN PC POOL E01071	5.5% 01 Nov 2016	337,385	349,259
FED HM LN PC POOL E01143	5.5% 01 Apr 2017	328,210	339,762
FED HM LN PC POOL E01157	6% 01 Jun 2017	9,825	10,300
FED HM LN PC POOL E01638	4% 01 Apr 2019	95,346	93,391
FED HM LN PC POOL E01641	4.5% 01 May 2019	307,323	306,987
FED HM LN PC POOL E69529	6% 01 Mar 2013	23,213	24,348
FED HM LN PC POOL E69728	6% 01 Apr 2013	53,890	56,525
FED HM LN PC POOL E71222	5.5% 01 Jul 2013	201,948	209,434
FED HM LN PC POOL E71236	5.5% 01 Aug 2013	142,967	148,223
FED HM LN PC POOL E73095	5.5% 01 Nov 2013	958,380	993,608
FED HM LN PC POOL E75506	6% 01 Mar 2014	23,719	24,880
FED HM LN PC POOL E75722	6% 01 Mar 2014	16,037	16,821
FED HM LN PC POOL E77295	6% 01 Jun 2014	760,917	798,130
FED HM LN PC POOL E84261	6% 01 Jul 2016	495,242	519,153
FED HM LN PC POOL E84308	5.5% 01 May 2014	1,305,621	1,353,613
FED HM LN PC POOL E84593	6% 01 Jul 2016	73,929	77,498
FED HM LN PC POOL E87958	6% 01 Feb 2017	46,392	48,661
FED HM LN PC POOL E88282	6% 01 Mar 2017	14,271	14,960
FED HM LN PC POOL E88512	6% 01 Mar 2017	62,526	65,544
FED HM LN PC POOL E88786	6% 01 Mar 2017	73,029	76,555
FED HM LN PC POOL E88982	6% 01 Apr 2017	73,685	77,242
FED HM LN PC POOL E88992	5.5% 01 Apr 2017	219,969	227,642
FED HM LN PC POOL E89201	6% 01 Apr 2017	53,085	55,648
FED HM LN PC POOL E89245	6% 01 Apr 2017	381,217	399,623
FED HM LN PC POOL E89306	5.5% 01 Apr 2017	56,064	58,037

FED HM LN PC POOL E89336	6% 01 May 2017	47,445	49,736
FED HM LN PC POOL E89350	6% 01 Apr 2017	68,745	72,064
FED HM LN PC POOL E89435	6% 01 May 2017	53,021	55,581
FED HM LN PC POOL E89704	6% 01 May 2017	55,787	58,481
FED HM LN PC POOL E90063	5.5% 01 Jun 2017	188,035	194,594
FED HM LN PC POOL E90353	5.5% 01 Jun 2017	364,629	377,348
FED HM LN PC POOL E90431	6% 01 Dec 2014	19,076	20,009
FED HM LN PC POOL E91323	6% 01 Sep 2017	127,625	133,787
FED HM LN PC POOL G10784	5.5% 01 Jun 2011	162,454	168,222
FED HM LN PC POOL G10937	6% 01 Apr 2014	448,231	470,152
FED HM LN PC POOL M80806	4% 01 Mar 2010	2,187,245	2,175,967
FEDERAL HOME LN MTG CORP	3.875% 10 Nov 2008	610,000	608,504
FEDERAL HOME LN MTG CORP	5.5% 15 Jan 2031	3,870,000	4,012,500
FEDERAL HOME LN MTG CORP	4.125% 24 Feb 2011	4,740,000	4,662,274
FEDERAL HOME LN MTG CORP	4.5% 16 Dec 2010	9,805,000	9,797,877
FEDERAL HOME LN MTG CORP MEDIU	3.01% 19 Apr 2007	3,350,000	3,315,238
FEDERAL HOME LN MTG CORP MTN	4.625% 28 May 2013	2,475,000	2,421,296
FEDERAL HOME LN MTG CORP MTN	3.875% 12 Jan 2009	3,115,000	3,097,281
FEDERAL HOME LOAN MTG CORP	5% 15 Dec 2017	2,490,000	2,523,509
FEDERAL NATL MTG ASSN	5% 25 Mar 2018	1,120,000	1,120,483
FEDERAL NATL MTG ASSN	6% 15 May 2011	1,120,000	1,231,936
FEDERAL NATL MTG ASSN	1.75% 16 Jun 2006	1,385,000	1,357,468
FEDERAL NATL MTG ASSN	6.625% 15 Sep 2009	1,975,000	2,204,508
FEDERAL NATL MTG ASSN	4.75% 21 Feb 2013	2,225,000	2,205,555
FEDERAL NATL MTG ASSN	3.125% 16 Mar 2009	2,365,000	2,294,244
FEDERAL NATL MTG ASSN	7.125% 15 Jun 2010	2,160,000	2,482,338
FEDERAL NATL MTG ASSN	6.5% 25 Jul 2034	2,520,649	2,642,219
FEDERAL NATL MTG ASSN	5.5% 25 Jan 2034	3,940,000	4,050,956
FEDERAL NATL MTG ASSN	6% 25 Aug 2028	4,367,850	4,499,248
FEDERAL NATL MTG ASSN	2.35% 05 Apr 2007	7,000,000	6,839,549
FEDERAL NATL MTG ASSN	7.25% 15 Jan 2010	7,355,000	8,448,780
FEDERAL NATL MTG ASSN MTN	2.71% 30 Jan 2007	12,050,000	11,899,735
FEDERAL NATL MTG ASSN REMIC	4.5% 25 Sep 2018	2,050,000	1,966,250
FEDERAL NATL MTG ASSN REMIC	5.5% 31 Jan 2035	3,150,000	3,272,220
FHLMCTBA JAN 15 GOLD SINGLE	4.5% 01 Dec 2099	(4,600,000)	(4,584,188)
FHLMCTBA JAN 15 GOLD SINGLE	5.5% 01 Dec 2099	2,900,000	2,994,930
FHLMCTBA JAN 30 GOLD SINGLE	6% 01 Dec 2099	(8,600,000)	(8,880,843)
FHLMCTBA JAN 30 GOLD SINGLE	5.5% 01 Dec 2099	(1,100,000)	(1,117,531)
FHLMCTBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	4,300,000	4,272,453
FHLMCTBA JAN 30 GOLD SINGLE	6% 01 Dec 2099	8,200,000	8,467,781
FIRST ENERGY CORP	7.375% 15 Nov 2031	740,000	842,015
FIRST UNION LIGMAN BROS COMML	7.5% 18 Jun 2029	445,000	482,180
FLEETBOSTON FINL CORP	3.85% 15 Feb 2008	1,100,000	1,099,768
FLORIDA PWR CORP	5.9% 01 Mar 2033	525,000	534,976
FLORIDA PWR CORP	6.65% 15 Jul 2011	825,000	917,407
FNMATBA DEC 30 SINGLE FAM	5.5% 01 Dec 2099	(9,000,000)	(9,143,086)
FNMATBA DEC 30 SINGLE FAM	5.5% 01 Dec 2099	9,000,000	9,143,086
FNMATBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	(10,800,000)	(11,161,125)
FNMATBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	(10,800,000)	(10,764,563)
FNMATBA JAN 15 SINGLE FAM	6% 01 Dec 2099	(700,000)	(733,469)
FNMATBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	1,000,000	996,719
FNMATBA JAN 15 SINGLE FAM	5% 01 Dec 2099	19,400,000	19,706,155
FNMATBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	(29,900,000)	(30,348,500)
FNMATBA JAN 30 SINGLE FAM	5% 01 Dec 2099	(13,100,000)	(12,999,704)
FNMATBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	(5,300,000)	(5,556,719)
FNMATBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	3,800,000	3,674,719
FNMATBA JAN 30 SINGLE FAM	5% 01 Dec 2099	10,600,000	10,518,844
FNMATBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	14,000,000	14,678,125
FNMA POOL 249677	5.5% 01 Nov 2008	123,302	127,613
FNMA POOL 251704	5.5% 01 Feb 2013	19,273	20,001
FNMA POOL 252244	7% 01 Jan 2029	14,060	14,946
FNMA POOL 252382	6% 01 Apr 2014	457,673	480,628
FNMA POOL 253411	6.5% 01 Jul 2015	20,652	21,935
FNMA POOL 253480	7.5% 01 Oct 2030	1,970	2,113
FNMA POOL 253643	7.5% 01 Feb 2031	2,593	2,780
FNMA POOL 253712	7.5% 01 Apr 2031	4,683	5,020
FNMA POOL 253800	7% 01 May 2016	33,778	35,887
FNMA POOL 254088	5.5% 01 Dec 2016	158,866	164,569
FNMA POOL 254263	6.5% 01 Apr 2032	445,310	467,384
FNMA POOL 254346	6.5% 01 Jun 2032	246,260	258,468
FNMA POOL 254402	5.5% 01 Aug 2017	888,320	919,932
FNMA POOL 254591	5.5% 01 Jan 2018	103,173	106,844
FNMA POOL 254942	4% 01 Sep 2018	49,313	48,248

FNMA POOL 255413	6.5% 01 Oct 2034	589,595	619,927
FNMA POOL 255583	5.5% 01 Dec 2019	121,705	125,861
FNMA POOL 290478	9.5% 01 Dec 2024	620	689
FNMA POOL 290485	9.5% 01 Feb 2025	3,182	3,549
FNMA POOL 293843	9.5% 01 Dec 2024	15,578	17,258
FNMA POOL 303592	5.5% 01 Jun 2009	500,150	517,636
FNMA POOL 305049	9.5% 01 Feb 2025	6,495	7,170
FNMA POOL 305113	9.5% 01 Mar 2025	7,097	7,950
FNMA POOL 306419	9.5% 01 Mar 2025	26,681	29,455
FNMA POOL 306656	9.5% 01 Mar 2025	22,370	25,017
FNMA POOL 307146	9.5% 01 May 2025	10,034	11,237
FNMA POOL 313412	6.5% 01 Mar 2012	21,655	23,013
FNMA POOL 316338	9.5% 01 Jul 2025	5,094	5,701
FNMA POOL 318601	6.5% 01 Sep 2010	5,447	5,782
FNMA POOL 323037	6.5% 01 Mar 2028	584,791	615,241
FNMA POOL 323415	5.5% 01 Dec 2013	192,691	199,909
FNMA POOL 323654	6.5% 01 Apr 2014	10,046	10,680
FNMA POOL 323961	7% 01 Oct 2029	275,953	293,340
FNMA POOL 323972	6.5% 01 Oct 2014	58,612	62,252
FNMA POOL 324556	9.5% 01 Aug 2025	2,498	2,799
FNMA POOL 337758	6.5% 01 Mar 2026	451,708	475,793
FNMA POOL 340925	6.5% 01 Mar 2011	9,354	9,929
FNMA POOL 341629	6.5% 01 Mar 2011	13,779	14,627
FNMA POOL 342760	6.5% 01 May 2011	18,066	19,177
FNMA POOL 343468	6.5% 01 Apr 2011	7,575	8,040
FNMA POOL 347025	6.5% 01 May 2011	10,653	11,308
FNMA POOL 357608	5.5% 01 Aug 2019	358,926	371,474
FNMA POOL 395060	5.5% 01 Apr 2013	303,573	315,040
FNMA POOL 413363	6.5% 01 Jan 2013	10,543	11,204
FNMA POOL 418438	5.5% 01 May 2013	107,868	111,943
FNMA POOL 418663	5.5% 01 Apr 2013	5,579	5,784
FNMA POOL 421620	7% 01 Apr 2028	24,420	25,943
FNMA POOL 426465	6% 01 Dec 2013	132,964	139,632
FNMA POOL 432349	6% 01 Jun 2013	97,463	102,351
FNMA POOL 437645	6% 01 Jul 2013	1,328,431	1,395,060
FNMA POOL 440780	5.5% 01 Feb 2014	129,960	134,828
FNMA POOL 440860	5.5% 01 Nov 2013	72,115	74,816
FNMA POOL 445872	5.5% 01 Oct 2013	180,501	187,263
FNMA POOL 447657	6% 01 Nov 2013	5,725	6,012
FNMA POOL 448183	5.5% 01 Oct 2013	166,357	172,640
FNMA POOL 451777	5.5% 01 Nov 2013	321,633	333,782
FNMA POOL 452478	6.5% 01 Nov 2028	94,960	99,816
FNMA POOL 457356	6% 01 Dec 2013	58,790	61,739
FNMA POOL 459001	6% 01 Jan 2014	96,694	101,544
FNMA POOL 459602	6% 01 Jan 2029	194,337	201,548
FNMA POOL 479656	6% 01 Jan 2014	107,906	113,318
FNMA POOL 480977	6% 01 Jan 2014	110,264	115,795
FNMA POOL 481947	6% 01 Feb 2014	7,855	8,249
FNMA POOL 482507	6.5% 01 Jan 2014	55,982	59,511
FNMA POOL 498519	6% 01 Jun 2014	1,079,599	1,133,747
FNMA POOL 505696	6.5% 01 Jul 2029	41,996	44,143
FNMA POOL 515482	7% 01 Sep 2029	14,623	15,544
FNMA POOL 516907	6.5% 01 Feb 2015	5,292	5,625
FNMA POOL 523475	7% 01 Apr 2030	83,780	89,007
FNMA POOL 523497	7.5% 01 Nov 2029	3,095	3,322
FNMA POOL 524774	6.5% 01 Dec 2014	3,306	3,511
FNMA POOL 525908	7% 01 Dec 2029	7,805	8,297
FNMA POOL 532892	7% 01 Apr 2015	25,303	26,883
FNMA POOL 535063	6.5% 01 Dec 2014	66,425	70,592
FNMA POOL 535629	6% 01 Dec 2011	543,029	570,265
FNMA POOL 535675	7% 01 Jan 2016	422,622	449,020
FNMA POOL 535915	7% 01 Apr 2031	211,397	224,584
FNMA POOL 536593	7% 01 Apr 2030	37,697	40,049
FNMA POOL 536932	7% 01 May 2030	5,339	5,672
FNMA POOL 536947	7% 01 May 2030	18,066	19,193
FNMA POOL 537309	7% 01 Jun 2030	4,576	4,862
FNMA POOL 539243	7% 01 Jun 2030	102,031	108,396
FNMA POOL 539762	7% 01 May 2030	101,861	108,215
FNMA POOL 539931	7% 01 May 2030	6,243	6,632
FNMA POOL 539934	7.5% 01 May 2030	1,188	1,274
FNMA POOL 541293	7.5% 01 Jul 2030	838	898
FNMA POOL 542056	7% 01 Jul 2030	16,699	17,741
FNMA POOL 544583	7.5% 01 Sep 2030	267	287

FNMA POOL 545195	7% 01 Sep 2031	7,104	7,538
FNMA POOL 545276	5.5% 01 Sep 2016	135,709	140,665
FNMA POOL 545412	5.5% 01 Jan 2017	370,941	384,258
FNMA POOL 545605	7% 01 May 2032	155,162	164,550
FNMA POOL 545691	6.5% 01 Jun 2032	588,883	618,074
FNMA POOL 545711	5.5% 01 May 2017	516,624	535,170
FNMA POOL 545723	7% 01 Apr 2032	118,706	125,963
FNMA POOL 545759	6.5% 01 Jul 2032	638,871	670,540
FNMA POOL 545762	6.5% 01 Jul 2032	2,302,346	2,416,474
FNMA POOL 545812	6.5% 01 Aug 2032	63,675	66,831
FNMA POOL 545899	5.5% 01 Sep 2017	374,330	387,768
FNMA POOL 545968	5.5% 01 Oct 2017	750,541	777,484
FNMA POOL 546420	6.5% 01 Aug 2015	17,962	19,067
FNMA POOL 555299	7% 01 Nov 2017	406,152	431,520
FNMA POOL 557435	6.5% 01 Nov 2015	4,004	4,250
FNMA POOL 559326	6.5% 01 Oct 2015	20,341	21,604
FNMA POOL 559532	7.5% 01 Dec 2030	991	1,062
FNMA POOL 562423	7% 01 Jan 2031	7,693	8,163
FNMA POOL 572156	7% 01 Jan 2016	100,457	106,731
FNMA POOL 572557	7% 01 Apr 2016	12,951	13,760
FNMA POOL 574112	5.5% 01 Apr 2016	122,871	127,359
FNMA POOL 579545	5.5% 01 Sep 2016	139,064	144,056
FNMA POOL 583688	6.5% 01 Jun 2031	88,113	92,508
FNMA POOL 584882	7% 01 May 2016	134,208	142,591
FNMA POOL 587841	7% 01 Oct 2031	37,184	39,457
FNMA POOL 589141	5.5% 01 Feb 2017	485,088	502,502
FNMA POOL 589170	6.5% 01 Jun 2031	469,852	493,289
FNMA POOL 591186	6.5% 01 Aug 2016	55,993	59,436
FNMA POOL 598414	5.5% 01 Nov 2016	125,666	130,178
FNMA POOL 602836	7% 01 Sep 2016	51,758	54,991
FNMA POOL 604436	7% 01 Sep 2016	123,247	130,945
FNMA POOL 604487	6.5% 01 Oct 2031	502,198	527,249
FNMA POOL 605424	7% 01 Jul 2016	106,816	113,488
FNMA POOL 606135	6.5% 01 Sep 2031	281,972	296,037
FNMA POOL 606540	7% 01 Sep 2031	66,844	70,930
FNMA POOL 606545	5.5% 01 Sep 2016	380,815	394,723
FNMA POOL 607105	6.5% 01 Nov 2031	681,994	716,014
FNMA POOL 610058	7% 01 Nov 2031	11,096	11,774
FNMA POOL 610818	6.5% 01 Dec 2031	548,840	576,046
FNMA POOL 611007	5.5% 01 Dec 2016	381,172	394,855
FNMA POOL 611509	7% 01 Oct 2031	15,156	16,082
FNMA POOL 614275	6.5% 01 Jan 2032	367,741	385,970
FNMA POOL 615327	5.5% 01 Dec 2016	82,100	85,048
FNMA POOL 617442	7% 01 Jan 2032	185,886	197,133
FNMA POOL 622708	7% 01 Jan 2032	403,905	428,345
FNMA POOL 624276	5.5% 01 Jan 2017	375,510	388,990
FNMA POOL 626014	5.5% 01 Feb 2017	813,953	843,172
FNMA POOL 629621	5.5% 01 Mar 2017	746,665	773,469
FNMA POOL 632271	6.5% 01 Feb 2032	197,077	206,846
FNMA POOL 633862	6.5% 01 Mar 2032	486,095	510,191
FNMA POOL 638088	6.5% 01 Apr 2032	183,099	192,176
FNMA POOL 641787	5.5% 01 May 2017	130,467	135,150
FNMA POOL 641996	6.5% 01 May 2032	373,179	391,678
FNMA POOL 642460	6% 01 Apr 2017	220,011	230,908
FNMA POOL 642734	5.5% 01 Apr 2017	499,080	516,997
FNMA POOL 644834	7% 01 Jun 2032	159,703	169,367
FNMA POOL 645589	7% 01 May 2032	14,225	15,085
FNMA POOL 646352	7% 01 May 2032	126,666	134,331
FNMA POOL 647279	7% 01 May 2032	121,185	128,518
FNMA POOL 647998	7% 01 Jun 2032	366,988	389,193
FNMA POOL 650018	6.5% 01 Jun 2032	284,534	298,638
FNMA POOL 650901	6.5% 01 Jul 2032	407,670	427,878
FNMA POOL 651361	7% 01 Jul 2032	81,282	86,200
FNMA POOL 656217	7% 01 Aug 2032	277,422	294,208
FNMA POOL 656427	7% 01 Aug 2032	238,565	253,000
FNMA POOL 656464	7% 01 Aug 2032	28,722	30,460
FNMA POOL 657369	5.5% 01 Sep 2017	4,981,366	5,158,632
FNMA POOL 657414	5.5% 01 Nov 2017	683,898	708,235
FNMA POOL 663043	5.5% 01 Oct 2017	482,149	499,307
FNMA POOL 664188	5.5% 01 Sep 2017	120,022	124,293
FNMA POOL 665757	5.5% 01 Sep 2017	298,628	309,349
FNMA POOL 667012	5.5% 01 Nov 2017	125,939	130,421
FNMA POOL 668397	5.5% 01 Dec 2017	693,382	718,056

FNMA POOL 674152	5.5% 01 Nov 2017	105,703	109,465
FNMA POOL 676658	5.5% 01 Dec 2017	384,444	398,245
FNMA POOL 681308	5.5% 01 Feb 2018	392,244	406,202
FNMA POOL 687530	5.5% 01 Nov 2018	24,117	24,960
FNMA POOL 687885	5.5% 01 Mar 2018	102,740	106,396
FNMA POOL 689082	5% 01 Jun 2018	180,218	183,639
FNMA POOL 690605	5.5% 01 Nov 2018	786,629	814,622
FNMA POOL 697427	5.5% 01 May 2034	421,998	428,839
FNMA POOL 701264	6% 01 May 2033	30,956	32,027
FNMA POOL 704142	5.5% 01 May 2018	132,723	137,446
FNMA POOL 704656	4.5% 01 May 2018	109,020	108,986
FNMA POOL 705651	5.5% 01 Jun 2018	649,168	672,269
FNMA POOL 708720	5.5% 01 Jun 2018	156,075	161,629
FNMA POOL 710711	4.5% 01 May 2018	701,368	701,149
FNMA POOL 713804	4% 01 Jul 2018	371,554	363,992
FNMA POOL 720506	4% 01 Sep 2018	338,094	330,790
FNMA POOL 724278	4% 01 Aug 2018	256,443	250,904
FNMA POOL 725068	5.5% 01 Jan 2019	53,114	55,004
FNMA POOL 725072	5.5% 01 Nov 2018	803,003	831,578
FNMA POOL 725232	5% 01 Mar 2034	16,532,794	16,444,964
FNMA POOL 725551	5.5% 01 May 2019	655,292	678,611
FNMA POOL 725711	5.5% 01 Jul 2019	2,725,315	2,820,595
FNMA POOL 728983	4% 01 Oct 2018	398,866	390,250
FNMA POOL 730823	4% 01 Aug 2018	3,488,219	3,412,868
FNMA POOL 734988	4% 01 Sep 2018	291,496	285,200
FNMA POOL 736903	5.5% 01 Jul 2019	566,105	586,604
FNMA POOL 738136	4% 01 Sep 2018	286,346	280,518
FNMA POOL 740442	4% 01 Sep 2018	186,593	182,562
FNMA POOL 740450	4% 01 Sep 2018	432,155	422,820
FNMA POOL 740846	5.5% 01 Nov 2018	504,012	521,633
FNMA POOL 742191	4% 01 Oct 2018	349,689	342,135
FNMA POOL 742336	4% 01 Sep 2018	460,314	450,370
FNMA POOL 743795	5.5% 01 Nov 2018	495,848	513,183
FNMA POOL 744645	4.5% 01 Oct 2018	1,217,598	1,216,456
FNMA POOL 747575	6.5% 01 Nov 2033	22,568	23,687
FNMA POOL 747686	6.5% 01 Nov 2033	192,685	202,237
FNMA POOL 747827	5.5% 01 Nov 2018	485,391	502,361
FNMA POOL 748252	4.5% 01 Oct 2018	616,439	616,247
FNMA POOL 748648	5.5% 01 Sep 2018	124,491	128,844
FNMA POOL 749747	5% 01 Nov 2018	1,706,241	1,737,033
FNMA POOL 752826	5.5% 01 Jun 2034	449,572	456,790
FNMA POOL 754763	6.5% 01 Jan 2034	28,517	29,931
FNMA POOL 754777	5.5% 01 Feb 2019	323,823	335,346
FNMA POOL 755415	6.5% 01 Nov 2033	493,637	518,106
FNMA POOL 755962	6% 01 Dec 2018	496,370	521,266
FNMA POOL 757590	5.5% 01 Jan 2019	156,720	162,199
FNMA POOL 761390	4.5% 01 Apr 2019	3,804,898	3,801,331
FNMA POOL 762917	5.5% 01 Feb 2034	3,833,811	3,895,960
FNMA POOL 769105	5.5% 01 Jun 2034	473,763	481,369
FNMA POOL 770082	4.5% 01 Mar 2019	541,723	541,216
FNMA POOL 770882	5.5% 01 Apr 2034	955,824	971,319
FNMA POOL 773066	5.5% 01 Mar 2034	186,658	189,684
FNMA POOL 773068	5.5% 01 Mar 2034	310,444	315,476
FNMA POOL 773533	4.5% 01 Apr 2019	936,656	935,778
FNMA POOL 773636	4.5% 01 Apr 2019	933,076	932,201
FNMA POOL 773911	5.5% 01 Apr 2034	1,066,126	1,083,409
FNMA POOL 774561	5.5% 01 Apr 2034	896,179	910,707
FNMA POOL 774923	4.5% 01 Apr 2019	966,877	964,762
FNMA POOL 775658	5.5% 01 May 2034	959,280	974,831
FNMA POOL 775660	5.5% 01 May 2034	194,101	197,247
FNMA POOL 775794	5.5% 01 May 2034	318,240	323,399
FNMA POOL 776617	5.5% 01 Apr 2034	684,736	695,836
FNMA POOL 776696	5.5% 01 Apr 2034	168,740	171,475
FNMA POOL 776977	5.5% 01 Apr 2034	143,812	146,144
FNMA POOL 777481	5.5% 01 Jun 2034	1,113,674	1,131,380
FNMA POOL 778121	5.5% 01 Apr 2034	940,042	955,281
FNMA POOL 778316	5.5% 01 Jun 2034	67,821	68,920
FNMA POOL 778332	5.5% 01 Jun 2034	182,782	185,745
FNMA POOL 779556	5.5% 01 Jun 2034	359,620	365,337
FNMA POOL 779607	5.5% 01 Jul 2034	90,379	91,816
FNMA POOL 779789	5.5% 01 Jul 2034	259,559	263,726
FNMA POOL 780371	5.5% 01 Jun 2034	131,728	133,863
FNMA POOL 780730	5.5% 01 May 2034	188,990	192,054

FNMA POOL 780736	5.5% 01 Jun 2034	379,651	385,805
FNMA POOL 780751	5.5% 01 Jun 2034	393,527	399,784
FNMA POOL 780899	5.5% 01 May 2034	1,019,256	1,035,779
FNMA POOL 781137	5.5% 01 Jun 2034	589,212	598,580
FNMA POOL 781150	5.5% 01 Jun 2034	430,332	437,174
FNMA POOL 782685	5.5% 01 Jun 2034	769,548	782,023
FNMA POOL 782830	5.5% 01 Jul 2019	23,887	24,737
FNMA POOL 783017	5.5% 01 Jun 2034	53,672	54,542
FNMA POOL 783646	5.5% 01 Jun 2034	467,257	474,831
FNMA POOL 783824	5.5% 01 Jul 2034	637,831	647,972
FNMA POOL 783851	5.5% 01 Jul 2034	190,829	193,863
FNMA POOL 785131	5.5% 01 Sep 2019	1,619,293	1,677,930
FNMA POOL 785176	5.5% 01 Jul 2034	96,418	97,951
FNMA POOL 785227	5.5% 01 Jul 2034	4,890,102	4,967,847
FNMA POOL 786014	5.5% 01 Jul 2034	381,992	388,066
FNMA POOL 786172	5.5% 01 Jul 2034	448,450	455,649
FNMA POOL 786476	5.5% 01 Jul 2019	196,338	203,325
FNMA POOL 787030	5.5% 01 Jun 2034	390,844	397,058
FNMA POOL 787820	5.5% 01 Jul 2034	1,099,150	1,116,797
FNMA POOL 788003	5.5% 01 Aug 2019	86,276	89,293
FNMA POOL 788303	5.5% 01 Jun 2034	66,518	67,575
FNMA POOL 788316	5.5% 01 Jul 2034	2,904,347	2,950,522
FNMA POOL 790521	5.5% 01 Aug 2019	49,539	51,333
FNMA POOL 790813	7% 01 Sep 2034	179,271	190,522
FNMA POOL 791093	5.5% 01 Jul 2034	379,499	385,533
FNMA POOL 791307	6.5% 01 Sep 2034	622,207	653,050
FNMA POOL 793680	6.5% 01 Sep 2034	533,861	560,325
FNMA POOL 807700	5.5% 01 Dec 2019	492,962	510,813
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	11,800,000	12,196,407
FNMA TBA SINGLE FAMILY JAN 15	4% 01 Dec 2099	3,900,000	3,807,375
GENERAL ELEC CAP CORP MTN	4.375% 21 Nov 2011	315,000	313,596
GENERAL ELEC CAP CORP MTN	3.6% 15 Oct 2008	3,485,000	3,454,863
GENERAL ELEC CAP CORP MTN	1% 28 Jul 2008	4,675,000	4,688,613
GENERAL ELEC CAP CORP MTN	4.25% 15 Jan 2008	5,140,000	5,226,772
GENERAL MLS INC	5.125% 15 Feb 2007	705,000	727,175
GENERAL MTRS ACCEP CORP	6.75% 01 Dec 2014	475,000	473,281
GENERAL MTRS ACCEP CORP	5.625% 15 May 2009	540,000	537,554
GENERAL MTRS ACCEP CORP	7.25% 02 Mar 2011	650,000	677,694
GENERAL MTRS ACCEP CORP	8% 01 Nov 2031	815,000	834,912
GENERAL MTRS ACCEP CORP	6.875% 15 Sep 2011	1,425,000	1,448,997
GMAC COML MTG SEC INC	6.175% 15 May 2033	1,910,000	2,058,680
GMAC COML MTG SEC INC	7.179% 15 Aug 2036	3,751,620	4,127,563
GMAC COML MTG SEC INC	4.646% 10 Dec 2038	4,475,000	4,527,813
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	(6,800,000)	(6,942,375)
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	200,000	207,219
GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	400,000	420,812
GNMA POOL 345952	6.5% 15 Oct 2023	153,387	161,667
GNMA POOL 351469	6% 15 Mar 2024	50,138	52,299
GNMA POOL 352001	6.5% 15 Dec 2023	373,458	393,619
GNMA POOL 354706	6% 15 Dec 2008	77,966	82,388
GNMA POOL 355176	6% 15 Dec 2023	362,356	377,893
GNMA POOL 361803	6% 15 Sep 2008	110,955	117,248
GNMA POOL 366780	6% 15 May 2009	148,044	156,534
GNMA POOL 368864	6% 15 Dec 2023	16,356	17,061
GNMA POOL 371257	6% 15 Jan 2024	315,100	328,548
GNMA POOL 385209	6% 15 Jan 2024	158,496	165,331
GNMA POOL 420663	6% 15 Jan 2011	23,557	24,937
GNMA POOL 424988	6% 15 Oct 2033	835,560	867,155
GNMA POOL 433919	7% 15 Aug 2028	48,718	52,030
GNMA POOL 462265	6% 15 Dec 2028	20,836	21,715
GNMA POOL 479926	7% 15 Jan 2031	61,720	65,741
GNMA POOL 482959	6.5% 15 Feb 2029	36,547	38,657
GNMA POOL 491767	6% 15 Dec 2028	27,128	28,273
GNMA POOL 492131	6% 15 Jan 2029	11,390	11,870
GNMA POOL 492133	6% 15 Jan 2029	6,449	6,721
GNMA POOL 492165	6% 15 Feb 2029	10,963	11,426
GNMA POOL 498937	7% 15 Feb 2031	25,608	27,277
GNMA POOL 503392	6.5% 15 Mar 2029	276,417	292,376
GNMA POOL 511872	7% 15 Jan 2031	59,997	63,906
GNMA POOL 527664	6% 15 Dec 2031	230,628	239,781
GNMA POOL 542736	7% 15 Apr 2031	98,979	105,428
GNMA POOL 551219	7% 15 Feb 2031	312,299	332,647
GNMA POOL 552168	7% 15 Nov 2031	42,681	45,422

GNMA POOL 561916	6% 15 Jun 2031	145,941	151,870
GNMA POOL 564553	6% 15 Dec 2031	73,287	76,195
GNMA POOL 564703	6% 15 Jul 2031	173,738	180,633
GNMA POOL 569840	7% 15 Jun 2032	49,535	52,716
GNMA POOL 572173	5.5% 15 Jul 2033	284,998	291,755
GNMA POOL 572436	6% 15 Dec 2031	225,281	234,222
GNMA POOL 574308	6% 15 Dec 2031	244,360	254,058
GNMA POOL 574620	6.5% 15 Sep 2034	100,010	105,409
GNMA POOL 574838	6% 15 Nov 2031	109,341	113,680
GNMA POOL 575454	6% 15 Dec 2031	125,539	130,521
GNMA POOL 575886	6% 15 Dec 2031	180,875	188,053
GNMA POOL 579138	6% 15 Jan 2032	49,218	51,171
GNMA POOL 585140	6% 15 Dec 2032	118,377	122,853
GNMA POOL 587182	6% 15 Feb 2032	51,062	53,089
GNMA POOL 587363	6.5% 15 Oct 2032	200,020	211,130
GNMA POOL 589159	6% 15 Sep 2032	125,587	130,454
GNMA POOL 592794	7% 15 Jul 2032	149,842	159,465
GNMA POOL 599730	6% 15 Oct 2033	147,206	152,772
GNMA POOL 603918	7% 15 Jan 2033	180,369	191,952
GNMA POOL 605060	5.5% 15 Feb 2034	1,803,847	1,846,618
GNMA POOL 612726	6% 15 May 2033	486,834	505,242
GNMA POOL 616260	5.5% 15 Feb 2034	2,632,810	2,695,236
GNMA POOL 625562	6% 15 Dec 2033	2,627,264	2,726,607
GNMA POOL 629348	5.5% 15 Feb 2034	92,661	94,859
GNMA POOL 780276	6.5% 15 Jul 2009	490,031	523,223
GNMA POOL 780733	7% 15 Mar 2013	245,325	261,798
GNMA POOL 780914	6% 15 Nov 2028	332,417	346,441
GNMA POOL 781292	6.5% 15 Dec 2008	558,348	596,167
GNMA POOL 781328	7% 15 Sep 2031	246,938	263,027
GNMA POOL 781707	5.5% 15 Feb 2034	6,109,528	6,254,390
GS MTG SECS CORP	4.5157% 25 Oct 2033	6,692,329	6,610,766
GS MTG SECS CORP	4.071524% 25 Aug 2034	8,287,899	8,210,656
HBOS PLC	3.5% 30 Nov 2007	1,730,000	1,722,747
HBOS PLC MEDIUM TERM SR NTS	3.6% 15 Aug 2007	820,000	819,478
HBOS TREAS SVCS PLC	1% 26 Jan 2005	3,600,000	3,594,240
HOUSEHOLD FIN CORP	6.375% 27 Nov 2012	375,000	413,678
HOUSEHOLD FIN CORP	4.125% 15 Dec 2008	1,350,000	1,352,496
HOUSEHOLD FIN CORP	4.125% 16 Nov 2009	3,340,000	3,322,901
HSBC BK USA GLOBAL	3.875% 15 Sep 2009	2,100,000	2,084,207
HSBC BK USA GLOBAL MT SR BK	1.987% 21 Sep 2007	2,950,000	2,954,640
HSBC FIN CORP	6.75% 15 May 2011	75,000	84,071
J P MORGAN CHASE + CO	5.25% 30 May 2007	225,000	233,734
J P MORGAN CHASE + CO	4% 01 Feb 2008	960,000	966,963
J P MORGAN CHASE + CO	3.625% 01 May 2008	1,205,000	1,198,128
J P MORGAN CHASE AND CO	3.5% 15 Mar 2009	750,000	735,179
J P MORGAN CHASE COML MTG SECS	6.429% 15 Apr 2035	3,295,000	3,643,480
J P MORGAN CHASE COML MTG SECS	4.686% 12 Nov 2039	4,200,000	4,213,348
KRAFT FOODS INC	6.25% 01 Jun 2012	740,000	811,108
LB UBS COML MTG TR	7.37% 15 Aug 2026	5,825,000	6,656,659
LEHMAN BROS HLDG	7% 01 Feb 2008	565,000	618,143
LOCKHEED MARTIN CORP	8.5% 01 Dec 2029	720,000	978,629
LORAL CORP	7% 15 Sep 2023	290,000	331,137
LU UBS COML MTG TR	6.41% 15 Jan 2010	2,152,272	2,276,348
MARSH + MCLENNAN COS INC	5.375% 15 Jul 2014	500,000	490,657
MASTR ALTERNATIVE LN TR	5.5% 25 May 2034	2,873,185	2,950,573
MBNA CR CARD MASTER NT TR	2.7% 15 Sep 2009	6,050,000	5,945,069
MBNA CR CARD MASTER NT TR	2.65% 15 Nov 2010	6,800,000	6,563,061
MCI INC	1% 01 May 2009	118,000	122,130
MCI INC	5.908% 01 May 2007	143,000	146,396
MERCK + CO INC	4.375% 15 Feb 2013	890,000	869,907
MERRILL LYNCH MTG INVS INC	6.54% 10 Dec 2029	1,810,755	1,922,911
METROPOLITAN LIFE GLOBAL FDG	4.75% 20 Jun 2007	800,000	820,082
METROPOLITAN LIFE GOLBAL MTN	4.25% 30 Jul 2009	490,000	489,579
MEXICO UNITED MEXICAN STS	8.125% 30 Dec 2019	2,410,000	2,838,980
MONUMENTAL GLOBAL FDG II	4.375% 30 Jul 2009	850,000	859,024
MORGAN J P COML MTG FIN CORP	7.371% 15 Aug 2032	3,200,000	3,634,622
MORGAN STANLEY CAP I INC	6.55% 15 Mar 2030	4,018,878	4,286,896
MORTGAGE CAP FDG INC	6.549% 18 May 2008	330,000	356,269
NATIONAL CITY BK IN MT BK NTS	3.3% 15 May 2007	500,000	496,227
NATIONAL WESTMINSTER BK PLC	7.375% 01 Oct 2009	950,000	1,080,775
NATIONWIDE BLDG SOC MT SR 144A	3.5% 31 Jul 2007	2,125,000	2,112,026
NATL CITY BK CLEVELAND OH MTBN	3.375% 15 Oct 2007	1,530,000	1,515,732
NEW ENGLAND TEL + TELEG CO	7.875% 15 Nov 2029	125,000	153,999

NEW JERSEY BELL TEL CO	7.85% 15 Nov 2029	70,000	83,580
NEW YORK LIFE GLOBAL FDG MTN	3.875% 15 Jan 2009	775,000	776,293
NEWS AMER HLDGS INC	7.75% 20 Jan 2024	395,000	468,379
NEWS AMER INC	5.3% 15 Dec 2014	450,000	451,084
NEWS AMER INC	7.28% 30 Jun 2028	400,000	453,867
NEWS AMER INC	7.3% 30 Apr 2028	650,000	747,770
NORTHROP GRUMMAN CORP	7.875% 01 Mar 2026	710,000	895,820
NORTHROP GRUMMAN CORP	4.079% 16 Nov 2006	1,160,000	1,173,496
OCCIDENTAL PETE CORP	5.875% 15 Jan 2007	990,000	1,036,901
OHANA MILITARY CMNTYS LLC	6.193% 01 Apr 2049	650,000	682,929
OHIO EDISON CO	5.45% 01 May 2015	175,000	174,421
ONTARIO PROV CDA	3.375% 15 Jan 2008	705,000	700,645
PHILLIPS PETE CO	7% 30 Mar 2029	840,000	993,990
PIONEER NATURAL RESOURCE	5.875% 15 Jul 2016	465,000	484,331
PROGRESS ENERGY INC	7.75% 01 Mar 2031	35,000	41,741
PROTECTIVE LIFE SECD TRS	3.7% 24 Nov 2008	1,040,000	1,029,273
QUEBEC PROV CDA	5% 17 Jul 2009	710,000	744,237
RABOBANK CAPITAL FUND II	5.26% 31 Dec 2049	400,000	405,411
RC TR I	TR PFD SECS 7PCT	19,550	1,020,901
RESOLUTION FDG FBE CPN STRIPS	0% 15 Oct 2018	925,000	462,859
RESOLUTION FDG FBE CPN STRIPS	0% 15 Jul 2018	925,000	470,521
ROUSE CO	3.625% 15 Mar 2009	1,875,000	1,767,638
SALOMON BROS COML MTG TR	6.592% 18 Dec 2033	3,620,000	4,001,900
SALOMON INC	6.5% 15 Feb 2008	240,000	260,009
SANTANDER CNTL HISPANO	1% 14 Jan 2005	2,200,000	2,198,020
SBC COMMUNICATIONS INC	6.45% 15 Jun 2034	235,000	251,048
SBC COMMUNICATIONS INC	4.125% 15 Sep 2009	300,000	299,332
SLM CORP MEDIUM TERM NTS BOOK	4% 15 Jan 2010	2,275,000	2,253,004
SLM STUDENT LN TR	1.96994% 25 Jul 2006	7,650,000	7,646,412
SMALL BUSINESS ADMIN PARTN CTF	4.504% 10 Feb 2014	3,259,276	3,233,821
STATE STR BK + TR CO	1% 11 Dec 2006	1,675,000	1,673,995
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	4,267,496	4,267,496
STATOIL ASA	5.125% 30 Apr 2014	915,000	939,228
STRUCTURED ASSET SECS CORP	3.356% 25 Jan 2031	3,582,459	3,415,631
SUNCOR ENERGY INC	5.95% 01 Dec 2034	365,000	376,661
SUNTRUST BK ATLANTA GA	0.01% 02 Sep 2009	625,000	624,938
SUNTRUST BK ATLANTA GA	4.415% 15 Jun 2009	1,115,000	1,131,168
SUNTRUST BKS INC	4% 15 Oct 2008	610,000	612,783
SUNTRUST BKS INC	3.625% 15 Oct 2007	1,575,000	1,574,696
SWB LOAN BACKED CERTIFICATE	7.375% 15 May 2025	1,200,577	1,212,582
SWEDISH EXPT CR CORP	2.875% 26 Jan 2007	1,200,000	1,188,426
TCI COMMUNICATIONS INC	7.875% 15 Feb 2026	535,000	648,243
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	700,000	788,667
TELECOM ITALIA CAP	4.95% 30 Sep 2014	305,000	297,307
TELECOM ITALIA CAP	4% 15 Jan 2010	450,000	440,193
TELECOM ITALIA CAP	6% 30 Sep 2034	1,200,000	1,169,058
TELEFONICA EUROPE BV	7.75% 15 Sep 2010	600,000	697,541
TIAA GLOBAL MKTS INC	3.875% 22 Jan 2008	1,875,000	1,877,252
TIME WARNER COS INC	7.57% 01 Feb 2024	1,060,000	1,214,471
TIME WARNER COS INC	8.18% 15 Aug 2007	1,100,000	1,215,917
TIME WARNER INC	6.625% 15 May 2029	125,000	134,588
TMS SBA LN TR	2.75% 15 Jan 2025	353,022	336,218
TXU CORP	6.5% 15 Nov 2024	1,100,000	1,101,837
TYCO INTL GROUP S A	6.125% 01 Nov 2008	650,000	700,177
U S BANCORP MTN BK ENT	3.95% 23 Aug 2007	250,000	252,242
U S BK NATL ASSN CINCINNATI	2.035625% 01 Oct 2007	4,225,000	4,227,287
UNION PLANTERS MTG FIN CORP	6.25% 01 Apr 2029	155,572	156,514
UNITED MEXICAN STS	8.375% 14 Jan 2011	140,000	164,640
UNITED MEXICAN STS MTN	8% 24 Sep 2022	1,280,000	1,476,480
UNITED STATES TREAS BDS	5.5% 15 Aug 2028	2,290,000	2,476,063
UNITED STATES TREAS BDS	6% 15 Feb 2026	6,270,000	7,177,191
UNITED STATES TREAS BDS	12% 15 Aug 2013	6,025,000	7,772,250
UNITED STATES TREAS BDS	6.125% 15 Nov 2027	7,730,000	9,017,528
UNITED STATES TREAS BDS	10.375% 15 Nov 2012	11,980,000	14,293,638
UNITED STATES TREAS BDS	8.125% 15 Aug 2019	18,495,000	25,271,683
UNITED STATES TREAS BDS	5.375% 15 Feb 2031	23,635,000	25,547,958
UNITED STATES TREAS NTS	2.875% 30 Nov 2006	16,750,000	16,697,656
UNITED STATES TREAS NTS	2.375% 31 Aug 2006	24,210,000	23,969,791
UNITED STATES TREAS NTS	2.5% 30 Sep 2006	25,730,000	25,506,872
UNITED STATES TREAS NTS	2.5% 31 Oct 2006	53,535,000	53,037,290
US BK NATL ASSN CINCINNATI OH	2.4% 12 Mar 2007	1,200,000	1,172,340
USAA CAP CORP BOOK ENTRY 144A	4% 10 Dec 2007	930,000	940,659
VERIZON GLOBAL FDG CORP	7.75% 01 Dec 2030	20,000	24,702

VERIZON GLOBAL FDG CORP	7.75% 15 Jun 2032	360,000	446,150
VERIZON MARYLAND INC	5.125% 15 Jun 2033	590,000	508,454
VERIZON MD INC	6.125% 01 Mar 2012	885,000	951,618
VERIZON NEW JERSEY INC	5.875% 17 Jan 2012	135,000	144,822
VODAFONE AIRTOUCH PLC	7.75% 15 Feb 2010	1,440,000	1,671,804
WACHOVIA CORP 2ND NEW	3.625% 17 Feb 2009	570,000	563,191
WACHOVIA CORP 2ND NEW	3.5% 15 Aug 2008	660,000	652,781
WELLPOINT INC	5.95% 15 Dec 2034	690,000	695,730
WELLS FARGO + CO NEW	5.125% 15 Feb 2007	925,000	956,977
WELLS FARGO + CO NEW	2.60875% 28 Sep 2007	1,150,000	1,153,119
WELLS FARGO + CO NEW	2.59% 15 Sep 2009	2,850,000	2,854,971
WELLS FARGO + CO NEW	4.2% 15 Jan 2010	3,575,000	3,588,394
WELLS FARGO + CO NEW	4% 15 Aug 2008	4,700,000	4,732,697
WELLS FARGO BK N A SANFRANCISC	7.8% 15 Jun 2010	1,125,000	1,148,546
WELLS FARGO MTG BACKED SECS	4.491% 25 Jul 2034	8,375,527	8,209,453
WYETH	6.5% 01 Feb 2034	580,000	614,951
XL CAP LTD	6.375% 15 Nov 2024	510,000	532,560

	Sub-Total: Fund 5710 / Pimco 1 of 6		$776,468,926

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	BANC AMER FDG CORP	6.75% 20 Nov 2032	55,182		$55,221
	EMBARCADERO AIRCRAFT SECS TR	2.8825% 15 Aug 2025	1,200,000		624,390
	FED HM LN PC POOL 735014	9.5% 01 May 2005	1,332		1,346
	FED HM LN PC POOL 785867	4.423% 01 Dec 2026	247,624		256,653
	FEDERAL HOME LN MTG DISC NTS	0.01% 08 Mar 2005	1,700,000		1,693,209
	FEDERAL HOME LN MTG DISC NTS	2.26% 14 Mar 2005	400,000		398,235
	FEDERAL HOME LN MTG PC GTD	7% 15 May 2022	1,407,843		1,407,843
	FEDERAL NATL MTG ASSN	6.5% 25 Jun 2028	637,881		666,091
	FEDERAL NATL MTG ASSN DISC NTS	2.2719204% 09 Mar 2005	600,000		597,562
	FEDERAL NATL MTG ASSN DISC NTS	6.354502% 15 Mar 2001	500,000		497,760
	FEDERAL NATL MTG ASSN DISC NTS	2.39% 16 Mar 2005	22,100,000		21,999,441
	FEDERAL NATL MTG ASSN DISC NTS	2.474% 30 Mar 2005	27,500,000		27,349,853
	FEDERAL NATL MTG ASSN GTD	6.27% 25 Sep 2007	3,000,000		3,145,808
	FEDERAL NATL MTG ASSN REMIC	7% 25 Oct 2022	654,889		693,650
	FEDERAL NATL MTG ASSN REMIC	6.5% 25 Feb 2023	913,527		950,285
	FEDERAL NATL MTG ASSN REMIC	7% 25 Apr 2022	296,774		298,161
	FEDERAL NATL MTG ASSN REMIC	7.5% 20 Sep 2027	4,579,868		4,827,439
	FEDERAL NATL MTG ASSN REMIC	6.39% 25 May 2036	1,497,244		1,574,332
	FHA 221 D4	7.43% 01 Dec 2020	1,753,433		1,774,785
	FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	239,265		242,178
	FHA 232 236	6.69% 01 May 2016	1,485,420		1,488,768
	FHA 253 P11 02 PJ HUNT PG 87	7.43% 01 Jan 2021	985,809		1,027,982
	FHA INSD 23RD MTG	7.43% 01 Mar 2022	291,148		294,693
	FHA INSD MTG P/T	7.43% 01 Jul 2024	260,517		263,690
	FHA INSD MTG POOL	7.43% 01 Nov 2024	266,150		269,391
	FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	34,942		34,942
	FHA INSD PROJ 109	7.43% 25 Jun 2020	160,990		162,950
	FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	165,973		167,994
	FNMA POOL 066414	1% 01 Sep 2028	613,356		624,668
	FNMA POOL 124097	8.5% 01 Jan 2007	5,206		5,389
	FNMA POOL 291253	1% 01 Aug 2024	8,736		8,893
	FNMA POOL 544502	1% 01 Jul 2030	623,927		643,164
	GNMA II POOL 002910	8.5% 20 Apr 2030	13,271		14,424
	GNMA II POOL 002947	8.5% 20 Jul 2030	8,591		9,338
	GNMA II POOL 003029	8.5% 20 Jan 2031	29,506		32,070
	GNMA II POOL 003057	8.5% 20 Mar 2031	11,085		12,048
	GNMA II POOL 780840	8.5% 20 Jul 2028	53,282		58,046
	GOVERNMENT NATL MTG ASSN	6.5% 20 May 2028	1,196,029		1,239,943
	HOME OWNERSHIP	SER 144A PFD	11,500		4,384,375
	MCI INC	5.908% 01 May 2007	66,000		67,568
	MCI INC	1% 01 May 2009	66,000		68,310
	MCI INC	7.735% 01 May 2014	57,000		61,275
	PIMCO FDS PAC INV MGMT	PRIVATE ACCT PORTFOLIO	1,953,413		20,100,624
	PIMCO FDS PAC INVT MGMT SER	SH TERM PORTFOLIO II INSTL CL	8,492,449		85,773,737
	PIMCO FDS PAC INVT MGMT SER	U S GOVT SECTOR PORT INSTL CL	27,680,269		299,223,704
	PIMCO FDS PAC INVT MGMT SER	MTG PORTFOLIO INSTL CL	23,236,945		244,220,290
	PIMCO FDS PAC INVT MGMT SER	REAL RETURN BD PORTFOLIO CL	5,797,884		66,501,732

PIMCO FDS PAC INVT MGMT SER	EMERGING MKTS PORTFOLIO	2,825,044	31,838,242
PIMCO FDS PAC INVT MGMT SER	INTL PORTFOLIO INSTL CL	15,758,147	90,451,762
PIMCO FDS PAC INVT MGMT SER	INVT GRADE CORP PORT INSTL CL	3,546,605	35,324,188
PIMCO FDS PAC INVT MGMT SER	ASSET BKD SECS PORTFOLIO	1,316,230	14,017,853
RABOBANK USA FINL CORP	2.17% 03 Jan 2005	17,200,000	17,196,890
REILLY FHA PROJ LOAN	7.43% 01 Aug 2020	1,601,508	1,621,009
RYLAND MTG SECS CORP	0.15026% 25 Mar 2023	25	41
SMALL BUSINESS ADMIN PARTN CTF	8.017% 01 Feb 2010	1,401,699	1,523,030
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	6,587,365	6,587,365
STRUCTURED ASSET NTS III LTD	6.65% 30 Aug 2005	3,467,869	3,367,769
UBS FIN DEL LLC	1.94% 25 Jan 2005	400,000	397,435
UNITED AIRLS	9.06% 17 Jun 2015	3,000,000	1,510,380
UNITED AIRLS PASS THRU TRS	5.16% 19 Oct 2018	1,747,677	727,104
UNITED STATES TREAS BILLS	0% 03 Mar 2005	2,035,000	2,028,163
UNITED STATES TREAS BILLS	0.01% 17 Mar 2005	5,000,000	4,978,809
UNITED STATES TREAS NTS	3.5% 15 Jan 2011	986,994	1,121,780
UNITED STATES TREAS NTS	3.375% 15 Oct 2009	9,000,000	8,912,110
VIRGINIA ST PUB BLDG AUTH	5% 01 Aug 2010	1,500,000	1,656,090

	Sub-Total: Fund 5711 / Pimco 2 of 6		$1,019,074,269

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	AMERICA MOVIL S A DE C V	5.5% 01 Mar 2014	460,000		$454,434
	AMERICAN GEN FIN CORP MTN	3% 15 Nov 2006	1,400,000		1,383,992
	AMERICREDIT AUTOMOBILE REC TR	3.43% 06 Jul 2011	890,000		874,425
	AOL TIME WARNER INC	6.15% 01 May 2007	500,000		528,145
	AT + T WIRELESS SVCS INC	7.5% 01 May 2007	600,000		652,058
	AXIS CAP HLDGS LTD	5.75% 01 Dec 2014	1,395,000		1,403,731
	BANK AMER CORP	3.875% 15 Jan 2008	1,170,000		1,176,215
	BAUSCH + LOMB INC	6.5% 01 Aug 2005	3,200,000		3,242,816
	CAPITAL AUTO RECEIVABLES ASSET	3.58% 15 Jan 2009	2,410,000		2,406,988
	CAPITAL AUTO RECEIVABLES ASSET	0.99% 28 Jan 2009	165,000		164,897
	CAPITAL ONE BK	6.875% 01 Feb 2006	500,000		519,429
	CHESAPEAKE ENERGY CORP	6.875% 15 Jan 2016	1,000,000		1,047,500
	CHESAPEAKE ENERGY CORP	6.375% 15 Jun 2015	495,000		508,613
	CIT GROUP INC REORGANIZED	3.875% 03 Nov 2008	1,190,000		1,183,627
	CLEAR CHANNEL COMMUNICATIONS	4.25% 15 May 2009	1,200,000		1,185,270
	COCA COLA ENTERPRISES INC	5.75% 01 Nov 2008	380,000		404,482
	COMCAST CABLE COMMUNICATIONS I	6.2% 15 Nov 2008	2,100,000		2,260,514
	CONAGRA FOODS INC	6% 15 Sep 2006	1,000,000		1,041,411
	COUNTRYWIDE FDG CORP MTN	3.25% 21 May 2008	1,500,000		1,463,696
	COX COMMUNICATIONS INC NEW	5.45% 15 Dec 2014	515,000		510,685
	CSX CORP	6.75% 15 Mar 2011	1,050,000		1,176,341
	CWABS INC	1% 25 Mar 2020	815,000		813,727
	CWABS INC	1% 25 Feb 2035	890,000		883,325
	D R HORTON INC	6.125% 15 Jan 2014	365,000		375,950
	D R HORTON INC	5.625% 15 Sep 2014	645,000		643,388
	DAIMLERCHRYSLER AUTO TR	3.28% 08 Dec 2009	1,635,000		1,616,351
	DEERE JOHN CAP CORP	3.9% 15 Jan 2008	2,000,000		2,009,759
	DOMINION RES INC DEL	5.7% 17 Sep 2012	2,000,000		2,109,779
	DOMINION RES INC VA NEW	5% 15 Mar 2013	1,150,000		1,157,072
	DONALDSON LUFKIN + JENRETTE	6.5% 01 Jun 2008	1,365,000		1,480,536
	DOW CHEM CO	6% 01 Oct 2012	1,500,000		1,632,583
	DU PONT E I DE NEMOURS + CO	4.125% 30 Apr 2010	1,170,000		1,173,904
	ENSCO INTL INC	6.75% 15 Nov 2007	1,650,000		1,781,552
	ENTERPRISE PRODS OPER L P	4.625% 15 Oct 2009	430,000		428,175
	EOP OPER LTD PARTNERSHIP	4.65% 01 Oct 2010	2,900,000		2,903,674
	ERAC USA FIN CO	7.35% 15 Jun 2008	1,000,000		1,094,944
	ERP OPER CTD PARTNERSHIP	5.2% 01 Apr 2013	3,000,000		3,043,296
	FED HM LN PC POOL B10190	5.5% 01 Oct 2018	1,263,499		1,306,784
	FED HM LN PC POOL B10210	5.5% 01 Oct 2018	4,370,868		4,520,604
	FED HM LN PC POOL B13459	4.5% 01 Apr 2019	2,870,685		2,867,545
	FED HM LN PC POOL B13667	4.5% 01 Apr 2019	3,829,436		3,825,247
	FED HM LN PC POOL B14715	4.5% 01 May 2019	6,894,286		6,879,851
	FED HM LN PC POOL E01098	6% 01 Feb 2017	453,074		474,949
	FED HM LN PC POOL E01377	4.5% 01 May 2018	7,405,522		7,402,050
	FED HM LN PC POOL E01386	5% 01 Jun 2018	7,317,797		7,451,575
	FED HM LN PC POOL E91955	5% 01 Oct 2017	316,254		322,135

FED HM LN PC POOL E97335	5% 01 Jul 2018	3,190,801	3,249,132
FED HM LN PC POOL G11295	5.5% 01 Sep 2017	589,164	609,899
FNMA POOL 254195	5.5% 01 Feb 2017	709,592	735,065
FNMA POOL 254509	5% 01 Oct 2017	384,733	392,157
FNMA POOL 254759	4.5% 01 Jun 2018	907,537	907,254
FNMA POOL 545400	5.5% 01 Jan 2017	1,040,489	1,077,841
FNMA POOL 545904	5.5% 01 Sep 2017	1,133,327	1,174,011
FNMA POOL 572609	6% 01 Apr 2031	733,852	759,709
FNMA POOL 604966	5.5% 01 Nov 2016	314,580	325,873
FNMA POOL 621102	5.5% 01 Jan 2017	1,093,993	1,133,266
FNMA POOL 631324	5.5% 01 Feb 2017	543,511	563,023
FNMA POOL 657382	5% 01 Oct 2017	1,632,648	1,664,153
FNMA POOL 667032	5% 01 Nov 2017	611,212	623,007
FNMA POOL 705601	5% 01 May 2018	1,196,917	1,219,640
FNMA POOL 713485	5% 01 Jul 2018	7,354,171	7,493,786
FNMA POOL 720382	4.5% 01 Jun 2018	7,544,164	7,541,806
FORD MTR CR CO	5.8% 12 Jan 2009	3,500,000	3,580,089
FORT JAMES CORP	7.75% 15 Nov 2023	500,000	577,500
GENERAL ELEC CAP CORP MTN	5.875% 15 Feb 2012	1,000,000	1,085,371
GENERAL ELEC CAP CORP MTN	6% 15 Jun 2012	500,000	546,868
GENERAL ELEC CAP CORP MTN	5% 15 Jun 2007	575,000	594,648
GENERAL MTRS ACCEP CORP	7.25% 02 Mar 2011	800,000	834,085
GENERAL MTRS ACCEP CORP	6.875% 15 Sep 2011	2,000,000	2,033,681
GEORGIA PAC CORP	7.75% 15 Nov 2029	900,000	1,008,000
GLOBAL MARINE INC	7% 01 Jun 2028	500,000	572,568
GNMA POOL 561294	5.5% 15 Feb 2033	1,245,021	1,274,541
GOLDMAN SACHS GROUP INC	4.75% 15 Jul 2013	3,000,000	2,984,697
GREEN TREE FINL CORP	6.68% 01 Dec 2030	1,000,000	1,017,862
HALLIBURTON CO	6% 01 Aug 2006	1,000,000	1,038,966
HALLIBURTON CO MED TRM NTS	5.625% 01 Dec 2008	250,000	263,801
HONDA AUTO RECEIVABLES	1% 18 Feb 2010	2,225,000	2,191,625
HOUSEHOLD FIN CORP	4.75% 15 May 2009	900,000	921,424
IDEX CORP	6.875% 15 Feb 2008	1,850,000	1,975,992
INTERNATIONAL PAPER CO	5.85% 30 Oct 2012	2,000,000	2,137,079
ISTAR FINL INC	6% 15 Dec 2010	395,000	417,963
J P MORGAN CHASE + CO	3.625% 01 May 2008	3,175,000	3,156,893
KB HOME	6.375% 15 Aug 2011	1,125,000	1,181,250
KINDER MORGAN INC	6.5% 01 Sep 2012	2,000,000	2,195,281
KROGER CO	5.5% 01 Feb 2013	2,150,000	2,257,830
LEHMAN BROS INC	6.5% 15 Apr 2008	2,500,000	2,707,336
LUBRIZOL CORP	5.5% 01 Oct 2014	1,150,000	1,147,024
MACMILLAN BLOEDEL LTD	6.75% 15 Feb 2006	750,000	779,112
MARTIN MARIETTA CORP	7.375% 15 Apr 2013	1,000,000	1,146,718
MGM MIRAGE	6% 01 Oct 2009	1,000,000	1,025,000
MOTOROLA INC	7.625% 15 Nov 2010	750,000	867,999
MOTOROLA INC	8% 01 Nov 2011	1,000,000	1,193,196
NAVISTAR FINANCIAL CORP OWNER	3.53% 15 Oct 2012	1,840,000	1,827,637
PACIFIC GAS + ELEC CO	3.6% 01 Mar 2009	440,000	433,317
PEMEX PROJECT FUNDING MASTER	8.625% 01 Dec 2023	2,750,000	3,185,875
PENNEY J C INC	7.6% 01 Apr 2007	350,000	378,000
PETROZUATA FIN INC	8.22% 01 Apr 2017	2,535,000	2,531,831
PREMCOR REFNG GROUP INC	6.75% 01 Feb 2011	1,095,000	1,179,863
PULTE HOMES INC	6.25% 15 Feb 2013	2,000,000	2,151,254
QWEST CORP	7.875% 01 Sep 2011	1,160,000	1,258,600
R B FALCON CORP	6.75% 15 Apr 2005	1,750,000	1,769,145
RAYTHEON CO	6.15% 01 Nov 2008	1,156,000	1,244,550
ROGERS CABLE INC	6.75% 15 Mar 2015	770,000	787,325
SIMON PPTY GROUP L P	5.45% 15 Mar 2013	2,150,000	2,191,555
SOUTH AFRICA REP	8.5% 23 Jun 2017	1,800,000	2,254,500
SPRINT CAP CORP	6.875% 15 Nov 2028	2,165,000	2,356,130
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	6,856,808	6,856,808
SUN MICROSYSTEMS INC	7.65% 15 Aug 2009	2,000,000	2,240,000
TELUS CORP	8% 01 Jun 2011	1,000,000	1,182,303
TEMPLE INLAND INC MTN BK ENT	6.75% 01 Mar 2009	2,120,000	2,312,908
TIME WARNER INC	6.875% 01 May 2012	2,700,000	3,075,171
UNION OIL CO CA	7.35% 15 Jun 2009	1,000,000	1,125,167
UNION PAC CORP	3.875% 15 Feb 2009	2,000,000	1,988,237
UNION PAC RES GROUP INC	6.5% 15 May 2005	750,000	760,680
UNITED MEXICAN STS	8.375% 14 Jan 2011	500,000	588,000
UNITED STATES TRAS NTS	3.625% 15 Jul 2009	1,175,000	1,178,396
UNITED STATES TREAS BDS	5.375% 15 Feb 2031	1,655,000	1,788,952
UNITED STATES TREAS NTS	2% 15 May 2006	11,625,000	11,487,861
UNITED STATES TREAS NTS	3.25% 15 Aug 2008	3,075,000	3,060,586

UNITED STATES TREAS NTS	2% 15 Jul 2014	2,278,305	2,350,926
UNITED STATES TREAS NTS	4.25% 15 Nov 2014	6,900,000	6,916,172
USAA AUTO OWNER TR	3.53% 15 Jun 2011	2,705,000	2,692,645
VERIZON GLOBAL FDG CORP	4% 15 Jan 2008	1,500,000	1,506,876
VERIZON NEW ENG INC	4.75% 01 Oct 2013	1,700,000	1,685,454
WELLPOINT INC	3.75% 14 Dec 2007	360,000	358,911
WELLS FARGO + CO NEW	3.5% 04 Apr 2008	3,200,000	3,180,513
WESTVACO CORP	7.1% 15 Nov 2009	750,000	839,434
WFS FINL 2004 4 OWNER TR	2.98% 17 Sep 2009	1,270,000	1,256,308
WFS FINL 2004 4 OWNER TR	3.44% 17 May 2012	905,000	894,253
WOOLWORTH CORP	8.5% 15 Jan 2022	1,150,000	1,265,000

	Sub-Total: Fund 5712 / Pimco 3 of 6		$238,113,185

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	BEAR STEARNS ARM TR	4.295% 25 Feb 2035	12,000,000		$12,043,125
	CREDIT SUISSE FIRST BOSTON	5.75% 25 Apr 2033	9,732,474		9,871,356
	CREDIT SUISSE FIRST BOSTON MTG	6.5% 25 Feb 2032	4,650,879		4,705,784
	CREDIT SUISSE FIRST BOSTON MTG	5.5% 25 Apr 2033	5,000,000		4,988,437
	FED HM LN PC POOL B14914	5% 01 Jun 2019	163,754		166,645
	FED HM LN PC POOL B15130	5% 01 Jun 2019	1,893,626		1,925,877
	FED HM LN PC POOL B15170	5% 01 Jul 2019	835,665		849,898
	FED HM LN PC POOL B15591	5% 01 Jul 2019	778,522		791,294
	FED HM LN PC POOL E01479	3.5% 01 Sep 2018	18,033,313		17,121,785
	FEDERAL HOME LN MTG CORP	6% 15 Oct 2031	9,669,418		9,983,732
	FEDERAL HOME LN MTG CORP	6.5% 15 Feb 2026	10,702,086		11,183,256
	FEDERAL HOME LN MTG CORP	6% 15 Jul 2023	6,051,249		6,213,968
	FEDERAL HOME LN MTG CORP	6.5% 15 Jun 2028	15,000,000		15,108,363
	FEDERAL HOME LN MTG CORP	5.5% 15 Nov 2032	13,453,351		12,950,577
	FEDERAL HOME LN MTG CORP	4% 15 Sep 2015	20,000,000		19,884,388
	FEDERAL HOME LN MTG CORP	5.865% 15 Oct 2033	5,418,867		3,912,035
	FEDERAL HOME LN MTG CORP	5.86% 15 Nov 2033	7,985,632		5,753,335
	FEDERAL HOME LN MTG CORP	0% 15 Apr 2034	5,747,552		3,948,822
	FEDERAL HOME LN MTG CORP MLTCL	6% 15 Dec 2028	5,998,833		6,187,859
	FEDERAL NATL MTG ASSN	2.375% 15 Dec 2005	20,000,000		19,894,242
	FEDERAL NATL MTG ASSN	6% 25 Sep 2031	17,425,030		18,055,208
	FEDERAL NATL MTG ASSN	7% 25 Feb 2031	3,134,472		3,184,635
	FEDERAL NATL MTG ASSN	4% 25 Oct 2017	15,307,668		15,166,964
	FEDERAL NATL MTG ASSN GTD	6.5% 25 Jul 2029	9,998,603		10,443,541
	FEDERAL NATL MTG ASSN GTD	6.5% 25 Sep 2029	16,629,375		17,335,480
	FNMA POOL 251890	6.5% 01 Aug 2018	748,715		786,426
	FNMA POOL 254634	5.5% 01 Feb 2023	11,685,973		11,963,972
	FNMA POOL 255059	5.5% 01 Dec 2033	16,319,281		16,569,619
	FNMA POOL 255174	4% 23 Feb 2014	13,314,660		13,249,126
	FNMA POOL 429715	6.5% 01 Apr 2018	1,025,592		1,076,781
	FNMA POOL 457274	1% 01 Oct 2028	312,694		321,782
	FNMA POOL 499479	6.5% 01 Jun 2029	740,175		778,023
	FNMA POOL 526993	1% 01 Nov 2028	1,528,659		1,576,964
	FNMA POOL 555811	0.99% 01 Sep 2018	22,253,568		21,772,856
	FNMA POOL 559810	1% 01 Aug 2040	1,395,229		1,408,011
	FNMA POOL 785677	5% 01 Jul 2019	474,249		482,437
	FNMA POOL 785721	5% 01 Jul 2019	5,971,494		6,073,662
	GNMA II POOL 080594	1% 20 Apr 2032	4,677,205		4,743,782
	GNMA II POOL 080869	1% 20 Apr 2034	10,946,352		11,064,381
	GNMA II POOL 080965	1% 20 Jul 2034	9,697,117		9,780,547
	GNMA POOL 467128	6.5% 15 Aug 2028	385,643		407,907
	GNMA POOL 604548	4.5% 15 Aug 2033	17,540,764		17,157,059
	GNMA POOL 780617	6.5% 15 Jun 2009	1,735,392		1,852,938
	GOVERNMENT NATL MTG ASSN	6% 16 Jun 2032	10,452,601		10,866,391
	MASTR ASSET SECURITIZATION TR	6.25% 25 Oct 2032	557,206		561,696
	MASTR ASSET SECURITIZATION TR	5.5% 25 Jul 2033	7,969,631		8,018,574
	STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	29,954,532		29,954,532
	STRUCTURED ASSET SECS CORP	6% 25 Apr 2033	11,360,206		11,427,548
	UNITED STATES TREAS BDS	6.125% 15 Aug 2029	22,000,000		25,798,436
	WAMU MTG	6.75% 25 Dec 2031	1,905,470		1,910,754

		Sub-Total: Fund 5727 / Pimco 4 of 6			$441,274,811

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	ACE SEC CORP HOME RQUITY LN TR	2.44063% 25 Apr 2031	157,201		$157,201
	AES CORP	8.75% 15 May 2013	1,550,000		1,761,188
	AES CORP	9% 15 May 2015	2,270,000		2,599,150
	ALLIED WASTE NORTH AMER INC	8.875% 01 Apr 2008	81,000		86,670
	ALTRIA GROUP INC	7% 04 Nov 2013	635,000		688,842
	AMERADA HESS CORP	7.3% 15 Aug 2031	1,815,000		2,024,814
	AMERIGAS PARTNERS L P / AP EAG	8.875% 20 May 2011	10,000		10,900
	AMERISOURCEBERGEN CORP	8.125% 01 Sep 2008	240,000		267,000
	ANADARKO FIN CO	6.75% 01 May 2011	1,470,000		1,655,026
	AOL TIME WARNER INC	7.7% 01 May 2032	3,915,000		4,787,485
	APACHE CORP	6.25% 15 Apr 2012	870,000		958,375
	ASSET BACKED FDG CORP	2.47063% 25 Dec 2032	253,541		253,581
	ASSET SECURITIZATION CORP	6.92% 14 Feb 2029	4,825,625		4,979,372
	AT+T WIRELESS	8.125% 01 May 2012	415,000		502,102
	BANK OF AMERICA	7.125% 15 Sep 2006	610,000		648,234
	BANK OF AMERICA	6.25% 15 Apr 2012	1,410,000		1,564,288
	BANK ONE CORP	4.125% 01 Sep 2007	3,350,000		3,383,539
	BANK ONE ISSUANCE TR	1.4181% 15 Dec 2010	3,750,000		3,762,893
	BAYVIEW FINL ASSET TR	2.2625% 25 May 2032	8,346,120		8,333,083
	BAYVIEW FINL ASSET TR	1% 25 Jan 2033	4,984,131		4,995,037
	BAYVIEW FINL MTG LN TR	2.64375% 28 Aug 2034	4,781,081		4,795,276
	BEAR STEARNS ARM TR	1% 25 Jun 2034	8,400,000		8,181,151
	BEAZER HOMES USA INC	8.625% 15 May 2011	40,000		43,600
	BRAZIL (FED REP)	1% 15 Apr 2014	445,653		455,948
	BRAZIL (FEDERATIVE REPUBLIC)	8% 15 Apr 2014	1,504,077		1,540,251
	BRAZIL FEDERATIVE REP	14.5% 15 Oct 2009	2,100,000		2,801,400
	BRAZIL FEDERATIVE REP	12% 15 Apr 2010	2,070,000		2,561,625
	BRAZIL FERERATIVE REP	11% 17 Aug 2040	1,390,000		1,649,235
	BRAZIL(FED REP)	3.125% 15 Apr 2012	1,411,770		1,345,417
	BRAZIL(FED REP)	3.125% 15 Apr 2012	1,464,712		1,397,042
	BRISTOL MYERS SQUIBB CO	5.75% 01 Oct 2011	2,200,000		2,355,589
	BRITISH TELECOMMUNICATIONS PLC	1% 15 Dec 2010	690,000		824,643
	BULGARIA (NAT REP)	8.25% 15 Jan 2015	570,000		716,775
	BULGARIA REP	8.25% 15 Jan 2015	3,339,000		4,173,750
	CAESARS ENTMT INC	8.125% 15 May 2011	111,000		128,205
	CAESARS ENTMT INC	7% 15 Apr 2013	161,000		177,503
	CALIFORNIA INFR + ECONOMIC DEV	6.48% 26 Dec 2009	780,000		833,134
	CALPINE GENERATING CO LLC	1% 01 Apr 2011	10,000		9,775
	CALPINE GENERATING CO LLC	11.5% 01 Apr 2011	70,000		66,500
	CASCADES INC	7.25% 15 Feb 2013	228,000		241,680
	CDC MTG CAP TR	1.925% 25 Jan 2033	1,843,053		1,845,933
	CENTEX HOME EQUITY LN TR	1% 25 Dec 2032	1,608,984		1,609,990
	CHESAPEAKE ENERGY CORP	9% 15 Aug 2012	184,000		210,220
	CHESAPEAKE ENERGY CORP	7.5% 15 Sep 2013	140,000		152,425
	CHEVRONTEXACO CAP CO	3.5% 17 Sep 2007	820,000		819,891
	CINCINNATI BELL INC NEW	7.25% 15 Jul 2013	220,000		226,050
	CITIBANK CR CARD ISSUANCE TR	1% 09 Feb 2009	1,750,000		1,767,227
	CITIGROUP INC	5% 06 Mar 2007	2,500,000		2,582,890
	CITIGROUP INC	5.625% 27 Aug 2012	550,000		586,674
	CITIGROUP INC	4.25% 29 Jul 2009	770,000		777,397
	CITIGROUP INC	5% 15 Sep 2014	1,830,000		1,831,513
	CLEVELAND ELEC ILLUM CO	5.65% 15 Dec 2013	210,000		214,796
	COASTAL CORP	7.5% 15 Aug 2006	600,000		634,500
	COLOMBIA REP	11.75% 25 Feb 2020	1,600,000		2,052,000
	COLOMBIA REP	10.5% 09 Jul 2010	510,000		596,700
	COLUMBIA HCA HEALTHCARE CORP	6.91% 15 Jun 2005	150,000		152,198
	COLUMBIA/HCA HEALTHCARE CORP	7.25% 20 May 2008	745,000		793,030
	COMCAST CABLE COMMUNICATIONS	6.75% 30 Jan 2011	430,000		481,709
	COMCAST CORP	6.5% 15 Jan 2015	1,025,000		1,131,567
	COMED TRANSITIONAL FDG TR	5.44% 25 Mar 2007	110,174		110,929
	COMMONWEALTH EDISON CO	6.15% 15 Mar 2012	2,410,000		2,613,350
	COMP GENERALE DE GEOPHYSIQUE	10.625% 15 Nov 2007	170,000		179,138
	CONOCO FDG CO	7.25% 15 Oct 2031	600,000		740,799
	CONOCO INC	6.95% 15 Apr 2029	990,000		1,172,764
	CONOCOPHILLIPS	4.75% 15 Oct 2012	3,060,000		3,107,992
	CONOCOPHILLIPS	5.9% 15 Oct 2032	10,000		10,469
	CONSECO FIN SECURITIATIONS CO	8.31% 01 May 2032	1,300,000		1,098,366

CONSECO FIN SECURITIZATIONS	7.27% 01 Sep 2032	3,200,000	3,053,810
CONSECO FIN SECURITIZATIONS CO	2.5% 01 Jan 2032	28,320,000	1,292,100
CONTINENTAL AIRLS	6.703% 15 Dec 2022	596,865	580,222
CONTINENTAL AIRLS PASS THRU TR	6.545% 02 Feb 2019	843,187	837,691
CORPORACION NACIONAL DEL COBRE	4.75% 15 Oct 2014	590,000	578,787
COX COMMUNICATIONS INC	7.125% 01 Oct 2012	100,000	112,610
COX COMMUNICATIONS INC NEW	4.625% 01 Jun 2013	280,000	268,400
COX COMMUNICATIONS INC NEW	5.5% 01 Oct 2015	145,000	144,819
CRVD FIN LTD	1% 15 Oct 2007	1,030,868	1,030,858
CSC HLDGS INC	7.875% 15 Dec 2007	10,000	10,725
CSC HLDGS INC	7.875% 15 Feb 2018	259,000	279,720
CSC HLDGS INC	7.625% 01 Apr 2011	61,000	65,728
CWABS INC	2.40063% 25 May 2029	43,824	43,831
CWABS INC	1% 25 Oct 2031	665,492	665,670
CWABS INC	2.143063% 25 Jan 2032	465,745	465,746
CWABS INC	2.45% 15 Nov 2028	3,116,525	3,127,239
DAIMLER CHRYSLER NORTL HLDG CO	7.2% 01 Sep 2009	530,000	590,211
DAIMLERCHRYSLER MASTER OWNER T	1.17% 15 May 2007	2,550,000	2,550,798
DAIMLERCHRYSLER NORTH AMER	4.05% 04 Jun 2008	960,000	959,160
DEERE JOHN CAP CORP	6% 15 Feb 2009	570,000	613,978
DELTA AIR LINES INC DEL	6.417% 02 Jul 2012	2,900,000	3,027,378
DELTA AIR LINES INC DEL PASS T	6.718% 02 Jul 2024	1,739,577	1,815,391
DELTA AIR LINES INC DEL TRS	7.111% 18 Sep 2011	500,000	491,320
DEUTSCHE MTG + ASSET REC CORP	6.538% 15 Jun 2031	3,259,291	3,466,427
DEVON ENERGY CORP	7.95% 15 Apr 2032	1,875,000	2,385,266
DOMINION RES INC DEL	5.7% 17 Sep 2012	1,690,000	1,782,764
DOMINION RES INC VA NEW	4.125% 15 Feb 2008	750,000	754,763
DUKE ENERGY CO	5.625% 30 Nov 2012	500,000	525,845
DYNEGY HLDGS INC	8.75% 15 Feb 2012	2,295,000	2,404,013
EASTMAN KODAK CO	7.25% 15 Nov 2013	1,195,000	1,293,503
ECHOSTAR DBS CORP	1% 01 Oct 2008	61,000	63,211
ECHOSTAR DBS CORP	6.625% 01 Oct 2014	320,000	324,000
EIRCOM FDG	8.25% 15 Aug 2013	390,000	430,950
EL PASO CORP	0% 28 Feb 2021	380,000	199,975
EL PASO ENERGY	7.8% 01 Aug 2031	2,210,000	2,121,600
EL PASO ENERGY CORP DEL	6.75% 15 May 2009	300,000	304,500
EL PASO ENERGY CORP MTN	7.75% 15 Jan 2032	820,000	785,150
EL PASO NAT GAS CO	8.375% 15 Jun 2032	1,480,000	1,648,350
ELECTRONIC DATA SYS CORP	7.125% 15 Oct 2009	1,870,000	2,059,599
EMAC OWNER TRUST	6.42% 15 Sep 2008	738,386	343,349
EMPRESA NACIONAL DE ELECTRIC	8.35% 01 Aug 2013	150,000	174,028
FED HM LN PC POOL C00860	7% 01 Sep 2029	37,733	40,098
FEDERAL HOME LN BKS	0.995% 12 Sep 2005	13,840,000	13,838,616
FEDERAL HOME LN BKS	0.993% 05 Oct 2005	9,510,000	9,510,190
FEDERAL HOME LN MTG CORP	6.75% 15 Sep 2029	1,000	1,206
FEDERAL HOME LN MTG CORP	4.875% 15 Mar 2007	4,909,000	5,068,793
FEDERAL NATL MTG ASSN	1.015% 28 Jan 2005	13,860,000	13,860,139
FEDERAL NATL MTG ASSN DISC NTS	0.01% 01 Apr 2005	1,895,000	1,884,144
FFCA SECD LENDING CORP	0.99% 18 Sep 2025	1,478,548	1,492,472
FFCA SECD LENDING CORP	1.6701% 18 Nov 2011	3,273,019	128,973
FFCA SECD LENDING CORP	1.563067% 18 Sep 2020	11,988,571	592,235
FHLMC TBA JAN 30 GOLD SINGLE	7.5% 01 Dec 2099	19,100,000	20,439,983
FINANCING CORP PRINC FICO STRP	0% 05 Apr 2019	360,000	173,726
FINANCING CORP PRINC FICO STRP	0% 26 Sep 2019	5,100,000	2,395,418
FIRST ENERGY CORP	7.375% 15 Nov 2031	4,355,000	4,955,369
FIRSTENEGY CORP	5.5% 15 Nov 2006	1,640,000	1,688,982
FIRSTENERGY CORP	6.45% 15 Nov 2011	440,000	477,048
FLEET HOME EQUITY LN TR	2.35% 20 May 2031	2,119,704	2,117,385
FLEET HOME EQUITY LN TR	2.39% 20 Jan 2033	2,557,730	2,554,932
FMC CORP	10.25% 01 Nov 2009	192,000	220,320
FNMA TBA JAN 15 SINGLE FAM	6% 01 Dec 2099	49,900,000	52,285,844
FNMA TBA JAN 30 SINGLE FAM	7% 01 Dec 2099	38,000,000	40,250,314
FNMA POOL 313046	9% 01 Aug 2026	60,569	66,250
FNMA POOL 535460	8% 01 Sep 2015	92,200	97,311
FNMA POOL 542564	8% 01 Aug 2015	50,163	52,944
FNMA POOL 555350	5.5% 01 Mar 2018	3,454,082	3,578,078
FNMA POOL 631364	5.5% 01 Feb 2017	64,543	66,860
FORD MTR CR CO	7.375% 28 Oct 2009	200,000	216,041
FORD MTR CR CO	7.875% 15 Jun 2010	210,000	231,782
FORD MTR CR CO	6.875% 01 Feb 2006	1,300,000	1,341,744
FORD MTR CR CO	7.375% 01 Feb 2011	1,050,000	1,133,837
FORD MTR CR CO	7.25% 25 Oct 2011	6,450,000	6,905,920
FRESENIUS MED CARE CAP TR II	GTD TR PFD SECS	190,000	206,150

FRESENIUS MED CARE CAP TR IV	7.875% 15 Jun 2011	490,000	546,350
GAZPROM	9.625% 01 Mar 2013	110,000	130,147
GAZPROM O A O	9.625% 01 Mar 2013	320,000	377,600
GENERAL ELEC CAP CORP MTN	6.8% 01 Nov 2005	2,300,000	2,373,022
GENERAL ELEC CAP CORP MTN	5.45% 15 Jan 2013	1,180,000	1,248,485
GENERAL ELEC CAP CORP MTN	4.25% 15 Jan 2008	1,320,000	1,342,284
GENERAL ELEC CO	5% 01 Feb 2013	2,660,000	2,734,183
GENERAL MTRS ACCEP CORP	7.25% 02 Mar 2011	1,605,000	1,673,383
GENERAL MTRS NOVA SCOTIA FIN	6.85% 15 Oct 2008	3,820,000	4,021,227
GEORGIA PAC CORP	7.7% 15 Jun 2015	110,000	125,675
GEORGIA PAC CORP	8.125% 15 May 2011	8,000	9,200
GEORGIA PAC CORP	8.875% 01 Feb 2010	154,000	179,218
GEORGIA PAC CORP	9.375% 01 Feb 2013	8,000	9,320
GERMANY (FED REP)	5% 04 Jan 2012	10,853,000	16,256,590
GERMANY (FEDERAL REPUBLIC OF)	5.5% 04 Jan 2031	5,660,000	9,175,416
GMAC COML MTG SEC INC	6.869% 15 Jul 2029	77,683	82,185
GMAC COML MTG SEC INC	6.7% 15 May 2030	130,000	139,773
GNMA I TBA JAN 30 SINGLE FAM	5% 15 Dec 2099	12,900,000	12,904,031
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	19,100,000	19,499,906
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	47,250,000	48,955,432
GNMA II POOL 003474	6% 20 Nov 2033	472,619	489,899
GNMA POOL 486470	6.5% 15 Aug 2028	49,873	52,752
GNMA POOL 486516	6.5% 15 Sep 2028	81,750	86,469
GNMA POOL 488303	7.5% 15 Dec 2028	12,859	13,893
GNMA POOL 780851	7.5% 15 Dec 2027	62,466	67,641
GNMA POOL 781001	7.5% 15 Mar 2029	88,033	95,217
GOLDMAN SACHS GROUP INC	6.875% 15 Jan 2011	705,000	797,301
GOVERNMENT NATL MTG ASSN	2.54% 20 Aug 2031	322,218	323,633
HARRAHS OPER INC	7.875% 15 Dec 2005	356,000	370,240
HCA HEALTHCARE CO	7.125% 01 Jun 2006	510,000	529,380
HCA INC	7.5% 06 Nov 2033	1,440,000	1,468,987
HCA INC	5.75% 15 Mar 2014	310,000	300,303
HERTZ CORP	2.04% 24 Mar 2005	2,170,000	2,170,000
HILTON HOTELS CORP	7.625% 15 May 2008	600,000	664,121
HMH PPTYS INC	7.875% 01 Aug 2008	101,000	103,778
HOUSEHOLD FIN CORP	7.2% 15 Jul 2006	810,000	856,947
HOUSEHOLD FIN CORP	8% 15 Jul 2010	715,000	841,271
HOUSEHOLD FIN CORP	7% 15 May 2012	650,000	742,047
HOUSEHOLD FIN CORP	6.375% 27 Nov 2012	170,000	187,534
HOUSEHOLD HOME EQUITY LN TR	2.69% 20 Oct 2032	468,217	468,776
HSBC CAP FDG DLR 2 L P	1% 13 Dec 2049	520,000	501,800
HSBC FIN CORP	6.75% 15 May 2011	805,000	902,360
HYDRO QUEBEC	7.5% 01 Apr 2016	760,000	937,243
HYDRO QUEBEC	6.3% 11 May 2011	885,000	984,082
IMC GLOBAL INC	10.875% 01 Jun 2008	86,000	103,200
IMC GLOBAL INC	11.25% 01 Jun 2011	388,000	448,140
IMPAC CMB TR	1% 25 Mar 2033	3,763,290	3,763,290
IMPAC CMB TR	1.78% 25 Aug 2033	4,723,154	4,729,656
IMPAC CMB TRUST	1.45% 25 Oct 2033	6,013,160	6,013,966
INTELSAT LTD	6.5% 01 Nov 2013	340,000	309,400
INTERNATIONAL PAPER CO	5.5% 15 Jan 2014	420,000	436,619
IRS 3ML USD	1% 18 Oct 2014	12,900,000	12,898,696
IRS 3ML USD	1% 18 Oct 2014	10,000,000	9,998,989
IRS USD	4.9257% 18 Oct 2014	(10,000,000)	(9,902,232)
IRS USD	4.4915% 18 Oct 2014	(12,900,000)	(12,772,784)
IRS USD	4.4318% 24 Sep 2014	(23,400,000)	(23,075,383)
IRS USD 3ML	1% 24 Sep 2014	23,400,000	23,399,738
IRWIN WHOLE LN HOME EQUITY TR	2.68063% 25 Oct 2027	1,547,784	1,549,236
ITT CORP NEV	6.75% 15 Nov 2005	511,000	525,053
J P MORGAN CHASE + CO	5.75% 02 Jan 2013	2,950,000	3,151,656
KANSAS CITY SOUTHN RY CO	9.5% 01 Oct 2008	324,000	368,145
KOREA DEPOSIT INS	2.5% 11 Dec 2005	1,000,000	1,101,094
KOREA DEV BK	4.25% 13 Nov 2007	260,000	262,055
LA QUINTA PPTYS INC	7% 15 Aug 2012	50,000	52,875
LAMAR MEDIA CORP	7.25% 01 Jan 2013	294,000	317,520
LB UBS COML MTG TR	1.21574% 15 Mar 2036	11,949,532	583,613
LEHMAN BROS HLDG	7% 01 Feb 2008	400,000	437,623
LEHMAN BROS HLDGS INC	4% 22 Jan 2008	510,000	513,760
LIBERTY MEDIA CORP	3.75% 15 Feb 2030	70,000	46,988
LIBERTY MEDIA CORP NEW	5.7% 15 May 2013	270,000	269,399
LIBERTY MEDIA CORP NEW	1% 17 Sep 2006	4,460,000	4,527,467
LOCKHEED MARTIN CORP	7.65% 01 May 2016	625,000	765,769
LOEWS CORP	7% 15 Oct 2023	750,000	767,554

LYONDELL CHEMICAL CO	9.625% 01 May 2007	162,000	178,200
MACDERMID INC	9.125% 15 Jul 2011	90,000	99,900
MANDALAY RESORT GROUP	9.5% 01 Aug 2008	250,000	285,625
MANOR CARE INC	7.5% 15 Jun 2006	154,000	162,418
MEADWESTVACO CORP	6.85% 01 Apr 2012	840,000	943,895
MERRILL LYNCH + CO INC	3.7% 21 Apr 2008	3,500,000	3,493,010
MERRILL LYNCH + CO INC	3.375% 14 Sep 2007	370,000	368,031
MERRILL LYNCH MTG INVS INC	6.31% 15 Nov 2026	496,731	504,768
MEXICO UNITED MEXICAN STS	11.5% 15 May 2026	2,810,000	4,313,350
MGM MIRAGE	6.75% 01 Sep 2012	310,000	326,275
MGM MIRAGE FORMERLY GRAND INC	8.5% 15 Sep 2010	485,000	551,688
MILLENNIUM AMER INC	9.25% 15 Jun 2008	13,000	14,788
MIRAGE RESORTS INC	7.25% 15 Oct 2006	100,000	104,750
MOHEGAN TRIBAL GAMING AUTH	8% 01 Apr 2012	80,000	86,800
MORGAN STANLEY DEAN WITTER	7.75% 15 Jun 2005	2,135,000	2,182,266
NABISCO INC	7.55% 15 Jun 2015	3,210,000	3,843,777
NEWS AMER INC	6.75% 09 Jan 2038	2,580,000	2,901,262
NEXTEL COMMUNICATIONS INC	7.375% 01 Aug 2015	380,000	418,000
NEXTEL COMMUNICATIONS INC	5.95% 15 Mar 2014	117,000	121,095
NORFOLK SOUTHN CORP	8.375% 15 May 2005	130,000	132,785
NORTHROP GRUMMAN CORP	1% 15 Feb 2031	600,000	689,487
NORTHROP GRUMMAN CORP	4.079% 16 Nov 2006	110,000	111,280
OMNICARE INC	8.125% 15 Mar 2011	324,000	348,300
ONCOR ELEC DELIVERY CO	6.375% 15 Jan 2015	440,000	483,582
ORION PWR HLDGS INC	12% 01 May 2010	551,000	699,770
PACIFIC ENERGY PARTNERS LP	7.125% 15 Jun 2014	170,000	181,050
PACIFIC GAS + ELEC CO	6.05% 01 Mar 2034	1,300,000	1,346,213
PANAMA REP	10.75% 15 May 2020	963,000	1,244,678
PANAMA REP	9.625% 08 Feb 2011	637,000	750,068
PANAMA REP	9.375% 16 Jan 2023	350,000	404,250
PEABODY ENERGY CORP	6.875% 15 Mar 2013	525,000	568,313
PEGASUS AVIATION LEASE SECS II	8.37% 25 Mar 2030	1,290,000	858,556
PEMEX FIN LTD	9.03% 15 Feb 2011	480,000	553,445
PERU (REP OF)	5% 07 Mar 2017	2,778,160	2,653,143
PERU REP	8.75% 21 Nov 2033	490,000	534,100
PETRONAS CAP LTD	7.875% 22 May 2022	1,180,000	1,464,971
PETROZUATA FIN INC	8.22% 01 Apr 2017	1,230,000	1,228,463
PHILLIP MORRIS CO INC	7.75% 15 Jan 2027	3,340,000	3,762,143
PLAINS EXPL + PRODTN CO	7.125% 15 Jun 2014	280,000	305,200
PRIDE INTL INC DE	7.375% 15 Jul 2014	390,000	426,075
QUEBEC PROV CDA	6.125% 22 Jan 2011	2,000,000	2,194,319
QUEBEC PROV CDA MTN	7.22% 22 Jul 2036	280,000	396,192
QWEST COMMUNICATIONS INTL INC	5.789999% 15 Feb 2009	560,000	567,000
QWEST CORP	8.875% 15 Mar 2012	180,000	207,900
QWEST CORPORATION	5.625% 15 Nov 2008	290,000	295,075
RABOBANK CAP FDG III TR	5.254% 31 Dec 2016	700,000	696,192
RAYTHEON CO	6.75% 15 Aug 2007	409,000	440,073
RESIDENTIAL ASSET SEC MTG PASS	2.0669% 25 Jun 2031	838,418	838,942
RESIDENTIAL REINS 2002 LTD	1% 01 Jun 2005	700,000	708,729
RESOLUTION FDG CORP	8.125% 15 Oct 2019	450,000	606,511
REYNOLDS R J TOB HLDGS INC	7.75% 15 May 2006	1,850,000	1,933,250
REYNOLDS R J TOB HLDGS INC	7.875% 15 May 2009	980,000	1,051,050
RHODIA	10.25% 01 Jun 2010	120,000	135,000
ROGERS WIRELESS INC	6.375% 01 Mar 2014	280,000	277,200
RUSSIAN FEDERATION	8.25% 31 Mar 2010	260,000	288,210
RUSSIAN FEDERATION	5% 31 Mar 2030	11,690,000	12,029,010
SARA LEE CORP	6.25% 15 Sep 2011	750,000	827,210
SARA LEE CORP	3.875% 15 Jun 2013	480,000	454,061
SCHULER HOMES	9.375% 15 Jul 2009	240,000	258,000
SER 2000 2G MEDALLION TR	1% 18 Dec 2031	698,513	698,618
SHAW COMMUNICATIONS INC	8.25% 11 Apr 2010	8,000	9,100
SHAW COMMUNICATIONS INC	7.25% 06 Apr 2011	80,000	88,200
SHAW COMMUNICATIONS INC	7.2% 15 Dec 2011	224,000	247,240
SLM CORP	4.31% 01 Apr 2009	3,170,000	3,162,519
SMITHFIELD FOODS INC	8% 15 Oct 2009	235,000	260,263
SMITHFIELD FOODS INC	7.75% 15 May 2013	11,000	12,238
SMITHFIELD FOODS INC	7% 01 Aug 2011	90,000	96,075
SONAT INC	7.625% 15 Jul 2011	2,610,000	2,701,350
SOUTHERN NAT GAS CO	8% 01 Mar 2032	380,000	414,675
SOUTHERN NAT GAS CO	8.875% 15 Mar 2010	390,000	436,800
SPRINT CAP CORP	4.78% 17 Aug 2006	2,885,000	2,950,225
SPRINT CAP CORP	6% 15 Jan 2007	480,000	502,656
SPRINT CAP CORP	8.375% 15 Mar 2012	40,000	48,892

SPX CORP	7.5% 01 Jan 2013	212,000	230,020
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	147,782,059	147,782,059
STATION CASINOS INC	6% 01 Apr 2012	330,000	336,188
STRUCTURED ASSET SECS CORP	1% 01 Jan 2032	484,774	484,698
STRUCTURED ASSET SECS CORP	1% 25 Aug 2032	1,436,122	1,438,141
STUDENT LN MARKETING ASSN GBAL	5.25% 15 Mar 2006	1,000,000	1,025,628
SUMITOMO MITSUI BK CORP	8% 15 Jun 2012	1,710,000	2,043,273
SUN MEDIA CORP CDA	7.625% 15 Feb 2013	155,000	169,144
SYSTEMS 2001 A T LLC	6.664% 15 Sep 2013	2,464,841	2,715,170
TARGET CORP	5.875% 01 Mar 2012	1,325,000	1,446,758
TCI COMMUNICATIONS INC	7.875% 15 Feb 2026	1,310,000	1,587,288
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	130,000	146,467
TEEKAY SHIPPING CORP	8.875% 15 Jul 2011	485,000	562,600
TELE COMMUNICATIONS INC	9.8% 01 Feb 2012	942,000	1,213,136
TELE COMMUNICATIONS INC	7.25% 01 Aug 2005	400,000	409,278
TELECOM ITALIA CAP	5.25% 15 Nov 2013	500,000	505,786
TELECOM ITALIA CAP	4.95% 30 Sep 2014	740,000	721,336
TENET HEALTHCARE CORP	6.375% 01 Dec 2011	1,048,000	972,020
TENET HEALTHCARE CORP	7.375% 01 Feb 2013	3,800,000	3,686,000
TENNESSEE VALLEY AUTH	7.125% 01 May 2030	1,970,000	2,469,685
TIME WARNER ENTMT CO L P	8.375% 15 Jul 2033	50,000	64,425
TIME WARNER INC	6.875% 01 May 2012	1,695,000	1,930,524
TORRENS TRUST	2.35% 15 Jul 2031	195,820	195,818
TXU ENERGY CO LLC	7% 15 Mar 2013	480,000	538,863
TXU ENERGY CO LLC	1% 17 Jan 2006	525,000	526,439
TYCO INTL GROUP	6.375% 15 Jun 2005	205,000	208,305
TYCO INTL GROUP S A	7% 15 Jun 2028	1,590,000	1,838,211
TYCO INTL GROUP S A	6.875% 15 Jan 2029	3,520,000	4,015,237
TYCO INTL GROUP S A	6.125% 01 Nov 2008	240,000	258,527
TYCO INTL GROUP S A	6.75% 15 Feb 2011	280,000	314,401
TYCO INTL GROUP S A	6.375% 15 Oct 2011	5,940,000	6,557,089
UNILEVER CAPITAL	7.125% 01 Nov 2010	570,000	652,974
UNITED MEXICAN STS	8.375% 14 Jan 2011	4,940,000	5,809,440
UNITED MEXICAN STS MTN	7.5% 08 Apr 2033	5,650,000	6,102,000
UNITED STATES TRAS NTS	3.625% 15 Jul 2009	260,000	260,752
UNITED STATES TREAS BD	0% 15 Aug 2028	2,590,000	783,109
UNITED STATES TREAS BD STRP	0.01% 15 Feb 2023	310,000	124,284
UNITED STATES TREAS BDS	9.875% 15 Nov 2015	200,000	295,375
UNITED STATES TREAS BDS	3.625% 15 Apr 2028	19,518,689	25,642,677
UNITED STATES TREAS BDS	3.875% 15 Apr 2029	9,183,826	12,613,412
UNITED STATES TREAS BDS	5.375% 15 Feb 2031	13,294,000	14,369,983
UNITED STATES TREAS BDS	2.375% 15 Jan 2025	1,174,593	1,257,548
UNITED STATES TREAS NTS	3.375% 15 Jan 2007	1,240,841	1,314,322
UNITED STATES TREAS NTS	4.25% 15 Jan 2010	2,779,427	3,223,484
UNITED STATES TREAS NTS	3.375% 15 Jan 2012	182,736	208,034
UNITED STATES TREAS NTS	3% 15 Nov 2007	40,720,000	40,471,860
UNITED STATES TREAS NTS	1.625% 30 Apr 2005	70,000	69,830
UNITED STATES TREAS NTS	1.875% 15 Jul 2013	3,813,937	3,923,588
UNITED STATES TREAS NTS	4.25% 15 Aug 2013	505,000	508,866
UNITED STATES TREAS NTS	4.25% 15 Nov 2013	57,550,000	57,900,698
UNITED STATES TREAS NTS	1.875% 30 Nov 2005	730,000	724,354
UNITED STATES TREAS NTS	4.75% 15 May 2014	2,080,000	2,167,100
UNITED STATES TREAS NTS	4% 15 Jun 2009	20,460,000	20,848,421
UNITED STATES TREAS NTS	2% 15 Jul 2014	23,157,705	23,895,856
UNITED STATES TREAS NTS	2.75% 15 Aug 2007	2,010,000	1,988,016
UNITED STATES TREAS NTS	4.25% 15 Aug 2014	40,510,000	40,592,284
UNITED STATES TREAS NTS	3.375% 15 Oct 2009	3,970,000	3,931,231
UNITED STATES TREAS NTS	0.875% 15 Apr 2010	10,508,329	10,409,814
UNITED STATES TREAS NTS	3.5% 15 Nov 2009	89,820,000	89,405,984
UNITED STATES TREAS NTS	4.25% 15 Nov 2014	2,985,000	2,991,996
UNITED STATES TREAS NTS	3.5% 15 Dec 2009	80,000	79,613
UNITED STATES TRES BD STRP PRN	0% 15 Nov 2021	21,250,000	9,149,889
UNITED STATES TRES SC STRP INT	0% 15 Feb 2010	1,500,000	1,242,562
US AWYS PASS THRU TRS	8.36% 20 Jan 2019	2,106,234	2,124,532
VENTAS RLTY LTD PARTNERSHIP	8.75% 01 May 2009	296,000	331,890
VENTAS RLTY LTD PARTNERSHIP	9% 01 May 2012	60,000	69,975
VERIZON GLOBAL FDG CORP	4.375% 01 Jun 2013	280,000	271,349
VIACOM INC	7.875% 30 Jul 2030	610,000	775,021
VIACOM INC	6.4% 30 Jan 2006	500,000	517,918
VINTAGE PETE INC	8.25% 01 May 2012	644,000	710,010
VODAFONE AIRTOUCH PLC	7.625% 15 Feb 2005	400,000	402,442
VODAFONE AIRTOUCH PLC	7.875% 15 Feb 2030	1,900,000	2,455,748
WAMU MTG PASS THROUGH CTFS	5.75% 25 Jan 2033	311,569	311,935

WASTE MGMT INC DEL	7.375% 01 Aug 2010	1,555,000	1,774,043
WASTE MGMT INC DEL	6.375% 15 Nov 2012	3,740,000	4,104,772
WELLS FARGO + CO NEW	5% 15 Nov 2014	1,175,000	1,187,151
WESTERN OIL SANDS INC	8.375% 01 May 2012	272,000	317,900
WEYERHAEUSER CO	6.75% 15 Mar 2012	1,350,000	1,511,042
WILLIAMS COS INC	7.625% 15 Jul 2019	855,000	940,500
WILLIAMS COS INC	7.5% 15 Jan 2031	691,000	715,185
WILLIAMS COS INC	7.75% 15 Jun 2031	1,540,000	1,613,150
WILLIAMS COS INC	8.75% 15 Mar 2032	2,050,000	2,354,938
XTO ENERGY INC	7.5% 15 Apr 2012	128,000	150,509
XTO ENERGY INC	6.25% 15 Apr 2013	809,000	891,339

	Sub-Total: Fund 5728 / Pimco 5 of 6		$1,172,456,330

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	ABFS MTG LN TR	7% 15 Mar 2005	4,845,990		$54,387
	ABFS MTG LN TR	4% 15 Dec 2033	8,693,587		129,335
	ABFS MTG LN TR	4% 15 Sep 2005	12,605,333		263,464
	ABITIBI CONSOLIDATED CO CDA	5.99% 15 Jun 2011	9,000		9,270
	ACA CDS LTD	5.484% 15 Jul 2008	5,500,000		529,925
	ACE SEC CORP HOME RQUITY LN TR	2.44063% 25 Apr 2031	60,937		60,937
	AES CORP	9.375% 15 Sep 2010	317,000		368,513
	AES CORP	8.875% 15 Feb 2011	160,000		182,800
	AES CORP	8.75% 15 May 2013	1,541,000		1,750,961
	AES CORPORATION	8.75% 15 Jun 2008	198,000		216,810
	AESOP FDG II LLC	6.14% 20 May 2006	14,750,000		14,856,023
	AGCO CORP DEL	9.5% 01 May 2008	63,000		67,095
	ALABAMA PWR CO	1% 25 Aug 2009	1,930,000		1,940,898
	ALLIED WASTE NORTH AMER INC	8.875% 01 Apr 2008	45,000		48,150
	ALTRIA GROUP INC	5.625% 04 Nov 2008	1,690,000		1,750,473
	AMERADA HESS CORP	7.375% 01 Oct 2009	3,830,000		4,279,029
	AMERICAN ELEC PWR INC	6.125% 15 May 2006	400,000		414,675
	AMERICAN HONDA FIN CORP MTN	2.63% 11 Sep 2006	2,950,000		2,955,717
	AMERICAN HONDA FIN CORP MTN	3.85% 06 Nov 2008	1,401,000		1,394,127
	AMERICREDIT AUTOMOBILE REC TR	6.35% 06 Aug 2006	2,127,000		2,152,924
	AMERICREDIT AUTOMOBILE RECEIVA	4.23% 06 Oct 2006	813,709		814,981
	AMERIQUEST MTG SECS INC	1% 25 Feb 2033	2,062,638		2,064,573
	AMERIQUEST MTG SECS INC	5% 25 May 2033	5,928,177		195,843
	AMERIQUEST MTG SECS INC	0% 25 Feb 2006	9,054,564		289,818
	AMERISOURCEBERGEN CORP	8.125% 01 Sep 2008	211,000		234,738
	AMRESCO RESIDENTIAL SECURITES	2.73563% 25 Sep 2027	382,515		382,565
	ANADARKO PETE CORP	3.25% 01 May 2008	2,752,000		2,697,936
	AOL TIME WARNER INC	6.125% 15 Apr 2006	4,090,000		4,239,864
	APACHE CORP	6.25% 15 Apr 2012	1,790,000		1,971,829
	APPALACHIAN PWR CO	4.8% 15 Jun 2005	3,340,000		3,368,387
	ARIES VERMOGENSVERWALTUNGS	9.6% 25 Oct 2014	1,500,000		1,845,000
	ASPETUCK TR	1% 17 Oct 2005	6,750,000		6,785,100
	ASSET BACKED SECS CORP	4% 15 Apr 2033	11,671,293		110,597
	ASSET BACKED SECS CORP HM EQ	5% 15 Jan 2033	5,563,211		127,587
	ASSET SECURITIZATION CORP	6.92% 14 Feb 2029	3,318,861		3,424,602
	AT + T WIRELESS SVCS INC	7.35% 01 Mar 2006	3,000,000		3,147,233
	AT + T WIRELESS SVCS INC	7.5% 01 May 2007	1,610,000		1,749,690
	AT+T WIRELESS SVCS INC	6.875% 18 Apr 2005	3,400,000		3,444,067
	BANC AMER ALTERNATIVE LN TR	4.5% 25 Dec 2018	9,041,332		8,942,292
	BANC AMER FDG CORP	6% 20 May 2033	1,875,317		1,918,786
	BANC AMER MTG SECS INC	4.569% 25 May 2033	6,715,284		6,716,913
	BANK AMER CORP MTN	2.287561% 15 Sep 2014	7,840,000		7,900,987
	BANK ONE CORP SR NTS	1.99% 15 Sep 2006	3,160,000		3,158,292
	BANK ONE ISSUANCE TR	3.76% 15 Aug 2008	2,000,000		2,006,562
	BANK ONE ISSUANCE TR	4.54% 15 Sep 2010	3,530,000		3,571,368
	BANK ONE ISSUANCE TR	2.47% 15 Apr 2008	1,200,000		1,202,626
	BAY VIEW 2002 LJ 1 OWNER TR	2.5% 25 May 2011	8,294,655		76,087
	BAY VIEW 2003 LJ 1 OWNER TR	1.45% 25 Apr 2012	6,200,317		67,816
	BAYVIEW FINL ACQUISITION TR	3.5% 28 Feb 2007	23,813,296		1,041,022
	BAYVIEW FINL ACQUISITION TR	2.61375% 28 Apr 2045	8,872,321		8,878,088
	BAYVIEW FINL ASSET TR	5.5% 25 Jun 2005	2,805,555		66,461
	BAYVIEW FINL ASSET TR	0% 25 Aug 2005	6,411,531		150,158
	BEAR STEARNS ARM TR	1% 25 Jan 2035	5,697,692		5,754,669

BEAR STEARNS ASSET BACKED SECS	5% 25 Aug 2005	6,600,000	188,423
BEAR STEARNS ASSET BACKED SECS	4% 25 Mar 2006	3,699,214	129,436
BEAR STEARNS COML MTG SECS INC	1.9775% 14 May 2016	9,590,000	9,596,666
BEAR STEARNS COML MTG SECS INC	1.23561% 14 May 2016	70,928,000	2,492,346
BEAR STEARNS COS INC MTN	2.72% 09 Sep 2009	4,500,000	4,519,587
BEAZER HOMES USA INC	8.625% 15 May 2011	90,000	98,100
BMW FINANCE NV	4.15% 07 Dec 2005	4,000,000	4,031,768
BRAZIL (FED REP)	1% 15 Apr 2014	245,109	250,771
BRAZIL (FEDERATIVE REPUBLIC)	8% 15 Apr 2014	1,052,854	1,078,175
BRAZIL FEDERATIVE REP	10.125% 15 May 2027	110,000	125,565
BRAZIL FEDERATIVE REP	14.5% 15 Oct 2009	5,900,000	7,870,600
BRAZIL FEDERATIVE REP	12% 15 Apr 2010	390,000	482,625
BRAZIL FERERATIVE REP	11% 17 Aug 2040	800,000	949,200
BRAZIL(FED REP)	1% 15 Apr 2012	273,531	260,675
BRAZIL(FED REP)	1% 15 Apr 2012	388,237	370,300
BRITISH TELECOMMUNICATIONS PLC	7.875% 15 Dec 2005	4,794,000	5,013,135
BULGARIA (NAT REP)	8.25% 15 Jan 2015	730,000	917,975
BULGARIA REP	8.25% 15 Jan 2015	1,258,000	1,572,500
C BASS TR	3% 25 May 2034	7,758,127	145,705
C BASS TR	1.5% 25 Jan 2035	28,726,099	378,323
CAESARS ENTERTAINMENT INC	8.875% 15 Sep 2008	50,000	56,625
CAESARS ENTMT INC	8.125% 15 May 2011	66,000	76,230
CAESARS ENTMT INC	7% 15 Apr 2013	15,000	16,538
CASCADES INC	7.25% 15 Feb 2013	164,000	173,840
CATERPILLAR FINL SVCS	2.146% 06 Jun 2005	2,000,000	2,002,949
CENDANT MTG CORP	2.73% 25 Nov 2033	1,098,109	1,100,339
CENTEX HOME EQUITY LN TR	4.5755% 25 Jun 2006	3,882,979	181,972
CHASE CR CARD OWNER TR	3% 16 Jul 2007	4,567,000	4,571,996
CHASE FDG LN ACQUISITION TR	2.6575% 25 Jul 2030	796,173	796,422
CHASE FDG MTG LN	2.55063% 25 Oct 2032	3,811,938	3,817,298
CHESAPEAKE ENERGY CORP	9% 15 Aug 2012	140,000	159,950
CHESAPEAKE ENERGY CORP	7.5% 15 Sep 2013	30,000	32,663
CHILE REP	1% 28 Jan 2008	380,000	383,083
CINCINNATI BELL INC NEW	7.25% 15 Jul 2013	320,000	328,800
CIT GROUP INC MTN	1% 18 May 2007	5,480,000	5,488,018
CITIBANK CR CARD ISSUANCE TR	6.65% 15 May 2008	5,300,000	5,510,346
CITIBANK CR CARD ISSUANCE TR	1% 15 Dec 2009	2,000,000	2,036,250
CITIGROUP INC	1% 05 Nov 2014	13,440,000	13,405,977
CLEAR CHANNEL COMMUNICATIONS	3.125% 01 Feb 2007	3,020,000	2,974,425
COASTAL CORP	6.7% 15 Feb 2027	650,000	665,906
COLOMBIA REP	11.75% 25 Feb 2020	610,000	782,325
COLOMBIA REP	10.5% 09 Jul 2010	430,000	503,100
COLUMBIA HCA HEALTHCARE CORP	6.91% 15 Jun 2005	1,350,000	1,369,778
COLUMBIA/HCA HEALTHCARE CORP	7.25% 20 May 2008	121,000	128,801
COMCAST CABLE COMMUNICATIONS	6.375% 30 Jan 2006	2,300,000	2,379,308
COMMONWEALTH EDISON CO	3.7% 01 Feb 2008	3,400,000	3,400,092
COMP GENERALE DE GEOPHYSIQUE	10.625% 15 Nov 2007	90,000	94,838
CONOCO INC	6.35% 15 Apr 2009	3,000,000	3,285,154
CONOCOPHILLIPS	4.75% 15 Oct 2012	4,170,000	4,235,400
CONSECO FIN SECURITIZATIONS	8.5% 25 Mar 2033	4,779,609	1,325,313
CONSECO FIN SECURITIZATIONS	7.5% 15 Aug 2033	2,292,857	92,830
CONSECO FIN SECURITIZATIONS CO	2.35% 15 Oct 2027	602,276	599,560
CONSECO FIN SECURITIZATIONS CO	2.5% 01 Jan 2032	9,487,200	418,585
CONSECO FINANCE SEC CORP	1% 15 Dec 2029	749,834	749,831
CONTINENTAL CABLEVISION INC	8.3% 15 May 2006	1,000,000	1,062,581
COUNTRYWIDE HOME LNS MTN	1% 16 Nov 2007	5,960,000	5,957,286
COX COMMUNICATIONS INC NEW	1% 14 Dec 2007	4,030,000	4,034,425
CREDIT SUISSE FB USA INC	5.875% 01 Aug 2006	3,920,000	4,075,534
CSC HLDGS INC	7.875% 15 Feb 2018	94,000	101,520
CSC HLDGS INC	7.625% 01 Apr 2011	17,000	18,318
CSC HLDGS INC	6.75% 15 Apr 2012	30,000	30,900
CWABS INC	2.55% 25 Feb 2033	1,530,258	1,531,214
CWALT INC	1% 25 Dec 2034	6,017,319	6,127,078
CWALT INC	1% 25 Dec 2034	2,799,287	2,819,190
CWALT INC	6% 25 Feb 2034	3,742,048	3,829,254
D R HORTON INC	8.5% 15 Apr 2012	40,000	44,600
DAIMLERCHRYSLER NORTH AMER HLD	2.35% 10 Sep 2007	10,520,000	10,590,551
DEUTSCHE ALT A SECS INC	4.5% 25 Sep 2033	4,786,789	82,548
DEUTSCHE MTG + ASSET REC CORP	6.538% 15 Jun 2031	6,791,787	7,223,423
DEUTSCHE MTG SECS INC MTG LN	4.5% 25 May 2006	8,300,000	304,080
DEUTSCHE TELEKOM INTL	0.01% 15 Jun 2010	550,000	659,668
DEUTSCHE TELEKOM INTL FIN BV	1% 15 Jun 2005	7,085,000	7,253,760
DEVON FING CORP U L C	6.875% 30 Sep 2011	200,000	226,091

DIAGEO CAP PLC	6.125% 15 Aug 2005	3,320,000	3,384,622
DOMINION RES INC	7.625% 15 Jul 2005	3,490,000	3,576,280
DOMINION RES INC DEL	5.7% 17 Sep 2012	2,220,000	2,341,855
DTE ENERGY CO	3.350444% 01 Jun 2007	2,700,000	2,709,936
DUKE ENERGY CORP	2.89% 08 Dec 2005	3,200,000	3,206,080
ECHOSTAR DBS CORP	1% 01 Oct 2008	243,000	251,809
EIRCOM FDG	8.25% 15 Aug 2013	200,000	221,000
EL PASO ENERGY CORP DEL	6.75% 15 May 2009	2,850,000	2,892,750
ELECTRONIC DATA SYS CORP	7.125% 15 Oct 2009	3,900,000	4,295,421
ENTERCOM RADIO LLC / ENTERCOM	7.625% 01 Mar 2014	220,000	236,775
FED HM LN PC POOL 1B2677	4.105% 01 Jan 2035	4,101,679	4,060,662
FED HM LN PC POOL 1B2683	4.088% 01 Jan 2035	2,265,859	2,243,200
FED HM LN PC POOL 1B2694	1% 01 Dec 2034	2,813,321	2,835,442
FEDERAL HOME LN BKS	2.5% 30 Mar 2006	20,300,000	20,152,192
FEDERAL HOME LN MTG CORP	0% 25 Apr 2005	6,210,000	23,120
FEDERAL NATL MTG ASSN	3.125% 15 Jul 2006	19,960,000	19,946,224
FEDERAL NATL MTG ASSN	2.8% 01 Mar 2019	9,600,000	9,541,053
FEDERAL NATL MTG ASSN	3.73% 25 Jun 2042	1,915,326	1,912,173
FEDERAL NATL MTG ASSN DISC NTS	2.44% 01 Apr 2005	760,000	755,646
FHLMC TBA JAN 15 GOLD SINGLE	5.5% 01 Dec 2099	100,000	103,273
FHLMC TBA JAN 15 GOLD SINGLE	6.5% 01 Dec 2099	2,900,000	3,067,203
FIRST UN CORP	7.05% 01 Aug 2005	5,000,000	5,119,086
FIRST UN CORP	7% 15 Mar 2006	2,000,000	2,090,835
FIRSTENEGY CORP	5.5% 15 Nov 2006	5,600,000	5,767,256
FIRSTENERGY CORP	6.45% 15 Nov 2011	2,370,000	2,569,553
FLEET HOME EQUITY LN TR	2.35% 20 May 2031	1,791,300	1,789,340
FMC CORP	10.25% 01 Nov 2009	78,000	89,505
FNMA TBA APR 30 COFI	1% 01 Dec 2099	2,700,000	2,718,089
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	11,500,000	11,462,266
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	17,700,000	18,291,844
FNMA TBA JAN 15 SINGLE FAM	6% 01 Dec 2099	8,500,000	8,906,406
FNMA TBA JAN 30 COFI	1% 01 Dec 2099	14,700,000	14,803,359
FNMA TBA JAN 30 SINGLE FAM	7% 01 Dec 2099	19,600,000	20,760,688
FNMA 15YR TBA COFI AUG AUG	1% 01 Dec 2099	11,100,000	11,205,797
FNMA POOL 773209	4.224% 01 Dec 2034	6,363,376	6,377,089
FNMA POOL 797393	4.263% 01 Dec 2034	6,079,587	6,089,934
FORD CR AUTO OWNER TR	2.68% 15 Feb 2006	1,278,339	1,278,739
FORD MTR CR CO	1% 28 Sep 2007	18,710,000	18,607,941
GAZPROM	9.625% 01 Mar 2013	60,000	70,989
GAZPROM O A O	9.625% 01 Mar 2013	170,000	200,600
GENERAL ELEC CAP CORP MTN	1% 21 Nov 2011	14,280,000	14,306,428
GENERAL MTRS ACCEP CORP	7.5% 15 Jul 2005	2,390,000	2,438,981
GENERAL MTRS ACCEP CORP	4.15% 07 Feb 2005	1,320,000	1,321,790
GENERAL MTRS ACCEP CORP	1% 16 Jan 2007	2,890,000	2,873,050
GENERAL MTRS ACCEP CORP MTN	5.25% 16 May 2005	1,653,000	1,666,815
GENERAL MTRS ACCEP CORP MTN	3.1% 23 Sep 2008	5,920,000	5,829,591
GEORGIA PAC CORP	9.5% 01 Dec 2011	66,000	81,345
GEORGIA PAC CORP	8.125% 15 May 2011	27,000	31,050
GEORGIA PAC CORP	9.375% 01 Feb 2013	91,000	106,015
GERMANY(FED REP)	3.25% 17 Apr 2009	16,200,000	22,284,461
GNMA I TBA JAN 30 SINGLE FAM	5% 15 Dec 2099	550,000	550,172
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	700,000	714,656
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	4,300,000	4,455,203
GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	1,800,000	1,893,656
GNMA I TBA JAN 30 SINGLE FAM	7% 01 Dec 2099	5,400,000	5,734,968
GOLDMAN SACHS GROUP INC	2.57% 29 Sep 2014	4,980,000	5,064,973
GRANT PRIDECO INC	9% 15 Dec 2009	31,000	34,333
GRP / AG REAL ESTATE TR	5.97% 25 Nov 2032	321,253	321,253
GRP/AG REAL ESTATE TR	1% 25 Jul 2034	4,043,229	4,048,485
GTE HAWAIIN TEL INC	7.375% 01 Sep 2006	1,235,000	1,312,203
GTE HAWAIIN TELEPHONE INC	7% 01 Feb 2006	2,000	2,080
HARRAHS OPER INC	7.875% 15 Dec 2005	182,000	189,280
HCA HEALTHCARE CO	7.125% 01 Jun 2006	250,000	259,500
HILTON HOTELS CORP	7.625% 15 May 2008	230,000	254,580
HMH PPTYS INC	7.875% 01 Aug 2008	71,000	72,953
HOUSEHOLD AUTOMOTIVE TR	2.85% 19 Mar 2007	2,346,093	2,347,193
HOUSEHOLD FIN CORP	2.625% 16 Nov 2009	4,630,000	4,640,202
HSBC HLGS PLC	7.5% 15 Jul 2009	4,535,000	5,176,159
IMC GLOBAL INC	10.875% 01 Jun 2008	9,000	10,800
IMC GLOBAL INC	0%	123,000	142,065
IMC GLOBAL INC	10.875% 01 Aug 2013	80,000	100,000
IMC GLOBAL INC	0%	50,000	57,750
IMPAC CMB TR	7.5% 25 Aug 2032	5,640,000	26,198

IMPAC CMB TR	2.58063% 25 Feb 2033	4,356,583	4,366,802
IMPAC CMB TR	1% 25 Jan 2006	440,020	22,567
IMPAC CMB TRUST	2.55063% 25 Jul 2032	697,705	698,507
IMPAC SECD ASSETS CORP	5% 25 Aug 2005	5,122,494	114,585
INTERNATIONAL LEASE FIN CORP	4.375% 01 Nov 2009	3,290,000	3,278,669
IRWIN HOME EQUITY LN TR	10% 25 Sep 2005	7,400,000	482,865
IRWIN WHOLE LN HOME EQUITY	6% 25 Sep 2006	3,600,000	324,072
IRWIN WHOLE LN HOME EQUITY TR	10% 25 Feb 2005	6,400,000	49,549
ITT CORP NEV	6.75% 15 Nov 2005	22,000	22,605
J P MORGAN CHASE + CO	5.75% 02 Jan 2013	3,315,000	3,541,606
JP MORGAN MTG TR	4.38016% 25 Oct 2033	9,914,938	9,811,316
JPMORGAN CHASE + CO	2.16% 02 Oct 2009	7,870,000	7,884,201
KANSAS CITY SOUTHN RY CO	9.5% 01 Oct 2008	63,000	71,584
KELLOGG CO	6% 01 Apr 2006	3,350,000	3,467,747
KOREA ASSET FUNDING	3.22% 10 Feb 2009	382,501	385,125
KOREA DEV BK	4.75% 20 Jul 2009	2,790,000	2,837,792
KRAFT FOODS INC	5.625% 01 Nov 2011	8,970,000	9,485,542
LA QUINTA PPTYS INC	7% 15 Aug 2012	30,000	31,725
LAMAR MEDIA CORP	7.25% 01 Jan 2013	157,000	169,560
LEHMAN BROTHERS HLDGS INC	2.35% 10 Nov 2009	7,340,000	7,367,915
LIBERTY MEDIA CORP NEW	3.99% 17 Sep 2006	4,110,000	4,172,173
LYONDELL CHEMICAL CO	9.625% 01 May 2007	209,000	229,900
MACDERMID INC	9.125% 15 Jul 2011	50,000	55,500
MANOR CARE INC	7.5% 15 Jun 2006	73,000	76,990
MANOR CARE INC	8% 01 Mar 2008	47,000	52,447
MEADWESTVACO CORP	2.75% 01 Dec 2005	2,280,000	2,269,883
MERRILL LYNCH + CO INC	1% 15 Jan 2015	6,220,000	6,274,788
MERRILL LYNCH MTG INVS INC	0% 25 Oct 2033	4,140,488	4,216,695
MERRILL LYNCH MTG INVS INC	0.47829% 25 Jan 2029	65,337,354	1,697,745
MERRILL LYNCH MTG INVS INC	2.883% 25 Jan 2029	3,080,307	3,078,647
MERRILL LYNCH MTG INVS INC	2.78% 25 Nov 2009	151,603	152,604
MERRILL LYNCH MTG INVS INC	1% 25 Apr 2035	5,999,994	6,003,744
MESA 2003 1 GLOBAL ISSUANCE CO	2.10125% 18 Jun 2033	2,083,303	2,083,628
MESA 2003 1 GLOBAL ISSUANCE CO	8% 18 Dec 2005	2,797,084	179,156
METROPOLITAN LIFE GLOBAL FDG	1% 15 Mar 2012	1,680,000	1,652,570
MGM MIRAGE	9.75% 01 Jun 2007	176,000	195,360
MGM MIRAGE FORMERLY GRAND INC	8.5% 15 Sep 2010	36,000	40,950
MIRAGE RESORTS INC	7.25% 15 Oct 2006	99,000	103,703
MMCA AUTO OWNER TR	2.55% 15 Feb 2007	1,389,327	1,389,111
MMCA AUTO OWNER TR	3.05% 16 Nov 2009	8,610,000	8,560,226
MOHEGAN TRIBAL GAMING AUTH	8% 01 Apr 2012	60,000	65,100
MORGAN J P COML MTG FIN CORP	6.533% 15 Jan 2030	1,052,545	1,067,915
MORGAN STANLEY	2.55625% 15 Jan 2010	7,680,000	7,716,154
MORGAN STANLEY CAP I INC	7.63% 15 Dec 2006	5,142,279	5,342,806
MORGAN STANLEY CAP I INC	7.22% 15 May 2007	6,390,644	6,793,351
MOTOROLA INC	4.608% 16 Nov 2007	2,790,000	2,841,507
NATIONAL CITY CORP	3.2% 01 Apr 2008	3,500,000	3,437,542
NATIONAL RURAL UTILS COOP FIN	6.125% 15 May 2005	2,000,000	2,025,685
NEW YORK TEL CO	6% 15 Apr 2008	1,800,000	1,912,273
NEXTEL COMMUNICATIONS INC	7.375% 01 Aug 2015	200,000	220,000
NEXTEL COMMUNICATIONS INC	5.95% 15 Mar 2014	59,000	61,065
NOMURA ASSET ACCEP CORP	4.5% 25 Nov 2034	3,500,000	163,242
NORTHROP GRUMMAN CORP	4.079% 16 Nov 2006	2,000,000	2,023,270
OCCIDENTAL PETE CORP	7.65% 15 Feb 2006	3,210,000	3,370,219
OMI TR	6% 15 Aug 2010	5,877,698	1,111,252
OMNICARE INC	8.125% 15 Mar 2011	160,000	172,000
OPTION ONE MTG SECS CORP	2.57063% 26 Jan 2010	425,230	425,418
ORION PWR HLDGS INC	12% 01 May 2010	331,000	420,370
PACIFIC ENERGY PARTNERS LP	7.125% 15 Jun 2014	90,000	95,850
PACIFIC GAS + ELEC CO	3.6% 01 Mar 2009	3,650,000	3,594,561
PANAMA REP	10.75% 15 May 2020	515,000	665,638
PANAMA REP	9.625% 08 Feb 2011	260,000	306,150
PANAMA REP	9.375% 16 Jan 2023	230,000	265,650
PANHANDLE EASTN PIPE LINE CO	4.8% 15 Aug 2008	570,000	579,740
PARAGON HOTEL FIN CO LDC	3.6% 15 Nov 2013	200,000	200,604
PEABODY ENERGY CORP	6.875% 15 Mar 2013	229,000	247,893
PEABODY ENERGY CORP	5.875% 15 Apr 2016	310,000	308,450
PEMEX PROJ FDG MASTER TR	8.5% 15 Feb 2008	10,025,000	11,263,088
PEMEX PROJ FDG MASTER TR	1% 15 Jun 2010	3,780,000	3,874,825
PENNZOIL CO	10.25% 01 Nov 2005	2,265,000	2,389,570
PERMANENT FING NO 1 PLC	4.2% 10 Jun 2007	8,370,000	8,416,027
PERMANENT FING PLC	2.53% 10 Mar 2009	5,760,000	5,760,935
PERU (REP OF)	5% 07 Mar 2017	979,440	935,365

PERU REP	8.75% 21 Nov 2033	470,000	512,300
PHILIP MORRIS COS INC	6.375% 01 Feb 2006	5,000,000	5,138,473
PHILIP MORRIS COS INC	7% 15 Jul 2005	3,615,000	3,681,799
PLAINS EXPL + PRODTN CO	7.125% 15 Jun 2014	150,000	163,500
PRIDE INTL INC DE	7.375% 15 Jul 2014	200,000	218,500
PROGRESS ENERGY INC	6.75% 01 Mar 2006	3,684,000	3,826,551
PROGRESS ENERGY INC	6.05% 15 Apr 2007	3,190,000	3,344,016
PROVIDIAN MASTER TR	2.27% 15 Apr 2009	10,000,000	9,995,145
QWEST COMMUNICATIONS INTL INC	1% 15 Feb 2009	1,910,000	1,933,875
QWEST CORPORATION	5.625% 15 Nov 2008	1,400,000	1,424,500
RENAISSANCE HOME EQUITY LN TR	0.7% 25 Mar 2005	51,243,775	167,223
RENAISSANCE HOME EQUITY LN TR	0.1% 25 Mar 2006	44,328,537	348,568
RESIDENTIAL ASSET MTG PRODS	8.5% 25 Oct 2031	2,245,943	2,340,346
RESIDENTIAL ASSET MTG PRODS	2.50063% 25 Aug 2032	1,669,380	1,669,640
RESIDENTIAL ASSET MTG PRODS	2.55% 25 Sep 2032	1,308,460	1,309,278
RESIDENTIAL ASSET MTG PRODS	4.5% 25 Jun 2033	7,116,580	217,255
RESIDENTIAL ASSET MTG PRODS IN	1.5% 25 Nov 2006	22,579,869	281,119
RESIDENTIAL ASSET SEC MTG PASS	2.0669% 25 Jun 2031	574,259	574,618
RESIDENTIAL ASSET SEC MTG PASS	2.55063% 25 Nov 2032	4,822,154	4,828,934
RESIDENTIAL ASSET SEC MTG PASS	4% 25 May 2005	8,234,664	68,175
RESIDENTIAL ASSET SEC MTG PASS	3.5% 25 Feb 2006	5,557,971	179,956
RESIDENTIAL FDG MTG SECS II	11% 25 Sep 2005	1,400,000	70,675
RESIDENTIAL FDG MTG SECS II IN	11% 25 Dec 2005	1,300,000	97,416
REYNOLDS R J TOB HLDGS INC	6.5% 01 Jun 2007	2,990,000	3,079,700
RHODIA	10.25% 01 Jun 2010	70,000	78,750
ROGERS WIRELESS INC	6.375% 01 Mar 2014	150,000	148,500
ROYAL BK SCOTLAND PLC	1% 24 Nov 2006	5,500,000	5,484,613
ROYAL KPN NV	8% 01 Oct 2010	3,300,000	3,867,202
RUSSIAN FEDERATION	8.25% 31 Mar 2010	70,000	77,595
RUSSIAN FEDERATION	5% 31 Mar 2030	10,900,000	11,216,100
SAFEWAY INC	1.64875% 01 Nov 2005	1,280,000	1,283,980
SARA LEE CORP	1.95% 15 Jun 2006	3,400,000	3,341,430
SAXON ASSET SECS TR	5.25% 25 May 2005	2,285,749	35,109
SBC COMMUNICATIONS INC	4.125% 15 Sep 2009	1,400,000	1,396,885
SEARS CR ACCOUNT MASTER TR II	6.75% 16 Sep 2009	6,550,000	6,709,656
SEMPRA ENERGY	1.74% 21 May 2008	3,290,000	3,278,650
SEQUOIA MTG TR	1% 20 Jan 2034	8,503,601	8,497,363
SHAW COMMUNICATIONS INC	8.25% 11 Apr 2010	8,000	9,100
SHAW COMMUNICATIONS INC	7.25% 06 Apr 2011	50,000	55,125
SHAW COMMUNICATIONS INC	7.2% 15 Dec 2011	104,000	114,790
SLM CORP MEDIUM TERM NTS	1% 26 Jan 2009	5,000,000	5,014,679
SMITHFIELD FOODS INC	8% 15 Oct 2009	119,000	131,793
SMITHFIELD FOODS INC	7% 01 Aug 2011	50,000	53,375
SONAT INC	6.75% 01 Oct 2007	1,000,000	1,051,250
SOUTHWEST AIRLINES CO	5.1% 01 May 2006	2,129,137	2,164,432
SP POWERASSESTS LTD GLOBAL	3.8% 22 Oct 2008	3,475,000	3,446,851
SPECIALTY UNDERWRITING + RES	0.65% 25 Jun 2034	7,527,164	22,581
SPRINT CAP CORP	4.78% 17 Aug 2006	2,200,000	2,249,738
SPRINT CAP CORP	6% 15 Jan 2007	4,500,000	4,712,398
SPRINT CAP CORP	7.9% 15 Mar 2005	4,650,000	4,702,929
SPX CORP	7.5% 01 Jan 2013	103,000	111,755
SPX CORP	6.25% 15 Jun 2011	2,000	2,110
STARWOOD HOTELS + RESORTS	7.375% 01 May 2007	210,000	223,913
STATE STREET BANK + TRUST CO D1775	SHORT TERM INVESTMENT FUND	49,304,237	49,304,237
STATION CASINOS INC	6% 01 Apr 2012	180,000	183,375
STRUCTURED ASSET SECS CORP	5% 25 Jul 2005	19,137,458	266,116
STRUCTURED ASSET SECS CORP	1% 25 Dec 2029	5,775,038	6,107,103
SUN MEDIA CORP CDA	7.625% 15 Feb 2013	85,000	92,756
TARGET CORP	7.5% 15 Feb 2005	5,000,000	5,030,391
TEEKAY SHIPPING CORP	8.875% 15 Jul 2011	241,000	279,560
TELECOM ITALIA CAP	4% 15 Jan 2010	5,510,000	5,389,917
TELEFONOS DE MEXICO S A	8.25% 26 Jan 2006	250,000	262,454
TENET HEALTHCARE CORP	9.875% 01 Jul 2014	100,000	109,000
THORNBURG MTG SECS TR	1% 25 Jun 2044	9,358,114	9,341,870
TORRENS TRUST	2.35% 15 Jul 2031	1,106,806	1,106,795
TXU CORP	6.375% 15 Jun 2006	2,570,000	2,668,174
TXU ENERGY CO LLC	1% 17 Jan 2006	925,000	927,535
TYCO INTL GROUP S A	6.375% 15 Oct 2011	3,380,000	3,731,138
U S BANCORP	3.125% 15 Mar 2008	6,770,000	6,646,580
UNILEVER CAPITAL CORP	6.875% 01 Nov 2005	5,200,000	5,366,100
UNITED STATES TREAS BDS	3.875% 15 Apr 2029	7,662,864	10,524,465
UNITED STATES TREAS NTS	3.625% 15 Jan 2008	27,527,552	29,992,127
UNITED STATES TREAS NTS	3% 15 Jul 2012	18,333,141	20,455,774

UNITED STATES TREAS NTS	2% 15 Jul 2014	8,809,446	9,090,247
UNITED STATES TREAS NTS	0.875% 15 Apr 2010	13,289,057	13,164,472
US AIRWAYS PASSTHRU TRS	6.85% 30 Jan 2018	1,291,811	1,250,196
VENTAS RLTY LTD PARTNERSHIP	8.75% 01 May 2009	120,500	135,111
VENTAS RLTY LTD PARTNERSHIP	9% 01 May 2012	40,500	47,233
VERIZON GLOBAL FDG CORP	6.75% 01 Dec 2005	2,000,000	2,067,708
VERIZON WIRELESS CAP LLC	2.415% 23 May 2005	1,940,000	1,940,751
VIACOM INC	5.625% 15 Aug 2012	3,300,000	3,513,841
VINTAGE PETE INC	8.25% 01 May 2012	357,000	393,593
WAMU	1% 25 Jun 2044	10,928,292	10,927,780
WASHINGTON MUT BK FA CHATSWORT	1% 15 Jan 2015	4,050,000	4,071,216
WASTE MGMT INC DEL	7.375% 01 Aug 2010	190,000	216,764
WELLS FARGO + CO NEW	2.59% 15 Sep 2009	3,100,000	3,105,407
WESTERN OIL SANDS INC	8.375% 01 May 2012	147,000	171,806
WESTLAKE CHEM CORP	8.75% 15 Jul 2011	35,000	39,550
WEYERHAEUSER CO	6.125% 15 Mar 2007	458,000	481,796
WEYERHAEUSER CO	6.75% 15 Mar 2012	2,470,000	2,764,647
WFS FINL 2002 2 OWNER TR	4.5% 20 Feb 2010	5,730,000	5,805,206
WILLIAMS COS INC CR LINKED	6.75% 15 Apr 2009	3,410,000	3,674,275
WMX TECHNOLOGIES INC	7% 15 Oct 2006	4,230,000	4,481,330
WORLD FINL NETWORK CR CARD MAS	1% 15 May 2012	2,250,000	2,267,930

	Sub-Total: Fund 5732 / Pimco 6 of 6		$1,112,988,911

		(c) Description of investment including maturity date,			(e) Current
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				( n / a )
			Par Value

	BANK OF AMERICA N/A	CERTIFICATE OF DEPOSIT	100,000		$100,000
	BANK OF AMERICA N/A	CERTIFICATE OF DEPOSIT	100,000		100,000
	BANK OF AMERICA N/A	CERTIFICATE OF DEPOSIT	25,000,000		25,000,000
	BSARM 2002-9 4A	*FLT* DTD 9/1/02 DUE 10/25/32	43,629		44,767
	BSARM 2004-7 1A1	*FLT* DTD 8/1/04 DUE 10/25/34	6,709,251		6,813,314
	BSARM 2003-8 2A1	*FLT* DTD 11/1/03 DUE 1/25/34	5,196,489		5,235,031
	BALTA 2003-3 1A	*FLT* DTD 9/1/03 DUE 10/25/33	7,208,616		7,161,213
	BOISE CASCADE CO-MTNA	7.315 DTD 6/18/02 DUE 6/15/09	1,000,000		1,107,665
	FED REPUBLIC OF BRAZIL	12% DTD 4/16/02 DUE 4/15/10	700,000		864,500
	FED REPUBLIC OF BRAZIL	*FLT* DTD 6/28/04 DUE 6/29/09	2,000,000		2,355,000
	CIT ROUP INC-SERIES MTN	*FLT* DTD 1/31/03 DUE 1/31/05	3,200,000		3,202,499
	CWALT 2003-J2 A1	6% DTD 9/1/03 DUE 10/25/33	1,996,057		2,025,382
	CWHL 2004-11 11A2	*FLT* DTD 6/1/04 DUE 8/25/34	2,860,581		2,887,202
	CITIBANK NEW YORK N.A.	CERTIFICATE OF DEPOSIT	10,100,000		10,100,000
	COLUMBIA-HCA HEALTHCARE 7%	DUE 7/1/07 DTD 6/30/97	170,000		178,424
	HCA INC -MTN	8.05% DTD 8/25/94 DUE 8/25/06	5,000,000		5,295,765
	DG FUNDING TRUST	PREFERRED STOCK	360		3,852,000
	DAIMLERCHRYSLER NA HLDG-MTND	*FLT* DTD 9/10/04 DUE 9/10/07	2,900,000		2,909,500
	EL PASO TERM B	*FLT* DTD 12/3/04 DUE 11/22/09	2,812,500		2,840,625
	EL PASO TERM LC	*FLT* DTD 12/2/04 DUE 11/22/09	1,687,500		1,701,739
	ENTERPRISE PRODUCTS OPER- 144A	4.0% DTD 10/04/04 DUE 10/15/07	1,700,000		1,695,850
	FGLMC POOL # C61507	7% DTD 12/1/01 DUE 12/1/31	788,569		835,751
	FED HOME LN	DICOUNT NOTE	27,800,000		27,798,378
	FED HOME LN	DICOUNT NOTE	29,500,000		29,498,197
	FED HOME LN	DICOUNT NOTE	30,400,000		30,398,311
	FEDERAL HOME LOAN BANK	DISCOUNT NOTE	1,900,000		1,892,642
	FEDERAL HOME LOAN BANK	DISCOUNT NOTE	10,100,000		10,092,888
	FEDERAL HOME LOAN BANK	DISCOUNT NOTE	10,100,000		10,092,888
	FED HOME LN	DISCOUNT NOTE	20,200,000		20,177,724
	FREDDIE MAC	DISCOUNT NOTE	10,100,000		10,097,975
	FHLMC	DISCOUNT NOTE	10,100,000		10,094,026
	FREDDIE MAC	DISCOUNT NOTE	10,100,000		10,090,557
	FREDDIE MAC	DISCOUNT NOTE	2,500,000		2,496,724
	FREDDIE MAC	DISCOUNT NOTE	6,700,000		6,684,724
	FREDDIE MAC	DISCOUNT NOTE	10,100,000		10,072,351
	FREDDIE MAC	DISCOUNT NOTE	6,700,000		6,681,659
	FREDDIE MAC	DISCOUNT NOTE	10,100,000		10,072,351
	FREDDIE MAC	DISCOUNT NOTE	3,900,000		3,889,031
	FREDDIE MAC	DISCOUNT NOTE	300,000		298,814
	FREDDIE MAC	DISCOUNT NOTE	10,100,000		10,061,157
	FREDDIE MAC	DISCOUNT NOTE	10,100,000		10,059,263
	FREDDIE MAC	DISCOUNT NOTE	10,100,000		10,059,263
	FREDDIE MAC	DISCOUNT NOTE	200,000		199,151

FEDERAL HOME LOAN MORTGAGE COR	DISCOUNT NOTE	100,000	99,548
FREDDIE MAC	DISCOUNT NOTE	300,000	298,642
FREDDIE MAC	DISCOUNT NOTE	200,000	198,823
FANNIE MAE	PREFERRED STOCK	80,100	4,535,663
FANNIE MAE	DISCOUNT NOTE	7,000,000	6,996,176
FANNIE MAE	DISCOUNT NOTE	9,500,000	9,486,647
FANNIE MAE	DISCOUNT NOTE	6,000,000	5,991,704
FANNIE MAE	DISCOUNT NOTE	100,000	99,844
FANNIE MAE	DISCOUNT NOTE	10,100,000	10,082,215
FANNIE MAE	DISCOUNT NOTE	100,000	99,825
FANNIE MAE	DISCOUNT NOTE	10,100,000	10,081,281
FANNIE MAE	DISCOUNT NOTE	1,700,000	1,696,849
FANNIE MAE	DISCOUNT NOTE	2,400,000	2,393,101
FANNIE MAE	DISCOUNT NOTE	100,000	99,712
FANNIE MAE	DISCOUNT NOTE	4,200,000	4,185,476
FANNIE MAE	DISCOUNT NOTE	10,100,000	10,061,199
FANNIE MAE	DISCOUNT NOTE	10,100,000	10,061,199
FANNIE MAE	DISCOUNT NOTE	7,500,000	7,471,219
FANNIE MAE	DISCOUNT NOTE	2,400,000	2,390,636
FANNIE MAE	DISCOUNT NOTE/	500,000	497,823
FANNIE MAE	DISCOUNT NOTE/	100,000	99,565
FANNIE MAE	DISCOUNT NOTE/	100,000	99,561
FNMA	DISCOUNT NOTE	9,400,000	9,353,820
FANNIE MAE	DISCOUNT NOTE	10,100,000	10,030,265
FNMA POOL# 254999	6.0% DTD 10/01/03 DUE 11/01/23	42,899,123	44,633,247
FNMA POOL# 606734	5.898% DTD 9/1/01 DUE 10/1/31	271,906	279,768
FNMA POOL# 649592	7.5% DTD 6/1/02 DUE 6/1/32	356,619	381,808
FNMA POOL# 653361	7.5% DTD 8/1/02 DUE 8/1/32	284,991	305,120
FNMA POOL # 655756	7.5% DTD 8/1/02 DUE 8/1/32	1,750,785	1,874,445
FNMA POOL# 659956	7.5% DTD 8/1/02 DUE 9/1/32	1,114,592	1,193,316
FNMA POOL# 661277	7.5% DTD 8/1/02 DUE 9/1/32	2,597,621	2,781,094
FNMA POOL# 661281	7.5% DTD 8/1/02 DUE 9/1/32	235,612	252,254
FNMA POOL# 661951	7.5% DTD 9/1/02 DUE 10/1/32	872,462	934,085
FNMA POOL# 663263	7.5% DTD 9/1/02 DUE 9/1/32	126,844	135,804
FNMA POOL# 664890	7.5% DTD 10/1/02 DUE 10/1/32	1,672,517	1,790,649
FNMA POOL# 666478	7.5% DTD 10/1/02 DUE 10/1/32	202,633	216,945
FNR 2001-79 BA	7% DTD 12/01/01 DUE 03/25/45	13,895,557	14,690,796
FNW 2002-W3 A3	6% DTD 4/1/02 DUE 7/25/24	2,155,076	2,169,771
FNR 2002-60 F1	*FLT* DTD 8/25/02 DUE 6/25/32	1,616,611	1,619,387
FNR 2002-80 A1	6.5% DTD 10/1/02 DUE 11/25/42	6,765,022	7,073,676
FNR 2003-7 A1	6.5% DTD 1/1/03 DUE 12/25/42	10,348,156	10,820,290
FNR 2003-18 A1	6.5% DTD 2/01/03 DUE 12/25/42	6,781,347	7,090,746
FNR 2003-116 FA	*FLT* DTD 10/25/03 DUE11/25/33	22,096,579	22,217,014
FNW 2004-W2 1A3F	*FLT* DTD 2/25/04 DUE 2/25/44	7,327,731	7,302,587
FSPC T-59 1A3	7.5% DTD 2/1/04 DUE 10/25/43	21,006,729	22,573,053
FHR 2794 JT	6% DTD 05/01/04 DUE 10/15/32	7,939,197	8,062,566
FNMA POOL# 709060	5% DTD 6/1/03 DUE 6/1/18	202,015	205,442
FNMA POOL# 785291	*ADJ* DTD 6/1/04 DUE 6/1/19	14,419,400	14,527,590
FNMA POOL# 800171	5.0% DTD 11/1/04 DUE 12/1/34	10,099,687	10,342,033
FFML 2003-FF5 A2	*FLT* DTD 12/1/03 DUE 3/25/34	6,593,429	6,565,768
FORD MOTOR CREDIT CO.	COMMERCIAL PAPER	10,000,000	9,932,100
GNMA POOL# 357994	7.5% DTD 9/1/93 DUE 9/15/23	21,295	23,026
GNMA POOL# 361507	7.5% DTD 11/1/93 DUE 11/15/23	9,731	10,522
GNMA POOL# 364752	7.5% DTD 11/1/93 DUE 11/15/23	4,453	4,815
GOV’T NAT’L MTG ASSN	PL 341870 7.5% DUE 4/15/23	27,087	29,289
GENERAL ELEC CAPT CORP	COMMERCIAL PAPER	2,700,000	2,690,604
GENERAL ELEC CAPT CORP	COMMERCIAL PAPER	27,700,000	27,555,960
GMAC	DUE 7/15/05 7.5%	5,100,000	5,205,060
GMAC	COMMERCIAL PAPER	6,600,000	6,565,993
GENL MOTORS ACCEPT CORP - MTN	*FLT* DTD 5/19/03 DUE 5/19/05	1,400,000	1,406,570
GENL MOTORS ACCEPT CORP-MTN	*FLT* DTD 10/20/03 DUE10/20/05	4,850,000	4,867,877
GENL MOTORS ACCEPT CORP-MTN	*FLT* DTD 2/18/04 DUE 5/18/06	950,000	945,605
GENL MOTORS ACCEPT CORP	*FLT* DTD 8/20/04 DUE 3/20/07	4,100,000	4,038,463
GOLDEN ST TOB SECURITIZATION	5% DTD 01/29/03 DUE 06/01/21	1,230,000	1,235,916
GOLDMAN SACHS GROUP INC	*FLT* DTD 7/23/04 DUE 7/23/09	5,000,000	5,016,585
HARRAS OPERATING CO INC	7.5% DTD 1/20/99 DUE 1/15/09	2,091,000	2,317,131
HOME OWNERSHIP FUNDING CORP	13.331% PREFERRED STOCK	8,000	3,052,248
LENFEST COMM	8.375% DTD 11/14/95 DUE 11/1/5	3,000,000	3,126,174
MGM MIRAGE INC	7.25% DD 10/30/96 DUE 10/15/06	3,000,000	3,142,500
MIRAGE RESORTS INC.	6.75% DTD 8/05/97 DUE 8/01/07	3,648,000	3,830,400
NAA 2004-R1 A2	7.5% DTD 1/1/04 DUE 3/25/34	18,191,050	19,504,225
PG&E CORP	*FLT* DTD 3/23/04 DUE 4/3/06	2,600,000	2,602,137
REPUBLIC OF PANAMA	9.625% DTD 2/8/01 DUE 2/8/11	4,250,000	5,015,000

RABOBANK USA FINL CORP	COMMERCIAL PAPER	25,200,000	25,196,962
RABOBANK USA FINANCIAL CORP	COMMERCIAL PAPER	5,100,000	5,092,744
RMF 1997-1 B	6.872% DTD 7/1/97 DUE 1/15/19	5,323,000	5,313,109
REGAL 1999-1 A	*FLT* DTD 7/1/99 DUE 9/29/31	3,167,530	3,117,778
RAMP 2004-RS9 AI1 1MLIB+18	*FLT* DTD 9/29/04 DUE 12/25/23	1,664,960	1,665,371
SACO 2004-1 A1	*FLT* DTD 6/30/04 DUE 2/25/28	2,565,193	2,565,193
SMALL BUSINESS ADMIN -SINKALBE	8.5% DTD 1/11/95 DUE 1/01/15	1,983,688	2,134,113
SMALL BUSINESS ADMIN - 95-B	8.15% DTD 2/15/95 DUE 2/1/15	424,027	455,102
SBIC 2001-P10A 1	6.64% DTD 2/21/01 DUE 2/10/11	7,040,959	7,463,337
SAIL 2004-2 3A1	1.95% DTD 2/25/04 DUE 3/25/34	1,657,121	1,657,153
SASC 2001-9 5A1	7.5% DTD 6/1/01 DUE 7/25/16	332,362	332,362
TXU ENERGY CO-144A	*FLT* DTD 7/14/04 DUE 1/17/06	1,900,000	1,905,204
UBS FINANCE	COMMERCIAL PAPER	27,800,000	27,796,633
UNITED AIRLINES-97 A	*FLT* DTD 12/23/97 DUE3/2/49	2,243,846	1,913,395
US TREASURY BILL		170,000	169,375
US TREASURY BILL		160,000	159,409
US TREASURY BILL		500,000	497,714
US TREASURY BILL		315,000	313,553
US TREASURY BILL		1,160,000	1,154,671
US TREASURY BILL		300,000	298,622
US TREASURY BILL		285,000	283,723
US TREASURY BILL		810,000	806,372
US TREASURY BILL		800,000	796,408
US TREASURY BILL		500,000	497,792
US TREASURY BILL		170,000	169,292
US TREASURY BOND	8.50% DTD 2/15/90 DUE 2/15/20	36,400,000	51,372,339
TSY INFL IX N/B	3.375% DTD 1/15/97 DUE 1/15/07	4,818,800	5,103,601
TSY INFL IX N/B	3.625% DTD 1/15/98 DUE 1/15/08	23,510,656	25,609,170
TSY INFL IX N/B	2.0% DTD 7/15/04 DUE 7/15/14	36,351,622	37,504,659
TSY INFL IX N/B	0.875% DTD 10/15/04DUE 4/15/10	24,280,991	24,044,810
REPUBLIC OF BRAZIL - NMB L	FR DTD 4/15/94 DUE 4/15/9	52,944	52,325
FED REPUBLIC OF BRAZIL -20YR	8.0% DTD 4/15/94 DUE 4/15/14	5,682,073	5,813,329
FED REPUBLIC OF BRAZIL -18YR	*FLT* DTD 4/15/94 DUE 4/15/12	705,888	672,358
ITALY EUROYEN NTS NCL	3.75 DTD 6/8/95 DUE 6-08-05	662,000,000	6,561,391
REPUBLIC OF ITALY	3.8% DTD 4/3/96 DUE 3/27/2008	687,000,000	7,451,734
BUNDESOBLIGATION	4.25% DTD 11/17/99 DUE 2/18/05	7,200,000	9,810,254
GLD SWAPTION 5.50% REC	EXPIRE 1/07/05 STRIKE 5.50	(11,000)	(78,716)
GLD SWAPTION 7.00% REC	EXPIRE 1/07/2005 STRIKE 7	(11,000)	(0)
LEH SWAPTION 4.50% REC	EXPIRE 09/02/05 STRIKE 4.50	(130,000)	(235,690)
LEH SWAPTION 6.50% REC	EXPIRE 09/02/05 STRIKE 6.50	(130,000)	(8,645)
US 10YR FUT OPTN MAR05C	EXPIRES: 2/18/05 STRIKE: 114	(14)	(3,281)
US 10YR FUT OPTN MAR05C	EXPIRES: 2/18/05 STRIKE: 114	(73)	(17,109)
US 10YR FUT OPTN MAR05C	EXPIRES: 2/18/05 STRIKE: 114	(133)	(31,172)
US 10YR FUT OPTN MAR05C	EXPIRE: 2/18/05 STRIKE: 113	(22)	(11,000)
US 10 YR FUT OPTN MAR05P	EXPIRE 02/19/05 STRIKE 108	(73)	(6,844)
US 10 YR FUT OPTN MAR05P	EXPIRE 02/19/05 STRIKE 108	(14)	(1,313)
US 10 YR FUT OPTN MAR05P	EXPIRE 02/19/05 STRIKE 108	(133)	(12,469)
US 10 YR FUT OPTN MAR05P	EXPIRE 02/19/05 STRIKE 108	(22)	(2,063)

	Sub-Total: Fund 585 / Mass Mutual Insurance 1 of 1		$991,025,605

	Sub Total: Stable Value Fund-Investment Contracts (7 funds)		$5,751,402,037

	Wrapper Value		$(274,238,340)

	Other Assets / Liabilities - Net		$(286,598,413)

	TOTAL : Stable Value Fund-Investment Contracts (7 funds)		$5,190,565,284

n / a - Cost is not applicable